     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 1996
                                                      REGISTRATION NO. 33-
- ------------------------------------------------------------------------
- ------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                KC UNITED CORP.
             (Exact name of registrant as specified in its charter)

                       ----------------------------------

           DELAWARE                    4911, 4924, 4932            43-1738025
 (State or Other Jurisdiction         (Primary Standard         (I.R.S. Employer
     of Incorporation or                  Industrial             Identification
        Organization)                Classification Code            Number)
                                           Number)

                                  1201 Walnut
                          Kansas City, Missouri 64106
                                 (816) 556-2200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                A. DRUE JENNINGS
                             RICHARD C. GREEN, JR.
                                KC United Corp.
                                  1201 Walnut
                          Kansas City, Missouri 64106
                                 (816) 556-2200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                       ----------------------------------

                        COPIES OF ALL CORRESPONDENCE TO:

       NANCY A. LIEBERMAN, ESQ.                  DENNIS P. WILBERT, ESQ.
 Skadden, Arps, Slate, Meagher & Flom       Blackwell Sanders Matheny Weary &
           919 Third Avenue                           Lombardi L.C.
       New York, New York 10022                    Two Pershing Square
            (212) 735-3000                     2300 Main Street, Suite 1100
                                               Kansas City, Missouri 64108
                                                      (816) 274-6800

                         ------------------------------

    Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the registration statement becomes effective, the Merger Agreement (as defined herein) is approved and adopted by the shareholders of Kansas City Power & Light Company ("KCPL") and the stockholders of UtiliCorp United Inc. ("UCU"), and all conditions prerequisite to the Merger (as defined herein) have been satisfied or waived.

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF SECURITIES                  AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING
                      TO BE REGISTERED                            REGISTERED             UNIT               PRICE
Common Stock, par value $0.01 per share......................   121,000,000(1)           (2)          $3,102,936,077(2)
Preferred Stock (Cumulative), $2.05 Series...................    1,000,000(1)            (2)           $  25,625,000(2)
Total........................................................

              TITLE OF EACH CLASS OF SECURITIES                    AMOUNT OF
                      TO BE REGISTERED                          REGISTRATION FEE
Common Stock, par value $0.01 per share......................         (3)
Preferred Stock (Cumulative), $2.05 Series...................         (3)
Total........................................................     $423,693(3)

(1) The amount of common stock, par value $0.01 per share, of KC United Corp. ("Newco Common Stock") has been calculated based on the exchange ratios in the Merger of one share of Newco Common Stock for each outstanding share of common stock, no par value, of KCPL ("KCPL Common Stock") and 1.096 shares of Newco Common Stock for each outstanding share of common stock, $1.00 par value, of UCU ("UCU Common Stock"). The amount of preferred stock (cumulative), $2.05 Series of KC United Corp. ("Newco Preferred Stock") has been calculated based on the exchange ratio in the Merger of one share of Newco Preferred Stock for each outstanding share of preference stock (cumulative), $2.05 Series of UCU ("UCU Preferred Stock").

(2) Estimated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended (the "Securities Act"). With regard to Newco Common Stock, the Proposed Maximum Aggregate Offering Price is based upon the market value of the 62,061,588 shares of KCPL Common Stock expected to be outstanding immediately prior to the closing of the Merger (at $25.19 per share, which is the average of the high and low sales prices of KCPL Common Stock as reported on the New York Stock Exchange ("NYSE") on March 28, 1996) and the market value of the 53,775,923 shares of UCU Common Stock expected to be outstanding immediately prior to the closing of the Merger (at $28.63 per share, which is the average of the high and low sales prices of UCU Common Stock as reported on the NYSE on March 28, 1996). Such shares of KCPL Common Stock and UCU Common Stock are to be converted in the Merger into 121,000,000 shares of Newco Common Stock. With regard to the Newco Preferred Stock, the Proposed Maximum Aggregate Offering Price is based upon the market value of the 1,000,000 shares of UCU Preferred Stock expected to be outstanding immediately prior to the closing of the Merger (at $25.63 per share, which is the average of the high and low sales prices as reported on the NYSE on March 28, 1996).

(3) A fee of $655,123 was paid on February 21, 1996 pursuant to Rule 14a-6 and Rule 0-11 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in respect of the Merger upon the filing by KCPL and UCU of preliminary proxy statement materials relating thereto. Pursuant to Rule 457(b) under the Securities Act and Rule 0-11 and Section 14(g)(1)(B) of the Exchange Act, the amount of such previously paid fee may be credited against the registration fee payable in connection with this filing. Accordingly, only $423,693 of the total registration fee of $1,078,816 is required to be paid with this Registration Statement. Such amount has been calculated as follows: (x) the sum of (i) 1/29 of one percent of the average of the reported high and low sales prices of the KCPL Common Stock on the NYSE on March 28, 1996 multiplied by 62,061,588, the maximum number of shares of KCPL Common Stock which may be converted in the Merger, (ii) 1/29 of one percent of the average of the reported high and low sales prices of the UCU Common Stock on the NYSE on March 28, 1996, multiplied by 53,775,923, the maximum number of shares of UCU Common Stock which may be converted in the Merger and (iii) 1/29 of one percent of the average of the reported high and low sales prices of UCU Preferred Stock on the NYSE on March 28, 1996 multiplied by 1,000,000, the maximum number of shares of UCU Preferred Stock which may be converted in the Merger, reduced by (y) $655,123, which is the fee previously paid on February 21, 1996 by KCPL and UCU in respect of their preliminary proxy statement materials.
                       ----------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- ------------------------------------------------------------------------
- ------------------------------------------------------------------------

                                KC UNITED CORP.
                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                FORM S-4 ITEM NUMBER AND CAPTION                      LOCATION IN JOINT PROXY STATEMENT/PROSPECTUS
- ----------------------------------------------------------------  -----------------------------------------------------
       A.  INFORMATION ABOUT THE TRANSACTION

       1.  Forepart of Registration Statement and Outside Front
            Cover Page of Prospectus............................  Facing Page of Registration Statement;
                                                                   Cross-Reference Sheet; Outside Front Cover Page

       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Available Information; Incorporation of Certain
                                                                   Documents by Reference; Table of Contents

       3.  Risk Factors, Ratio of Earnings to Fixed Charges, and
            Other Information...................................  Summary of Joint Proxy Statement/ Prospectus;
                                                                   Selected Historical and Pro Forma Data

       4.  Terms of the Transaction.............................  Summary of Joint Proxy Statement/ Prospectus; The
                                                                   Merger; The Merger Agreement; Description of Newco
                                                                   Capital Stock; Comparison of Stockholders' Rights;
                                                                   Approval of Newco Plans

       5.  Pro Forma Financial Information......................  Unaudited Pro Forma Combined Financial Information

       6.  Material Contacts with the Company Being Acquired....  Summary of Joint Proxy Statement/ Prospectus; The
                                                                   Merger; The Merger Agreement; Selected Information
                                                                   Concerning KCPL and UCU

       7.  Additional Information Required for Reoffering by
            Persons and Parties Deemed to be Underwriters.......                            *

       8.  Interests of Named Experts and Counsel...............  Opinion of KCPL's Financial Advisor; Opinion of UCU's
                                                                   Financial Advisor; Experts; Legal Matters

       9.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................                            *

       B.  INFORMATION ABOUT THE REGISTRANT

      10.  Information with Respect to S-3 Registrants..........                            *

      11.  Incorporation of Certain Information by Reference....                            *

      12.  Information with Respect to S-2 or S-3 Registrants...                            *

      13.  Incorporation of Certain Information by Reference....                            *

      14.  Information with Respect to Registrants Other Than
            S-3 or S-2 Registrants..............................  Incorporation of Certain Documents by Reference;
                                                                   Summary of Joint Proxy Statement/Prospectus;
                                                                   Selected Historical and Pro Forma Data; The Merger;
                                                                   Description of Newco Capital Stock; Comparison of
                                                                   Stockholders' Rights; Unaudited Pro Forma Combined
                                                                   Financial Information; Approval of Newco Plans;
                                                                   Description of Newco

       C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

      15.  Information with Respect to S-3 Companies............  Incorporation of Certain Documents by Reference;
                                                                   Selected Historical and Pro Forma Data; Unaudited
                                                                   Pro Forma Combined Financial Information; Selected
                                                                   Information Concerning KCPL and UCU

      16.  Information with Respect to S-2 or S-3 Companies.....                            *

      17.  Information with Respect to Companies Other Than S-3
            or S-2 Companies....................................                            *

       D.  VOTING AND MANAGEMENT INFORMATION.

      18.  Information if Proxies, Consents or Authorizations
            are to be Solicited.................................  Outside Front Cover Page; Incorporation of Certain
                                                                   Documents by Reference; Summary of Joint Proxy
                                                                   Statement/Prospectus; Meetings, Voting and Proxies;
                                                                   The Merger; Selected Information Concerning KCPL and
                                                                   UCU; Ownership of Voting Stock; Description of
                                                                   Newco; Compensation Committee Report on Executive
                                                                   Compensation

                                                                  ** Proposals of Shareholders; Election of KCPL
                                                                   Directors; Committees and Meetings of the KCPL
                                                                   Board; Information Concerning the KCPL Board;
                                                                   Compensation of Executive Officers; Options and
                                                                   Stock Appreciation Rights; Benefit Plans; Voting
                                                                   Securities and Voting; Solicitation and Revocation
                                                                   of Proxies

                                                                  *** Proposals of Stockholders; Proposal to Approve
                                                                   the Amendment and Restatement of UCU's 1986 Stock
                                                                   Incentive Plan; Voting Securities and Principal
                                                                   Stockholders; Election of UCU Directors; Information
                                                                   with Respect to UCU Directors; Option Grants in Last
                                                                   Fiscal Year; Option Exercises in Last Fiscal Year
                                                                   and Fiscal Year-End Values; Fiscal Year-End Option
                                                                   Values; Summary Compensation Table; Long-Term
                                                                   Incentive Plans -- Awards in Last Fiscal Year

      19.  Information if Proxies, Consents or Authorizations
            are not to be Solicited or in an Exchange Offer.....                            *

- ------------------------

*   Inapplicable or the answer is negative.

** Information in this section will only be included in the Joint Proxy Statement/Prospectus sent to KCPL shareholders.

*** Information in  this  section will  only  be  included in  the  Joint  Proxy
    Statement/Prospectus sent to UCU stockholders.

                                       []

                                                                  April   , 1996

Dear Shareholder:

We are pleased to invite you to join us at the Annual Meeting of Shareholders of Kansas City Power & Light Company. This meeting will be held at 10 a.m. on Wednesday, May 22, 1996 at the Nelson-Atkins Museum of Art, 4525 Oak Street, Kansas City, Missouri. At this meeting, you will be asked to vote on proposals relating to the strategic business combination between your Company and UtiliCorp United Inc. ("UCU") and certain other proposals.

Your Board believes that this "merger of equals" will create a combined enterprise that will be well-positioned for an increasingly competitive energy environment. KCPL and UCU will be merged into a new company currently called KC United Corp. Strategic advantages that KC United Corp. will possess include substantial operating efficiencies, increased ability to diversify operations and grow in a prudent manner, and superior marketing skills. KC United Corp. will also enjoy greater opportunities for earnings and dividend growth through the combination of KCPL's and UCU's equity, management, human resources and technical expertise.

Upon completion of the merger, each share of KCPL common stock you own will be exchanged for one share of KC United Corp. common stock. Holders of UCU common stock will receive 1.096 shares of KC United Corp. common stock in exchange for each share of UCU common stock they own. KCPL shareholders and UCU stockholders will own approximately 55% and 45%, respectively, of the outstanding shares of KC United Corp. common stock based upon the capitalization of KCPL and UCU on the date of the merger agreement. Your Board has received the written opinion from its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated the date hereof, to the effect that the exchange ratio is fair to the holders of KCPL common stock from a financial point of view.

This strategic business combination is subject to your approval as well as the approval of UCU stockholders. The combination is also subject to certain regulatory approvals and other conditions. If all required approvals are received, it is presently anticipated that the transaction will be effective in the second quarter of 1997.

You will also be asked to approve certain stock incentive and management incentive compensation plans of KC United Corp. The incentive plans are intended to replace comparable existing KCPL and UCU plans and will provide management with incentives linked to the profitability of KC United Corp.'s businesses and increases in shareholder value. In addition, KCPL shareholders will be asked to elect nine directors to hold office for a term of one year and until their successors have been duly elected and qualified. Shareholders will also be asked to approve your Board's selection of the Company's independent auditors.

Each of the proposals is more fully described in the accompanying Notice of Annual Meeting and Joint Proxy Statement/Prospectus and its various attachments. I encourage you to study these materials carefully.

YOUR BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MATTERS TO BE VOTED UPON AND BELIEVES THAT THEY ARE IN THE BEST INTERESTS OF KCPL AND ITS SHAREHOLDERS AND RECOMMENDS, BY A UNANIMOUS VOTE OF THOSE DIRECTORS PRESENT, THAT SHAREHOLDERS VOTE "FOR" EACH OF THE PROPOSALS DESCRIBED IN THE ATTACHED NOTICE OF ANNUAL MEETING AND JOINT PROXY STATEMENT/PROSPECTUS.

BECAUSE A TWO-THIRDS SUPERMAJORITY VOTE OF ALL OUTSTANDING SHARES OF KCPL COMMON STOCK ENTITLED TO VOTE IS REQUIRED TO APPROVE THE MERGER, YOUR VOTE IS VERY IMPORTANT. PLEASE KEEP IN MIND THAT UNDER MISSOURI LAW, THE FAILURE TO VOTE, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES CAST AGAINST APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. THEREFORE, TO ENSURE YOUR SHARES WILL BE REPRESENTED AT THE

MEETING, WHETHER OR NOT YOU PLAN TO ATTEND, I URGE YOU TO PROMPTLY COMPLETE AND MAIL YOUR PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU DO ATTEND AND WISH TO VOTE IN PERSON, YOU CAN REVOKE YOUR PROXY BY GIVING WRITTEN NOTICE TO THE SECRETARY OF KCPL OR BY CASTING YOUR BALLOT.

Holders of KCPL common stock are entitled to dissenters' rights, as described in the accompanying Joint Proxy Statement/Prospectus. A shareholder who wishes to dissent from the merger must not vote "FOR" adoption of the merger and must comply with the other procedural requirements described in the accompanying Joint Proxy Statement/Prospectus. If no instructions are indicated on a signed proxy, such proxy (unless revoked) will be voted "FOR" the merger and each of the other proposals.

The other directors and I look forward to meeting you at the Annual Meeting. In the meantime, please review the Joint Proxy Statement/Prospectus and take advantage of your right to vote.

                                          Sincerely,
                                          Drue Jennings
                                          CHAIRMAN OF THE BOARD, PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

                       KANSAS CITY POWER & LIGHT COMPANY
                                  1201 WALNUT
                          KANSAS CITY, MISSOURI 64106
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 22, 1996
                             ---------------------

    Notice is hereby given that the Annual Meeting of Shareholders of Kansas City Power & Light Company ("KCPL") will be held at the Nelson-Atkins Museum of Art, 4525 Oak Street, Kansas City, Missouri, on Wednesday, May 22, 1996,
commencing at 10:00 a.m., local time (the "Meeting"). At the Meeting, shareholders will be asked to consider and vote upon the following matters, which are more fully described in the accompanying Joint Proxy Statement/Prospectus:

    1. A proposal to approve and adopt (A) the Agreement and Plan of Merger, dated as of January 19, 1996 (the "Merger Agreement"), by and among KCPL, UtiliCorp United Inc., a Delaware corporation ("UCU"), and KC United Corp., a Delaware corporation ("Newco"), providing for the merger of each of KCPL and UCU with and into Newco, with Newco surviving (the "Merger"), and (B) the Merger, pursuant to which (i) each outstanding share of common stock, no par value, of KCPL ("KCPL Common Stock"), other than any shares owned by KCPL, UCU, Newco or any of their wholly-owned subsidiaries (which shares will be cancelled in the Merger), shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of Newco ("Newco Common Stock"),
       (ii) each outstanding share of common stock, par value $1.00 per share, of UCU, other than any shares owned by KCPL, UCU, Newco or any of their wholly-owned subsidiaries (which shares will be cancelled in the Merger), shall be converted into and become 1.096 fully paid and nonassessable shares of Newco Common Stock, and (iii) if the consummation of the Merger shall occur before March 1, 1997, each outstanding share of UCU preference stock (cumulative), $2.05 Series, shall be converted into one share of preferred stock (cumulative), $2.05 Series, of Newco, provided that if the consummation of the Merger shall occur after March 1, 1997, such preferred stock of UCU shall be redeemed by UCU prior to or as of the effective time of the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus.

    2. A proposal to approve the Newco Stock Incentive Plan, a copy of which is attached as Annex F to the accompanying Joint Proxy Statement/Prospectus.

    3. A proposal to approve the Newco Management Incentive Compensation Plan, a copy of which is attached as Annex G to the accompanying Joint Proxy Statement/Prospectus.

    4. A proposal to elect nine directors to hold office for a term of one year and until their successors have been duly elected and qualified.

    5. A proposal to ratify and approve the Board of Directors' appointment of Coopers & Lybrand, L.L.P. as independent public accountants for 1996; and

    6. Such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

    Shareholders of record at the close of business on April 3, 1996 will be entitled to notice of and to vote at the Meeting or at any adjournment or postponement thereof. Approval of the Merger Agreement and the Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of KCPL Common Stock entitled to vote. Shareholders are entitled to vote cumulatively for the election of directors, and the election of each director shall be decided by plurality vote. Approval of each of the other proposals requires the affirmative vote of a majority of the holders of the shares of KCPL Common Stock present at the Meeting.

    Approval of the Merger Agreement and the Merger is a condition to the consummation of the Merger. The consummation of the Merger is also subject to the approval of the holders of UCU common stock, certain required regulatory approvals and other conditions. If approved by the shareholders, the Newco Stock Incentive Plan and the Newco Management Incentive Compensation Plan will only be implemented if the transactions contemplated by the Merger Agreement are consummated. Holders of KCPL Common Stock are entitled to dissenters' rights, as described in the accompanying Joint Proxy Statement/Prospectus.

    YOUR BOARD OF DIRECTORS HAS, BY A UNANIMOUS VOTE OF THOSE DIRECTORS PRESENT, APPROVED OF THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER, FOR APPROVAL OF THE NEWCO STOCK INCENTIVE PLAN AND THE NEWCO MANAGEMENT INCENTIVE COMPENSATION PLAN AND FOR EACH OF THE OTHER PROPOSALS CONTAINED HEREIN.

                                          By Order of the Board of Directors
                                          Jeanie Sell Latz
                                          SECRETARY

Kansas City, Missouri
April   , 1996

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY USING THE ENCLOSED, SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

                                     [LOGO]

                                                                  April   , 1996

Dear UtiliCorp United Inc. Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of UtiliCorp United Inc. ("UCU") which will be held at the Kansas City Marriott Downtown, 200 W. 12th Street, Kansas City, Missouri, on Wednesday, May 22, 1996, commencing at 2:00 p.m., local time. At this important meeting, holders of common stock of UCU will be asked to consider and to vote on a proposal relating to the strategic business combination (the "Merger") between UCU and Kansas City Power & Light Company ("KCPL") and certain other proposals.

Your Board believes that this "merger of equals" will create a combined enterprise that will be well-positioned for an increasingly competitive energy environment. The combined enterprise will be called KC United Corp. ("Newco"). Strategic advantages that Newco will possess include substantial operating efficiencies, increased ability to diversify operations and greater financial stability. Newco will also enjoy greater opportunities for earnings and dividend growth through the combination of UCU's and KCPL's equity, management, human resources and technical expertise.

Upon completion of the Merger, each share of UCU common stock you own will represent the right to receive 1.096 shares of Newco common stock and each share of UCU preference stock you own will represent the right to receive 1.0 share of a corresponding series of Newco preferred stock, unless the Merger is not consummated by March 1, 1997, in which case the preference stock of UCU will be redeemed. KCPL common shareholders will receive 1.0 share of Newco common stock in exchange for each share of KCPL common stock they own. The holders of UCU common stock and the holders of KCPL common stock will own approximately 45% and 55%, respectively, of the outstanding shares of Newco common stock based upon the capitalization of UCU and KCPL on the date of the merger agreement. Your Board has received a written opinion from its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation, dated as of the date hereof, to the effect that the exchange ratio is fair, from a financial point of view, to the holders of UCU common stock.

This strategic business combination is subject to your approval as well as the approval of KCPL shareholders. The combination is also subject to certain required regulatory approvals and other conditions. If all required approvals are received, it is presently anticipated that the transaction will be effective in the second quarter of 1997. Under Delaware law, you do not have dissenters' rights of appraisal with respect to the Merger.

You will also be asked to approve (1) amendments to the existing UCU stock option plan, which will remain in place pending consummation of the Merger and
(2) certain stock incentive and management incentive compensation plans of Newco to be implemented only if the Merger is consummated. In addition, stockholders will be asked to elect three directors to hold office for three years, and until their successors have been duly elected and qualified.

Each of these proposals is more fully described in the accompanying Notice and Joint Proxy Statement/Prospectus and its various attachments. I encourage you to study these materials carefully. This is an important transaction that requires many issues to be considered and agreed upon.

YOUR BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MATTERS TO BE VOTED UPON AND BELIEVES THAT THEY ARE IN THE BEST INTERESTS OF UCU AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE PROPOSALS DESCRIBED IN THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS.

BECAUSE A MAJORITY VOTE OF ALL OUTSTANDING SHARES OF UCU COMMON STOCK IS REQUIRED TO APPROVE THE MERGER, YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU HOLD. UNDER DELAWARE LAW, THE FAILURE TO VOTE, ABSTENTIONS AND BROKER
NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES CAST AGAINST APPROVAL OF THE MERGER. TO ENSURE YOUR SHARES WILL BE REPRESENTED AT THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND, I URGE YOU TO PROMPTLY COMPLETE AND MAIL YOUR PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. You may cancel your proxy by voting in person, by written notice to UCU's Corporate Secretary or by delivery of a later dated proxy, in each case prior to the closing of the polls for voting at the meeting.

Sincerely,
RICHARD C. GREEN, JR.
CHAIRMAN OF THE BOARD AND
CHIEF EXECUTIVE OFFICER

                             UTILICORP UNITED INC.
                                911 MAIN STREET
                          KANSAS CITY, MISSOURI 64105

To the Stockholders of UtiliCorp United Inc.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of the stockholders of UtiliCorp United Inc. ("UCU"), a Delaware corporation, will be held at the Kansas City Marriott Downtown, 200 W. 12th Street, Kansas City, Missouri, on Wednesday, May 22, 1996, commencing at 2:00 p.m., local time (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters, which are more fully described in the accompanying Joint Proxy Statement/ Prospectus:

    1. A proposal to approve the Agreement and Plan of Merger, dated as of January 19, 1996 (the "Merger Agreement"), by and among UCU, Kansas City Power & Light Company, a Missouri corporation ("KCPL"), and KC United Corp. ("Newco"), a Delaware corporation, a copy of which is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus;

    2. A proposal to approve the Newco Stock Incentive Plan, a copy of which is attached as Annex F to the accompanying Joint Proxy Statement/Prospectus;

    3. A proposal to approve the Newco Management Incentive Compensation Plan, a copy of which is attached as Annex G to the accompanying Joint Proxy Statement/Prospectus;

    4. The election of three Directors of UCU to hold office for three years, and until their successors have been duly elected and qualified;

    5.   A  proposal  to approve  the  UCU's  Amended and  Restated  1986  Stock
       Incentive Plan, a copy of which is attached as Annex K to the accompanying Joint Proxy Statement/Prospectus; and

    6. Such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

    Stockholders of record at the close of business on April 3, 1996 will be entitled to notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof. Approval of the Merger Agreement, which is a condition to the consummation of the transactions contemplated by the Merger Agreement, requires the affirmative vote of the holders of a majority of the outstanding shares of UCU common stock. The UCU stockholders are not entitled to dissenters' rights.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND FOR EACH OF THE OTHER PROPOSALS CONTAINED HEREIN.

                                          By Order of the Board of Directors
                                          Dale J. Wolf
                                          VICE PRESIDENT FINANCE, TREASURER AND
                                          SECRETARY
April   , 1996

    YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY USING THE ENCLOSED, SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             JOINT PROXY STATEMENT
                                       OF

     KANSAS CITY POWER              AND     UTILICORP UNITED INC.
      & LIGHT COMPANY

                            ------------------------

                                   PROSPECTUS
                                       OF
                                KC UNITED CORP.
                                ---------------

    This Joint Proxy Statement/Prospectus relates to (i) the proposed merger (the "Merger") and certain related transactions contemplated by the Agreement and Plan of Merger, dated as of January 19, 1996 (the "Merger Agreement"), by and among Kansas City Power & Light Company, a Missouri corporation ("KCPL"), UtiliCorp United Inc., a Delaware corporation ("UCU"), and KC United Corp., a Delaware corporation ("Newco"), and (ii) the election of directors of each company by their respective stockholders and certain other matters. Upon consummation of the Merger pursuant to the Merger Agreement, the separate corporate existence of each of KCPL and UCU will cease and Newco will be the surviving corporation. Pursuant to the Merger Agreement, KCPL and UCU are permitted to change the name of Newco before the effective time of the Merger (the "Effective Time").

    The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement, as a result of which (i) each outstanding share of common stock, no par value, of KCPL ("KCPL Common Stock"), other than any shares owned by KCPL, UCU, Newco or any of their wholly-owned subsidiaries (which shares will be cancelled), will be cancelled and converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of Newco ("Newco Common Stock") and (ii) each outstanding share of common stock, par value $1.00 per share, of UCU ("UCU Common Stock"), other than any shares owned by KCPL, UCU, Newco or any of their wholly-owned subsidiaries (which shares will be cancelled), will be cancelled and converted into 1.096 fully paid and nonassessable shares of Newco Common Stock. No fractional shares of Newco Common Stock will be issued and any stockholder who would otherwise be entitled to receive a fractional share of Newco Common Stock will instead be entitled to receive a cash payment therefor. Based on the number of shares outstanding as of the date of the Merger Agreement, the holders of KCPL Common Stock and the holders of UCU Common Stock will hold in the aggregate approximately 55% and 45%, respectively (assuming no KCPL shareholders demand and perfect their dissenters' rights), of the total number of shares of Newco Common Stock outstanding immediately after the Effective Time. See "THE MERGER AGREEMENT -- The Merger."

    In addition, if the Effective Time occurs before March 1, 1997, each outstanding share of UCU's preference stock (cumulative), $2.05 Series ("UCU Preferred Stock") will be cancelled and converted into one share of preferred stock (cumulative), $2.05 Series, of Newco ("Newco Preferred Stock"). Any Newco Preferred Stock issued in the Merger will have an equal stated dividend and like rights, privileges, qualifications and restrictions as the UCU Preferred Stock. In the event that the Effective Time has not occurred by March 1, 1997 (the first date on which the UCU Preferred Stock may be redeemed pursuant to the Certificate of Designation for the UCU Preferred Stock) or in the event that it becomes apparent that the Effective Time will not occur by March 1, 1997, the Merger Agreement obligates UCU to call for redemption the UCU Preferred Stock at or prior to the Effective Time. In such event, the redemption price will be $25.00 per share of UCU Preferred Stock plus all dividends accrued and unpaid through the redemption date. See "COMPARISON OF STOCKHOLDER RIGHTS -- Comparison of Rights of Holders of Preferred Stock" and "THE MERGER AGREEMENT -- The Merger."

    KCPL has agreed under the Merger Agreement to call for redemption before the Effective Time all of its outstanding shares of preferred stock at the applicable redemption prices therefor, together with all dividends accrued and unpaid through the applicable redemption dates. See "THE MERGER AGREEMENT -- The Merger."

    Shares of KCPL Common Stock held by shareholders who properly demand and perfect their dissenters' rights ("Dissenting Holders") will not be converted into shares of Newco Common Stock in the Merger and after the Effective Time will represent only the right to receive such consideration as is determined to be due such Dissenting Holders pursuant to the Missouri General and Business Corporation Law (the "MGBCL"). KCPL Common Stock outstanding immediately prior to the Effective Time and held by a shareholder who withdraws his demand for dissenters' rights or fails to perfect such rights will be deemed to be converted at the Effective Time into the right to receive shares of Newco Common Stock, without interest. Holders of UCU Common Stock and UCU Preferred Stock will not have appraisal rights under the Delaware General Corporation Law (the "DGCL") with respect to the Merger. See "THE MERGER -- Dissenters' Rights."

    Newco was formed on January 17, 1996 in order to effect the Merger and, subject to the receipt of applicable regulatory approvals, will be equally-owned by KCPL and UCU immediately prior to the Effective Time.
                           --------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED  UPON
      THE   ACCURACY   OR            ADEQUACY   OF  THIS   JOINT  PROXY
         STATEMENT/PROSPECTUS. ANY
                  REPRESENTATION  TO  THE  CONTRARY  IS  A  CRIMINAL
                                    OFFENSE.
                           --------------------------

    The  date of this Joint  Proxy Statement/Prospectus is April    , 1996. This
Joint Proxy Statement/Prospectus is  first being mailed  to the stockholders  of
KCPL and UCU on or about April   , 1996.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    This Joint Proxy Statement/Prospectus is being furnished to the common shareholders of KCPL in connection with the solicitation of proxies by the Board of Directors of KCPL (the "KCPL Board") for use at the annual meeting of KCPL common shareholders (the "KCPL Meeting") to be held at the Nelson-Atkins Museum of Art, 4525 Oak Street, Kansas City, Missouri, on Wednesday, May 22, 1996, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof. At the KCPL Meeting, in addition to voting upon proposals to approve and adopt the Merger Agreement, the Merger and the transactions contemplated thereby, holders of KCPL Common Stock will also consider and vote upon proposals with respect to the election of directors and the ratification of the appointment of KCPL's independent accountants.

    This Joint Proxy Statement/Prospectus is being furnished to the common stockholders of UCU in connection with the solicitation of proxies by the Board of Directors of UCU (the "UCU Board") for use at the special meeting of UCU common stockholders (the "UCU Meeting") to be held at the Kansas City Marriott Downtown, 200 W. 12th Street on Wednesday, May 22, 1996, commencing at 2:00 p.m., local time, and at any adjournment or postponement thereof. At the UCU Meeting, in addition to voting upon proposals to approve and adopt the Merger Agreement, the Merger and the transactions contemplated thereby, holders of UCU Common Stock will also consider and vote upon proposals with respect to the election of directors and the approval of UCU's Amended and Restated 1986 Stock Incentive Plan (the "UCU Plan").

    This Joint Proxy Statement/Prospectus also constitutes the prospectus of Newco with respect to up to approximately 121,000,000 shares of Newco Common Stock to be issued in the Merger to the holders of KCPL Common Stock and UCU Common Stock and 1,000,000 shares of Newco Preferred Stock which may be issued in the Merger to holders of UCU Preferred Stock under the circumstances further described in "THE MERGER AGREEMENT -- The Merger."

    All information herein with respect to KCPL has been furnished by KCPL and all information herein with respect to UCU has been furnished by UCU.

    No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this Joint Proxy Statement/Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of securities pursuant to this Joint Proxy Statement/Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of any of KCPL, UCU or Newco or in the information set forth herein since the date of this Joint Proxy Statement/Prospectus.

    This Joint Proxy Statement/Prospectus does not cover any resale of the securities to be received by stockholders of KCPL or UCU upon consummation of the Merger, and no person is authorized to make any use of this Joint Proxy Statement/Prospectus in connection with any such resale.

                             AVAILABLE INFORMATION

    Each of KCPL and UCU is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, any such material and other information concerning KCPL and UCU can be inspected at the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, 7th Floor, New York, New York 10005, on which exchange the KCPL Common Stock, the UCU Common Stock and the UCU Preferred Stock are listed. Information concerning the KCPL Common Stock can also be inspected at the Chicago Stock Exchange, Inc., 440 South LaSalle Street, Chicago, Illinois 60605, on which exchange the KCPL Common Stock is also listed. Information concerning the UCU Common Stock can also be inspected at the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104, on which exchange the UCU Common Stock is also listed.

    Newco has filed a registration statement on Form S-4 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Newco Common Stock and any Newco Preferred Stock to be issued in connection with the Merger. This Joint Proxy Statement/ Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. The Registration Statement is available for inspection and copying at the SEC's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THOSE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST FROM, IN THE CASE OF DOCUMENTS RELATING TO KCPL, MS. JEANIE SELL LATZ, SENIOR VICE PRESIDENT, CORPORATE SECRETARY AND CHIEF LEGAL OFFICER, KANSAS CITY POWER & LIGHT COMPANY, 1201 WALNUT, KANSAS CITY, MISSOURI 64106-2124, (816) 556-2200, AND, IN THE CASE OF DOCUMENTS RELATING TO UCU, DALE J. WOLF, VICE PRESIDENT FINANCE, TREASURER AND CORPORATE SECRETARY, UTILICORP UNITED INC., 911 MAIN STREET, SUITE 3000, KANSAS CITY, MISSOURI 64105, (816) 421-6600. IN ORDER TO ENSURE TIMELY DELIVERY OF KCPL AND UCU DOCUMENTS, ALL REQUESTS FOR SUCH DOCUMENTS SHOULD BE MADE BY MAY 15, 1996.

    The following documents, previously filed with the SEC by KCPL (SEC File No. 1-707) or UCU (SEC File No. 1-3562) pursuant to the Exchange Act, are hereby incorporated by reference:

        1.  KCPL's Annual Report  on Form 10-K for  the year ended December  31,
    1995.

        2.   UCU's Annual  Report on Form  10-K for the  year ended December 31,
    1995.

        3.  UCU's Current Report on Form 8-K/A dated April 1, 1996.

    The information relating to KCPL and UCU contained in this Joint Proxy Statement/Prospectus does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference herein.

    All documents filed by KCPL and UCU pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the KCPL Meeting, and any adjournment or postponement thereof, or the UCU Meeting, and any adjournment or postponement thereof, respectively, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/ Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                                                            PAGE
                                                                                                            ----
AVAILABLE INFORMATION.....................................................................................     3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................................................     3
TABLE OF CONTENTS.........................................................................................     5
INDEX OF DEFINED TERMS....................................................................................     8
SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS...............................................................    12
SELECTED HISTORICAL AND PRO FORMA DATA....................................................................    23
  Selected Historical Financial Data......................................................................    23
  Selected Unaudited Pro Forma Financial Data.............................................................    25
  Notes to Selected Historical and Pro Forma Data.........................................................    27
  Comparative Per Share Data..............................................................................    28
  Comparative Market Prices and Dividends.................................................................    29
MEETINGS, VOTING AND PROXIES..............................................................................    30
  The KCPL Meeting........................................................................................    30
  The UCU Meeting.........................................................................................    31
THE MERGER................................................................................................    33
  Background of the Merger................................................................................    33
  Reasons for the Merger; Recommendations of the Boards of Directors......................................    37
  Opinion of KCPL's Financial Advisor.....................................................................    40
  Opinion of UCU's Financial Advisor......................................................................    48
  Conflicts of Interest...................................................................................    53
  Certain Arrangements Regarding the Directors and Management of Newco....................................    54
  Employment Agreements...................................................................................    55
  Employee Plans and Severance Arrangements...............................................................    55
  Newco Plans.............................................................................................    57
  Dividend Reinvestment Plan..............................................................................    57
  Certain Federal Income Tax Consequences.................................................................    58
  Accounting Treatment....................................................................................    59
  Stock Exchange Listing of the Newco Common Stock and the Newco Preferred Stock..........................    59
  Federal Securities Law Consequences.....................................................................    59
  Dissenters' Rights......................................................................................    60
  Regulatory Matters......................................................................................    61
THE MERGER AGREEMENT......................................................................................    63
  The Merger..............................................................................................    63
  Subsidiaries and Joint Ventures.........................................................................    65
  Representations and Warranties..........................................................................    65
  Certain Covenants.......................................................................................    65
  No Solicitation of Transactions.........................................................................    67
  Newco Board of Directors................................................................................    68
  Directors' and Officers' Indemnification................................................................    68
  Conditions to Each Party's Obligation to Effect the Merger..............................................    69
  Benefit Plans...........................................................................................    69
  Certain Employment Agreements and Workforce Matters.....................................................    70

                     [ALTERNATE PAGE FOR KCPL SHAREHOLDERS]

                                                                                                            PAGE
                                                                                                            ----
  Termination.............................................................................................    71
  Termination Fees...................................................................    72
  Expenses...........................................................................    72
  Amendment and Waiver...............................................................    73
  Confidentiality Agreement..........................................................    73
DESCRIPTION OF NEWCO CAPITAL STOCK...................................................    73
  General............................................................................    73
  Newco Common Stock.................................................................    74
  Newco Preferred Stock..............................................................    75
  Certain Anti-Takeover Provisions...................................................    77
COMPARISON OF STOCKHOLDERS' RIGHTS...................................................    78
  Comparison of the Rights of Holders of Common Stock................................    78
  Comparison of the Rights of Holders of Preferred Stock.............................    88
APPROVAL OF NEWCO PLANS..............................................................    89
  Newco Stock Incentive Plan.........................................................    89
  Newco Management Incentive Compensation Plan.......................................    93
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION...................................    96
EXPERTS..............................................................................   103
LEGAL MATTERS........................................................................   103
OWNERSHIP OF VOTING STOCK............................................................   104
  KCPL Voting Stock..................................................................   104
  UCU Voting Stock...................................................................   105
SELECTED INFORMATION CONCERNING KCPL AND UCU.........................................   106
  Business of KCPL...................................................................   106
  Business of UCU....................................................................   106
  Certain Business Relationships Between KCPL and UCU................................   106
DESCRIPTION OF NEWCO.................................................................   107
  Newco Before the Merger............................................................   107
  Board of Directors of Newco........................................................   107
  Management of Newco................................................................   109
  Community Support..................................................................   109
  Dividends..........................................................................   110
ELECTION OF KCPL DIRECTORS...........................................................   110
COMMITTEES AND MEETINGS OF THE KCPL BOARD............................................   111
COMPENSATION OF EXECUTIVE OFFICERS...................................................   112
  Summary Compensation Table.........................................................   112
OPTIONS AND STOCK APPRECIATION RIGHTS................................................   113
  Option/SAR Grants in Last Fiscal Year..............................................   113
  Aggregated Option/SAR Exercises in the Last Fiscal Year and Fiscal Year-End
   Option/SAR Values.................................................................   114
BENEFIT PLANS........................................................................   114
  Pension Plans......................................................................   114
  Severance Agreements...............................................................   115
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION..............................   116
  Chief Executive Officer Compensation...............................................   117

                     [ALTERNATE PAGE FOR KCPL SHAREHOLDERS]

                                                                                       PAGE
                                                                                       ----
PERFORMANCE GRAPH.........................................................................................   118
INDEPENDENT PUBLIC ACCOUNTANTS............................................................................   118
VOTING SECURITIES AND VOTING..............................................................................   119
SOLICITATION AND REVOCATION OF PROXIES....................................................................   119
PROPOSALS OF SHAREHOLDERS.................................................................................   119

Annex  A  Agreement and Plan of Merger....................................................................  A -1
Annex  B  Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated...................................  B -1
Annex  C  Opinion of Donaldson, Lufkin & Jenrette Securities Corporation..................................  C -1
Annex  D  Form of Charter of KC United Corp...............................................................  D -1
Annex  E  Form of Bylaws of KC United Corp................................................................  E -1
Annex  F  Form of Newco Stock Incentive Plan..............................................................  F -1
Annex  G  Form of Newco Management Incentive Compensation Plan............................................  G -1
Annex  H  Form of Employment Agreement of A. Drue Jennings................................................  H -1
Annex  I  Form of Employment Agreement of Richard C. Green................................................  I -1
Annex  J  Section 351.455 of the Missouri General and Business Corporation Law............................  J -1

                     [ALTERNATE PAGE FOR UCU STOCKHOLDERS]

                                                                                                             PAGE
                                                                                                             ----
  Termination..............................................................................................    71
  Termination Fees.........................................................................................    72
  Expenses.................................................................................................    72
  Amendment and Waiver.....................................................................................    73
  Confidentiality Agreement................................................................................    73
DESCRIPTION OF NEWCO CAPITAL STOCK.........................................................................    73
  General..................................................................................................    73
  Newco Common Stock.......................................................................................    74
  Newco Preferred Stock....................................................................................    75
  Certain Anti-Takeover Provisions.........................................................................    77
COMPARISON OF STOCKHOLDERS' RIGHTS.........................................................................    78
  Comparison of the Rights of Holders of Common Stock......................................................    78
  Comparison of the Rights of Holders of Preferred Stock...................................................    88
APPROVAL OF NEWCO PLANS....................................................................................    89
  Newco Stock Incentive Plan...............................................................................    89
  Newco Management Incentive Compensation Plan.............................................................    93
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.........................................................    96
EXPERTS....................................................................................................   103
LEGAL MATTERS..............................................................................................   103
OWNERSHIP OF VOTING STOCK..................................................................................   104
  KCPL Voting Stock........................................................................................   104
  UCU Voting Stock.........................................................................................   105
SELECTED INFORMATION CONCERNING KCPL AND UCU...............................................................   106
  Business of KCPL.........................................................................................   106
  Business of UCU..........................................................................................   106
  Certain Business Relationships Between KCPL and UCU......................................................   106
DESCRIPTION OF NEWCO.......................................................................................   107
  Newco Before the Merger..................................................................................   107
  Board of Directors of Newco..............................................................................   107
  Management of Newco......................................................................................   109
  Community Support........................................................................................   109
  Dividends................................................................................................   109
PROPOSALS OF STOCKHOLDERS..................................................................................   109
ELECTION OF UCU DIRECTORS..................................................................................   110
PROPOSAL TO APPROVE THE UCU AMENDED AND RESTATED 1986 STOCK INCENTIVE PLAN.................................   110
  Purpose..................................................................................................   110
  Shares Subject to the UCU Plan...........................................................................   110
  Employee Participants....................................................................................   110
  Delivery of Shares in Lieu of Cash Incentive Awards......................................................   110
  Administration...........................................................................................   111
  Termination..............................................................................................   111
  Terms of Stock Options...................................................................................   111
  Federal Income Tax Consequences..........................................................................   111
  Terms of Restricted Stock Awards.........................................................................   112
  Amended UCU Plan Benefits................................................................................   112
  Required Approval........................................................................................   113

                     [ALTERNATE PAGE FOR UCU STOCKHOLDERS]

                                                                                                             PAGE
                                                                                                             ----
INFORMATION WITH RESPECT TO UCU DIRECTORS..................................................................   113
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION....................................................   115
  Base Salary..............................................................................................   115
  Annual Incentive Plan....................................................................................   115
  Long-Term Incentive Plan.................................................................................   116
  Chief Executive Officer Compensation.....................................................................   117
  Compliance with Internal Revenue Code Section 162(m).....................................................   117
SUMMARY COMPENSATION TABLE.................................................................................   118
  Severance and Employment Agreements......................................................................   119
OPTION GRANTS IN LAST FISCAL YEAR..........................................................................   119
OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES.....................................   120
LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR....................................................   120
  Retirement Plan..........................................................................................   121
UCU INDEPENDENT PUBLIC ACCOUNTANTS.........................................................................   123

Annex  A  Agreement and Plan of Merger.....................................................................  A -1
Annex  B  Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated....................................  B -1
Annex  C  Opinion of Donaldson, Lufkin & Jenrette Securities Corporation...................................  C -1
Annex  D  Form of Charter of KC United Corp................................................................  D -1
Annex  E  Form of Bylaws of KC United Corp.................................................................  E -1
Annex  F  Form of Newco Stock Incentive Plan...............................................................  F -1
Annex  G  Form of Newco Management Incentive Compensation Plan.............................................  G -1
Annex  H  Form of Employment Agreement of A. Drue Jennings.................................................  H -1
Annex  I  Form of Employment Agreement of Richard C. Green.................................................  I -1
Annex  J  Section 351.455 of the Missouri General and Business Corporation Law.............................  J -1
Annex  K  Form of Utilicorp United Inc. Amended and Restated 1986 Stock Incentive Plan.....................  K -1

                     [ALTERNATE PAGE FOR KCPL SHAREHOLDERS]

                             INDEX OF DEFINED TERMS

                                                                                                            PAGE
                                                                                                            ----
1935 Act..................................................................................................    20
1995 Asset Multiple.......................................................................................    44
1995 EBIT Multiple........................................................................................    44
1995 EBITDA Multiple......................................................................................    44
1995 EPS Multiple.........................................................................................    44
1995 PE Ratio.............................................................................................    50
1996 EBIT Multiple........................................................................................    44
1996 EBITDA Multiple......................................................................................    44
1996 EPS Multiple.........................................................................................    44
1996 PE Ratio.............................................................................................    50
1997 PE Ratio.............................................................................................    50
Acquisition Proposal......................................................................................    67
AEM.......................................................................................................    43
AGP.......................................................................................................    22
Announcement Date.........................................................................................    86
Antitrust Division........................................................................................    62
Application...............................................................................................    62
Aquila....................................................................................................    43
Aquila Comparable Acquisition Transactions................................................................    44
Aquila Comparables........................................................................................    44
Aquila Power..............................................................................................    43
Asset Multiple............................................................................................    45
Atomic Energy Act.........................................................................................    20
Blackwell Sanders.........................................................................................    19
Book Value Multiple.......................................................................................    45
British Columbia Commission...............................................................................    61
CEO.......................................................................................................   117
Change in Control.........................................................................................   113
Closing...................................................................................................    63
Closing Date..............................................................................................    63
Code......................................................................................................    19
Colorado Commission.......................................................................................    61
Comparable M&A Transactions...............................................................................    50
Confidentiality Agreement.................................................................................    67
Continuation Period.......................................................................................    55
DCF.......................................................................................................    42
Determination Date........................................................................................    86
DGCL......................................................................................................     1
Dissenting Holders........................................................................................     1
Dividend-Equivalent Preferred Stock.......................................................................    76
DLJ.......................................................................................................    17
DLJ Opinion...............................................................................................    48
EBIT......................................................................................................    44
EBITDA....................................................................................................    44
EBIT Multiple.............................................................................................    45
EBITDA Multiple...........................................................................................    45
EEI.......................................................................................................   116
Effective Time............................................................................................     1
Employment Agreement......................................................................................    17

                     [ALTERNATE PAGE FOR KCPL SHAREHOLDERS]

                                                                                                            PAGE
                                                                                                            ----
EPS.......................................................................................................    44
Equity Consideration......................................................................................    50
ERISA.....................................................................................................    65
Exchange Act..............................................................................................     3
Exchange Agent............................................................................................    64
Executive.................................................................................................    55
FERC......................................................................................................    20
FTC.......................................................................................................    62
HSR Act...................................................................................................    20
Historical Period.........................................................................................    46
IBES......................................................................................................    44
Incentive Period..........................................................................................    94
Indemnified Parties.......................................................................................    68
Indemnified Party.........................................................................................    68
Iowa Board................................................................................................    61
ISO Holding Period........................................................................................    93
ISOs......................................................................................................    57
Joint Venture.............................................................................................    65
Kansas Commission.........................................................................................    61
KCPL......................................................................................................     1
KCPL Board................................................................................................     2
KCPL Bylaws...............................................................................................    13
KCPL Charter..............................................................................................    13
KCPL Common Stock.........................................................................................     1
KCPL Compensation Committee...............................................................................   116
KCPL Exchange Ratio.......................................................................................    16
KCPL Long-Term Incentive Plan.............................................................................   111
KCPL Meeting..............................................................................................     2
KCPL Pension Plan.........................................................................................   114
KCPL Record Date..........................................................................................    13
KCPL Regulated Business...................................................................................    42
KCPL Regulated Business Comparables.......................................................................    42
KCPL Severance Agreement..................................................................................    56
KCPL Stock Award..........................................................................................    70
KCPL Stock Option.........................................................................................    70
KCPL Unregulated Businesses...............................................................................    42
KLT.......................................................................................................    42
KLT Investments...........................................................................................    42
Liquidation...............................................................................................    76
LTM.......................................................................................................    45
Merger....................................................................................................     1
Merger Agreement..........................................................................................     1
Merrill Lynch.............................................................................................    16
Merrill Lynch Opinion.....................................................................................    40
MGBCL.....................................................................................................     1
MGU Indenture.............................................................................................    74
MIC Plan..................................................................................................    94
Michigan Commission.......................................................................................    61
Minnesota Commission......................................................................................    61
Missouri Commission.......................................................................................    61
MRI.......................................................................................................   110

                     [ALTERNATE PAGE FOR KCPL SHAREHOLDERS]

                                                                                                            PAGE
                                                                                                            ----
net debt..................................................................................................    52
Net Income Multiple.......................................................................................    45
New Zealand Commission....................................................................................    61
Newco.....................................................................................................     1
Newco Board...............................................................................................    18
Newco Bylaws..............................................................................................    64
Newco Charter.............................................................................................    64
Newco Common Stock........................................................................................     1
Newco Compensation Committee..............................................................................    57
Newco Plans...............................................................................................    12
Newco Preferred Stock.....................................................................................     1
NYSE......................................................................................................     3
Old Certificate...........................................................................................    15
option price..............................................................................................    90
Payout Ratio..............................................................................................    51
Performance Goals.........................................................................................    91
Price/Book Ratio..........................................................................................    50
Projected Period..........................................................................................    46
Public Comparables........................................................................................    49
Qualifying Termination....................................................................................   115
Redemption Date...........................................................................................    77
Registration Statement....................................................................................     3
Regulated Businesses......................................................................................    51
Representatives...........................................................................................    66
ROE.......................................................................................................    51
Rule 16b-3................................................................................................    89
SARs......................................................................................................    57
SEC.......................................................................................................     3
Section 83(b) election....................................................................................    93
Securities Act............................................................................................     3
Segments..................................................................................................    51
Skadden Arps..............................................................................................    19
spread....................................................................................................    92
Stockholder Approvals.....................................................................................    63
Subsidiary................................................................................................    65
Target Incentive Award....................................................................................    94
Target Party..............................................................................................    72
Terminal Value............................................................................................    51
Total Consideration.......................................................................................    50
Transaction Fee...........................................................................................    48
Treasurer of Australia....................................................................................    61
UCU.......................................................................................................     1
UCU 1986 Plan.............................................................................................    17
UCU Board.................................................................................................     2
UCU Bylaws................................................................................................    14
UCU Charter...............................................................................................    14
UCU Common Stock..........................................................................................     1
UCU Exchange Ratio........................................................................................    17
UCU Meeting...............................................................................................     2
UCU Plan..................................................................................................     2
UCU Preferred Stock.......................................................................................     1

                     [ALTERNATE PAGE FOR KCPL SHAREHOLDERS]

                                                                                                            PAGE
                                                                                                            ----
UCU Record Date...........................................................................................    14
UCU Regulated Businesses..................................................................................    43
UCU Regulated Businesses Comparables......................................................................    43
UCU Severance Agreement...................................................................................    55
UCU Stock Award...........................................................................................    70
UCU Stock Option..........................................................................................    70
UED.......................................................................................................   106
UPS.......................................................................................................   106
UER.......................................................................................................   106
UtilCo....................................................................................................    43
UtilCo Comparables........................................................................................    45
Voluntary Liquidation.....................................................................................    76
WCNOC.....................................................................................................    62
Weil Gotshal..............................................................................................    34
West Virginia Commission..................................................................................    61
WRI.......................................................................................................    33

                     [ALTERNATE PAGE FOR UCU STOCKHOLDERS]

                             INDEX OF DEFINED TERMS

                                                                                                            PAGE
                                                                                                            ----
1935 Act..................................................................................................    20
1995 Asset Multiple.......................................................................................    44
1995 EBIT Multiple........................................................................................    44
1995 EBITDA Multiple......................................................................................    44
1995 EPS Multiple.........................................................................................    44
1995 PE Ratio.............................................................................................    50
1996 EBIT Multiple........................................................................................    44
1996 EBITDA Multiple......................................................................................    44
1996 EPS Multiple.........................................................................................    44
1996 PE Ratio.............................................................................................    50
1997 PE Ratio.............................................................................................    50
Acquisition Proposal......................................................................................    67
AEM.......................................................................................................    43
AGP.......................................................................................................    22
Announcement Date.........................................................................................    86
Antitrust Division........................................................................................    62
Application...............................................................................................    62
Aquila....................................................................................................    43
Aquila Comparable Acquisition Transactions................................................................    44
Aquila Comparables........................................................................................    44
Aquila Power..............................................................................................    43
Asset Multiple............................................................................................    45
Atomic Energy Act.........................................................................................    20
Blackwell Sanders.........................................................................................    19
Book Value Multiple.......................................................................................    45
British Columbia Commission...............................................................................    61
Closing...................................................................................................    63
Closing Date..............................................................................................    63
Code......................................................................................................    19
Colorado Commission.......................................................................................    61
Comparable M&A Transactions...............................................................................    50
Confidentiality Agreement.................................................................................    67
Continuation Period.......................................................................................    55
DCF.......................................................................................................    42
Determination Date........................................................................................    86
DGCL......................................................................................................     1
Dissenting Holders........................................................................................     1
Dividend-Equivalent Preferred Stock.......................................................................    76
DLJ.......................................................................................................    17
DLJ Opinion...............................................................................................    48
EBIT......................................................................................................    44
EBITDA....................................................................................................    44
EBIT Multiple.............................................................................................    45
EBITDA Multiple...........................................................................................    45
Effective Time............................................................................................     1
Employment Agreement......................................................................................    17
EPS.......................................................................................................    44
Equity Consideration......................................................................................    50
ERISA.....................................................................................................    65

                     [ALTERNATE PAGE FOR UCU STOCKHOLDERS]

                                                                                                            PAGE
                                                                                                            ----
EVA.......................................................................................................   116
Exchange Act..............................................................................................     3
Exchange Agent............................................................................................    64
Executive.................................................................................................    55
FERC......................................................................................................    20
FTC.......................................................................................................    62
HSR Act...................................................................................................    20
Historical Period.........................................................................................    46
IBES......................................................................................................    44
Incentive Period..........................................................................................    94
Indemnified Parties.......................................................................................    68
Indemnified Party.........................................................................................    68
Iowa Board................................................................................................    61
ISO Holding Period........................................................................................    93
ISOs......................................................................................................    57
Joint Venture.............................................................................................    65
Kansas Commission.........................................................................................    61
KCPL......................................................................................................     1
KCPL Board................................................................................................     2
KCPL Bylaws...............................................................................................    13
KCPL Charter..............................................................................................    13
KCPL Common Stock.........................................................................................     1
KCPL Exchange Ratio.......................................................................................    16
KCPL Meeting..............................................................................................     2
KCPL Record Date..........................................................................................    13
KCPL Regulated Business...................................................................................    42
KCPL Regulated Business Comparables.......................................................................    42
KCPL Severance Agreement..................................................................................    56
KCPL Stock Award..........................................................................................    70
KCPL Stock Option.........................................................................................    70
KCPL Unregulated Businesses...............................................................................    42
KLT.......................................................................................................    42
KLT Investments...........................................................................................    42
Liquidation...............................................................................................    76
LTM.......................................................................................................    45
Merger....................................................................................................     1
Merger Agreement..........................................................................................     1
Merrill Lynch.............................................................................................    16
Merrill Lynch Opinion.....................................................................................    40
MGBCL.....................................................................................................     1
MGU Indenture.............................................................................................    74
MIC Plan..................................................................................................    94
Michigan Commission.......................................................................................    61
Minnesota Commission......................................................................................    61
Missouri Commission.......................................................................................    61
net debt..................................................................................................    52
Net Income Multiple.......................................................................................    45
New Zealand Commission....................................................................................    61
Newco.....................................................................................................     1
Newco Board...............................................................................................    17
Newco Bylaws..............................................................................................    64

                     [ALTERNATE PAGE FOR UCU STOCKHOLDERS]

                                                                                                            PAGE
                                                                                                            ----
Newco Charter.............................................................................................    64
Newco Common Stock........................................................................................     1
Newco Compensation Committee..............................................................................    57
Newco Plans...............................................................................................    12
Newco Preferred Stock.....................................................................................     1
NYSE......................................................................................................     3
Old Certificate...........................................................................................    15
option price..............................................................................................    90
Participants..............................................................................................   110
Payout Ratio..............................................................................................    51
Performance Goals.........................................................................................    91
Price/Book Ratio..........................................................................................    50
Projected Period..........................................................................................    46
Public Comparables........................................................................................    49
Redemption Date...........................................................................................    77
Registration Statement....................................................................................     3
Regulated Businesses......................................................................................    51
Representatives...........................................................................................    66
ROE.......................................................................................................    51
Rule 16b-3................................................................................................    89
SARs......................................................................................................    57
SEC.......................................................................................................     3
Section 83(b) election....................................................................................    93
Securities Act............................................................................................     3
Segments..................................................................................................    51
Skadden Arps..............................................................................................    19
spread....................................................................................................    92
Stockholder Approvals.....................................................................................    63
Subsidiary................................................................................................    65
Target Incentive Award....................................................................................    94
Target Party..............................................................................................    72
Terminal Value............................................................................................    51
Total Consideration.......................................................................................    50
Transaction Fee...........................................................................................    48
Treasurer of Australia....................................................................................    61
UCU.......................................................................................................     1
UCU 1986 Plan.............................................................................................    17
UCU Board.................................................................................................     2
UCU Bylaws................................................................................................    14
UCU Charter...............................................................................................    14
UCU Common Stock..........................................................................................     1
UCU Exchange Ratio........................................................................................    17
UCU Meeting...............................................................................................     2
UCU Plan..................................................................................................     2
UCU Preferred Stock.......................................................................................     1
UCU Record Date...........................................................................................    14
UCU Regulated Businesses..................................................................................    43
UCU Regulated Businesses Comparables......................................................................    43
UCU Retirement Plan.......................................................................................   121
UCU Severance Agreement...................................................................................    55
UCU Stock Award...........................................................................................    70

                     [ALTERNATE PAGE FOR UCU STOCKHOLDERS]

                                                                                                            PAGE
                                                                                                            ----
UCU Stock Option..........................................................................................    70
UED.......................................................................................................   106
UPS.......................................................................................................   106
UER.......................................................................................................   106
UtilCo....................................................................................................    43
UtilCo Comparables........................................................................................    45
Voluntary Liquidation.....................................................................................    76
WCNOC.....................................................................................................    62
Weil Gotshal..............................................................................................    34
West Virginia Commission..................................................................................    61
WRI.......................................................................................................    33

                  SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS

    THE FOLLOWING IS A SUMMARY OF CERTAIN IMPORTANT TERMS AND CONDITIONS OF THE MERGER AND RELATED INFORMATION. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE ANNEXES AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES IN THEIR ENTIRETY.

THE PARTIES

    KCPL. KCPL is a low-cost electric power producer providing energy-related products and services to customers in our service territory and worldwide. Headquartered in Kansas City, Missouri, KCPL serves the electric power needs of over 430,000 customers in and around the metropolitan Kansas City area. Included in a diverse customer base are about 379,000 residences, 50,000 commercial firms and 3,000 industrial firms, municipalities and other electric utilities. Low fuel costs and superior plant performance enable KCPL to serve its customers well while maintaining a leadership position in the bulk power market. KLT Inc., a wholly-owned unregulated subsidiary of KCPL, pursues opportunities in primarily energy-related ventures throughout the nation and world. KCPL's commitment to KLT Inc. and its holdings reflect KCPL's plans to enhance shareholder value by capturing growth opportunities in energy-related markets outside KCPL's regulated core utility business. The principal executive offices of KCPL are located at 1201 Walnut, Kansas City, Missouri 64106-2124 and KCPL's telephone number is (816) 556-2200. See "SELECTED INFORMATION CONCERNING KCPL AND UCU -- Business of KCPL."

    UCU. UCU is an energy company which consists of electric and natural gas utility operations, natural gas gathering, marketing and processing and independent power projects managed through four business groups. UCU operates electric and gas utilities in eight states and one Canadian province. In addition, UCU has ownership interests in 17 independent power projects in various locations in the United States and Jamaica. UCU also markets natural gas in the United Kingdom through several joint ventures, and owns an interest in and operates energy joint venture interests in New Zealand and Australia. UCU serves approximately 434,000 electric customers in four states and British Columbia and approximately 800,000 gas customers in eight states. The Australian joint venture serves approximately 520,000 electric customers. The principal executive offices of UCU are located at 911 Main Street, Suite 3000, Kansas City, Missouri 64105 and UCU's telephone number is (816) 421-6600. See "SELECTED INFORMATION CONCERNING KCPL AND UCU -- Business of UCU."

    NEWCO. Newco was formed on January 17, 1996 in order to effect the Merger and, subject to the receipt of applicable regulatory approvals, will be equally-owned by KCPL and UCU immediately prior to the Effective Time. Prior to the Effective Time, Newco will have no material assets and will conduct no operations other than those contemplated by the Merger Agreement to effect the Merger and the transactions contemplated thereby. The principal executive offices of Newco are presently located at 1201 Walnut, Kansas City, Missouri 64106-2124 and Newco's telephone number is (816) 556-2200. At the Effective Time the principal executive offices of Newco will be located in Kansas City, Missouri. See "DESCRIPTION OF NEWCO."

THE KCPL MEETING

    PURPOSE. At the KCPL Meeting, the holders of KCPL Common Stock will be asked to consider and vote upon: (i) a proposal to approve and adopt the Merger Agreement and the Merger; (ii) a proposal to approve the Newco Stock Incentive Plan; (iii) a proposal to approve the Newco Management Incentive Compensation Plan (together with the Newco Stock Incentive Plan, the "Newco Plans"); (iv) a proposal to elect nine directors to hold office for a term of one year and until their successors have been duly elected and qualified; (v) a proposal to ratify and approve the KCPL Board's appointment of Coopers & Lybrand, L.L.P. as independent public accountants for 1996; and (vi) such other matters, if any, as may properly come before the KCPL Meeting or any adjournment or postponement thereof. Pursuant to the Merger Agreement, the consummation of the Merger is conditioned upon approval of proposal (i) above, but is not conditioned upon approval by the shareholders of KCPL of any other of the above proposals. If approved by the shareholders, each of the Newco Plans will be implemented only if the transactions contemplated by the Merger Agreement are consummated.

    The KCPL Board, by a unanimous vote of those directors present, has approved the Merger Agreement, the Merger and the transactions contemplated thereby, authorized the execution and delivery of the Merger Agreement, and recommends that KCPL shareholders vote FOR approval and adoption of the Merger Agreement and the Merger, FOR approval of each of the Newco Plans, FOR the election of the nominated directors and FOR ratification and approval of the appointment of Coopers & Lybrand, L.L.P. as KCPL's independent accountants for 1996.

    See "MEETINGS, VOTING AND PROXIES -- The KCPL Meeting."

    DATE, PLACE AND TIME; RECORD DATE. The KCPL Meeting is scheduled to be held at the Nelson-Atkins Museum of Art, 4525 Oak Street, Kansas City, Missouri, on Wednesday, May 22, 1996, commencing at 10:00 a.m., local time. Holders of record of shares of KCPL Common Stock at the close of business on April 3, 1996 (the "KCPL Record Date") will be entitled to notice and to vote at the KCPL Meeting. At the close of business on the KCPL Record Date, 61,902,083 shares of KCPL Common Stock were issued and outstanding and entitled to vote.

    VOTING RIGHTS; QUORUM; REQUIRED VOTE. Each outstanding share of KCPL Common Stock is entitled to one vote upon each matter presented at the KCPL Meeting, with the right of cumulative voting in the election of directors. A majority of the voting power of the shares issued, outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum for the transaction of business at the KCPL Meeting.

    Under the MGBCL, the Restated Articles of Consolidation of KCPL (the "KCPL Charter"), the bylaws of KCPL (the "KCPL Bylaws") and the rules of the NYSE, as applicable, the affirmative vote of the holders of two-thirds of the outstanding shares of KCPL Common Stock entitled to vote is required to approve the Merger Agreement and the Merger. Shareholders are entitled to vote cumulatively for the election of directors, and the election of each director shall be decided by plurality vote. The affirmative vote of the holders of a majority of the shares of KCPL Common Stock present and entitled to vote at the KCPL Meeting is required to approve each of the Newco Plans and to ratify and approve of the appointment of Coopers & Lybrand, L.L.P. as KCPL's independent accountants for 1996.

    SINCE A TWO-THIRDS SUPERMAJORITY VOTE OF ALL OUTSTANDING SHARES OF KCPL COMMON STOCK ENTITLED TO VOTE IS REQUIRED TO APPROVE THE MERGER AGREEMENT AND THE MERGER, YOUR VOTE IS IMPORTANT. UNDER MISSOURI LAW, THE FAILURE TO VOTE, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES CAST AGAINST APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

    As of the KCPL Record Date, the directors and executive officers of KCPL, together with their affiliates as a group, beneficially own less than 1% of the issued and outstanding shares of KCPL Common Stock.

    See "MEETINGS, VOTING AND PROXIES -- The KCPL Meeting."

THE UCU MEETING

    PURPOSE. At the UCU Meeting, the holders of UCU Common Stock will be asked to consider and vote upon: (i) a proposal to approve the Merger Agreement and the transactions contemplated thereby; (ii) a proposal to approve the Newco Stock Incentive Plan; (iii) a proposal to approve the Newco Management Incentive Compensation Plan; (iv) a proposal to elect three directors to hold office for a term of three years and until their successors have been duly elected and qualified; (v) a proposal to adopt the UCU Plan; and (vi) such other matters, if any, as may properly come before the

UCU Meeting or any adjournment or postponement thereof. Pursuant to the Merger Agreement, the consummation of the Merger is conditioned upon approval of proposal (i) above, but is not conditioned upon approval by the stockholders of UCU of any other of the above proposals. If approved by the stockholders, each of the Newco Plans will be implemented only if the transactions contemplated by the Merger Agreement are consummated.

    THE UCU BOARD, BY A UNANIMOUS VOTE, HAS APPROVED THE MERGER AGREEMENT AND THE MERGER, AUTHORIZED THE EXECUTION AND DELIVERY OF THE MERGER AGREEMENT, AND RECOMMENDS THAT UCU STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT, FOR THE ELECTION OF THE NOMINATED DIRECTORS AND FOR EACH OF THE OTHER PROPOSALS.

    See "MEETINGS, VOTING AND PROXIES -- The UCU Meeting."

    DATE, PLACE AND TIME; RECORD DATE. The UCU Meeting is scheduled to be held at the Kansas City Marriott Downtown, 200 W. 12th Street, Kansas City, Missouri on Wednesday, May 22, 1996, commencing at 2:00 p.m., local time. Holders of record of shares of UCU Common Stock at the close of business on April 3, 1996 (the "UCU Record Date") will be entitled to notice and to vote at the UCU Meeting. At the close of business on the UCU Record Date, 46,550,642 shares of UCU Common Stock were issued and outstanding and entitled to vote.

    VOTING RIGHTS; QUORUM; REQUIRED VOTE. Each outstanding share of UCU Common Stock is entitled to one vote upon each matter presented at the UCU Meeting. A majority of the voting power of the shares issued and outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum for the transaction of business at the UCU Meeting.

    As provided under the DGCL, the Certificate of Incorporation of UCU, as amended (the "UCU Charter"), the bylaws of UCU (the "UCU Bylaws") and the rules of the NYSE, as applicable, the affirmative vote of a majority of the outstanding shares of the UCU Common Stock entitled to vote at the UCU Meeting is required for the approval of the Merger Agreement and, with respect to the election of directors, the election of each director shall be decided by plurality vote. Stockholders are entitled to exercise cumulative voting rights in the election of directors. Each of the other proposals must be approved by a majority of the votes present at the UCU Meeting. Abstentions and broker non-votes will have the same effect as votes cast against approval of the Merger Agreement.

    As of the UCU Record Date, the directors and executive officers of UCU, together with their affiliates as a group, beneficially own 2.4% of the issued and outstanding shares of UCU Common Stock entitled to vote at the UCU Meeting.

    See "MEETINGS, VOTING AND PROXIES -- The UCU Meeting."

THE MERGER

    The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement, as a result of which, as of the Effective Time, KCPL and UCU will be merged with and into Newco, the separate corporate existence of each of KCPL and UCU will cease and Newco will be the surviving corporation. In addition, as of the Effective Time (i) each outstanding share of KCPL Common Stock, other than any shares owned by KCPL, UCU, Newco or any of their wholly-owned subsidiaries (which shares will be cancelled), shall be cancelled and converted into the right to receive one fully paid and nonassessable share of Newco Common Stock and (ii) each outstanding share of UCU Common Stock, other than any shares owned by KCPL, UCU, Newco or any of their wholly-owned subsidiaries (which shares will be cancelled), shall be cancelled and converted into the right to receive 1.096 fully paid and nonassessable shares of Newco Common Stock. No fractional shares of Newco Common Stock will be issued and any stockholder who would otherwise be entitled to receive a fractional share of Newco Common Stock will instead be entitled to receive a cash payment in an amount equal to the product of such fraction multiplied by the average of the last reported sales price, regular way, per share of KCPL Common Stock on the NYSE Composite Tape for the five business days prior to and including the last business day on which KCPL Common Stock was traded on the NYSE. Based on the number of shares outstanding as of the date of the Merger Agreement, the holders of KCPL Common Stock and the holders of UCU Common Stock will hold in the aggregate approximately 55% and 45%, respectively, of the total number of shares of Newco Common Stock outstanding immediately after the Effective Time (assuming no KCPL shareholders demand and perfect their dissenters' rights).

    In addition, if the Effective Time occurs before March 1, 1997, each outstanding share of UCU Preferred Stock shall be cancelled and converted into the right to receive one share of Newco Preferred Stock. Any Newco Preferred Stock issued in the Merger will have an equal stated dividend and like rights, privileges, qualifications and restrictions as the UCU Preferred Stock. In the event that the Effective Time has not occurred by March 1, 1997 (the first date on which the UCU Preferred Stock may be redeemed pursuant to the Certificate of Designation for the UCU Preferred Stock) or in the event that it becomes apparent that the Effective Time will not occur by March 1, 1997, the Merger Agreement obligates UCU to call for the redemption of the UCU Preferred Stock at or prior to the Effective Time. The redemption price will be $25.00 per share of UCU Preferred Stock plus all dividends accrued and unpaid through the redemption date. If issued, it is intended that the Newco Preferred Stock will be redeemed as soon as is practicable on or after March 1, 1997.

    KCPL has agreed under the Merger Agreement to call for redemption before the Effective Time all of its outstanding shares of preferred stock at the applicable redemption prices therefor, together with all dividends accrued and unpaid through the applicable redemption dates.

    See "THE MERGER AGREEMENT -- The Merger."

EXCHANGE OF STOCK CERTIFICATES

    As soon as practicable after the Effective Time, the Exchange Agent (as defined herein) will mail transmittal instructions to each holder of record of shares of KCPL Common Stock, UCU Common Stock and UCU Preferred Stock (if such preferred stock was not previously redeemed) outstanding at the Effective Time, advising such holder of the procedure for surrendering such holder's certificates (each, an "Old Certificate") which immediately prior to the Effective Time represented certificates for shares of KCPL Common Stock, UCU Common Stock or UCU Preferred Stock (if such preferred stock was not previously redeemed), as the case may be, that were cancelled in the Merger and became instead the right to receive shares of Newco Common Stock or Newco Preferred Stock, as the case may be. Holders of Old Certificates will not be entitled to receive any payment of dividends or other distributions on or payment for any fractional share with respect to their Old Certificates until such certificates have been surrendered for certificates representing shares of Newco Common Stock or Newco Preferred Stock, as the case may be. Cash will be paid to stockholders in lieu of fractional shares of Newco Common Stock. Holders of shares of KCPL Common Stock, UCU Common Stock and UCU Preferred Stock (if such preferred stock was not previously redeemed prior to the Effective Time) should not submit their stock certificates for exchange until a letter of transmittal and instructions therefor are received. See "THE MERGER AGREEMENT -- The Merger."

NEWCO PLANS

    Pursuant to the Merger Agreement, Newco will adopt the Newco Stock Incentive Plan and the Newco Management Incentive Compensation Plan to replace the comparable plans of KCPL and UCU. The Newco Stock Incentive Plan is a comprehensive stock compensation plan providing for the grant of stock options, stock appreciation rights, restricted stock and performance units. The Newco Management Incentive Compensation Plan is a short-term incentive compensation plan providing for awards based upon the achievement of individual, group and corporate performance goals during periods of up to 12 months. For descriptions of the Newco Plans, see "THE MERGER -- Newco Plans" and "APPROVAL OF NEWCO PLANS."

BACKGROUND OF THE MERGER

    For a description of the background of the Merger, see "THE MERGER -- Background of the Merger."

REASONS FOR THE MERGER

    KCPL and UCU believe that the Merger offers significant strategic and financial benefits to each company and to their respective stockholders, as well as to their employees and customers and the communities in which they transact business. These benefits include, among others: increased ability to diversify into non-regulated areas; greater efficiency; increased purchasing power; lower future rates due to cost savings resulting from the Merger; greater coordination of operations; expanded management resources and the ability to select leadership from a larger and more diverse management pool; increased size and financial stability; enhanced access to new customers and to capital markets; stimulation of local economic growth and development; reduced administrative costs; and cost savings in a variety of other categories, estimated to result in net savings of approximately $600 million over a 10-year period following the Merger. See "THE MERGER -- Reasons for the Merger; Recommendations of the Boards of Directors."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    In considering the recommendations of the KCPL Board and the UCU Board with respect to the Merger, stockholders should be aware that certain members of KCPL's and UCU's management and Boards of Directors have certain interests in the Merger that are in addition to the interests of stockholders of KCPL and UCU generally. See "THE MERGER -- Conflicts of Interest."

    KCPL. The KCPL Board, by a unanimous vote of those directors present, has approved and adopted the Merger Agreement, the Merger and the transactions contemplated thereby, believes that the terms of the Merger are fair to, and in the best interests of, KCPL's shareholders and recommends that the shareholders of KCPL vote FOR approval of the Merger Agreement and the Merger and FOR approval of each of the Newco Plans. The KCPL Board approved and adopted the Merger Agreement after consideration of a number of factors described under the heading "THE MERGER -- Reasons for the Merger; Recommendations of the Boards of Directors." In addition, the KCPL Board recommends that the KCPL shareholders vote FOR the election of the nominated directors and FOR ratification and approval of the appointment of Coopers & Lybrand, L.L.P. as KCPL's independent accountants for 1996.

    UCU. The UCU Board, by a unanimous vote, has approved and adopted the Merger Agreement and the transactions contemplated thereby, believes that the terms of the Merger are fair to, and in the best interests of, UCU's stockholders and recommends that the stockholders of UCU vote FOR approval of the Merger Agreement and the transactions contemplated thereby. The UCU Board approved and adopted the Merger Agreement after consideration of a number of factors described under the heading "THE MERGER -- Reasons for the Merger; Recommendations of the Boards of Directors." In addition, the UCU Board recommends that the UCU stockholders vote FOR the election of the nominated directors and FOR each of the other proposals referenced in the Notice of Annual Meeting and in this Joint Proxy Statement/Prospectus.

OPINIONS OF FINANCIAL ADVISORS

    KCPL. On January 19, 1996, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") delivered its oral opinion, which opinion was subsequently confirmed in a written opinion dated as of January 19, 1996, to the KCPL Board to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the proposed exchange ratio of one share of Newco Common Stock for each share of KCPL Common Stock pursuant to the Merger (the "KCPL Exchange Ratio") is fair to the holders of shares of KCPL Common Stock (other than UCU and its affiliates) from a financial point of view. Merrill Lynch subsequently confirmed its January 19, 1996 written opinion by delivery of a written opinion dated as of the date of this Joint Proxy Statement/Prospectus. The full text of the written opinion of Merrill Lynch, dated as of the date of this Joint Proxy Statement/Prospectus, which sets forth the assumptions made, matters considered and limits of the review undertaken in connection with the opinion, is attached hereto as

Annex B and is incorporated herein by reference. HOLDERS OF SHARES OF KCPL COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "THE MERGER -- Opinion of KCPL's Financial Advisor" and Annex B.

    UCU. On January 19, 1996, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") delivered its oral opinion, which opinion was subsequently confirmed in a written opinion dated as of January 19, 1996 and a further written opinion dated the date of this Joint Proxy Statement/ Prospectus, to the effect, that, as of such dates, and subject to the assumptions made, matters considered and limits of the review undertaken, as set forth in such opinions and assuming the KCPL Exchange Ratio, the exchange ratio of 1.096 shares of Newco Common Stock for each share of UCU Common Stock pursuant to the Merger Agreement (the "UCU Exchange Ratio") is fair, from a financial point of view, to holders of UCU Common Stock. A copy of the written opinion of DLJ, dated as of the date of this Joint Proxy Statement/Prospectus, which sets forth assumptions made, matters considered and limits of the review undertaken in connection with the opinion, is attached hereto as Annex C and is incorporated herein by reference. HOLDERS OF SHARES OF UCU ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "THE MERGER -- Opinion of UCU's Financial Advisor" and Annex C.

CONFLICTS OF INTEREST

    In considering the recommendations of the KCPL Board and the UCU Board with respect to the Merger, stockholders should be aware that certain members of KCPL's and UCU's management and Boards of Directors have certain interests in the Merger that are in addition to the interests of stockholders of KCPL and UCU generally.

    BOARD OF DIRECTORS. The Merger Agreement provides that the Board of Directors of Newco (the "Newco Board") will, upon consummation of the Merger, consist of 18 persons with nine persons designated by KCPL, including A. Drue Jennings, Chairman of the Board, President and Chief Executive Officer of KCPL, and nine persons designated by UCU, including Richard C. Green, Jr., Chairman of the Board and Chief Executive Officer of UCU. It is currently anticipated that the directors of KCPL and UCU immediately prior to the Effective Time will serve as the initial directors of Newco. See "THE MERGER -- Conflicts of Interest-- Board of Directors."

    EMPLOYMENT AGREEMENTS. Each of Messrs. Jennings and Green will enter into an employment agreement with Newco to become effective upon the consummation of the Merger (each, an "Employment Agreement"). The term of each Employment Agreement shall last until the fifth anniversary of the Effective Time. Pursuant to Mr. Jennings' Employment Agreement, from the Effective Time until the date of the annual meeting of stockholders of Newco that occurs in 2002, Mr. Jennings will serve as Chairman of Newco, and thereafter until the expiration of his Employment Agreement will serve as Vice Chairman of Newco. From the Effective Time until the earlier of the annual meeting of stockholders of Newco that occurs in 2002 or the date Mr. Jennings ceases to serve as Chairman, Mr. Green will serve as Vice Chairman and Chief Executive Officer of Newco, and thereafter until the expiration of his Employment Agreement will serve as Chairman and Chief Executive Officer. See "THE MERGER -- Conflicts of Interest -- Employment Agreements."

    EMPLOYEE PLANS AND SEVERANCE ARRANGEMENTS. Under certain agreements entered into by KCPL and UCU, certain officers of KCPL and UCU may be entitled to payment of certain severance benefits upon termination of employment following consummation of the Merger. In addition, stock options outstanding under the UCU Plan and the UCU 1986 Stock Incentive Plan (the "UCU 1986 Plan") vested upon execution of the Merger Agreement. Restricted stock outstanding under the UCU 1986 Plan will vest upon consummation of the Merger. The aggregate amount which could be payable under certain circumstances upon termination of employment after the Merger to the five most highly compensated executive officers of KCPL who have entered into the KCPL Severance Agreements is approximately $6.1 million.  In  addition,  an  aggregate  of  approximately  $430,000  in deferred compensation would be payable to these individuals upon termination of employment after the Merger. The aggregate amount which could be payable under certain circumstances upon termination of employment after the Merger to the five most highly compensated executive officers of UCU who have entered into the UCU Severance Agreements is approximately $4.9 million. Approximately 290,000 options vested for such officers upon execution of the Merger Agreement. Approximately 71,800 shares of restricted stock will vest upon consummation of the Merger. See "THE MERGER -- Conflicts of Interest -- Employee Plans and Severance Arrangements."

    INDEMNIFICATION. The parties have agreed in the Merger Agreement that Newco will indemnify, to the fullest extent permitted by applicable law, the present and former officers, directors and employees of each of the parties to the Merger Agreement or any of their Subsidiaries (as defined herein) against certain liabilities (i) arising out of actions or omissions occurring at or prior to the Effective Time that arise from or are based on such service as an officer, director or employee or (ii) that are based on or arise out of or pertain to the transactions contemplated by the Merger Agreement, and to maintain policies of directors' and officers' liability insurance for a period of not less than six years after the Effective Time, provided that Newco shall not be required to expend in any year an amount in excess of 200% of the annual aggregate premium currently paid by KCPL and UCU for such insurance. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification existing in favor of the employees, agents, directors or officers of KCPL, UCU and their respective Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective articles of incorporation and bylaws in effect on January 19, 1996, or otherwise in effect on January 19, 1996, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time. See "THE MERGER -- Conflicts of Interest -- Indemnification" and "THE MERGER AGREEMENT -- Directors' and Officers' Indemnification."

EMPLOYEE STOCK OPTIONS

    All stock options to acquire KCPL Common Stock under the existing employee stock incentive and option plans of KCPL and all stock options to acquire UCU Common Stock under the existing employee stock incentive plans of UCU that are outstanding at the Effective Time will be converted into options to buy Newco Common Stock, and the number of shares and exercise price under such options will, in most cases, be adjusted to reflect the KCPL Exchange Ratio and the UCU Exchange Ratio, as the case may be. See "THE MERGER -- Newco Plans" and "THE MERGER AGREEMENT -- Benefit Plans."

MANAGEMENT OF NEWCO

    As provided in the Merger Agreement, at the Effective Time, the Newco Board will consist of 18 directors, nine designated by KCPL and nine designated by UCU. At the Effective Time, A. Drue Jennings will become Chairman of Newco, and Richard C. Green, Jr. will become Vice Chairman and Chief Executive Officer of Newco. Robert K. Green, brother of Richard C. Green, Jr., will be president of Newco and Marcus Jackson will serve as Newco's executive vice president and chief operating officer. Robert K. Green is currently president of UCU and Marcus Jackson is senior vice president and chief operating officer of KCPL. As of the date of this Joint Proxy Statement/Prospectus, KCPL and UCU have not determined which other individuals will be designated to serve as directors or officers of Newco as of the Effective Time. However, it is currently anticipated that the directors of KCPL and UCU immediately prior to the Effective Time will serve as the initial directors of Newco. See "THE MERGER -- Employment Agreements" and "DESCRIPTION OF NEWCO -- Management of Newco."

CONDITIONS TO THE MERGER

    The respective obligations of KCPL and UCU to consummate the Merger are subject to the satisfaction of certain conditions, including the approval of the Merger Agreement and the Merger by the stockholders of each of KCPL and UCU; the absence of any injunction that prevents the consummation of the Merger; the effectiveness of the Registration Statement; the listing on the NYSE of the shares of Newco Common Stock to be issued in the Merger; the receipt of all material governmental approvals; the qualification of the Merger as a pooling of interests for accounting purposes; obtaining necessary permits to operate Newco; the performance by the other party in all material respects, or waiver, of all obligations required to be performed under the Merger Agreement; the accuracy of the representations and warranties of the other party set forth in the Merger Agreement as of the Closing Date (as defined herein) (except for inaccuracies which would not reasonably be likely to result in a material adverse effect to such other party); the receipt of an officer's certificate from the other party stating that certain conditions set forth in the Merger Agreement have been satisfied; there having been no material adverse effect on the other party; the receipt of opinions of counsel to the effect that the Merger will qualify as a tax-free reorganization; the receipt of certain material third-party consents; and the receipt of letters from affiliates of the other party with respect to transactions in securities of KCPL, UCU or Newco. See "THE MERGER AGREEMENT -- Conditions to Each Party's Obligation to Effect the Merger."

RIGHTS TO TERMINATE, AMEND OR WAIVE CONDITIONS

    The Merger Agreement may be terminated under certain circumstances, including: by mutual consent of KCPL and UCU; by any party if the Merger is not consummated by December 31, 1997 (which date may be extended to December 31, 1998 under certain circumstances); by any party if the requisite stockholder approvals are not obtained or if any state or federal law or court order prohibits consummation of the Merger; by a non-breaching party if there occurs a material breach of the Merger Agreement which is not cured within 20 days; or by either party, under certain circumstances, as a result of a more favorable third-party tender offer or business combination proposal with respect to such party. The Merger Agreement requires that termination fees be paid under certain circumstances, including if there is a material, willful breach of the Merger Agreement or if, under certain circumstances, a business combination with a third party is entered into or consummated within two and one-half years of the termination of the Merger Agreement. The aggregate termination fees under these provisions may not exceed $58,000,000. See "THE MERGER AGREEMENT -- Termination Fees."

    The Merger Agreement may be amended by the Boards of Directors of the parties at any time before or after its approval by the stockholders of KCPL and UCU, but after such approvals, no amendment may be made which alters or changes
(i) the amount or kind of shares, rights or the manner of conversion of such shares, or (ii) the terms or conditions of the Merger Agreement, if such alteration or change, alone or in the aggregate, would materially adversely affect the rights of the KCPL shareholders or UCU stockholders, except for alterations or changes that could otherwise be adopted by the Newco Board without the further approval of such stockholders. See "THE MERGER AGREEMENT -- Amendment and Waiver."

    At any time prior to the Effective Time, to the extent permitted by applicable law, the conditions to KCPL's or UCU's obligations to consummate the Merger may be waived by the other party. Any determination to waive a condition would depend upon the facts and circumstances existing at the time of such waiver and would be made by the waiving party's Board of Directors, exercising its fiduciary duties to such party and its stockholders. See "THE MERGER AGREEMENT -- Amendment and Waiver."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The consummation of the Merger is conditioned upon the receipt by KCPL of an opinion from Skadden, Arps, Slate, Meagher & Flom ("Skadden Arps") and the receipt by UCU of an opinion from Blackwell Sanders Matheny Weary & Lombardi L.C. ("Blackwell Sanders") substantially to the effect that (i) the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) no gain or loss will be recognized by holders of KCPL Common Stock, UCU Common Stock or UCU Preferred Stock (if such preferred stock was not previously redeemed) upon the exchange of such stock for Newco Common Stock or Newco Preferred

Stock, as the case may be, in the Merger, except to the extent that cash is received in lieu of fractional shares or pursuant to the perfection of dissenters' rights by Dissenting Holders. See "THE MERGER -- Certain Federal Income Tax Consequences."

    STOCKHOLDERS OF KCPL AND UCU ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION TO THEM AND POSSIBLE EFFECT UPON THEM OF ANY PENDING LEGISLATION, THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

NEWCO FOLLOWING THE MERGER

    At the Effective Time, the separate corporate existence of KCPL and UCU will cease and Newco will be the surviving corporation in the Merger. Pursuant to the Merger Agreement, KCPL and UCU are permitted to change the name of Newco. The headquarters of Newco at the Effective Time will be in Kansas City, Missouri. The utility businesses of Newco will serve approximately 860,000 electric customers and 800,000 gas customers in portions of Missouri, Kansas, Colorado, Iowa, Michigan, Minnesota, Nebraska, West Virginia and British Columbia. A joint venture in Australia will serve approximately 520,000 electric customers. The business of Newco will primarily consist of owning and operating electric and gas utilities, including interests in several international joint ventures, and also owning and operating various non-utility subsidiaries.

    Pursuant to the Merger Agreement, Newco shall provide charitable contributions and community support within the service areas of KCPL and UCU at levels substantially comparable to the levels of charitable contributions and community support provided by such parties within their service areas within the two-year period immediately prior to the Effective Time.

    See "DESCRIPTION OF NEWCO."

REGULATORY MATTERS

    The approval of the Nuclear Regulatory Commission under the Atomic Energy Act of 1954, as amended (the "Atomic Energy Act"), the Federal Energy Regulatory Commission (the "FERC") under the Federal Power Act, as well as the approval of the utility regulators in Missouri, Kansas, Colorado, Iowa, Michigan, Minnesota, West Virginia and British Columbia under applicable state and provincial laws and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), are required in order to consummate the Merger. In addition, the approval of governmental authorities in Australia and New Zealand are required. The receipt of all of these approvals is presently anticipated to occur by the second quarter of 1997.

    KCPL, UCU and Newco intend to request a "no-action" letter from the staff of the SEC, confirming their view that (i) the Merger will not require the prior approval of the SEC pursuant to Section 9(a)(2) of the Public Utility Holding Company Act of 1935 (the "1935 Act") and (ii) following consummation of the Merger, Newco will be a holding company entitled to claim exemption pursuant to Rule 10 from all provisions of the 1935 Act. In the event that the staff of the SEC does not concur with this view, KCPL, UCU and Newco will file an application with the SEC for the necessary approvals and exemptions in connection with the Merger.

    KCPL and UCU possess municipal franchises and environmental permits and licenses that require the consent of the licensor to the Merger or may need to be renewed or replaced as a result of the Merger. Neither KCPL nor UCU anticipate any difficulties at the present time in obtaining such consents, renewals, replacements or transfers.

    Assuming the requisite regulatory approvals are obtained, Newco's utility operations will be subject to regulation by state and provincial utility regulators in Missouri, Kansas, Colorado, Iowa,

Michigan, Minnesota, West Virginia and British Columbia and certain non-utility operations will be subject to regulation in Oklahoma, South Dakota and Texas. In addition, certain investment activities of Newco will be subject to the jurisdiction of regulatory authorities in Australia and New Zealand.

    Under the Merger Agreement, KCPL and UCU have agreed to use all commercially reasonable efforts to obtain all governmental authorizations necessary or advisable to consummate or effect the transactions contemplated by the Merger Agreement. Various parties may seek intervention in these proceedings to oppose the Merger or to have conditions imposed upon the receipt of necessary approvals. While KCPL and UCU believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance as to the timing of such approvals or the ability of such parties to obtain such approvals on satisfactory terms or otherwise. It is a condition to the consummation of the Merger that final orders approving the Merger be obtained from the various federal and state regulators described above on terms and conditions which would not have, or foreseeably could not have, a material adverse effect on the business, assets, financial condition or results of operations of Newco and its prospective subsidiaries taken as a whole, or which would be materially inconsistent with the agreements of the parties contained in the Merger Agreement. There can be no assurance that any such approvals will not contain terms or conditions that cause such approvals to fail to satisfy such condition to the consummation of the Merger.

    See "THE MERGER -- Regulatory Matters."

ACCOUNTING TREATMENT

    KCPL and UCU believe that the Merger will be treated as a pooling of interests for accounting purposes. See "THE MERGER -- Accounting Treatment." The receipt by each of KCPL and UCU of a letter from their respective independent accountants, stating that the transaction will qualify as a pooling of interests, is a condition to the consummation of the Merger. See "THE MERGER AGREEMENT -- Conditions to Each Party's Obligation to Effect the Merger."

DISSENTERS' RIGHTS

    Under the MGBCL, each holder of KCPL Common Stock who dissents from the Merger has the right to have the fair value of such holder's shares appraised by judicial determination and paid to them in cash. In order to perfect such dissenters' rights, holders of KCPL Common Stock must comply with the procedural requirements of the MGBCL, including, without limitation, filing a written objection to the Merger with KCPL prior to the KCPL Meeting, not voting in favor of the Merger Agreement and, within 20 days after the Effective Time, making a written demand for payment of the fair value of the shares held by such shareholder.

    Shares of KCPL Common Stock held by Dissenting Holders will not be converted into shares of Newco Common Stock in the Merger and after the Effective Time will represent only the right to receive such consideration as is determined to be due such Dissenting Holders pursuant to the MGBCL. KCPL Common Stock outstanding immediately prior to the Effective Time and held by a shareholder who withdraws his demand for dissenters' rights or fails to perfect such rights will be deemed to be converted at the Effective Time into the right to receive shares of Newco Common Stock, without interest.

    Holders of UCU Common Stock and UCU Preferred Stock do not have appraisal rights under the DGCL with respect to the Merger.

    See "THE MERGER -- Dissenters' Rights" and Annex J.

DIVIDENDS

    KCPL AND UCU. Pursuant to the Merger Agreement, each of KCPL and UCU have agreed not to, and have agreed not to permit any of their Subsidiaries to, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than (i) to such party or any of its wholly-owned Subsidiaries, (ii) dividends required to be paid on the UCU Preferred Stock or series or class of KCPL preferred stock, (iii) regular quarterly dividends to be paid on KCPL Common Stock and

UCU Common Stock not to exceed 105% of the dividends for the comparable period of the prior fiscal year, and (iv) dividends by Aquila Gas Pipeline Corporation ("AGP"), UtiliCorp U.K., Inc., UtiliCorp U.K. Limited, West Kootenay Power Ltd., UtiliCorp N.Z., Inc. and any Subsidiaries of such entities. KCPL currently pays an annual dividend of $1.56 per share, and UCU currently pays an annual dividend of $1.76 per share. See "THE MERGER AGREEMENT -- Certain Covenants."

    NEWCO. The dividend policy of Newco will be determined upon evaluation from time to time by the Newco Board of Newco's results of operations, financial condition, capital requirements and other relevant considerations, including regulatory considerations. Both KCPL and UCU have a history of consistent dividend growth. Although it is premature to commit, it is the current intention of KCPL and UCU to maintain initial Newco dividends which will be at least in the range of those currently being paid. See "DESCRIPTION OF NEWCO -- Dividends" and "DESCRIPTION OF NEWCO CAPITAL STOCK -- Newco Common Stock."

COMPARISON OF STOCKHOLDERS' RIGHTS

    As a result of the Merger, holders of KCPL Common Stock (other than Dissenting Holders) will become stockholders of Newco, a Delaware corporation. Such stockholders will have certain rights as Newco stockholders that are different than they had as shareholders of KCPL, both because of the differences between the KCPL Charter and the KCPL Bylaws, on the one hand, and the Newco Charter and the Newco Bylaws (forms of which are attached as Annexes D and E, respectively, to this Joint Proxy Statement/Prospectus), on the other hand, and because of differences between Missouri and Delaware corporation law.

    As a result of the Merger, holders of UCU Common Stock will become stockholders of Newco. As both UCU and Newco are incorporated under the laws of Delaware, differences in the rights of such stockholders will be solely attributable to differences in the UCU Charter and the UCU Bylaws, on the one hand, and the Newco Charter and the Newco Bylaws, on the other hand.

    Any Newco Preferred Stock issued in the Merger will have an equal stated dividend and like rights, privileges, qualifications and restrictions as the UCU Preferred Stock, and the Newco Preferred Stock, like the UCU Preferred Stock, will be governed by Delaware law.

    For a comparison of Missouri and Delaware law and the charter and bylaw provisions of KCPL, UCU and Newco, see "COMPARISON OF STOCKHOLDERS' RIGHTS."

                     SELECTED HISTORICAL AND PRO FORMA DATA

    The summary below sets forth selected historical financial and market data and selected unaudited pro forma financial data. The financial data should be read in conjunction with the historical consolidated financial statements and related notes thereto of KCPL and UCU, incorporated herein by reference, and in conjunction with the unaudited pro forma combined financial statements and related notes thereto of Newco included elsewhere in this Joint Proxy Statement/Prospectus. See "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION."

SELECTED HISTORICAL FINANCIAL DATA

    The selected historical financial data of each of UCU and KCPL for the five years ended December 31, 1995, set forth below, have been derived from audited financial statements.

                       KANSAS CITY POWER & LIGHT COMPANY

                                                                  YEARS ENDED DECEMBER 31,
                                               ---------------------------------------------------------------
                                                  1995       1994 (A)       1993       1992 (B)       1991
                                               -----------  -----------  -----------  -----------  -----------
                                                       (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Operating revenues.........................  $    886.0   $    868.3   $    857.5   $    802.7   $    825.1
  Operating income before income taxes.......       244.1        220.6        225.8        192.3        233.2
  Preferred stock dividend requirements......         4.0          3.5          3.2          3.1          6.0
  Earnings available for common shares.......       118.6        101.3        102.6         83.3         97.9
  Primary earnings per share.................        1.92         1.64         1.66         1.35         1.58
  Cash dividends per share...................        1.54         1.50         1.46         1.43         1.37
  Ratio of earnings to fixed charges (g).....        3.94x        4.07x        3.80x        3.12x        3.22x
  Ratio of earnings to fixed charges plus
   preferred dividend requirements (h).......        3.59x        3.69x        3.51x        2.90x        2.85x


                                                                        DECEMBER 31,
                                               ---------------------------------------------------------------
                                                  1995         1994         1993         1992         1991
                                               -----------  -----------  -----------  -----------  -----------
BALANCE SHEET DATA:
  Total assets...............................  $  2,882.5   $  2,770.4   $  2,755.1   $  2,646.9   $  2,615.0
  Long-term debt, net........................       835.7        798.5        733.7        788.2        822.7
  Short-term debt (including current
   maturities) (i)...........................        92.8         65.4        163.5         59.5         86.0
  Cumulative preferred stock, net............        89.0         89.0         89.0         89.0         39.0
  Cumulative redeemable preferred stock......         1.4          1.6          1.8          1.9          2.1
  Common stock equity........................       897.9        874.7        866.2        853.9        860.2
  Book value per common share................       14.50        14.13        13.99        13.79        13.90

       See accompanying Notes to Selected Historical and Pro Forma Data.

                             UTILICORP UNITED INC.

                                                                  YEARS ENDED DECEMBER 31,
                                               ---------------------------------------------------------------
                                                1995 (C)       1994       1993 (D)     1992 (E)       1991
                                               -----------  -----------  -----------  -----------  -----------
                                                       (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Operating revenues.........................  $  2,798.5   $  2,398.1   $  2,746.1   $  2,339.0   $  1,726.2
  Operating income before income taxes.......       225.1        228.0        144.0        165.4        192.7
  Preferred stock dividend requirements......         2.1          3.0          6.9          6.9          7.8
  Earnings available for common shares.......        77.7         91.4         79.5         46.0         69.8
  Primary earnings per share.................        1.72         2.08         1.95         1.32         2.37
  Cash dividends per share (f)...............        1.72         1.70         1.62         1.60         1.54
  Ratio of earnings to fixed charges (g).....        1.87x        2.23x        2.00x        1.73x        2.34x
  Ratio of earnings to fixed charges plus
   preferred dividend requirements (h).......        1.83x        2.14x        1.82x        1.58x        2.06x


                                                                        DECEMBER 31,
                                               ---------------------------------------------------------------
                                                  1995         1994         1993         1992         1991
                                               -----------  -----------  -----------  -----------  -----------
BALANCE SHEET DATA:
  Total assets...............................  $  3,885.9   $  3,111.1   $  2,850.5   $  2,552.8   $  2,387.3
  Long-term debt, net........................     1,355.4        976.9      1,009.7        890.8        928.1
  Short-term debt (including current
   maturities) (i)...........................       303.7        321.2         71.8        236.8        114.5
  Preference stock, not mandatorily
   redeemable................................        25.0         25.0         25.0         25.0         25.0
  Preference stock, convertible and
   mandatorily redeemable....................          --           --         58.5         60.7         61.7
  Preferred stock of subsidiary,
   retractable...............................          .4           .4           .4          9.4         10.4
  Company-obligated mandatorily redeemable
   preferred securities of partnership.......       100.0           --           --           --           --
  Common stock equity........................       946.3        906.8        851.7        661.1        660.7
  Book value per common share................       20.59        20.24        20.27        18.66        19.18

       See accompanying Notes to Selected Historical and Pro Forma Data.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

    The following selected unaudited pro forma financial information combines the historical consolidated balance sheets and statements of income of KCPL and UCU, including their respective subsidiaries, after giving effect to the Merger. The unaudited pro forma combined balance sheet data at December 31, 1995, 1994 and 1993 give effect to the Merger as if it had occurred at the respective balance sheet dates. The unaudited pro forma combined statements of income for each of the years in the three-year period ended December 31, 1995 give effect to the Merger as if it had occurred at January 1, 1993. These statements are prepared on the basis of accounting for the Merger as a pooling of interests and are based on the assumptions set forth in the notes thereto. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the Merger been consummated on the date as of which, or at the beginning of the periods for which, the Merger is being given effect nor is it necessarily indicative of future operating results or financial position. See "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION."

                                KC UNITED CORP.

                                                                                 YEARS ENDED DECEMBER 31,
                                                                           -------------------------------------
                                                                              1995         1994         1993
                                                                           -----------  -----------  -----------
                                                                               (DOLLARS IN MILLIONS, EXCEPT
                                                                                    PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Operating revenues.....................................................  $  3,684.5   $  3,266.4   $  3,603.6
  Operating income before income taxes...................................       469.2        448.6        369.8
  Preferred stock dividend requirements..................................         6.1          6.5         10.1
  Earnings available for common shares...................................       196.3        192.7        182.1
  Primary earnings per share (j).........................................        1.76         1.75         1.71
  Cash dividends per share (f)(j)........................................        1.55         1.52         1.47
  Ratio of earnings to fixed charges (g).................................        2.49x        2.82x        2.62x
  Ratio of earnings to fixed charges plus preferred dividend requirements
   (h)...................................................................        2.39x        2.66x        2.40x

                                                                                       DECEMBER 31,
                                                                           -------------------------------------
                                                                              1995         1994         1993
                                                                           -----------  -----------  -----------
BALANCE SHEET DATA:
  Total assets...........................................................  $  6,768.4   $  5,881.5   $  5,605.6
  Long-term debt, net....................................................     2,191.1      1,775.4      1,743.4
  Short-term debt (including current maturities) (i).....................       396.5        386.6        235.3
  Preference and cumulative preferred stock, not mandatorily redeemable
   (k)...................................................................       114.0        114.0        114.0
  Preference stock, convertible and mandatorily redeemable...............          --           --         58.5
  Cumulative redeemable preferred stock (k)..............................         1.4          1.6          1.8
  Preferred stock of subsidiary, retractable.............................          .4           .4           .4
  Company-obligated mandatorily redeemable preferred securities of
   partnership...........................................................       100.0           --           --
  Common stock equity....................................................     1,844.2      1,781.5      1,717.9
  Book value per common share............................................       16.42        16.04        15.91

       See accompanying Notes to Selected Historical and Pro Forma Data.

NOTES TO SELECTED HISTORICAL AND PRO FORMA DATA

    The following notes explain by company certain yearly activities that have impacted income or earnings:

    KCPL:

    (a) In 1994, KCPL recorded a $22.5 million expense for a voluntary early retirement program.

    (b) In 1992, KCPL's revenues were adversely impacted by abnormally cool summer temperatures.

    UCU:

    (c) In 1995, UCU changed its method of accounting for domestic natural gas trading operations to the mark-to-market method. This change in accounting increased operating revenues and operating income before income taxes by $29.8 million, earnings available for common shares by $18.3 million and total assets by $201.9 million. This change in accounting has been reflected from January 1, 1995. The pro forma effect on prior periods is not material. Also in 1995, UCU recorded a $34.6 million pretax charge related to impaired assets and adoption of Statement of Financial Accounting Standards No. 121.

    (d) In 1993, Aquila Energy Corporation, a wholly-owned subsidiary of UCU, recorded a $69.8 million restructuring charge against pretax earnings related to a change in strategic direction. Aquila also sold 18% of AGP, its then wholly-owned subsidiary, in an initial public offering resulting in a non-taxable gain of $47.8 million.

    (e) In 1992, Aquila Energy Corporation recorded a $17.7 million charge against pretax earnings for improper payments by former employees.

    Other Notes:

    (f) On February 7, 1996, UCU increased its quarterly cash dividend on the UCU Common Stock to $.44 per share from $.43 per share. The annualized rate is now $1.76 per share of UCU Common Stock.

    (g) For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of net income plus interest charges, income taxes and the estimated interest component of rents. "Fixed charges" consists of interest charges and the estimated interest component of rents.

    (h) For purposes of computing the ratio of earnings to fixed charges plus preferred dividend requirements, "earnings" consists of net income plus interest charges, income taxes and the estimated interest component of rents. "Fixed charges" consists of interest charges and the estimated interest component of rents. "Preferred dividend requirements" consists of the calculated pre-tax preferred dividend requirement.

    (i) Includes notes payable to banks and others, commercial paper borrowings, and the current portion of long-term debt.

    (j) Pro forma per common share amounts give effect to the exchange of each share of KCPL Common Stock outstanding into one share of Newco Common Stock and the exchange of each share of UCU Common Stock outstanding into
       1.096 shares of Newco Common Stock. See "THE MERGER AGREEMENT -- The Merger." Pro forma per common share amounts do not, however, give effect to the synergies of the transaction or transaction costs. For a description of the synergies, see "THE MERGER -- Reasons for the Merger; Recommendations of the Boards of Directors."

    (k) See Note 4 to Notes to Unaudited Pro Forma Combined Financial Statements for a discussion of the redemption of certain preferred stock issues prior to consummation of the Merger.

COMPARATIVE PER SHARE DATA

    Set forth below are earnings, cash dividends and book value per common share data of KCPL and UCU, on both historical and pro forma combined bases. Pro forma combined earnings per share is derived from the pro forma combined information presented elsewhere herein, which gives effect to the Merger under the pooling of interests accounting method and combines the results of KCPL and UCU for the periods presented. Pro forma combined cash dividends per share reflect KCPL's and UCU's cash dividends in the periods indicated. The information set forth below should be read in conjunction with the respective audited financial statements of KCPL and UCU incorporated by reference in this Joint Proxy Statement/Prospectus and the "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION." See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                                          YEARS ENDED OR AS OF
                                                                                              DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1995       1994       1993
                                                                                     ---------  ---------  ---------
                                                                                               (PER SHARE)
KCPL -- HISTORICAL
Book value per common share........................................................  $   14.50  $   14.13  $   13.99
Cash dividends per common share....................................................       1.54       1.50       1.46
Earnings per share
  Primary..........................................................................       1.92       1.64       1.66
  Fully diluted....................................................................       1.92       1.64       1.66
UCU -- HISTORICAL
Book value per common share........................................................  $   20.59  $   20.24  $   20.27
Cash dividends per common share....................................................       1.72       1.70       1.62
Earnings per share
  Primary..........................................................................       1.72       2.08       1.95
  Fully diluted....................................................................       1.71       2.06       1.92
NEWCO PRO FORMA (1)
Book value per common share........................................................  $   16.42  $   16.04  $   15.91
Cash dividends per common share....................................................       1.55       1.52       1.47
Earnings per share
  Primary..........................................................................       1.76       1.75       1.71
  Fully diluted....................................................................       1.76       1.74       1.70

- ------------------------
(1) Calculated with converted shares resulting from the Merger.

COMPARATIVE MARKET PRICES AND DIVIDENDS

    The following table sets forth, for the periods indicated, the high and low sales prices of KCPL Common Stock and UCU Common Stock as reported on the NYSE Composite Tape and dividends declared on such stock.

                                                            KCPL                                UCU
                                              ---------------------------------  ---------------------------------
                                                HIGH        LOW      DIVIDENDS     HIGH        LOW      DIVIDENDS
                                              ---------  ---------  -----------  ---------  ---------  -----------
1994
  First Quarter.............................  $  23.250  $  20.625   $    0.37   $  31.625  $  29.000   $    0.42
  Second Quarter............................     23.000     18.625        0.37      31.375     27.000        0.42
  Third Quarter.............................     22.500     19.250        0.38      29.750     26.250        0.43
  Fourth Quarter............................     23.875     21.125        0.38      27.750     25.375        0.43
1995
  First Quarter.............................  $  24.500  $  22.125   $    0.38   $  29.500  $  26.250   $    0.43
  Second Quarter............................     24.125     22.125        0.38      29.000     27.250        0.43
  Third Quarter.............................     24.375     21.500        0.39      28.500     26.625        0.43
  Fourth Quarter............................     26.625     23.500        0.39      29.625     27.500        0.43
1996
  First Quarter.............................  $  27.250  $  24.000   $    0.39   $  30.250  $  28.250   $    0.44
  Second Quarter (through April   ).........

    On January 19, 1996, the last full trading day before the public announcement of the execution and delivery of the Merger Agreement, the closing sales price per share of (i) the KCPL Common Stock on the NYSE Composite Tape was $26.25, and (ii) the UCU Common Stock on the NYSE Composite Tape was $28.50.

    On April , 1996, the most recent date for which it was practicable to obtain market price data prior to printing this Joint Proxy Statement/Prospectus, the closing sales price per share of KCPL Common Stock on the NYSE Composite Tape was $ and the closing sales price per share of UCU
Common Stock on the NYSE Composite Tape was $    .

    The market prices of the KCPL Common Stock and the UCU Common Stock are subject to fluctuation. KCPL shareholders and UCU stockholders are urged to obtain current market quotations for the KCPL Common Stock and the UCU Common Stock.

                          MEETINGS, VOTING AND PROXIES

    This Joint Proxy Statement/Prospectus is being furnished to (i) the holders of KCPL Common Stock in connection with the solicitation of proxies by the KCPL Board from the holders of KCPL Common Stock for use at the KCPL Meeting and (ii) the holders of UCU Common Stock in connection with the solicitation of proxies by the UCU Board from the holders of UCU Common Stock for use at the UCU Meeting. This Joint Proxy Statement/Prospectus is also being furnished to the holders of KCPL Common Stock, UCU Common Stock and UCU Preferred Stock in connection with the issuance of the Newco Common Stock and with the potential issuance of the Newco Preferred Stock in the Merger.

THE KCPL MEETING

    PURPOSE OF KCPL MEETING. The purpose of the KCPL Meeting is to consider and vote upon: (i) a proposal to approve and adopt the Merger Agreement and the Merger; (ii) a proposal to approve the Newco Stock Incentive Plan; (iii) a proposal to approve the Newco Management Incentive Compensation Plan; (iv) a proposal to elect nine directors to hold office for a term of one year and until their successors have been duly elected and qualified; (v) a proposal to ratify and approve the KCPL Board's appointment of Coopers & Lybrand, L.L.P. as independent public accountants for 1996; and (vi) such other matters, if any, as may properly come before the KCPL Meeting or any adjournment or postponement thereof. The KCPL Board does not know of, as of the date of mailing of this Joint Proxy Statement/Prospectus, any other business to be brought before the KCPL Meeting. The enclosed proxy card authorizes the voting of shares represented by the proxy on all other matters that may properly come before the KCPL Meeting, and any adjournment or postponement thereof, and it is the intention of the proxy holders to take such action in connection therewith as shall be in accordance with their best judgment.

    The KCPL Board, by a unanimous vote of those directors present, has adopted and approved the Merger Agreement, the Merger and the transactions contemplated thereby, authorized the execution and delivery of the Merger Agreement, and recommends that KCPL shareholders vote FOR approval and adoption of the Merger Agreement and the Merger, FOR approval of the Newco Stock Incentive Plan, FOR approval of the Newco Management Incentive Compensation Plan, FOR the election of the nominated directors and FOR ratification and approval of the appointment of Coopers & Lybrand, L.L.P. as KCPL's independent accountants for 1996.

    In considering the recommendation of the KCPL Board with respect to the Merger, shareholders should be aware that certain members of KCPL's management and the KCPL Board have certain interests in the Merger that are in addition to the interests of shareholders of KCPL generally. See "THE MERGER -- Conflicts of Interest."

    Pursuant to the Merger Agreement, the consummation of the Merger is conditioned upon approval of proposal (i) above, but is not conditioned upon approval by the shareholders of KCPL of any other of the above proposals. If approved by the shareholders, each of the Newco Plans will be implemented only if the transactions contemplated by the Merger Agreement are consummated.

    DATE, PLACE AND TIME; RECORD DATE; VOTING RIGHTS. The KCPL Meeting is scheduled to be held at the Nelson-Atkins Museum of Art, 4525 Oak Street, Kansas City, Missouri, on Wednesday, May 22, 1996, commencing at 10:00 a.m., local time. Holders of record of shares of KCPL Common Stock at the close of business on April 3, 1996, the KCPL Record Date, will be entitled to notice and to vote at the KCPL Meeting. At the close of business on the KCPL Record Date, 61,902,083 shares of KCPL Common Stock were issued and outstanding and entitled to vote. Each outstanding share of KCPL Common Stock is entitled to one vote upon each matter presented at the KCPL Meeting, with the right of cumulative voting in the election of directors.

    A majority of the voting power of the shares issued, outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum for the transaction of business at the KCPL Meeting. Under the MGBCL, the KCPL Charter, the KCPL Bylaws and the rules of the NYSE, as applicable, the affirmative vote of the holders of two-thirds of the outstanding shares of KCPL Common Stock entitled to vote is required to approve the Merger Agreement and the Merger. Approval of the Merger Agreement is a condition to consummation of the Merger.

    BECAUSE A TWO-THIRDS SUPERMAJORITY VOTE OF ALL OUTSTANDING SHARES OF KCPL COMMON STOCK ENTITLED TO VOTE IS REQUIRED TO APPROVE THE MERGER AGREEMENT AND THE MERGER, YOUR VOTE IS IMPORTANT. UNDER MISSOURI LAW, THE FAILURE TO VOTE, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES CAST AGAINST APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

    Shareholders are entitled to vote cumulatively for the election of directors. Each shareholder is entitled to a number of votes for such election equal to the number of votes entitled to be cast with respect to the shares held by such shareholder multiplied by the number of directors to be elected, and may cast all votes for one nominee or distribute the votes among the nominees. The election of each director shall be decided by plurality vote. As a result, any shares not voted for a director (whether by withholding authority, broker non-vote or otherwise) will have no impact on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

    The affirmative vote of the holders of a majority of the shares of KCPL Common Stock present and entitled to vote at the KCPL Meeting is required to approve each of the other proposals. Abstention and broker non-votes will have the same effect as votes cast against such proposals.

    As of the KCPL Record Date, the directors and executive officers of KCPL, together with their affiliates as a group, beneficially own less than 1% of the issued and outstanding shares of KCPL Common Stock.

    PROXIES. Holders of the KCPL Common Stock may vote either in person or by properly executed proxy. By completing and returning the form of proxy, a KCPL shareholder authorizes the persons named therein to vote all of such KCPL shareholder's shares on behalf of such shareholder. Issued and outstanding shares of KCPL Common Stock, which are represented by properly executed proxies, will, unless such proxies have been revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted FOR approval of the Merger Agreement and the Merger, FOR approval of each of the Newco Plans, FOR the election of the nominated directors and FOR ratification of the appointment of Coopers & Lybrand, L.L.P. as KCPL's independent accountants for 1996. A KCPL shareholder may revoke a proxy at any time prior to the KCPL Meeting by delivering to the Secretary of KCPL a notice of revocation or a duly executed proxy bearing a later date or by attending the KCPL Meeting and voting in person. Attendance at the KCPL Meeting will not in itself constitute revocation of a proxy.

    KCPL will bear the cost of soliciting proxies for the KCPL Meeting, except that KCPL and UCU shall share equally expenses incurred in connection with printing and filing this Joint Proxy Statement/Prospectus and the Registration Statement. See "THE MERGER AGREEMENT -- Expenses." In addition to soliciting proxies by mail, officers and employees of KCPL, without receiving additional compensation therefor, may solicit proxies by telephone, by telecopy, by telegram or in person. KCPL has retained D.F. King & Co., Inc., 77 Water Street, New York, New York 10008, and Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 02586, to aid in the solicitation of proxies from the KCPL shareholders. The fee for such services will be approximately $13,000 plus an additional fee for each shareholder contact and reimbursement for reasonable out-of-pocket expenses.

    The KCPL Meeting may be adjourned to another date and/or place for any proper purpose (including, without limitation, for the purpose of soliciting additional proxies).

THE UCU MEETING

    PURPOSE OF THE UCU MEETING. The purpose of the UCU Meeting is to consider and vote upon (i) a proposal to approve the Merger Agreement and the transactions contemplated thereby; (ii) a proposal to approve the Newco Stock Incentive Plan; (iii) a proposal to approve the Newco Management Incentive Compensation Plan; (iv) a proposal to elect three directors to hold office for a term of three years and until their successors have been duly elected and qualified; (v) a proposal to adopt the UCU Plan; and (vi) such other matters, if any, as may properly come before the UCU Meeting. The UCU Board is not aware, as of the date of mailing of this Joint Proxy Statement/Prospectus, of any other matters which may properly come before the UCU Meeting. If any other matters properly come before the UCU Meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote such proxies in accordance with their best judgment on such matters.

    The UCU Board, by unanimous vote, has adopted and approved the Merger Agreement, authorized the execution and delivery of the Merger Agreement, and recommends that UCU stockholders vote FOR approval of the Merger Agreement and FOR each of the other proposals set forth on the proxy.

    In considering the recommendation of the UCU Board with respect to the Merger, stockholders should be aware that certain members of UCU's management and Board of Directors have certain interests in the Merger that are in addition to the interests of stockholders of UCU generally. See "THE MERGER -- Conflicts of Interest."

    Pursuant to the Merger Agreement, the consummation of the Merger is conditioned upon approval of proposal (i) above, but is not conditioned upon approval by the stockholders of UCU of any other of the above proposals. If approved by the stockholders, each of the Newco Plans will be implemented only if the transactions contemplated by the Merger Agreement are consummated.

    DATE, PLACE AND TIME; RECORD DATE; VOTING RIGHTS. The UCU Meeting is scheduled to be held on Wednesday, May 22, 1996 at 2:00 p.m., local time, at the Kansas City Marriott Downtown, 200 W. 12th Street, Kansas City, Missouri. Holders of record of shares of UCU Common Stock at the close of business on April 3, 1996, the UCU Record Date, will be entitled to notice of and to vote at the UCU Meeting. As of the UCU Record Date, 46,550,642 shares of UCU Common Stock were issued and outstanding and entitled to vote. A list of stockholders of record entitled to vote at the UCU Meeting will be available for inspection by UCU stockholders at UCU's principal business office at 911 Main Street, Suite 3000, Kansas City, Missouri 64105, prior to the UCU Meeting. The list will also be available on the date of the UCU Meeting at the meeting site.

    A majority of the votes entitled to be cast by holders of shares of UCU Common Stock, represented in person or by proxy, shall constitute a quorum for each matter presented at the UCU Meeting. The affirmative vote of a majority of the outstanding shares of UCU Common Stock entitled to vote thereon is required for approval of the Merger Agreement and the transactions contemplated thereby. THE FAILURE TO VOTE, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES CAST AGAINST APPROVAL OF THE MERGER AGREEMENT.

    Each outstanding share of UCU Common Stock is entitled to one vote upon each matter presented at the UCU Meeting, except that each stockholder is entitled to exercise the right of cumulative voting on the vote for nominees for election of directors. Cumulative voting entitles the stockholder to cast as many votes as equal the number of shares owned by such stockholder multiplied by the number of directors elected, and to cast all such votes for a single director, or to distribute the votes among those to be voted for. The three nominees for election as directors who receive the greatest number of votes cast shall become directors at the conclusion of the tabulation of votes. Abstentions and broker non-votes do not have the effect of a vote "against" the nominee, since only a plurality of the votes cast (rather than of votes present) is necessary to elect a director.

    With respect to approval of the Newco Plans and the UCU Plan, each proposal must be approved by a majority of the votes present at the meeting. Abstentions and broker non-votes will have the same effect as votes cast against such proposal.

    PROXIES. Holders of the UCU Common Stock may vote either in person or by properly executed proxy. By completing and returning the form of proxy, the UCU stockholder authorizes the persons named therein to vote all the UCU stockholder's shares on his or her behalf. All completed UCU proxies returned will be voted in accordance with the instructions indicated on such proxies. If no instructions are given, the UCU proxies will be voted FOR approval of the Merger Agreement and FOR each of the other proposals set forth in the proxy. A UCU proxy may be revoked by voting in person at the UCU Meeting, by written notice to UCU's Corporate Secretary or by delivery of a later-dated proxy, in each case prior to the closing of the polls for voting at the UCU Meeting. Attendance at the UCU Meeting will not in itself constitute revocation of a proxy.

    UCU will bear the cost of the solicitation of proxies for the UCU Meeting, except that KCPL and UCU shall share equally expenses incurred in connection with printing and filing this Joint Proxy Statement/Prospectus. See "THE MERGER AGREEMENT -- Expenses." Proxies may be solicited by certain officers and employees of UCU or its subsidiaries by mail, by telephone, personally or by other communications, without compensation apart from their normal salaries. UCU has retained Morrow & Co. to assist in the solicitation of proxies from UCU stockholders, including brokers' accounts, at a fee for such services of $15,000 plus reasonable out-of-pocket expenses.

    The UCU Meeting may be adjourned to another date and/or place for any proper purpose (including, without limitation, for the purpose of soliciting additional proxies).

    As of the UCU Record Date, the directors and executive officers of UCU, together with their affiliates, beneficially own 2.4% of the issued and outstanding shares of UCU Common Stock.

                                   THE MERGER

BACKGROUND OF THE MERGER

    KCPL and UCU share the view that the energy industry has entered an era of inevitable, accelerating change that will have a significant impact on the future competitive position of utility based energy companies and their ability to maintain and increase earnings. More than ever, the industry is being transformed by technological advances, consumer demand and legislative and regulatory reforms which are leading to greater competition in a once monopolistic industry.

    Both KCPL and UCU believe that these changes are leading to fundamental changes in the nature of energy related businesses. As a result, public utility companies face increased business risks and limits to their ability to grow earnings through rate base increases and are, therefore, pursuing various business combinations in order to reduce risk and create new avenues and opportunities for earnings growth. Accordingly, public utilities have invested and, KCPL and UCU believe, will continue to invest in non-regulated businesses within the energy sector and in businesses complementary to their traditional business. In response to intensified competition, public utilities have sought and, KCPL and UCU believe, will continue to seek opportunities to create efficiencies and control future costs through consolidation. Efficiency and the ability to respond quickly to the needs of the market will be rewarded. KCPL and UCU each share the view that only efficient, low-cost suppliers of energy which pursue reforms in the regulatory and legislative arenas will be able to compete successfully in a changing marketplace.

    Recognizing this trend, KCPL and UCU each have separately studied strategic options and opportunities and have from time to time over the last several years participated in preliminary discussions with other utility and energy companies regarding possible strategic business combinations. In October 1993, KCPL and UCU executives and their respective advisors participated in a number of meetings regarding a business combination involving the two companies. After an exchange and review of confidential data, the two companies mutually agreed to cease consideration of a business combination at that time.

    In June 1994, KCPL and Western Resources, Inc. ("WRI") also exchanged confidential information in connection with preliminary discussions regarding a possible business combination. Upon review of such confidential information, in August 1994, KCPL advised WRI that KCPL was not interested in pursuing a business combination with WRI. Although WRI indicated a continuing interest in pursuing a business combination with KCPL from late 1994 through late 1995, KCPL reaffirmed to WRI the conclusion of its analysis that a combination with WRI was not in the best interest of KCPL's shareholders.

    On May 25, 1995 and again on June 6, 1995, Drue Jennings, Chairman of the Board, President and Chief Executive Officer of KCPL, Richard C. Green, Jr., Chairman of the Board, President and Chief Executive Officer of UCU, and a representative of DLJ, financial advisor to UCU, met to discuss a new potential joint venture between the two companies involving power operations and maintenance. Further discussions were held by senior operations executives of KCPL and UCU on June 10, 1995.

    KCPL and UCU subsequently each formed teams, which met throughout the summer, to explore new joint alliances in areas including operations, information technology, marketing and procurement. Pursuant to a confidentiality agreement, dated September 1, 1995, the two companies exchanged confidential information in order to facilitate such discussions and related investigations of each other's business operations in connection therewith.

    The KCPL and UCU teams continued to meet through September, October and November of 1995 and periodically updated their respective Chief Executive Officers regarding their progress in exploring additional potential joint ventures and strategic alliances. The meetings between the respective teams of the two companies as well as discussions between the members of the teams and their respective Chief Executive Officers revealed that the two companies had similar visions and strategic outlooks in a number of areas. As a result of these meetings, both companies continued to discuss the possibility of joint ventures.

    Because of their shared views regarding the accelerating pace of the changes facing the energy industry and, in particular, the convergence of electric and gas supplies into a single energy source giving customers the ability to choose between the two, as well as the unique advantages a combined company would have to expand into additional opportunities in the unregulated sector and additional acquisition opportunities, on October 30, 1995, Drue Jennings, Richard C. Green, Jr., Turner White, KCPL Senior Vice President of Retail Services, and Michael D. Bruhn, UCU Vice President of Corporate Development, met to discuss the general terms of a possible merger of equals transaction. The parties recognized that unique opportunities for growth and certain synergies would be available in a combined company and that additional discussions and due diligence were warranted. At the conclusion of the meeting, each Chief Executive Officer agreed to discuss with his respective Board of Directors at their upcoming regularly scheduled meetings, the concept of such a combination.

    The KCPL Board met on November 7, 1995 and agreed that Mr. Jennings should continue exploratory discussions with UCU. Thereafter, KCPL consulted with Skadden Arps, a law firm that had previously been engaged by KCPL in connection with other matters, and on November 14, 1995, KCPL engaged Merrill Lynch as its financial advisor to advise KCPL with respect to a potential transaction involving KCPL and UCU.

    The UCU Board met on November 9, 1995 and also agreed that Mr. Green should continue preliminary discussions with KCPL. In addition to its regular outside legal counsel of Blackwell Sanders, UCU engaged the law firm of Weil, Gotshal & Manges ("Weil Gotshal") and also retained DLJ as its financial adviser to advise with respect to the potential transaction involving KCPL and UCU.

    On November 10, 1995, Messrs. Jennings, Green, White and Bruhn met with representatives of Skadden Arps and Weil Gotshal to conduct preliminary discussions regarding a merger of equals involving the two companies. On November 18, 1995, the Strategic Planning Committee of the KCPL Board met to discuss the merits of such a business combination between KCPL and UCU in light of KCPL's long-term strategic plans. The committee concluded that the discussion and analysis should continue.

    A meeting of representatives of both companies and their respective financial advisors was held on November 22, 1995 to discuss business, financial and other issues. At that meeting, the companies determined that unique opportunities were present in the proposed business combination and that additional discussions and due diligence should proceed.

    A meeting of representatives of both companies and their respective legal and financial advisors was also held on November 28, 1995 to commence a more detailed examination of the numerous structural, corporate governance, regulatory and other issues relating to the proposed transaction. Also, on November 28, 1995, KCPL and UCU entered into a confidentiality agreement pursuant to which the companies and their representatives provided confidential information to each other in connection with the proposed transaction. Senior management of both companies analyzed financial, operational, regulatory and other legal issues relating to such a possible business combination.

    During December 1995, the chief executive officers of KCPL and UCU met on several occasions to discuss key issues relating to the possible business combination. On December 6, 1995, Ernst & Young LLP was retained by KCPL and UCU to identify and quantify the potential cost savings from synergies available from a merger of KCPL and UCU.

    Through mid-January 1996, representatives of both KCPL and UCU, their counsels and financial advisors held numerous meetings and participated in a number of conference calls to conduct due diligence and discuss and negotiate the terms of a possible business combination pursuant to which the businesses of KCPL and UCU would be merged. These ongoing discussions focused on the structure of the transaction, the conditions to the transaction, the covenants regarding the operations of each company during the period between signing of an agreement and consummation of the transactions contemplated thereby, regulatory matters impacting the combination and possible termination fees.

    At a meeting of the KCPL Board on December 8, 1995, Merrill Lynch representatives reviewed for the KCPL Board preliminary financial data regarding the two companies. Skadden Arps attorneys also described to the KCPL Board its legal responsibilities and fiduciary duties to shareholders in evaluating the proposed transaction. The KCPL Board discussed the rationale for the proposed transaction and authorized management to continue its analysis and discussion.

    At a meeting of the UCU Board on December 9, 1995, DLJ's representatives and officers of UCU described the status of the proposed transaction with KCPL and analyzed preliminary financial data. The UCU Board authorized the executive officers of UCU to continue discussions with representatives of KCPL.

    At a meeting of the KCPL Board on January 5, 1996, the KCPL Board was updated regarding the proposed business combination, including potential strategic benefits of the transaction and the status of negotiations. These potential strategic benefits included the ability of a stronger combined company to operate in a dynamic environment; enhanced opportunities for earnings growth that would create value for shareholders; diversification and, hence, reduction of regulatory risks that would result from the combination; and production and operation cost savings. Merrill Lynch representatives presented a general overview of the various UCU businesses and the methodologies that might be relevant to a financial analysis of a business combination, and Skadden Arps attorneys provided advice regarding relevant regulatory issues, explained the mechanics of the proposed transaction and outlined the terms of the then current draft of the Merger Agreement. The KCPL Board concluded unanimously that management and its advisors should continue to pursue, negotiate and evaluate the proposed combination.

    At a meeting of the UCU Board on January 12, 1996, the UCU Board was updated on the merger discussions.

    During their discussion regarding the parties synergies analysis at the January 5 meeting of the KCPL Board and the January 19 meeting of the UCU Board, Ernst & Young LLP emphasized that the estimated net cost savings of approximately $619 million over a 10-year period were all created by or attributable to the proposed merger and did not include other types of savings that might be achieved without a merger. Ernst & Young LLP explained that the projected cost savings reflected the creation of cost reductions or cost avoidance opportunities through the ability to consolidate separate stand-alone operations into a single entity. This consolidation would thus enable duplicative functions and positions to be eliminated, similar corporate activities to be combined, avoided or reduced in scope, external purchases of goods and services to be aggregated, technical skills and capabilities to be optimized and shared and capital expenditures to be avoided. Ernst & Young LLP informed the KCPL Board and the UCU Board that the report was preliminary and that while components of the analysis might change, the joint synergies analysis had indicated estimated savings opportunities in the regulated utility business totalling approximately $619 million net of all anticipated costs to achieve those savings and costs expected to be incurred to consummate the proposed merger. The approximately $619 million of net cost savings were composed of approximately $232 million in labor related cost savings, approximately $128 million of avoidable capital requirements and reductions of approximately $259 million in other non-capital related expenses. The cost savings estimates were developed and quantified by the parties based on the individual facts regarding existing and planned costs for each company, the current mode of operation of each company, the potential organization and operational framework post-merger, the estimated timing to achieve the savings and the interrelationship of these factors and the costs and complexity of savings attainment.

    During the week of January 15, 1995, the financial advisors of KCPL and UCU discussed the methodology for determining the appropriate exchange ratios and negotiated with respect thereto, and late in the evening on January 18, 1995, together with senior officers of KCPL and UCU, agreed to recommend to each company's Board of Directors that each share of KCPL Common Stock would be converted into the right to receive 1.0 share of Newco Common Stock and each share of UCU Common Stock would be converted into the right to receive 1.096 shares of Newco Common Stock.

    Meetings of the KCPL Board and the UCU Board were held on January 19, 1996 to consider and approve the Merger. At each company's meeting, its senior management and financial and legal advisors discussed material aspects of the Merger and related transactions as detailed below. At the KCPL Board meeting, Merrill Lynch representatives reviewed for the KCPL Board various financial and other information and delivered its oral opinion to the KCPL Board, which opinion was subsequently confirmed in a written opinion dated as of January 19, 1996, that, as of such date and based upon the assumptions made, matters considered and the limits of review as set forth in such opinion, the KCPL Exchange Ratio was fair to the holders of KCPL Common Stock (other than UCU and its affiliates) from a financial point of view. Skadden Arps attorneys summarized recently negotiated terms of the Merger Agreement relating to employee benefit issues and the proposed Newco Charter and Newco Bylaws. In addition, the KCPL Board was advised as to the reasonableness of the proposed employment agreements to be entered into at the Effective Time by Newco and each of Messrs. Jennings and Green based on a review of similar agreements entered into in connection with similar transactions in the electric utility industry. After considering and discussing the various presentations at such meeting and at prior meetings as well as the recommendation of KCPL's management, the KCPL Board approved, by a unanimous vote of those directors present, the Merger Agreement, the Merger and the transactions contemplated thereby and authorized the execution of the Merger Agreement.

    At a meeting of the UCU Board on January 19, 1996, the UCU Board was presented with a discussion of the status of the negotiations with KCPL and various details relating to the proposed Merger. Representatives of DLJ reviewed for the UCU Board various financial and other information and delivered oral and written opinions that as of such date and subject to the assumptions made, matters considered and limits of the review undertaken, as set forth in such opinions and assuming the KCPL Exchange Ratio, the UCU Exchange Ratio was fair, from a financial point of view, to holders of UCU Common Stock. Representatives from Blackwell Sanders and Weil Gotshal outlined the terms of the Merger Agreement for the UCU Board and advised as to the fiduciary duties of the directors.

After considering and discussing the various presentations, the UCU Board approved, by a unanimous vote, the Merger Agreement, the Merger and the transactions contemplated thereby and authorized the execution of the Merger Agreement.

    The Merger Agreement and certain related documents were executed following such approval by the Boards of Directors of both KCPL and UCU.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    In considering the recommendations of the KCPL Board and the UCU Board with respect to the Merger, stockholders should be aware that certain members of KCPL's and UCU's management and Boards of Directors have certain interests in the Merger that are in addition to the interests of stockholders of KCPL and UCU generally. See "THE MERGER -- Conflicts of Interest."

    KCPL. The KCPL Board believes that the terms of the Merger are fair to, and in the best interests of, KCPL, its shareholders and its customers. Accordingly, the KCPL Board, by a unanimous vote of those directors present, has approved the Merger Agreement and the Merger and recommends their adoption by the holders of KCPL Common Stock. The KCPL Board believes that this unique opportunity for KCPL and UCU to merge as equals provides unusual opportunities for KCPL shareholders to participate in the growth of the combined company. This growth will derive from operating efficiencies obtained from economies of scale; the more efficient use of the current investments in generating and transmission capacity and advanced information systems; improved opportunities for cost reductions; domestic market diversification, leading to reduced regulatory and business risk; international market diversification, both reducing risk and affording unusual growth opportunities; the addition of natural gas to the products and services offered to customers; and the long-term financial capability of a larger company. In the judgment of the KCPL Board, these factors combine to offer shareholders improved opportunities for earnings and dividend growth and an enhanced ability to manage risk in an uncertain environment.

    In reaching this conclusion, the KCPL Board considered: (i) the prospective financial strength of each company individually and the benefits of combination discussed above; (ii) current industry, economic and market conditions which encourage consolidation to reduce risk and create new avenues for earnings growth as discussed under "THE MERGER -- Background of the Merger" above; (iii) the proposed structure of the transaction as a merger of equals between KCPL and UCU and the terms of the Merger Agreement and other documents to be executed in connection with the Merger which provide for reciprocal representations and warranties, conditions to closing and rights to termination, and balanced rights and obligations; (iv) that the Merger is expected to be treated as a tax-free reorganization to shareholders and to KCPL and to be accounted for as a pooling-of-interests transaction (which avoids the reduction in earnings which would result from the creation and amortization of goodwill under purchase accounting); and (v) the opinion of Merrill Lynch to the effect that the KCPL Exchange Ratio is fair to holders of KCPL Common Stock (other than UCU and its affiliates) from a financial point of view. In determining that the Merger is fair to and in the best interests of its shareholders, the KCPL Board considered the above facts as a whole and did not assign specific or relative weights to them.

    THE KCPL BOARD HAS BY A UNANIMOUS VOTE OF THOSE DIRECTORS PRESENT APPROVED OF THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, KCPL'S SHAREHOLDERS, SUPPORTS THE ELECTION OF THE NOMINATED DIRECTORS AND SUPPORTS THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND, L.L.P. AS KCPL'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 1996. THE KCPL BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER, FOR EACH OF THE NEWCO PLANS, FOR THE ELECTION OF THE NOMINATED DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT ACCOUNTANTS.

    UCU. The UCU Board believes that the terms of the Merger are fair to, and in the best interests of, UCU and its stockholders and customers. Accordingly, the UCU Board, by a unanimous vote of the directors, has adopted the Merger Agreement and recommends its approval by the stockholders of UCU. The UCU Board believes that the Merger will provide opportunities to achieve benefits for its stockholders and customers that would not be available if UCU and KCPL were to remain as separate enterprises and that, as a result of the combination of UCU's and KCPL's common stock equity, management, personnel and technical expertise, Newco will be a company with great financial strength and will be able to compete more effectively in both its regulated and unregulated markets. The UCU Board believes that the Merger will allow UCU stockholders to benefit from the financial stability of KCPL and its low-cost, efficient manner of operations. This, in turn, will give Newco increased flexibility and leverage in financing. In reaching its conclusions, the UCU Board considered the financial performance, condition, business operations and prospects of each of UCU and KCPL and that, on a combined basis, the companies will likely have greater financial stability and strength as a result of the participation in the combined economic climate and growth of UCU and KCPL, the inherent increase in scale economies, the market diversification resulting from the combination and the impact of the potential operation efficiencies and other synergies. The UCU Board also based its conclusions on its belief that current industry, economic and market conditions will constrain the ability of public utility companies to increase earnings through additions to rate base, which as discussed above (see "THE MERGER -- Background of the Merger"), indicates utilities should strongly consider consolidation to reduce and diversify risk, to create new avenues for earnings growth, and to create greater efficiencies and abilities to control costs. The UCU Board also considered (i) the access Newco will have to the resources of KCPL in diversifying its operations to counteract increased competition in the utility industry; (ii) the proposed structure of the transaction as a merger of equals; (iii) that the proposed structure of the transaction is expected to be treated as a tax-free reorganization and to be accounted for as a pooling-of-interests transaction (which avoids the reduction in earnings which would result from the creation and amortization of goodwill under purchase accounting); (iv) the written opinion of DLJ, dated January 19, 1996, that, subject to the assumptions made, matters considered and limits of the review undertaken as set forth in such opinion and assuming the KCPL Exchange Ratio, the UCU Exchange Ratio is fair, from a financial point of view, to holders of UCU Common Stock; (v) the proposed terms of the Merger Agreement and (vi) the other expected benefits of the Merger discussed below. In determining that the Merger is fair to and in the best interests of its stockholders, the UCU Board considered the above facts as a whole and did not assign specific or relative weights to them.

    THE UCU BOARD HAS UNANIMOUSLY APPROVED OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, UCU'S STOCKHOLDERS AND SUPPORTS THE ELECTION OF THE NOMINATED DIRECTORS. THE UCU BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT, FOR THE ELECTION OF THE NOMINATED DIRECTORS AND FOR EACH OF THE OTHER PROPOSALS SET FORTH IN THIS JOINT PROXY STATEMENT AND PROSPECTUS.

    EXPECTED BENEFITS OF THE MERGER. The Board of Directors of each of KCPL and UCU believe that the expected benefits of the Merger will include:

    - Diversification -- The Merger will result in the increased ability of KCPL and UCU to diversify their existing operations through acquisitions of energy related, non-regulated assets or entities, development and marketing of new products and use of new technology, thereby assisting Newco in counteracting potential decreases in revenue caused by increased competition in the utility industry.

    - Customer Service -- The combined company will be able to rapidly develop and deploy innovative customer services, especially those using advanced information technology. These services will reach a wider customer base than would be possible with each company operating alone.

    - Strategic Acquisitions -- The Merger will provide a larger and more stable platform from which to acquire properties that mesh with the strategic intent of the combined enterprise.

    - Coordination of Dispatch -- The coordination of the dispatch of Newco's electric generating units and transmission facilities should permit more efficient utilization of Newco's resources to meet the combined system's requirements and provide continued low-cost energy to Newco customers.

    - Increased Purchasing Coordination -- The coordination of purchases of products including fuel, electric energy and natural gas should enable Newco to lower costs of such items through economies of scale and increased bargaining strength and should contribute to more efficient inventory management.

    - Management of Price Increases -- The operating cost savings resulting from the Merger will allow Newco to hold future electric rate increases below what would otherwise be necessary for the individual utilities, thus maintaining the cost advantage currently enjoyed by customers of KCPL and UCU.

    - Generation Planning Benefits -- Due to the greater size and diversity of electric generating units which will result from combining the KCPL and UCU systems, Newco can achieve the same level of reliability for the combined system with a lower reserve margin than that currently employed by either KCPL or UCU. Future generation planning should benefit Newco by improving the existing ability of KCPL and UCU to satisfy customer demand load by lowering reserve requirements, diversifying periods of peak customer demands and optimizing base-load plant usage. In addition, the Merger will permit the two utilities to reduce the consequences of the loss of a major base-load power plant. Major extended outages can be very costly both to utilities and to their customers. Protection against such costs include backup capacity and provisions for alternative base-load sources. The risk to any one utility of having problems at any one facility may also be mitigated through coordinated system planning and scheduling of power plant maintenance in a large pool of base-load generating units.

    - Peak Demand Reduction Efforts -- As members of a coordinated system, KCPL and UCU will be able to share their expertise in demand-side management techniques. Demand-side management includes the reduction of peak loads of customers through pricing, energy efficiency programs and other load management programs.

    - Deferral of Capital Investments -- It is anticipated that Newco will be able to eliminate or defer certain capital investments that KCPL and UCU otherwise would have to make as separate entities. These include the deferral or elimination of planned peaking capacity additions and the deferral of planned base-load capacity additions in the early 2000s.

    - Operations and Maintenance Activities -- The coordinated allocation of manpower, equipment, technology and other resources should result in benefits to customers of the two utilities. Sharing of stored inventory and other materials should be attainable and may result in reduced costs to both utilities.

    - Expanded Management Resources -- In combination, KCPL and UCU will be able to draw on a larger and more diverse mid- and senior-level management pool to lead the combined company forward in an increasingly competitive environment for the delivery of energy.

    - Increased Size and Stability -- As a larger entity, Newco will have a more diverse generating, transmission and customer base. In addition, Newco will have a larger asset base than either KCPL or UCU, enhancing its access to capital markets.

    - Economic Development Efforts -- A larger, more diverse service territory and competitive rates should broaden the range of opportunities KCPL and UCU can offer existing and potential customers, making the combined service area more attractive to business and helping to stimulate economic growth in the region.

    - Reduced Administrative Costs -- It is anticipated that as a result of combining staff functions, within several years, Newco will need approximately 200 fewer employees than KCPL and UCU would need without the Merger. These work force reductions will be accomplished, as much as possible, through restrictions on hirings (which are currently in effect at both companies), attrition and voluntary early retirement. In addition, some savings in areas such as insurance, regulatory costs and auditing and consulting fees should be realizable.

    - Community Involvement -- Newco will be a stronger partner in the economic development efforts of the communities KCPL and UCU now serve. The philanthropic and volunteer programs currently maintained by the two companies will be continued with the enhanced resources of the combined entity. Moreover, Newco's substantial customer base will give it a stronger voice in national policy debates on issues affecting the region.

    SYNERGIES. Subject to the qualifications set forth below, KCPL and UCU believe that certain currently identifiable synergies will generate substantial cost savings to Newco which, absent the combination, would not be available. KCPL and UCU have estimated the total dollar value of synergies from the Merger to be approximately $600 million over the 10-year period following the Merger. The quantifiable benefits yielded by the Merger can be categorized into five groups: (i) capital expenditure savings, which lower revenue requirements; (ii) production cost savings; (iii) labor cost savings; (iv) administrative and general savings; and (v) cost of capital savings.

    The foregoing discussion contains certain forward looking statements. The analyses employed in order to develop estimates of areas or amounts of savings or the expansion of revenues to be achieved as a result of the Merger were necessarily based upon various assumptions. These assumptions involve judgments with respect to, among other things, future national and regional economic and competitive conditions, inflation rates, regulatory treatment, weather conditions, financial market conditions, interest rates, future business decisions and other uncertainties, all of which are difficult to predict and many of which are beyond the control of KCPL, UCU and Newco. Accordingly, while KCPL and UCU believe that such assumptions are reasonable for purposes of the development of estimates of cost savings, there can be no assurance that such assumptions will approximate actual experience or that all such savings will be realized, and in such event, actual results could differ materially from the above predictions.

    The treatment of the benefits and cost savings will depend on the terms of the regulatory approvals received in the various jurisdictions in which KCPL and UCU operate their businesses. See "THE MERGER -- Regulatory Matters" and "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION."

OPINION OF KCPL'S FINANCIAL ADVISOR

    On January 19, 1996, Merrill Lynch delivered its oral opinion, which opinion was subsequently confirmed in written opinions dated as of January 19, 1996 and the date of this Joint Proxy Statement/ Prospectus, to the KCPL Board to the effect that, as of such dates, and based upon the assumptions made, matters considered and limits of review, as set forth in such opinions, the KCPL Exchange Ratio is fair to holders of KCPL Common Stock (other than UCU and its affiliates) from a financial point of view. References herein to the "Merrill Lynch Opinion" refer to the written opinion of Merrill Lynch dated January 19, 1996. The Merrill Lynch opinion dated the date of this Joint Proxy Statement/ Prospectus is substantially the same as the January 19, 1996 opinion.

    A COPY OF THE MERRILL LYNCH OPINION DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS. KCPL SHAREHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE KCPL EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY KCPL SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE KCPL MEETING. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS, WHILE

CONTAINING ALL MATERIAL ELEMENTS OF SUCH OPINION, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION OF MERRILL LYNCH, DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, ATTACHED AS ANNEX B HERETO.

    In  arriving at the Merrill Lynch  Opinion, Merrill Lynch among other things
(i) reviewed KCPL's and UCU's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1994, and Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1995, June 30, 1995 and September 30, 1995; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of KCPL and UCU, furnished to Merrill Lynch by KCPL and UCU, respectively; (iii) conducted discussions with members of senior management of KCPL and UCU concerning their respective businesses, regulatory environments, prospects and strategic objectives and possible operating, administrative and capital synergies which might be realized for the combined companies following the Merger; (iv) reviewed the historical market prices and trading activity for KCPL Common Stock and UCU Common Stock and compared them with those of certain publicly traded companies deemed by Merrill Lynch to be reasonably similar to KCPL and UCU, respectively; (v) compared the results of operations of KCPL and UCU with those of certain companies deemed by Merrill Lynch to be reasonably similar to KCPL and UCU, respectively; (vi) analyzed the relative valuation of KCPL Common Stock and UCU Common Stock using various valuation methodologies which Merrill Lynch deemed to be appropriate; (vii) considered the pro forma effect of the Merger on KCPL's capitalization ratios and earnings, dividends and net income available to common stockholders, dividends per common share, book value per common share of KCPL Common Stock;
(viii) reviewed a draft of the Merger Agreement dated January 15, 1996; and (ix) reviewed such other financial studies and analyses and took into account such other matters deemed necessary by Merrill Lynch for purposes of rendering the Merrill Lynch Opinion.

    In preparing the Merrill Lynch Opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it by KCPL and UCU, and did not independently verify such information or any underlying assumptions. Merrill Lynch did not undertake an independent appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of KCPL or UCU. Merrill Lynch also assumed that the financial forecasts furnished to it by KCPL and UCU were reasonably prepared in accordance with accepted industry practices and reflected the best currently available estimates and judgments of KCPL's and UCU's management, as the case may be, as to the expected future financial performance of KCPL and UCU, respectively, and as to the expected future projected outcomes of various legal, regulatory and other contingencies. Merrill Lynch also assumed that the Merger will be free of Federal tax to KCPL, UCU, Newco and the respective holders of KCPL Common Stock and UCU Common Stock, and further assumed that the Merger will be accounted for as a pooling of interests. The Merrill Lynch Opinion is based upon general economic, market, monetary and other conditions as they existed and could be evaluated, and the information made available to it, as of January 19, 1996.

    The matters considered by Merrill Lynch in arriving at the Merrill Lynch Opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions, many of which are beyond the control of KCPL and UCU, and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future. The Merrill Lynch Opinion does not present a discussion of the relative merits of the Merger as compared to any other business plan or opportunity that might be presented to KCPL, or the effect of any other arrangement in which KCPL might engage. Merrill Lynch also advised the KCPL Board that the valuation approaches utilized in the relative valuation of KCPL and UCU for purposes of determining the KCPL Exchange Ratio were not intended to reflect the maximum short-term value that could be realized for holders of KCPL Common Stock, including through a sale of KCPL.

    The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its January 19, 1996 opinion.

    KCPL VALUATION

    Merrill Lynch performed its valuation of KCPL by separately analyzing KCPL's two major business segments, the regulated utility business (the "KCPL Regulated Business") and the unregulated businesses (the "KCPL Unregulated Businesses") operated by KCPL's unregulated businesses subsidiary, KLT Inc. ("KLT"). Merrill Lynch analyzed the KCPL Regulated Business by performing an analysis of publicly traded comparable companies and a discounted cash flow ("DCF") analysis. Merrill Lynch analyzed KLT by performing a DCF analysis of KLT Investments Inc., a passive investment portfolio company ("KLT Investments"), and by valuing the remaining KLT businesses at various multiples of book value.

    KCPL REGULATED  BUSINESS.   Based upon  the valuation  techniques  described
below, Merrill Lynch derived an estimated enterprise valuation range for the KCPL Regulated Business of $2,300 million to $2,475 million.

    PUBLICLY TRADED COMPARABLE COMPANY ANALYSIS. Using publicly available information, Merrill Lynch compared certain financial and operating information and ratios (described below) for the KCPL Regulated Business with the corresponding financial and operating information and ratios for a group of publicly traded companies that Merrill Lynch deemed to be reasonably similar to the KCPL Regulated Business. The companies included in the KCPL comparable company analysis were: DQE, Inc., MidAmerican Energy Company, Oklahoma Gas and Electric Company, Portland General Corporation, Union Electric Company and Western Resources, Inc. (collectively, the "KCPL Regulated Business Comparables"). Merrill Lynch selected the companies in the KCPL Regulated Business Comparables based upon their financial and operating characteristics.

    Merrill Lynch derived implied equity values for the KCPL Regulated Business by selecting certain multiples (price per share/research analysts' 1995 estimated earnings per share, price per share/ research analysts' 1996 estimated earnings per share and price per share/book value of common equity per share) from the KCPL Regulated Business Comparables and applying them to the KCPL Regulated Business' projected 1995 earnings, 1996 earnings and book value of common equity for the year ended December 31, 1995. The relevant multiple ranges for price per share/research analysts' 1995 estimated earnings per share, price per share/research analysts' 1996 estimated earnings per share and price per share/book value of common equity per share were 12.2x to 14.6x, 12.0x to 14.5x and 1.4x to 1.9x, respectively. Merrill Lynch then added projected debt and preferred stock (less cash) for the KCPL Regulated Business at December 31, 1995 to arrive at an estimated enterprise valuation range for the KCPL Regulated Business.

    DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed a DCF analysis for the KCPL Regulated Business using KCPL management projections and calculated an estimated enterprise valuation range. The DCF was calculated assuming discount rates ranging from 7.75% to 8.75%, and was comprised of the sum of the present value of (i) the projected unlevered free cash flows for the years 1996 through 2000, and (ii) the 2000 terminal value based upon two techniques (a) a range of multiples from 12.5x to 13.5x projected 2000 net income, and (b) a range of multiples from 1.5x to 1.7x projected 2000 book value of common equity, in each case adding projected debt and preferred stock (less cash) at year-end 2000.

    KCPL UNREGULATED BUSINESSES. Merrill Lynch performed a DCF analysis for KLT Investments using KCPL management projections and calculated an estimated enterprise valuation range. The DCF was calculated assuming discount rates ranging from 6.0% to 7.0% and was comprised of the present value of the projected unlevered free cash flows for the years 1996 through 2006, subtracting projected non-recourse debt (plus cash) at December 31, 1995. The remaining KLT entities were valued at 1.0x to 1.5x projected December 31, 1995 book values as provided by KCPL management.

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
Based upon these valuation techniques, Merrill Lynch derived an estimated valuation range (after the deduction for non-recourse debt of KLT which is included in KCPL's consolidated financial statements) for KLT of $95 million to $115 million.

    UCU VALUATION

    Merrill Lynch performed its valuation analysis of UCU by analyzing the following four business segments: regulated businesses ("UCU Regulated Businesses"), Aquila Energy Corporation ("Aquila"), UtilCo Group ("UtilCo") and all other businesses. For purposes of its valuation, contribution and pro forma analyses, Merrill Lynch included a December 31, 1995 pro forma adjustment to the UCU management projections, furnished to it by UCU management, of a delayed common stock offering of five million UCU shares, which offering is expected to occur in the third quarter of 1996.

    UCU REGULATED BUSINESSES. The UCU Regulated Businesses include all U.S. electric and gas utility operations. Based upon the valuation techniques described below, Merrill Lynch derived an estimated enterprise valuation range for the UCU Regulated Businesses of $1,700 million to $1,850 million.

    PUBLICLY TRADED COMPARABLE COMPANY ANALYSIS. Using publicly available information, Merrill Lynch compared certain financial and operating information and ratios (described below) for the UCU Regulated Businesses with the corresponding financial and operating information and ratios for a group of publicly traded companies that Merrill Lynch deemed to be reasonably similar to the UCU Regulated Businesses. The companies included in the UCU comparable company analysis were: Central Hudson Gas & Electric Corporation, CILCORP Inc., Delmarva Power & Light Company, LG&E Energy Corp., Orange and Rockland Utilities, Inc. and Southern Indiana Gas and Electric Company (collectively, the "UCU Regulated Businesses Comparables"). Merrill Lynch selected the companies in the UCU Regulated Businesses Comparables based upon their financial and operating characteristics.

    Merrill Lynch derived implied equity values for the UCU Regulated Businesses by selecting certain multiples (price per share/research analysts' 1995 estimated earnings per share, price per share/research analysts' 1996 estimated earnings per share and price per share/book value of common equity per share) from the UCU Regulated Businesses Comparables and applying them to the UCU Regulated Businesses' projected 1995 earnings, 1996 earnings and book value of common equity for the year ended December 31, 1995. The relevant multiple ranges for price per share/research analysts' 1995 estimated earnings per share, price per share/research analysts' 1996 estimated earnings per share and price per share/book value of common equity per share were 11.5x to 14.4x, 11.3x to 13.6x and 1.2x to 1.7x, respectively. Merrill Lynch then added projected debt and preferred stock (less cash) for the UCU Regulated Businesses at December 31, 1995 to arrive at an estimated enterprise valuation range for the UCU Regulated Businesses.

    DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed a DCF analysis for the UCU Regulated Businesses using UCU management projections and calculated an estimated enterprise valuation range. The DCF was calculated assuming discount rates ranging from 7.5% to 8.5%, and was comprised of the sum of the present value of (i) the projected unlevered free cash flows for the years 1996 through 2000, and (ii) the 2000 terminal value based upon two techniques (a) a range of multiples from 13.0x to 14.0x projected 2000 net income, and (b) a range of multiples from 1.5x to 1.7x projected 2000 book value of common equity, in each case adding projected debt and preferred stock (less cash) at year-end 2000.

    AQUILA ENERGY CORPORATION. Merrill Lynch performed a segment valuation analysis of Aquila that involved the individual analysis of AGP, Aquila Energy Marketing ("AEM") and Aquila Power Corporation ("Aquila Power"). For AGP and AEM, Merrill Lynch utilized three valuation methodologies: publicly traded comparable company analysis, comparable company acquisition analysis and DCF analysis. For Aquila Power, Merrill Lynch performed a DCF analysis.

    Based upon the valuation techniques described below, Merrill Lynch derived an estimated enterprise valuation range for Aquila after adjusting for certain unallocated corporate amounts and before deducting minority interest related to AGP, of $585 million to $675 million.

    PUBLICLY TRADED COMPARABLE COMPANY ANALYSIS. Using publicly available information, Merrill Lynch compared certain financial and operating information and ratios (described below) for AGP and AEM, with the corresponding financial and operating information and ratios for a group of publicly traded companies that Merrill Lynch deemed to be reasonably similar to both AGP and AEM. The companies included in the Aquila comparable company analysis were: NGC
Corporation, Tejas Gas Corporation, Tejas Power Corporation and Western Gas Resources, Inc. (collectively, the "Aquila Comparables"). Merrill Lynch selected the companies in the Aquila Comparables based upon their financial and operating characteristics.

    In the case of AGP, which is publicly traded on the New York Stock Exchange, Merrill Lynch compared the market value of AGP Common Stock as a multiple of (a) estimated 1995 EPS (the "1995 EPS Multiple"), which estimates were obtained from Institutional Brokers Estimating Service ("IBES") and (b) estimated 1996 EPS (the "1996 EPS Multiple"), which estimates were obtained from IBES to the corresponding ratios for the Aquila Comparables. Additionally, Merrill Lynch compared the market capitalization of AGP as a multiple of (a) 1995 projected EBITDA (the "1995 EBITDA Multiple"), (b) 1996 projected EBITDA (the "1996 EBITDA Multiple"), (c) 1995 projected EBIT (the "1995 EBIT Multiple"), (d) 1996 projected EBIT (the "1996 EBIT Multiple") and (e) 1995 projected total assets (the "1995 Asset Multiple") to the corresponding ratios for the Aquila Comparables. Merrill Lynch derived an estimated enterprise valuation range for AGP by applying these multiples to the comparable AGP values. In the case of the 1995 EPS Multiple and the 1996 EPS Multiple, Merrill Lynch added projected debt (less cash) to arrive at estimated enterprise values for AGP. The relevant multiple ranges for the 1995 EPS Multiple, the 1996 EPS Multiple, the 1995 EBITDA Multiple, the 1996 EBITDA Multiple, the 1995 EBIT Multiple, the 1996 EBIT Multiple and the 1995 Asset Multiple were 21.0x to 22.3x, 14.4x to 16.1x, 7.9x to 9.4x, 6.9x to 8.3x, 13.3x to 13.9x, 10.3x to 12.5x and 0.9x to 1.3x,
respectively. As used herein, "EPS" means earnings per share, "EBITDA" means earnings before interest, taxes, depreciation and amortization, and "EBIT" means earnings before interest and taxes.

    Merrill Lynch derived an estimated enterprise valuation range for AEM using both the market values of the Aquila Comparables as multiples of (a) 1995 estimated EPS, which estimates were obtained from IBES and (b) 1996 estimated EPS, which estimates were obtained from IBES and the market capitalizations of the Aquila Comparables as multiples of (a) 1995 projected EBITDA and (b) 1996 projected EBITDA. In the case of the 1995 EPS Multiple and the 1996 EPS Multiple, Merrill Lynch added projected debt (less cash) to arrive at estimated enterprise values for AEM. The relevant multiple ranges for the 1995 EPS Multiple, the 1996 EPS Multiple, the 1995 EBITDA Multiple and the 1996 EBITDA Multiple were 21.0x to 22.3x, 14.4x to 16.1x, 7.9x to 9.4x and 6.9x to 8.3x, respectively.

    COMPARABLE COMPANY ACQUISITION ANALYSIS. Using publicly available information, Merrill Lynch reviewed ten transactions announced between July 1993 and August 1995 involving the acquisition of selected natural gas gathering, processing and marketing companies (the "Aquila Comparable Acquisition Transactions") to derive estimated enterprise valuation ranges for both AGP and AEM. The Aquila Comparable Acquisition Transactions and the date each transaction was announced were as follows: Atlanta Gas Light Company/Sonat Gas Marketing Company (August 1995), The Williams Companies, Inc./Gas Company of New Mexico (June 1995), El Paso Natural Gas Company/Eastex Energy, Inc. (May 1995), LG&E Energy Corp./Hadson Corporation (May 1995), Associated Natural Gas Corporation/Grand Valley Gas (February 1995), Panhandle Eastern Corporation/Associated Natural Gas Corporation (December 1994), NGC Corporation/Trident NGL, Inc. (August 1994), Red Cedar Gathering Co./WestGas Gathering, Inc. (August 1994), KN Energy, Inc./ American Oil & Gas Corporation (March 1994) and Western Gas Resources, Inc./Mountain Gas Resources, Inc. (July
1993).

    In the case of AGP, Merrill Lynch (i) compared the equity value in each of the Aquila Comparable Acquisition Transactions as a multiple of then publicly available (a) latest 12 months ("LTM") net income available to common stock (the "Net Income Multiple") and (b) book value of common equity for the most recently available fiscal quarter preceding such transaction (the "Book Value Multiple") and (ii) compared the transaction value (defined as the equity value plus the liquidation value of preferred stock plus the principal amount of debt less cash) for each of the Aquila Comparable Acquisition Transactions as a multiple of then publicly available (a) LTM EBITDA (the "EBITDA Multiple"), (b) LTM EBIT (the "EBIT Multiple") and (c) the total assets for the most recently available fiscal quarter preceding such transaction (the "Asset Multiple"). The relevant multiple ranges for the Net Income Multiple, the Book Value Multiple, the EBITDA Multiple, the EBIT Multiple and the Asset Multiple were 24.4x to 30.0x, 1.3x to 2.1x, 7.6x to 10.6x, 13.6x to 16.8x and 0.7x to 1.1x, respectively.

    In the case of AEM, Merrill Lynch (i) compared the equity value in each of the Aquila Comparable Acquisition Transactions as a multiple of then publicly available LTM net income available to common stock and (ii) compared the transaction value for each of the Aquila Comparable Acquisition Transactions as a multiple of then publicly available (a) LTM EBITDA and (b) LTM EBIT. The relevant multiple ranges for the Net Income Multiple, the EBITDA Multiple and the EBIT Multiple were 24.4x to 30.0x, 7.6x to 10.6x, and 13.6x to 16.8x, respectively.

    DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed DCF analyses for AGP, AEM and Aquila Power using UCU management projections and calculated estimated enterprise valuation ranges for each business. For AGP, the DCF was calculated assuming discount rates ranging from 7.0% to 12.0%, and was comprised of the sum of the present value of (i) the projected unlevered free cash flows for the years 1996 through 2001 and (ii) the 2001 terminal value based upon a range of multiples from 6.0x to 9.0x projected EBITDA. For both AEM and Aquila Power, the DCFs were calculated assuming discount rates ranging from 8.0% to 12.0%, and were comprised of the sum of the present value of (i) the projected unlevered free cash flows for the years 1996 through 1999 and (ii) the 1999 terminal value based upon a range of multiples from 6.0x to 9.0x projected EBITDA.

    UTILCO GROUP. Based upon the valuation techniques described below, Merrill Lynch derived an estimated enterprise valuation range for UtilCo of $165 million to $200 million.

    PUBLICLY TRADED COMPARABLE COMPANY ANALYSIS. Using publicly available information, Merrill Lynch compared certain financial and operating information and ratios (described below) for UtilCo with the corresponding financial and operating information and ratios for a group of publicly traded companies that Merrill Lynch deemed to be reasonably comparable to UtilCo. The companies included in the analysis were: The AES Corporation, California Energy Company, Inc., Destec Energy, Inc., Enron Global Power & Pipelines L.L.C., Ogden Corporation and Sithe Energies, Inc. (collectively, the "UtilCo Comparables"). Merrill Lynch selected the companies in the UtilCo Comparables based upon their financial and operating characteristics.

    Merrill Lynch derived an estimated enterprise valuation range for UtilCo by selecting certain multiples (price per share/research analysts' 1995 estimated earnings per share, price per share/ research analysts' 1996 estimated earnings per share, price per share/book value of common equity per share, market value of common stock/cash flow, market capitalization/revenues, market capitalization/EBITDA and market capitalization/EBIT) from the UtilCo Comparables and applying them to UtilCo's projected 1995 and 1996 earnings, December 31, 1995 book value of common equity, 1996 revenues, EBITDA and EBIT. In the case of price per share/research analysts' 1995 estimate earnings per share, price per share/research analysts' 1996 estimated earnings per share, price per share/book value of common equity per share and market value of common stock/cash flow, Merrill Lynch added projected debt and preferred stock (less cash) for UtilCo at December 31, 1995 to arrive at estimated enterprise values for UtilCo. The relevant multiple ranges for price per share/research analysts' 1995 estimated earnings per share, price per share/research analysts' 1996 estimated earnings per share, price per share/book value of common equity per share, market value of common stock/cash flow,

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
market   capitalization/revenues,   market   capitalization/EBITDA   and  market
capitalization/EBIT were 14.1x to 15.6x, 12.2x to 13.3x, 1.0x to 1.8x, 4.2x to 7.7x, 1.0x to 3.9x, 8.2x to 9.8x and 10.5x to 12.7x, respectively.

    DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed a DCF analysis for UtilCo using UCU's management projections of future project cash flows for each of UtilCo's existing projects in operation or under construction and calculated an estimated valuation range. The analysis did not include value for estimated earnings from future development projects that were not under signed or awarded power contracts. The DCF was calculated assuming discount rates ranging from 11.5% to 12.5% and was comprised of the sum of the present value of (i) the projected unlevered free cash flows generated by each project over the remaining term of the project's power purchase agreement and (ii) by assigning a terminal value at the end of the term of the power purchase agreement to each project based on each project's remaining useful life.

    OTHER BUSINESSES. Other businesses include UCU Australia, UCU British Columbia, UCU Marketing Services, UCU New Zealand, UCU United Kingdom and Unallocated and Other Items. Using various valuation methodologies, including a comparable company analysis, DCF analysis and book value approaches, similar to those described above, Merrill Lynch derived an estimated enterprise valuation range for these businesses of $426 million to $577 million.

    IMPLIED EXCHANGE RATIO RANGE

    Based upon the estimated valuations of KCPL and UCU set forth above, Merrill Lynch derived estimated enterprise and common equity valuation ranges for both companies and calculated an implied exchange ratio range of 0.883 to 1.332 shares of UCU Common Stock to a share of KCPL Common Stock.

    TRADING RATIO ANALYSIS

    Merrill Lynch reviewed the performance of the per share market prices of KCPL Common Stock and UCU Common Stock over the five-year period ended January 12, 1996. Merrill Lynch also calculated the ratio of the average of the per share market prices of UCU Common Stock to the per share market prices of KCPL Common Stock from January 11, 1991 to January 12, 1996, January 15, 1993 to January 12, 1996, January 20, 1995 to January 12, 1996, July 14, 1995 to January 12, 1996, October 13, 1995 to January 12, 1996 and December 15, 1995 to January 12, 1996. This analysis showed that over the five-year, three-year, one-year, six-month, three-month and one-month periods, the per share market prices of UCU Common Stock compared to the per share market prices of KCPL Common Stock, traded at average ratios of 1.25, 1.26, 1.20, 1.17, 1.13 and 1.11, respectively. Merrill Lynch noted for the KCPL Board that based on January 12, 1996 closing prices, the trading ratio of UCU Common Stock compared to KCPL Common Stock was 1.096.

    CONTRIBUTION ANALYSIS

    In order to determine an implied exchange ratio based upon contribution analysis, Merrill Lynch calculated the contribution of KCPL and UCU to the pro forma combined company with respect to (i) earnings per common share, (ii) dividends per common share and (iii) book value of equity per common share, for the years ended 1993 through 1994 (the "Historical Period") and, using management projections (excluding estimated potential synergies) provided by the respective managements of KCPL and UCU, for the years 1995 through 2000 (the "Projected Period"). The analysis of earnings per common share yielded a range of implied exchange ratios for UCU Common Stock to KCPL Common Stock of 1.273 to
1.299 during the Historical Period and 0.980 to 1.163 during the Projected Period. The analysis of dividends per common share yielded a range of implied exchange ratios of 1.109 to 1.132 during the Historical Period and 1.081 to
1.114 during the Projected Period. The analysis of book value of common equity per common share yielded a range of implied exchange ratios of 1.439 to 1.449 during the Historical Period and 1.406 to 1.461 during the Projected Period.

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
    PRO FORMA ANALYSIS

    Merrill Lynch also analyzed certain pro forma effects resulting from the Merger, including the potential impact to KCPL's projected stand-alone earnings per share, dividends per share, dividend payout ratios and total debt to total capitalization ratios. Using the projected earnings for the years 1995 through 2000 provided by the respective managements of KCPL and UCU, Merrill Lynch compared the projected earnings per share of KCPL on a stand-alone basis (assuming the Merger does not occur) to the earnings per share of Newco Common Stock assuming the exchange ratios contemplated by the Merger Agreement. In addition, Merrill Lynch considered certain estimated synergies expected to be achieved as a result of the Merger. For conservatism, Merrill Lynch excluded certain savings in the area of capital deferral. For its pro forma analysis, based upon input from KCPL management, Merrill Lynch assumed 50% of the estimated pre-tax labor and non-labor synergies would be realized by stockholders of Newco.

    Assuming inclusion of the synergies as detailed above, the analysis indicated that the Merger would be dilutive to the projected earnings per share of a KCPL shareholder in the amount of 3.4% in 1995, accretive to the projected earnings per share of a KCPL shareholder in the amount of 0.6% in 1996, dilutive to the projected earnings per share of a KCPL shareholder in the amount of 0.6% in 1997 and accretive to the projected earnings per share of a KCPL shareholder in the amounts of 0.8% in 1998, 2.1% in 1999 and 4.9% in 2000. KCPL's stand-alone dividend payout ratios were projected to be 81.7% in 1995, 81.5% in 1996, 75.5% in 1997, 70.2% in 1998, 67.6% in 1999 and 67.5% in 2000 compared to
Newco's projected dividend payout ratios of 86.9% in 1995, 81.1% in 1996, 76.0% in 1997, 69.9% in 1998, 66.2% in 1999 and 64.3% in 2000. KCPL's stand-alone total debt to total capitalization ratios were projected to be 44.5% in 1996, 44.4% in 1997, 42.7% in 1998, 41.6% in 1999 and 40.7% in 2000 compared to
Newco's projected total debt to total capitalization ratios of 51.2% in 1996, 50.7% in 1997, 48.8% in 1998, 46.8% in 1999 and 46.2% in 2000.

    In addition, Merrill Lynch made a similar comparison assuming the exchange ratios contemplated by the Merger Agreement with no synergies. The analysis indicated that the Merger would be dilutive to the projected earnings per share of a KCPL shareholder in amounts of 3.4% in 1995, 1.4% in 1996, 4.6% in 1997, 4.6% in 1998, 3.9% in 1999 and 1.8% in 2000. KCPL's stand-alone dividend payout ratio was projected to be 81.7% in 1995, 81.5% in 1996, 75.5% in 1997, 70.2% in
1998, 67.6% in 1999 and 67.5% in 2000 compared to Newco's projected dividend payout ratio of 86.9% in 1995, 82.7% in 1996, 79.2% in 1997, 73.5% in 1998,
70.3% in 1999 and 68.7% in 2000. KCPL's stand-alone total debt to total capitalization ratio was projected to be 44.5% in 1996, 44.4% in 1997, 42.7% in 1998, 41.6% in 1999 and 40.7% in 2000 compared to Newco's projected total debt to total capitalization ratio of 51.2% in 1996, 51.1% in 1997, 49.4% in 1998, 47.7% in 1999 and 47.6% in 2000. In both analyses, Merrill Lynch assumed that Newco would assume the same dividend policy as KCPL.

    The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion. The preparation of a fairness opinion is a complex process not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its analyses set forth in the Merrill Lynch Opinion. No company in the KCPL Regulated Business Comparables, the UCU Regulated Businesses Comparables, the Aquila Comparables or the UtilCo Comparables is identical to the KCPL Regulated Business, the UCU Regulated Businesses, AGP and AEM, or UtilCo, respectively. Accordingly, an analysis of publicly traded comparable companies is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

    The KCPL Board selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger and because it is familiar with KCPL and its business. Merrill Lynch has from time to time rendered investment banking, financial advisory and other services to KCPL for which it has received customary compensation. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

    Pursuant to the terms of an engagement letter dated November 14, 1995, KCPL has agreed to pay Merrill Lynch (i) a $150,000 retainer fee and (ii) a transaction fee equal to $7,000,000 (the "Transaction Fee") against which the amount referred to in clause (i) will be credited. The Transaction Fee is payable in three installments (a) 33 1/3% upon the execution of a definitive agreement to effect the Merger, (b) 33 1/3% upon shareholder approval and (c) any remaining unpaid portion upon closing of the Merger. KCPL has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, subject to certain limitations, and to indemnify Merrill Lynch and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

    In the ordinary course of Merrill Lynch's business, Merrill Lynch may actively trade the securities of KCPL and UCU for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF UCU'S FINANCIAL ADVISOR

    UCU has engaged DLJ to act as its financial advisor in connection with the transactions contemplated by the Merger Agreement and to render its opinion to the UCU Board as to the fairness, from a financial point of view, to the stockholders of UCU of the terms of the UCU Exchange Ratio pursuant to the Merger Agreement. DLJ was retained based on its experience, expertise in the industry, reputation and prior relationship with UCU.

    On January 19, 1996, DLJ delivered its oral opinion to the UCU Board, which opinion was subsequently confirmed in a written opinion dated as of January 19, 1996 and a further written opinion dated the date of this Joint Proxy Statement/Prospectus, to the effect that, as of such dates and subject to the assumptions made, matters considered and limits of the review undertaken, as set forth in such opinions and assuming the KCPL Exchange Ratio, the UCU Exchange Ratio is fair, from a financial point of view, to holders of UCU Common Stock. Reference herein to the "DLJ Opinion" refers to the written opinion of DLJ dated as of January 19, 1996. The DLJ opinion dated the date of this Joint Proxy Statement/Prospectus is substantially the same as the January 19, 1996 opinion.

    A COPY OF THE WRITTEN OPINION OF DLJ, DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN BY DLJ, IS ATTACHED HERETO AS ANNEX C AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF UCU ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. THE DLJ OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE UCU EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY UCU STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE UCU MEETING. THE SUMMARY OF THE DLJ OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS, WHILE CONTAINING ALL MATERIAL ELEMENTS OF SUCH OPINION, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION OF DLJ, DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, ATTACHED AS ANNEX C HERETO.

    In arriving at the DLJ Opinion, DLJ reviewed, among other things, (i) the draft Merger Agreement, dated January 17, 1996; (ii) Annual Reports to Stockholders and Annual Reports on Form 10-K of UCU and KCPL for the five fiscal years ended December 31, 1994 and Quarterly Reports on Form 10-Q of UCU and KCPL for the periods ending March 31, 1995, June 30, 1995 and September 30, 1995;
(iii) FERC Forms 1 of UCU and KCPL; (iv) certain other communications from UCU and KCPL to their respective stockholders; (v) certain internal financial analyses and projections, including analyses and projections of certain operating efficiencies and financial synergies expected to be

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
achieved  as a result  of the Merger, provided  to DLJ by each  of UCU and KCPL;
(vi) the historical prices and trading volumes of the common stock of each of UCU and KCPL; (vii) publicly available financial data and stock market performance data of companies which DLJ deemed comparable in relevant respects to UCU and KCPL; and (viii) the financial terms, including prices and premiums paid, of certain recent business combinations in the gas and electric utility industry. DLJ also held discussions with members of the senior management of UCU and KCPL regarding the past and current business operations, financial condition and future prospects of their respective companies and their analyses of strategic benefits of the Merger, including, without limitation, the amount and timing of realization of the synergies referred to above. In addition, DLJ performed such other financial studies, analyses and investigations, and took into account such other matters as DLJ considered appropriate for purposes of rendering the DLJ Opinion.

    In connection with its review, DLJ did not independently verify any of the foregoing information or any underlying assumptions, including certain synergies expected to be achieved in the Merger, and relied on the accuracy, completeness and fairness of all financial and other information that was available to DLJ from public sources, that was provided to DLJ by UCU, KCPL or their respective representatives, or that was otherwise reviewed by DLJ, including the outcomes projected by UCU and KCPL of legal, regulatory and other contingencies. With respect to the financial projections supplied to DLJ, DLJ assumed that they had been reasonably prepared on the basis reflecting the best currently available estimates and judgment of the management of UCU and KCPL as to the future financial performance of UCU and KCPL, as the case may be, and as to the outcomes projected of legal, regulatory and other contingencies. DLJ did not and does not assume any responsibility for the information or projections provided to it, and DLJ has further relied upon the assurances of the management of UCU and KCPL that they are unaware of any facts that would make the information or projections provided to DLJ incomplete or misleading. In addition, DLJ, with UCU's consent, did not make an independent evaluation and appraisal of the assets and liabilities of UCU or KCPL or any respective subsidiaries and DLJ has not been furnished with any such evaluation or appraisal. In arriving at its opinion, DLJ assumed, with UCU's consent, that the consummation of the transactions contemplated by the Merger Agreement will be accounted for as a pooling of interests under generally accepted accounting principles. In addition, DLJ assumed that the Merger will be a reorganization as described in
Section 368(a) of the Code, and the regulations thereunder, and that UCU, KCPL and the stockholders of UCU and KCPL who exchange their shares solely for stock of Newco will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Merger. The DLJ Opinion is necessarily based on economic, market and other conditions, and the information made available to it, as of January 19, 1996.

    In rendering the DLJ Opinion, DLJ performed a variety of financial analyses. All such material analyses are summarized below.

    RELATIVE TRADING PRICE HISTORY. DLJ reviewed certain historical trading prices and volumes of UCU and KCPL Common Stock over the latest one, two, three and six months ended January 18, 1996. For each period, DLJ calculated the average stock price weighted by the daily trading volume for each of UCU and KCPL Common Stock. Such analysis demonstrated exchange ratios (calculated by dividing the weighted average stock price of UCU Common Stock by the weighted average stock price of KCPL Common Stock) for the period ended January 18, 1996 ranging from 1.109x to 1.173x. The analysis also indicated an exchange ratio of 1.091x as of January 18, 1996.

    COMPARABLE PUBLIC COMPANIES. DLJ reviewed and compared certain publicly available historical financial information, projected 1995, 1996 and 1997 financial results (based on research analysts estimates as reported by IBES) and stock market performance relating to UCU and KCPL to corresponding information for selected publicly-traded companies comprising Cilcorp, Inc., Citizens Utilities Company, MidAmerican Energy Company, MDU Resources Group, Inc. and Western Resources, Inc. (collectively, the "Public Comparables"). The Public Comparables were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to UCU and KCPL.

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
    DLJ examined, among other things, (i) the market capitalization; (ii) the per share market price as a multiple of (a) EPS for the latest twelve months for which financial reports had been filed with the SEC; (b) 1995 estimated EPS (the "1995 PE Ratio"); (c) 1996 projected EPS (the "1996 PE Ratio"); (d) 1997 projected EPS (the "1997 PE Ratio") and (e) book value of common equity (the "Price/Book Ratio") for the most recent fiscal quarter for which financial information was available and (iii) the enterprise value (defined as market capitalization plus the principal amount of debt and liquidation value of preferred stock less cash and cash equivalents) as a multiple of (a) LTM revenue; (b) LTM EBITDA; and (c) LTM EBIT of UCU, KCPL and the Public Comparables. Although DLJ considered each of the foregoing multiples, DLJ attributed relatively greater weight to the 1995 PE Ratio, 1996 PE Ratio, 1997 PE Ratio and the Price/Book Ratio for purposes of its analyses of the Public Comparables.

    The analysis indicated that the average (excluding the maximum and minimum values) 1995 PE Ratio, 1996 PE Ratio, 1997 PE Ratio and Price/Book Ratio of the Public Comparables was 13.7x, 13.4x, 13.0x and 1.6x, respectively. The analysis also indicated that UCU's 1995 PE Ratio, 1996 PE Ratio, 1997 PE Ratio and Price/Book Ratio were 13.5x, 12.7x, 12.1x and 1.4x, respectively, and KCPL's 1995 PE Ratio, 1996 PE Ratio, 1997 PE Ratio and Price/Book Ratio were 14.1x, 13.4x, 12.9x and 1.8x, respectively. Such multiples, except the Price/Book Ratio, were based on a composite of research analyst estimates of projected 1995, 1996 and 1997 EPS as reported by IBES. The comparison of trading levels for UCU Common Stock and KCPL Common Stock to the average trading levels for the Public Comparables provided an indication that neither UCU Common Stock nor KCPL Common Stock were trading at levels materially different than the Public Comparables.

    COMPARABLE MERGER & ACQUISITION TRANSACTION ANALYSIS. DLJ reviewed comparable transactions involving proposed or completed mergers between or acquisitions of regulated gas and electric utilities occurring between June 1994 and November 1995 (the "Comparable M&A Transactions"). The companies involved in the Comparable M&A Transactions were IES Industries, Interstate Power and WPL Holdings; Washington Energy Company and Puget Sound Power & Light; Potomac Electric Power Company and Baltimore Gas and Electric; Southwestern Public Service and Public Service Co. of Colorado; Pennsylvania Power & Light and PECO Energy; CIPSCO and Union Electric; Northern States Power and Wisconsin Energy Corp.; Iowa-Illinois Gas & Electric Company and Midwest Resources Inc.; and Sierra Pacific Resources and Washington Water Power Co. DLJ studied certain publicly available data for each of the Comparable M&A Transactions including the market value of the consideration to be received by the stockholders of the company (the "Equity Consideration") as a multiple of the LTM net income and book value. In addition, DLJ calculated the "Total Consideration" (defined as Equity Consideration plus the principal amount of debt and the liquidation value of preferred stock minus cash and cash equivalents and option proceeds) as a multiple of LTM revenue, LTM EBITDA and LTM EBIT.

    The analysis of Comparable M&A Transactions yielded average Equity Consideration multiples of LTM net income and book value of 14.8x and 1.6x, respectively, and Total Consideration multiples of LTM revenue, LTM EBITDA and LTM EBIT of 2.2x, 7.4x and 11.3x, respectively. Based on the UCU Exchange Ratio and the KCPL Exchange Ratio, DLJ calculated Equity Consideration multiples of LTM net income and book value of 14.7x and 1.4x, respectively, and Total Consideration multiples of LTM revenue, LTM EBITDA and LTM EBIT of 1.9x, 6.9x and 10.7x, respectively, for UCU and Equity Consideration multiples of LTM net income and book value of 14.0x and 1.8x, respectively, and Total Consideration multiples of LTM revenue, LTM EBITDA and LTM EBIT of 2.9x, 7.1x and 10.7x, respectively, for KCPL.

    Because the reasons for and circumstances surrounding each of the Comparable M&A Transactions analyzed were diverse and because of the inherent differences between the operations of UCU, KCPL and the companies engaged in the Comparable M&A Transactions, DLJ believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the Merger. DLJ believed that an appropriate use of a comparable transaction analysis in this instance

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
would  involve  qualitative   judgments  concerning   differences  between   the
characteristics of these transactions and the Merger which would affect the relative values of the merged companies and UCU and KCPL.

    PRO FORMA MERGER ANALYSIS. DLJ analyzed the pro forma impact of the Merger on the holders of shares of UCU Common Stock, based on the UCU Exchange Ratio and the KCPL Exchange Ratio. The analysis was based on projections for UCU and KCPL prepared by their respective managements for the years 1996, 1997, 1998, 1999 and 2000. The UCU projections, provided by UCU management, included a common stock offering of five million shares expected to be completed in 1996. DLJ compared the EPS of UCU Common Stock, on a stand-alone basis, to the EPS of Newco on a pro forma basis (as adjusted for the UCU Exchange Ratio and the KCPL Exchange Ratio). Based on such analysis and assuming no synergies, the proposed transaction would be accretive to the holders of UCU Common Stock on an EPS basis in the years 1997, 1998, 1999 and 2000 and marginally dilutive in 1996. In addition, the proposed transaction would be accretive to UCU stockholders on an EPS basis in the years 1996, 1997, 1998, 1999 and 2000 assuming $15 million and $25 million of annual pretax synergies (amounts DLJ believed to be achievable based on its discussions with UCU and KCPL).

    DLJ also analyzed the pro forma impact of the Merger on the dividend payout ratio (the "Payout Ratio") (defined as the common dividend per share divided by
EPS) to holders of UCU Common Stock. DLJ compared the Payout Ratio of UCU Common Stock, on a stand-alone basis, to the Payout Ratio of Newco on a pro forma basis. Based on such analysis and assuming no synergies, the proposed transaction would decrease the Payout Ratio for holders of UCU Common Stock in the years 1997, 1998, 1999 and 2000. In addition, the proposed transaction would decrease the Payout Ratio for holders of UCU Common Stock in the years 1997, 1998, 1999 and 2000 assuming $15 million and $25 million of annual synergies. Such reduction in the payout ratio permits greater flexibility for increased dividend payments.

    In addition, DLJ determined the pro forma impact of the Merger on the end-of-year return on common equity ("ROE") (defined as the net income available to the common equity divided by end-of-year common equity). DLJ compared the ROE of UCU Common Stock, on a stand-alone basis, to the ROE of Newco on a pro forma basis. Based on such analysis and assuming no synergies, the proposed transaction would increase the ROE to holders of UCU Common Stock in the years 1996, 1997, 1998, 1999 and 2000.

    RELATIVE CONTRIBUTION ANALYSIS. DLJ calculated the contribution of each of UCU and KCPL to the pro forma combined company with respect to, among other things, market capitalization, enterprise value and net income available to common. The analysis indicated that UCU would contribute 44.8% of the market capitalization, 52.5% of the aggregate enterprise value and 43.4% of the net income available to common of Newco. The analysis indicated that UCU contributed a higher percentage of enterprise value than market capitalization and net income available to common because of its higher debt level. DLJ compared UCU's relative contribution to 44.9%, its pro forma ownership of Newco based on the UCU Exchange Ratio and the KCPL Exchange Ratio.

    DISCOUNTED CASH FLOW ANALYSIS. DLJ performed a DCF analysis of UCU and KCPL using their respective management's projections.

    DLJ's  DCF  analysis  of  UCU  consisted of  a  segment  valuation  of UCU's regulated domestic and international utility businesses (the "Regulated Businesses"), Aquila, UCU's non-regulated gas marketing, transportation and processing subsidiary, and UtilCo, UCU's non-regulated subsidiary with ownership interests in independent power projects (collectively the "Segments"). For each of the Segments, DLJ calculated the present value of (i) the projected five-year free cash flow and (ii) the year 2000 value (the "Terminal Value") based upon a range of multiples of projected year 2000 EBIT. DLJ used multiples of EBIT ranging from 9.0 to 11.0 for the Regulated Businesses, 13.0 to 15.0 for Aquila and 10.0 to 12.0 for UtilCo. These multiples were selected based on comparable companies for each Segment's business and based on DLJ's experience and judgment. For the Regulated Businesses,

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
DLJ reviewed the multiples of the Public Comparables. For Aquila, DLJ reviewed the multiples for selected publicly-traded companies comprising Tejas Gas Corp., Western Gas Resources, Inc., NGC Corporation and Mitchell Energy & Development Corp. For UtilCo, DLJ reviewed the multiples for selected publicly-traded companies comprising AES Corp., California Energy Co. Inc., Destec Energy Inc., Sithe Energies Inc., Trigen Energy Corp. and Enron Global Power & Pipelines. DLJ calculated the equity value of UCU Common Stock by taking the summation of the present values calculated above for each of the Segments and subtracting the estimated "net debt" (defined as the principal amount of debt plus the liquidation value of preferred stock less cash and cash equivalents) at December 31, 1995 based on figures given to DLJ by UCU management. Included in net debt at December 31, 1995 was a pro forma adjustment, provided to DLJ by UCU management, to reflect the anticipated common stock offering of five million shares (mentioned above). In performing this analysis, DLJ used discount rates ranging from 7.0% to 9.0% for each of the Segments. These discount rates were selected by calculating the weighted average cost of capital for each of the Segments according to the Capital Asset Pricing Model. The analysis indicated enterprise values for UCU ranging from $2,931.0 million to $3,765.9 million.

    DLJ calculated the present value of free cash flows for KCPL for the years 1996 through 2000 using discount rates ranging from 7.0% to 9.0%. DLJ calculated KCPL's Terminal Value in the year 2000 based on multiples of EBIT ranging from
9.0 to 11.0 (which DLJ believed to be appropriate based on KCPL's business and based on DLJ's experience and judgment) and discounted this value by discount rates ranging from 7.0% to 9.0%. These discount rates were selected by calculating the weighted average cost of capital for KCPL according to the Capital Asset Pricing Model. The analysis indicated enterprise values for KCPL ranging from $2,337.0 million to $2,956.0 million. DLJ does not believe that the exchange ratios implied by the DCF of UCU and KCPL should be viewed as more reliable than any other valuation methodology DLJ used in arriving at its opinion.

    DIVIDEND DISCOUNT VALUATION ANALYSIS. DLJ performed a dividend discount valuation analysis for UCU and KCPL. DLJ calculated a range of equity values for UCU Common Stock based upon the sum of the present value of (a) its projected dividends for the years 1996 through 2000 and (b) the year 2000 value of UCU Common Stock assuming perpetual dividend growth rates ranging from 2.0% to 4.0%, utilizing equity discount rates ranging from 10.5% to 12.0%. The equity discount rates were calculated according to the Capital Asset Pricing Model. This analysis was based upon projections and other information provided to DLJ by UCU management. DLJ calculated a range of equity values for KCPL Common Stock utilizing the same perpetual dividend growth rates and based upon projections and other information provided to DLJ by KCPL management, utilizing equity discount rates ranging from 10.0% to 11.5%. This analysis yielded exchange ratios ranging from 1.010x to 1.026x.

    DLJ has indicated to UCU that it believes that its analyses must be considered as a whole and that selecting portions of the factors considered and analyses performed, without considering all factors and analyses, could create an incomplete view of the processes underlying DLJ's analyses and the DLJ Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. In its analyses, DLJ did not attribute any particular weight to any analysis factor considered by it; rather, DLJ made its determination as to fairness from a financial point of view based on qualitative judgments as to the significance and relevance of the financial and comparative analyses and factors described above, taken as a whole. No company or transaction used in the above analyses as a comparison is identical to UCU or KCPL or the contemplated transaction. Accordingly, an analysis of public comparables and comparable transactions is not purely quantitative; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared. The analyses were prepared solely for the purpose of assisting DLJ in providing the DLJ Opinion to the UCU Board as to the fairness from a financial point of view of the UCU Exchange Ratio to holders of UCU Common Stock and do not purport to be appraisals and do not necessarily reflect the prices at which companies may actually be sold. Analyses based upon forecasts of future results

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are   not  necessarily  indicative  of  actual  future  results,  which  may  be significantly more or less favorable than as set forth herein. Because such estimates are inherently subject to uncertainty, DLJ assumes no responsibility for their accuracy. Although DLJ evaluated the fairness from a financial point of view of the UCU Exchange Ratio to holders of UCU Common Stock, the specific UCU Exchange Ratio was determined by UCU and KCPL through arm's-length negotiation. The foregoing summary does not purport to be a complete description of the analysis performed by DLJ and is qualified by reference to the DLJ Opinion set forth in Annex C hereto.

    DLJ is an internationally recognized investment banking firm which is continually engaged in the valuation of businesses and their securities in connection with transactions and acquisitions and other purposes. In the ordinary course of its business, DLJ may actively trade the debt and equity securities of UCU, KCPL and their subsidiaries for its own account and for the accounts of customers and, accordingly, may, at any time, hold long or short positions in such securities. DLJ has provided financial advisory and investment banking services to UCU, KCPL and its affiliates in the past, for which services it has received customary fees.

    For its services as financial advisor, DLJ will receive (i) a $250,000 retainer fee; (ii) a $1,750,000 advisory fee upon the announcement of the Merger; and (iii) a $5,000,000 advisory fee upon the closing of the Merger. UCU has also agreed to indemnify DLJ and certain related parties against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

CONFLICTS OF INTEREST

    In considering the recommendations of the KCPL Board and the UCU Board with respect to the Merger, stockholders should be aware that certain members of KCPL's and UCU's management and Boards of Directors have certain interests in the Merger that are in addition to the interests of stockholders of KCPL and UCU generally. The Boards of Directors of each of KCPL and UCU were aware of these interests and considered them, among other matters, in approving the Merger Agreement, the Merger and the transactions contemplated thereby.

    EMPLOYMENT AGREEMENTS.    The Employment  Agreements  with each  of  Messrs.
Jennings and Green will become effective upon the consummation of the Merger. The term of each Employment Agreement shall last until the fifth anniversary of the Effective Time. Pursuant to Mr. Jennings' Employment Agreement, from the Effective Time until the date of the annual meeting of stockholders of Newco that occurs in 2002, Mr. Jennings will serve as Chairman of Newco, and thereafter until the expiration of his Employment Agreement will serve as Vice Chairman of Newco. From the Effective Time until the earlier of the annual meeting of stockholders of Newco that occurs in 2002 or the date Mr. Jennings ceases to serve as Chairman, Mr. Green will serve as Vice Chairman and Chief Executive Officer of Newco, and thereafter until the expiration of his Employment Agreement will serve as Chairman and Chief Executive Officer. See "
- -- Employment Agreements." The Employment Agreements with Messrs. Jennings and Green provide that each will receive an annual base salary, short-term and long-term incentive compensation and supplemental retirement benefits no less than they received before the Effective Time. In 1995, Mr. Jennings received aggregate annual cash compensation from KCPL totalling $535,062 and Mr. Green received aggregate annual cash compensation from UCU totalling $548,730.

    EMPLOYEE PLANS AND SEVERANCE ARRANGEMENTS. Under certain severance arrangements entered into by KCPL and UCU, certain payments may become payable in connection with the Merger. In addition, stock options outstanding under the UCU Plan and the UCU 1986 Plan vested upon execution of the Merger Agreement. Restricted stock outstanding under the UCU 1986 Plan will vest upon consummation of the Merger. See "-- Employee Plans and Severance Arrangements."

    Each of KCPL's five most highly compensated executive officers have entered into a KCPL Severance Agreement. Payments which could be made under certain circumstances to such individuals in the event of their termination of employment after the Merger are as follows: Mr. A. Drue Jennings -- $2,275,384; Mr. Bernard J. Beaudoin -- $1,129,949; Mr. Marcus Jackson -- $861,161;

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Mr. Ronald  G.  Wasson  -- $1,045,065;  Mr.  J.  Turner White  --  $780,736.  In
addition,  each of  these individuals ,  if they receive  the severance payments
described  above,  would  also  receive   the  following  amounts  in   deferred
compensation: Mr. Jennings -- $270,280; Mr. Beaudoin -- $48,888; Mr. Jackson -- $0; Mr. Wasson -- $108,027; and Mr. White -- $0.

    Except for Mr. Charles Dempster, each of the five most highly compensated executive officers of UCU entered into a UCU Severance Agreement. Payments which could be made under certain circumstances to such individuals upon termination of their employment after the Merger are as follows: Mr. Richard Green -- $1,890,000, Mr. Robert Green -- $1,440,000; Mr. Burgess -- $722,304; and Mr.
Miller -- $841,548.

    Stock options vested for the top five executive officers of UCU are as follows: Mr. Richard Green -- 120,565 shares; Mr. Robert Green --74,194; Mr. Burgess -- 21,744; Mr. Dempster -- 41,582; and Mr. Miller -- 32,022. Restricted stock which will vest for such officers is as follows: Mr. Richard Green -- 44,536 shares; Mr. Robert Green -- 19,601; Mr. Burgess -- none; Mr. Dempster -- 4,132; and Mr. Miller -- 3,493.

    BOARD OF DIRECTORS. As provided in the Merger Agreement, at the Effective Time, the Newco Board will consist of 18 directors, comprised of nine persons designated by KCPL, including Mr. Jennings, and nine persons designated by UCU, including Mr. Green. It is currently anticipated that the directors of KCPL and UCU immediately prior to the Effective Time will serve as the initial directors of Newco. See "DESCRIPTION OF NEWCO -- Board of Directors of Newco."

    INDEMNIFICATION. The parties have agreed in the Merger Agreement that Newco will indemnify, to the fullest extent permitted by applicable law, the present and former officers, directors and employees of each of the parties to the Merger Agreement or any of their Subsidiaries against certain liabilities (i) arising out of actions or omissions occurring at or prior to the Effective Time that arise from or are based on such service as an officer, director or employee or (ii) that are based on or arise out of or pertain to the transactions contemplated by the Merger Agreement, and to maintain policies of directors' and officers' liability insurance for a period of not less than six years after the Effective Time, provided that Newco shall not be required to expend in any year an amount in excess of 200% of the annual aggregate premium currently paid by KCPL and UCU for such insurance. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification existing in favor of the employees, agents, directors or officers of KCPL, UCU and their respective Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective articles of incorporation and bylaws in effect on January 19, 1996, or otherwise in effect on January 19, 1996, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time. See "THE MERGER AGREEMENT -- Directors' and Officers' Indemnification."

CERTAIN ARRANGEMENTS REGARDING THE DIRECTORS AND MANAGEMENT OF NEWCO

    In connection with the Merger, the Newco Board, at the Effective Time, will consist of 18 persons, nine of whom will be designated by KCPL and nine of whom will be designated by UCU. To date, KCPL and UCU have not determined which individuals, in addition to A. Drue Jennings and Richard C. Green, Jr. will be designated to serve as directors of Newco as of the Effective Time. However, it is currently anticipated that the directors of KCPL and UCU immediately prior to the Effective Time will serve as the initial directors of Newco. Robert K. Green, brother of Richard C. Green, Jr., will be the president of Newco and Marcus Jackson will serve as Newco's executive vice president and chief operating officer. Robert K. Green is currently president of UCU and Marcus Jackson is senior vice president and chief operating officer of KCPL. See "DESCRIPTION OF NEWCO -- Board of Directors of Newco" and "-- Management of Newco."

    The Merger Agreement provides that during the three-year period commencing at the Effective Time, certain provisions thereof (including provisions relating to existing employee agreements, workforce matters, benefit plans, stock option and other plans and certain officer positions of Newco) may be enforced on behalf of the officers, directors and employees of KCPL and UCU, as the case may be, by the directors of Newco designated by KCPL and UCU, respectively (or their successors).

EMPLOYMENT AGREEMENTS

    Forms of the Employment Agreements of Messrs. Jennings and Green are attached hereto as Annexes H and I, respectively. Messrs. Jennings and Green are sometimes hereinafter individually referred to as the "Executive." The Employment Agreements will become effective only at the Effective Time. The provisions of the Employment Agreements which relate to the Executive serving as a director on the Newco Board assume that the Executive is elected to the Newco Board by the Newco stockholders.

    The term of each Employment Agreement shall last until the fifth anniversary of the Effective Time. Pursuant to Mr. Jennings' Employment Agreement, from the Effective Time until the date of the annual meeting of stockholders of Newco that occurs in 2002, Mr. Jennings will serve as Chairman of Newco, and thereafter until the expiration of his Employment Agreement will serve as Vice Chairman of Newco. From the Effective Time until the earlier of the annual meeting of stockholders of Newco that occurs in 2002 or the date Mr. Jennings ceases to serve as Chairman, Mr. Green will serve as Vice Chairman and Chief Executive Officer of Newco, and thereafter until the expiration of his Employment Agreement will serve as Chairman and Chief Executive Officer.

    Each Employment Agreement provides that the Executive will receive an annual base salary, short-term and long-term incentive compensation (including stock options and restricted stock) and supplemental retirement benefits no less than they received before the Effective Time, as well as life insurance providing a death benefit of three times their annual base salaries. The Executive is also entitled to retirement and welfare benefits on the same basis as other executives, and certain fringe benefits and to an unreduced early retirement benefit under certain circumstances.

    CERTAIN OBLIGATIONS OF NEWCO UPON TERMINATION OF EMPLOYMENT AGREEMENT. If Newco terminates the employment of the Executive without "cause" (as defined in the Employment Agreements) or the Executive terminates his employment for "good reason" (as defined in the Employment Agreements), (i) Newco shall pay to the Executive in a lump sum, a cash amount equal to (a) the present value of the Executive's annual base salary and incentive compensation (assuming targets have been met) payable through the end of the term of the Employment Agreement or, if longer, for a period of three years (the "Continuation Period"), each at the rate in effect at the time of termination of the Executive's employment, (b) except with respect to benefits described in clause (ii) below, the value of all insurance, expenses and fringe benefits to which he would have been entitled through the Continuation Period and (c) the value of all deferred compensation amounts (together with accrued interest or earnings thereon), and all executive life insurance benefits whether or not then vested or payable, and (ii) Newco shall continue medical and welfare benefits to the Executive and/or his family at least equal to those which would have been provided had he remained employed by Newco through the end of the Continuation Period. If the Executive dies during the term of the Employment Agreement, Newco will pay to the Executive or his beneficiaries or estate all compensation earned through the date of death (including previously deferred compensation and pro rata incentive compensation based upon the maximum potential awards). If the Executive is terminated by Newco for cause or if the Executive terminates his employment without good reason, Newco will pay his base salary through the date of termination plus any previously deferred compensation.

EMPLOYEE PLANS AND SEVERANCE ARRANGEMENTS

    UCU has entered into Severance Compensation Agreements with 36 of its officers (each, a "UCU Severance Agreement"). The UCU Severance Agreements are intended to provide for continuity of management in the event of a "change of control" of UCU or a "spin-off " of a business unit of UCU. Under such agreements, executives are entitled to certain severance benefits if, following a (a) "change of control," the executive's employment with UCU is terminated,
(b) "spin-off " affecting the executive, the executive is terminated and does not become employed by the "spin-off purchaser" or (c) "spin-off " affecting the executive, the executive's employment with the "spin-off purchaser" is terminated, unless such termination is a result of the executive's (i) "disability," (ii) "retirement," (iii) termination for "cause," or (iv) decision to terminate employment other than for "good reason"

(each as defined in  the UCU Severance  Agreements). Severance benefits  include
(A) a lump-sum cash amount equal to 2.99 times the executive's "average annual compensation" in the event of a "change in control," or (B) 1.0 times the executive's "average annual compensation" in the event of a "spin-off." In addition, each UCU Severance Agreement provides for (1) acceleration of stock options granted to the executive pursuant to UCC's stock incentive plan, (2) lapsing of any restrictions relating to stock awards under such plan, (3) a lump-sum cash payment of any deferred compensation, (4) immediate vesting in any long-term incentive compensation under UCU's long-term incentive plan, (5) payment of a percentage of the cost of insurance continuation benefits on behalf of the executive pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 and any other benefits relating to health or medical care that are available under UCU policy to the executive following termination of employment, and (6) a lump-sum cash amount equal to the annual incentive paid to the executive in each of the immediately preceding two calendar years, in the event of a "change in control," other than a "spinoff," or in the immediately preceding calendar year in the event of a "spin-off." Severance benefits to executives are effectively limited by Section 280G of the Code, and are therefore subject to adjustment in the event it is determined that such benefits exceed or fall below the maximum amount permitted under the Code. The Merger will, at the Effective Time, constitute a "change in control." If benefits become payable under all of the UCU Severance Agreements, the aggregate amount that Newco would be required to pay thereunder would be approximately $20.5 million.

    KCPL has entered into severance agreements with a number of its executives, including its seven most senior executives (each agreement with such senior executives, a "KCPL Severance Agreement"). Each of the KCPL Severance Agreements provides for the payment of severance benefits upon termination of employment with KCPL (a) during the three-year period beginning with a "change in control" of KCPL (or, if later, beginning with the consummation of the transaction the approval of which by KCPL's shareholders constitutes a change in control), unless such termination of employment is (i) by KCPL for "cause," (ii) by the senior executive for any reason other than "good reason" (each as defined in the KCPL Severance Agreements) or (iii) as a result of the senior executive's death or disability or (b) during the 30-day period commencing one year after change in control (or, if later, beginning with the consummation of the transaction the approval of which by KCPL's shareholders constitutes a change in control).

    If a senior executive's employment is terminated under the circumstances described in the immediately preceding paragraph, KCPL is obligated to pay or provide to such executive the following benefits: (A) a lump-sum cash amount in an amount equal to (i) three times the senior executive's highest annual base salary as in effect during the 12-month period immediately prior to the date of termination, plus (ii) three times the senior executive's average annualized incentive compensation awards paid or payable pursuant to the KCPL Incentive Compensation Plan during the five fiscal years immediately preceding the fiscal year in which the Merger occurs; (B) a lump-sum cash amount equal to the value of three additional years of credit service under the KCPL Management Pension Plan and any related agreement, and (C) a lump-sum cash amount equal to the value of the unvested portion (if any) of such senior executive's employer matching contributions under the KCPL Cash or Deferred Arrangement. In addition, each KCPL Severance Agreement provides for three years' continuation of all medical, accident, disability and life insurance plans with respect to the senior executive. The KCPL Severance Agreements provide for an additional payment to be made to the senior executive in order to indemnify the senior executive for any excise tax imposed by Section 4999 of the Code on any payment or distribution by KCPL or its affiliated companies to or for the benefit of the senior executive. If benefits become payable under all of the KCPL Severance Agreements, the aggregate amount that Newco would be required to pay thereunder would be approximately $5.5 million.

NEWCO PLANS

    Pursuant to the terms of the Merger Agreement, Newco will implement the Newco Plans described below, subject to stockholder approval thereof at the KCPL Meeting and the UCU Meeting. Each of the Newco Plans will become effective as of the Effective Time.

    NEWCO STOCK INCENTIVE PLAN. This plan is a comprehensive stock compensation plan designed to provide Newco with the ability to provide incentives linked to the profitability of its businesses and increases in stockholder value. The Newco Stock Incentive Plan provides for the grant of stock options, including incentive stock options ("ISOs"), stock appreciation rights ("SARs"), restricted stock and performance units. The maximum number of shares of Newco Common Stock available for issuance under the plan is 9,000,000 shares, but not more than 3,000,000 shares may be issued as restricted stock, no participant may be granted awards covering in excess of 600,000 shares of Newco Common Stock in any one year and no participant may be granted performance units in any one calendar year payable in cash in an amount that would exceed $2,000,000. The Nominating and Compensation Committee of the Newco Board (the "Newco Compensation Committee") will administer the plan and make awards thereunder, and will have broad authority to fix the terms and conditions of individual agreements with participants. This plan is being submitted to stockholders of KCPL and UCU for approval, and is described in greater detail under "APPROVAL OF NEWCO PLANS -- Newco Stock Incentive Plan" elsewhere in this Joint Proxy Statement/Prospectus; a copy of the plan is attached as Annex F. Following implementation of the Newco Stock Incentive Plan, no further obligations will be incurred under the existing stock incentive plans of KCPL and UCU.

    NEWCO MANAGEMENT INCENTIVE COMPENSATION PLAN. This plan is a short-term incentive compensation plan designed to benefit eligible employees of Newco and its subsidiaries. The Newco Management Incentive Compensation Plan rewards key management personnel for meeting established individual, group and corporate goals. Employees who participate in this plan will be granted awards payable in cash, shares of Newco common stock or such other form as may be determined by the Newco Compensation Committee to the extent predetermined goals are attained within the performance period. Awards are based on a percentage of a participant's annual base salary. This plan is being submitted to stockholders of KCPL and UCU for approval, and is described in greater detail under "APPROVAL OF NEWCO PLANS -- Newco Management Incentive Compensation Plan" elsewhere in this Joint Proxy Statement/Prospectus; a copy of the plan is attached as Annex
G. Following implementation of the Newco Management Incentive Compensation Plan, no further obligations will be incurred under the existing short-term incentive plans of KCPL and UCU.

    ACTIONS WITH RESPECT TO EXISTING STOCK OPTIONS AND CERTAIN OTHER EXISTING ARRANGEMENTS. All stock options to acquire UCU Common Stock under the UCU Employee Stock Option Plan and UCU 1986 Stock Incentive Plan and all stock options to acquire KCPL Common Stock under the KCPL Incentive Stock Plan that are outstanding at the Effective Time will be converted into options to buy Newco Common Stock, and the number of shares and exercise price under such options will be adjusted so as to preserve both the same aggregate gain or loss immediately after the Effective Time as existed immediately before the Effective Time and the ratio of the exercise price per share subject to such stock option to the fair market value per underlying share, provided, however, that in the case of any stock option which is intended to be an ISO, the conversion shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Newco will assume the obligation to honor such options and any other outstanding awards under the existing stock incentive plans of KCPL and UCU, and the terms and conditions of such options and awards will otherwise remain the same as before the Effective Time after giving effect to the conversion ratio of the KCPL Common Stock and the UCU Common Stock, as the case may be. See "THE MERGER AGREEMENT -- Benefit Plans."

DIVIDEND REINVESTMENT PLAN

    At the Effective Time, each outstanding share of KCPL Common Stock held by the KCPL Dividend Reinvestment Plan will be converted into one fully paid and nonassessable share of Newco Common Stock and each outstanding share of UCU Common Stock held by the UCU Dividend

Reinvestment Plan will be converted into 1.096 fully paid and nonassessable shares of Newco Common Stock. After the Effective Time, Newco expects to adopt a Dividend Reinvestment and Stock Purchase Plan for its stockholders.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    CONSEQUENCES TO EXCHANGING SHAREHOLDERS. The consummation of the Merger is conditioned upon the receipt by KCPL of an opinion from Skadden Arps and the receipt by UCU of an opinion from Blackwell Sanders, each dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth therein: (i) the Merger will qualify as a reorganization under Section 368(a) of the Code; (ii) KCPL, UCU and Newco will each qualify as a party to such reorganization within the meaning of
Section 368(b) of the Code; and (iii) no gain or loss will be recognized by holders of KCPL Common Stock, UCU Common Stock or UCU Preferred Stock upon the exchange of such stock for Newco Common Stock or Newco Preferred Stock, as the case may be, in connection with the Merger, except to the extent of cash received in lieu of fractional shares.

    The aggregate tax basis of the Newco Common Stock or Newco Preferred Stock received in the Merger (including the basis of any fractional shares for which cash is received) will be the same as the tax basis in the KCPL Common Stock, UCU Common Stock or UCU Preferred Stock surrendered in exchange therefor. The holding period of the Newco Common Stock or Newco Preferred Stock received in the Merger (including the holding period of any fractional shares for which cash is received) will include the period during which the KCPL Common Stock, UCU Common Stock or UCU Preferred Stock, as the case may be, surrendered in exchange therefor was held (provided such KCPL Common Stock, UCU Common Stock or UCU Preferred Stock was held as a capital asset at the Effective Time).

    Cash received in lieu of a fractional share will be treated as received in redemption for such fractional share, and gain or loss will be recognized in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocated to the fractional share. Such gain or loss generally should constitute capital gain or loss, and will be long-term capital gain or loss if the holding period for such fractional share was greater than one year at the Effective Time.

    PERFECTION OF APPRAISAL RIGHTS. A holder of KCPL Common Stock who perfects such holder's appraisal rights, if any, probably will recognize gain or loss at the Effective Time (even if the fair market value of the shares of KCPL Common Stock has not yet been judicially determined at such time), in an amount equal to the difference between the "amount realized" and the adjusted tax basis of such shares of KCPL Common Stock. For this purpose, although there is no authority directly on point, the amount realized generally should equal the trading value per share of KCPL Common Stock at the Effective Time. Ordinary interest income and/or capital gain (or capital loss, assuming that the shares of KCPL Common Stock were held as capital assets) should be recognized by such holder at the time of actual receipt of payment, to the extent that such payment exceeds (or is less than) the amount realized at the Effective Time.

    THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT ADDRESS THE STATE, LOCAL, FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE MERGER. FURTHER, THE DISCUSSION MAY NOT APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS OF KCPL OR UCU, INCLUDING (I) STOCKHOLDERS WHO ACQUIRED SHARES OF KCPL COMMON STOCK, UCU COMMON STOCK OR UCU PREFERRED STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, (II) INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, (III) FOREIGN CORPORATIONS AND (IV) ENTITIES THAT ARE OTHERWISE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE (SUCH AS INSURANCE COMPANIES, TAX-EXEMPT ENTITIES AND REGULATED INVESTMENT COMPANIES). THE DISCUSSION IS BASED ON THE CODE AS IN EFFECT ON THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH MAY DIFFER AT THE EFFECTIVE TIME. STOCKHOLDERS OF KCPL AND UCU ARE URGED TO CONSULT THEIR TAX ADVISORS

WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION TO THEM AND POSSIBLE EFFECT UPON THEM OF ANY PENDING LEGISLATION, THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

    It is intended that the Merger will qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of KCPL and UCU will be carried forward to the consolidated financial statements of Newco at their recorded amounts; income of Newco will include income of KCPL and UCU for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of Newco. The receipt by each of KCPL and UCU of a letter from their respective independent accountants, stating that the Merger will qualify as a pooling of interests, is a condition precedent to consummation of the Merger. Representatives of Coopers & Lybrand, L.L.P. and Arthur Andersen LLP are expected to be present at the KCPL Meeting and the UCU Meeting, respectively. See "THE MERGER AGREEMENT -- Conditions to Each Party's Obligation to Effect the Merger" and "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION."

STOCK EXCHANGE LISTING OF THE NEWCO COMMON STOCK AND THE NEWCO PREFERRED STOCK

    Newco will apply for the listing of the Newco Common Stock and the Newco Preferred Stock, if such preferred stock is issued in the Merger, on the NYSE. It is a condition to the consummation of the Merger that the Newco Common Stock be approved for listing on the NYSE, subject to official notice of issuance. So long as KCPL and UCU continue to meet applicable requirements, KCPL Common Stock, UCU Common Stock and UCU Preferred Stock will continue to be listed on the NYSE and each of the other securities exchanges on which any of such securities are listed until the Effective Time. In addition, until called for redemption, all classes and series of preferred stock of KCPL will remain listed on any securities exchange on which such preferred stock is a presently listed.

FEDERAL SECURITIES LAW CONSEQUENCES

    All shares of Newco Common Stock received by holders of KCPL Common Stock and UCU Common Stock, and all shares of Newco Preferred Stock received by holders of UCU Preferred Stock, if such preferred stock is issued, will be freely transferable, except that shares of Newco Common Stock and Newco Preferred Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of KCPL or UCU prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144, in the case of such persons who become affiliates of Newco) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of KCPL, UCU or Newco generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires each of KCPL and UCU to use all reasonable efforts to cause each of its affiliates to execute a written agreement to the effect that such affiliate will not offer or sell or otherwise dispose of (i) any shares of KCPL Common Stock, UCU Common Stock or Newco Common Stock during the period beginning 30 days prior to the Effective Time and continuing until such time as results covering at least 30 days of post-Effective Time operations of Newco have been published or (ii) any of the shares of Newco Common Stock or Newco Preferred Stock issued to such affiliate in or pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder.

    This Joint Proxy Statement/Prospectus does not cover resales of Newco Common Stock or Newco Preferred Stock received in the Merger by any person who may be deemed to be an affiliate of KCPL, UCU or Newco.

DISSENTERS' RIGHTS

    KCPL. Section 351.455 of the MGBCL, a copy of which is attached hereto as Annex J, entitles each holder of KCPL Common Stock who dissents from the Merger and who follows the procedures set forth in Section 351.455 to receive the fair value of the holder's shares in cash. Under Section 351.455, a holder of KCPL Common Stock may dissent and Newco, as the surviving corporation, will pay to such shareholder, upon surrender of his certificate or certificates representing such shares, the fair value of such shareholder's shares as of the day prior to the KCPL Meeting, if such shareholder (i) files with KCPL prior to or at the KCPL Meeting a written objection to the Merger; (ii) does not vote in favor thereof; and (iii) within 20 days after the Effective Time makes a written demand to Newco for payment of the fair value of the shares held by such shareholder as of the day prior to the date of the KCPL Meeting. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Written objections to the Merger and demands for the payment of fair value should be addressed to: KCPL, 1201 Walnut, Kansas City, Missouri 64106-2124, Attention: Ms. Jeanie Sell Latz, Senior Vice President, Corporate Secretary and Chief Legal Officer. Shareholders who have not complied with all of these requirements shall be conclusively presumed to have consented to the Merger and shall be bound by the terms thereof. KCPL will provide written notice of the Effective Time of the Merger to all shareholders who have timely filed written notice of objection and not voted in favor of the Merger.

    A PROXY MARKED "AGAINST" THE MERGER WILL NOT BE DEEMED TO BE A WRITTEN NOTICE OF OBJECTION TO THE MERGER. A SHAREHOLDER WHO WISHES TO DISSENT FROM THE MERGER MUST PROVIDE A SEPARATE WRITTEN NOTICE OF OBJECTION AT OR PRIOR TO THE KCPL MEETING, MUST NOT VOTE "FOR" THE MERGER AND MUST MAKE WRITTEN DEMAND FOR PAYMENT WITHIN 20 DAYS AFTER THE EFFECTIVE TIME OF THE MERGER. A PROXY MARKED "AGAINST" OR "ABSTAIN" OR A SHAREHOLDER'S FAILURE TO VOTE WITH RESPECT TO THE MERGER WILL SUFFICE AS NOT VOTING IN FAVOR OF THE MERGER.

    A beneficial owner of shares who is not the record owner may not assert dissenters' rights. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, or by a nominee, the written demand asserting dissenters' rights must be executed by the fiduciary or nominee. If the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in executing the demand, he is acting as agent for the record owner.

    If within 30 days after the Effective Time the value of such shares is agreed upon between the dissenting shareholder and Newco, payment therefor shall be made within 90 days after the Effective Time, upon the surrender by such shareholder of the certificate or certificates representing such shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in Newco.

    If within such 30-day period, a dissenting shareholder and Newco do not so agree as to value, then the dissenting shareholder may, within 60 days after the expiration of the 30-day period, file a petition in any court of competent
jurisdiction   within  Jackson  County,  Missouri,  asking  for  a  finding  and determination of the fair value of such shares, and shall be entitled to judgment against Newco for the amount of such fair value as of the day prior to the date of the KCPL Meeting, together with interest thereon to the date of such judgment. The judgment shall be payable only upon, and simultaneously with, the surrender to Newco of the certificate or certificates representing shares with respect to which dissenters' rights have been exercised. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares or in Newco. Unless the dissenting

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
shareholder shall file such petition within the 60-day period, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the Merger and shall be bound by the terms thereof.

    The right of a dissenting shareholder to be paid the fair value of the shareholder's shares shall cease if the shareholder fails to comply with the procedures set forth in Section 351.455 and described above, or if the Merger Agreement is terminated for any reason.

    The foregoing does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise appraisal rights and, in view of the fact that exercise of such rights requires strict adherence to the relevant provisions of the MGBCL, shareholders who desire to exercise appraisal rights are advised to review with care all applicable provisions of law and to obtain legal counsel concerning proper compliance with applicable provisions of MGBCL.

    UCU.    Holders of  UCU Common  Stock and  UCU Preferred  Stock do  not have appraisal rights under the DGCL with respect to the Merger.

REGULATORY MATTERS

    As indicated below, consummation of the Merger is subject to numerous regulatory approvals, which are presently anticipated to be received by the second quarter of 1997. Set forth below is a summary of the material regulatory requirements affecting the Merger.

    STATE APPROVALS AND RELATED MATTERS. KCPL currently is subject to the jurisdiction of the Missouri Public Service Commission (the "Missouri Commission") and the Kansas State Corporation Commission (the "Kansas Commission") with respect to its utility operations in those states.

    UCU currently is subject to the jurisdiction of the Missouri Commission and the Kansas Commission, as well as the Colorado Public Utilities Commission (the "Colorado Commission"), the Iowa State Utilities Board (the "Iowa Board"), the Michigan Public Service Commission (the "Michigan Commission"), the Minnesota Public Utilities Commission (the "Minnesota Commission") and the West Virginia Public Service Commission (the "West Virginia Commission") with respect to its utility operations in those states. In addition, certain utility activities of UCU and certain of its Subsidiaries are subject to the jurisdiction of the British Columbia Utilities Commission (the "British Columbia Commission"). The Treasurer of Australia (Foreign Investment Review Board) (the "Treasurer of Australia") and the New Zealand Overseas Investment Commission (the "New Zealand Commission") also regulate the investment activities of UCU in Australia and New Zealand.

    Applications for approval, or waiver of approval, of the Merger and related transactions, including, in the case of certain commissions, the issuance of securities in connection therewith, are being filed with the Missouri Commission, the Kansas Commission, the Colorado Commission, the Iowa Board, the Michigan Commission, the Minnesota Commission, the West Virginia Commission, the British Columbia Commission, the Treasurer of Australia and the New Zealand Commission.

    Assuming the requisite regulatory approvals are obtained, Newco's utility operations will be subject to regulation by the Missouri Commission, the Kansas Commission, the Colorado Commission, the Iowa Board, the Michigan Commission, the Minnesota Commission, the West Virginia Commission and the British Columbia Commission, and certain non-utility operations will be subject to regulation in Oklahoma, South Dakota and Texas. In addition, certain investment activities of Newco in Australia and New Zealand will be subject to the jurisdiction of the Treasurer of Australia and the New Zealand Commission, respectively.

    PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. KCPL is an electric utility company within the meaning of the 1935 Act, and exempt from all provisions of the 1935 Act except Section 9(a)(2). UCU is a gas and electric utility company and a holding company that is exempt pursuant to Rule 10 from all provisions of the 1935 Act except Section 9(a)(2), which generally requires SEC approval prior to the direct or indirect acquisition of 5% or more of the voting securities of more than one electric or gas utility company.

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
    KCPL, UCU and Newco intend to request a "no-action" letter from the staff of the SEC, confirming their view that (i) the Merger will not require the prior approval of the SEC pursuant to Section 9(a)(2) of the 1935 Act and (ii) following consummation of the Merger, Newco will be a holding company entitled to claim exemption pursuant to Rule 10 from all provisions of the Act. In the event that the staff of the SEC does not concur with this view, KCPL, UCU and Newco will file an application with the SEC for the necessary approvals and exemptions in connection with the Merger.

    FEDERAL POWER ACT. Section 203 of the Federal Power Act provides that no public utility shall sell or otherwise dispose of its jurisdictional facilities or, directly or indirectly, merge or consolidate such facilities with those of any other person or acquire any security of any other public utility without first having obtained authorization from the FERC. The approval of the FERC is required in order to consummate the Merger. Under Section 203 of the Federal Power Act, the FERC will approve a merger if it finds such merger "consistent with the public interest." In reviewing a merger, the FERC generally evaluates:
(i) whether the merger will adversely affect competition, (ii) whether the merger will adversely affect operating costs and rates, (iii) whether the merger will impair the effectiveness of regulation, (iv) whether the purchase price is reasonable, (v) whether the merger is the result of coercion, and (vi) whether the accounting treatment is reasonable. On March 29, 1996, KCPL and UCU filed a combined application with the FERC requesting that the FERC approve the Merger under Section 203 of the Federal Power Act (the "Application"). In connection with the Application, KCPL and UCU also filed a comparable transmission service tariff under Section 205 of the Federal Power Act, to become effective upon consummation of the Merger.

    Furthermore, prior to the Merger, the approval of the FERC under Section 204 of the Federal Power Act is required for Newco to assume the debt of KCPL and UCU.

    ANTITRUST CONSIDERATIONS. The HSR Act and the rules and regulations promulgated thereunder provide that certain transactions (including the Merger) may not be consummated until certain information has been submitted to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and specified HSR Act waiting period requirements have been satisfied. The expiration or earlier termination of the HSR Act waiting period would not preclude the Antitrust Division or the FTC from challenging the Merger on antitrust grounds. Neither KCPL nor UCU believes that the Merger will violate federal antitrust laws. If the Merger is not consummated within 12 months after the expiration or earlier termination of the initial HSR Act waiting period, KCPL and UCU would be required to submit new information to the Antitrust Division and the FTC, and a new HSR Act waiting period would have to expire or be earlier terminated before the Merger could be consummated. KCPL and UCU intend to file their premerger notifications pursuant to the HSR Act at such time as they believe will result in the expiration or termination of the waiting period thereunder within 12 months before the anticipated consummation of the Merger.

    ATOMIC ENERGY ACT OF 1954, AS AMENDED. KCPL holds an interest in an NRC license in connection with its ownership interest in the Wolf Creek nuclear generating facility and its operator, the Wolf Creek Nuclear Operating Corporation ("WCNOC"). The WCNOC operating license authorizes KCPL to own 47% of the facility and 47% of WCNOC. The Atomic Energy Act provides that such licenses or any rights thereunder may not be amended or transferred or in any manner disposed of, directly or indirectly, to any person through transfer of control unless the NRC finds that such transfer is in accordance with the Atomic Energy Act and consents to the transfer. Pursuant to the Atomic Energy Act, KCPL and UCU will seek approval from the NRC to reflect the fact that after the Merger, WCNOC and the Wolf Creek nuclear generating facility will be owned 47% by Newco.

    OTHER. KCPL and UCU possess municipal franchises and environmental permits and licenses that require the consent of the licensor to the Merger or may need to be renewed, replaced or transferred as a result of the Merger. Neither KCPL nor UCU anticipate any difficulties at the present time in obtaining such consents, renewals, replacements or transfers.

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
    GENERAL. Under the Merger Agreement, KCPL and UCU have agreed to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all governmental authorities necessary or advisable to consummate or effect the transactions contemplated by the Merger Agreement. Various parties may seek intervention in these proceedings to oppose the Merger or to have conditions imposed upon the receipt of necessary approvals. While KCPL and UCU believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance as to the timing of such approvals or the ability of such parties to obtain such approvals on satisfactory terms or otherwise. It is a condition to the consummation of the Merger that final orders approving the Merger be obtained from the various federal and state commissions described above on terms and conditions which would not have, or foreseeably could not have, a material adverse effect on the business, assets, financial condition or results of operations of Newco and its prospective subsidiaries taken as a whole, or which would be materially inconsistent with the agreements of the parties contained in the Merger Agreement. There can be no assurance that any such approvals will not contain terms or conditions that cause such approvals to fail to satisfy such condition to the consummation of the Merger.

                              THE MERGER AGREEMENT

    The following is a summary of certain provisions of the Merger Agreement, which is attached as Annex A hereto and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

    IN GENERAL. The Merger Agreement provides that, following the approval of the Merger Agreement and the Merger by the stockholders of KCPL and UCU (the "Stockholder Approvals"), and the satisfaction or waiver of the other conditions to the Merger, including obtaining the requisite regulatory approvals, KCPL and UCU will be merged with and into Newco, with Newco being the surviving corporation.

    If the Stockholder Approvals are obtained, and the other conditions to the Merger are satisfied or waived, the closing of the Merger (the "Closing") will take place on the second business day immediately following the date on which the last of the conditions referred to below under the caption "-- Conditions to Each Party's Obligation to Effect the Merger" is fulfilled or waived, or at such other time and date as KCPL and UCU mutually agree (the "Closing Date").

    Subject to the condition that the opinions of Merrill Lynch and DLJ described under the caption "THE MERGER -- Opinion of KCPL's Financial Advisor" and "-- Opinion of UCU's Financial Advisor" shall not have been withdrawn, KCPL and UCU have agreed to call, give notice of, convene and hold a meeting of their respective stockholders as soon as reasonably practicable for the purpose of securing the Stockholder Approvals.

    CONSUMMATION OF THE MERGER. As of the Effective Time (i) each outstanding share of KCPL Common Stock, other than any shares owned by KCPL, UCU, Newco or any of their wholly-owned subsidiaries (which shares will be cancelled), shall be cancelled and converted into the right to receive one fully paid and nonassessable share of Newco Common Stock and (ii) each outstanding share of UCU Common Stock, other than any shares owned by KCPL, UCU, Newco or any of their wholly-owned subsidiaries (which shares will be cancelled), shall be cancelled and converted into the right to receive 1.096 fully paid and nonassessable shares of Newco Common Stock. No fractional shares of Newco Common Stock will be issued and any stockholder who would otherwise be entitled to receive a fractional share of Newco Common Stock will instead be entitled to receive a cash payment in an amount equal to the product of such fraction multiplied by the average of the last reported sales price, regular way, per share of KCPL Common Stock on the NYSE Composite Tape for the five business days prior to and including the last business day on which KCPL Common Stock was traded on the NYSE. Based on the number of shares of KCPL Common Stock and UCU Common Stock outstanding as of the date of the Merger Agreement, the holders of KCPL Common Stock and the holders of UCU

Common Stock will hold in the aggregate approximately 55% and 45%, respectively, of the total number of shares of Newco Common Stock outstanding immediately after the Effective Time (assuming no KCPL shareholders demand and perfect their dissenters' rights).

    Shares of KCPL Common Stock held by Dissenting Holders will not be converted into shares of Newco Common Stock in the Merger and after the Effective Time will represent only the right to receive such consideration as is determined to be due such Dissenting Holders pursuant to the MGBCL. KCPL Common Stock outstanding immediately prior to the Effective Time and held by a shareholder who withdraws his demand for dissenters' rights or fails to perfect such rights will be deemed to be converted at the Effective Time into the right to receive shares of Newco Common Stock, as provided above, without interest. See "THE MERGER -- Dissenters' Rights."

    In addition, if the Effective Time occurs before March 1, 1997, each outstanding share of UCU Preferred Stock will be cancelled and converted into the right to receive one share of Newco Preferred Stock. In the event that the Effective Time has not occurred by March 1, 1997 (the first date on which the UCU Preferred Stock may be redeemed pursuant to the Certificate of Designation for the UCU Preferred Stock) or in the event that it becomes apparent that the Effective Time will not occur by March 1, 1997, the Merger Agreement obligates UCU to call for redemption the UCU Preferred Stock at or prior to the Effective Time. The redemption price will be $25.00 per share of UCU Preferred Stock plus all dividends accrued and unpaid to the date fixed for redemption. If issued, it is intended that the Newco Preferred Stock will be redeemed as soon as is practicable on or after March 1, 1997.

    The Merger Agreement requires KCPL to call for redemption before the Effective Time all of its outstanding shares of preferred stock at the applicable redemption prices therefor, together with all dividends accrued and unpaid through the applicable redemption dates.

    Pursuant to the Merger Agreement, at the Effective Time, the certificate of incorporation of Newco will be amended and restated to read in its entirety as set forth in Annex D to this Joint Proxy Statement/Prospectus, provided that in the event that the UCU Preferred Stock is redeemed prior to or as of the Effective Time, such certificate of incorporation shall, at the option of KCPL and UCU, be modified as appropriate to delete language contained therein which relates specifically to the UCU Preferred Stock (as so amended and restated, the "Newco Charter"). Also pursuant to the Merger Agreement, the bylaws of Newco will be amended prior to or as of the Effective Time to read in their entirety as set forth in Annex E to this Joint Proxy Statement/Prospectus (as amended, the "Newco Bylaws").

    EXCHANGE OF CERTIFICATES. As soon as practicable after the Effective Time, an exchange agent mutually agreeable to KCPL and UCU (the "Exchange Agent") will mail to each holder of record of an Old Certificate, a letter of transmittal and instructions for use in effecting the surrender of Old Certificates in exchange for certificates representing shares of Newco Common Stock or Newco Preferred Stock, as the case may be. Upon surrender of Old Certificates to the Exchange Agent for cancellation, together with a duly executed letter of transmittal and such other documents, if any, as the Exchange Agent shall require, the holder of such Old Certificates will be entitled to receive a certificate or certificates representing that number of whole shares of Newco Common Stock or Newco Preferred Stock, as the case may be, which such holder has the right to receive pursuant to the provisions of the Merger Agreement. Until surrendered, each Old Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing Newco Common Stock or Newco Preferred Stock, as the case may be, and cash in lieu of any fractional share of Newco Common Stock.

    The letter of transmittal may, at the option of Newco, provide for the ability of a holder of one or more Old Certificates to elect that the shares of Newco Common Stock or Newco Preferred Stock, as the case may be, to be received be issued in uncertificated form or to elect that such shares be credited to an account established for the holder under Newco's dividend reinvestment and stock purchase plan.

    No dividends or other distributions declared or made after the Effective Time with respect to Newco Common Stock or Newco Preferred Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Old Certificates, and no cash payment in lieu of fractional shares will be paid to any such holder until such Old Certificates have been surrendered by such holder. Following such surrender, subject to applicable law, there will be paid to such holder, without interest, the unpaid dividends and distributions, and any cash payment in lieu of a fractional share, to which such holder is entitled.

    HOLDERS OF KCPL COMMON STOCK, UCU COMMON STOCK OR UCU PREFERRED STOCK SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

SUBSIDIARIES AND JOINT VENTURES

    The Merger Agreement defines "Subsidiary" to mean any corporation or other entity of which at least a majority of the voting power will at the time be held, directly or indirectly, by KCPL or UCU, as the case may be. The Merger Agreement also defines "Joint Venture" to mean specified joint ventures of KCPL and UCU, as the case may be. The covenants of KCPL and UCU in the Merger Agreement apply to the parties themselves and their Subsidiaries. Certain of the representations and warranties of KCPL and UCU in the Merger Agreement apply to the parties, their Subsidiaries and their Joint Ventures.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains customary representations and warranties by each of KCPL and UCU relating to, among other things and subject to certain qualifications, (a) their respective organizations, the organization of their respective Subsidiaries and Joint Ventures and similar corporate matters; (b) their respective capital structures; (c) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (d) required regulatory approvals; (e) their compliance with applicable laws and agreements; (f) reports and financial statements filed with the SEC or other regulatory authorities and the accuracy of information contained therein; (g) the absence of any material adverse effect on their business, assets, financial condition, results of operations or prospects; (h) the absence of adverse material claims, suits, actions or proceedings, and other litigation issues; (i) the accuracy of information supplied by each of KCPL and UCU for use in the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part; (j) tax matters; (k) retirement and other employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (l) agreements relating to certain employment and benefits matters; (m) labor matters; (n) compliance with all applicable material environmental laws, possession of all material environmental, health, and safety permits and other environmental issues; (o) the regulation of KCPL and UCU and their subsidiaries as public utilities in specified states; (p) the stockholder vote required in connection with the Merger Agreement and the transactions contemplated thereby, as set forth in this Joint Proxy Statement/Prospectus, being the only vote required; (q) that neither KCPL nor UCU nor any of their respective affiliates has taken or agreed to take any action that would prevent Newco from accounting for the Merger as a pooling of interests; (r) the delivery of fairness opinions by Merrill Lynch, in the case of KCPL, and DLJ, in the case of UCU; (s) the adequacy of insurance; and (t) the applicability of certain provisions in the KCPL Charter and the UCU Charter relating to certain changes in control.

CERTAIN COVENANTS

    Pursuant to the Merger Agreement, each of KCPL and UCU has agreed that during the period from the date of the Merger Agreement until the Effective Time, except as permitted by the Merger Agreement (including the disclosure schedules thereto) or as the other party otherwise consents in writing, it will (and each of its Subsidiaries will), subject to certain exceptions specified therein, among other things: (a) carry on its business in the ordinary course consistent with prior practice; (b) not declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than (i) to such party or its wholly-owned Subsidiaries, (ii) dividends required to be paid on any UCU

Preferred Stock or KCPL preferred stock, (iii) regular quarterly dividends to be paid on KCPL Common Stock and UCU Common Stock not to exceed 105% of the dividends for the comparable period of the prior fiscal year, and (iv) dividends by AGP, UtiliCorp U.K., Inc., UtiliCorp U.K. Limited, West Kootenay Power Ltd., UtiliCorp N.Z., Inc., and any Subsidiaries of such entities; (c) not effect certain other changes in its capitalization other than redeeming all series and classes of KCPL preferred stock and the UCU Preferred Stock, or funding employee stock ownership plans in accordance with past practice; (d) not issue, sell or dispose of any capital stock or securities convertible into capital stock other than (i) intercompany issuances of capital stock and (ii) up to 2,000,000 shares of KCPL Common Stock and UCU Common Stock to be issued during any fiscal year pursuant to employee benefit plans, stock option and other incentive compensation plans, directors' plans and stock purchase and dividend reinvestment plans, except that, as set forth in the disclosure schedules, UCU may issue approximately 5.3 million additional shares of UCU Common Stock; (e) not incur indebtedness (or guarantees thereof), other than (i) indebtedness or guarantees or "keep well" or other agreements either in the ordinary course of business consistent with past practice, or not aggregating more than $250 million, (ii) arrangements between such party and its Subsidiaries or among its Subsidiaries, (iii) in connection with the refunding of existing indebtedness,
(iv) in connection with any permitted redemption of any series or class of KCPL preferred stock or of UCU Preferred Stock, or (v) as may be necessary in connection with certain permitted acquisitions or capital expenditures; (f) not engage in material acquisitions, except individual acquisitions not exceeding $25 million in equity invested and not requiring board of directors' approval, provided that the total amount invested in any fiscal year does not exceed $150 million; (g) not make any capital expenditures during any fiscal year exceeding 125% of the amounts budgeted; (h) not sell or dispose of assets during any fiscal year singularly or in an aggregate amount equalling or exceeding $25 million, other than dispositions in the ordinary course of business consistent with past practice; (i) not enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan, trust, fund or policy, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensatory expenses; (j) not enter into or amend any employee severance agreement other than in the ordinary course of business consistent with past practice; (k) not deposit into any trust (including any "rabbi trust") amounts in respect of any employee benefit obligations or obligations to directors, provided that transfers into any trust, other than a rabbi or other trust with respect to any non-qualified deferred compensation, may be made in accordance with past practice; (l) not engage in any activity which would cause a change in its status under the 1935 Act; (m) not make any changes in its accounting methods other than as required by law or in accordance with generally accepted accounting principles; (n) not take any action to prevent Newco from accounting for the Merger as a pooling of interests; (o) not take any action that would adversely affect the status of the Merger as a tax-free reorganization under the Code; (p) not enter into any material agreements with affiliates (other than wholly-owned subsidiaries) or the parties' respective Joint Ventures, other than on an arm's-length basis; (q) cooperate with the other party, provide reasonable access to its books and records and notify the other party of any significant changes; (r) subject to applicable law, discuss with the other party any proposed changes in its rates or charges (other than pass-through fuel and gas rates or charges) or standards of service or accounting; consult with the other prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent with governmental regulators; and not make any filing to change its rates on file with the FERC that would have a material adverse effect on the benefits associated with the Merger; (s) use all commercially reasonable efforts to obtain certain third-party consents to the Merger; (t) not take any action reasonably likely to materially breach the Merger Agreement or any of its representations and warranties; (u) not take any action that is likely to jeopardize the qualification of KCPL's or UCU's outstanding revenue bonds as "exempt facility bonds" or as tax-exempt industrial development bonds; (v) create a joint transition management task force to examine alternatives to effect the integration of the parties after the Effective Time; (w) refrain from taking specified actions relating to tax matters; (x) maintain customary and adequate insurance and existing governmental permits; and (y) not discharge or satisfy any

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material  claims,  liabilities or  obligations,  other than  discharges  (in the ordinary course of business or in accordance with their terms) of liabilities reflected in the most recent consolidated financial statements.

    The Merger Agreement provides that the parties will execute such further documents and instruments and take such actions as are necessary and reasonably requested by the other party to consummate the Merger in accordance with the terms of the Merger Agreement.

NO SOLICITATION OF TRANSACTIONS

    The Merger Agreement provides that neither KCPL nor UCU will, and that neither will authorize or permit any of its officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, "Representatives") to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided, however, that notwithstanding any other provision of the Merger Agreement, a respective party may (i) at any time prior to the time the respective parties' stockholders shall have voted to approve the Merger Agreement, engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the party or its Representatives after January 19,
1996) seeks to initiate such discussions or negotiations and may furnish such third-party information concerning the party and its business, properties and assets if, and only to the extent that, (A)(x) the third party has first made an Acquisition Proposal that is financially superior to the Merger and has demonstrated that financing for the Acquisition Proposal is reasonably likely to be obtained (as determined in good faith in each case by the party's Board of Directors after consultation with its financial advisors) and (y) the party's Board of Directors concludes in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (B) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, such party (x) provides prompt notice to the other party to the effect that it is furnishing information to or entering into discussions or negotiations with such person or entity and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such person or entity than the terms contained in the Confidentiality Agreement, dated November 28, 1995 (as amended from time to time, the "Confidentiality Agreement"), (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and/or (iii) accept an Acquisition Proposal from a third party, provided such respective party terminates the Merger Agreement pursuant to the provisions of Section 9.1(e) or 9.1(f) thereof, as applicable (which provisions are described in clause (e) under "-- Termination," below). Each party has agreed to cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted previously by the party or its Representatives with respect to the foregoing. Each party has agreed to notify the other party orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof, shall keep the other party informed of the status and details of any such inquiry, offer or proposal, and shall give the other party five days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. As used herein, "Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the party or any material Subsidiary of the party, or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of the party or any material Subsidiary.

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
NEWCO BOARD OF DIRECTORS

    The Merger Agreement provides that at the Effective Time, the Newco Board will consist of 18 persons, nine designated by KCPL and nine designated by UCU. The initial designation of such directors among the three classes of Newco Board will be agreed to by KCPL and UCU, the designees of each party to be divided equally among such classes. If, prior to the Effective Time, any of such designees declines or is unable to serve, the party which designated such person will designate another person to serve in such person's stead. As of the date of this Joint Proxy Statement/Prospectus, KCPL and UCU have not decided who, in addition to Messrs. Jennings and Green, will be designated to serve on the Newco Board after the Effective Time. It is currently anticipated that the directors of KCPL and UCU prior to the Effective Time will serve as the initial directors of Newco.

DIRECTORS' AND OFFICERS' INDEMNIFICATION

    The Merger Agreement provides that, to the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, Newco will, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is on, or who has been at any time prior to, January 19, 1996, or who becomes prior to the Effective Time, an officer, director or employee of any of the parties thereto or any Subsidiary (each an "Indemnified Party," and collectively, "Indemnified Parties") against all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of such party, and all such indemnified liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the Merger Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time),
(i) Newco will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel must be reasonably satisfactory to Newco, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the DGCL, (ii) Newco will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL, the Newco Charter or the Newco Bylaws will be made by independent counsel mutually acceptable to Newco and the Indemnified Party; provided, however, that Newco will not be liable for any settlement effected without its written consent (which consent must not be unreasonably withheld). The Merger Agreement further provides that the Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

    In addition, the Merger Agreement requires that for a period of six years after the Effective Time, Newco will cause to be maintained in effect policies of directors and officers' liability insurance maintained by KCPL and UCU for the benefit of those persons who were covered by such policies on January 19, 1996, on terms no less favorable than the terms of such insurance coverage, provided that Newco will not be required to expend in any year an amount exceeding 200% of the annual aggregate premiums currently paid by KCPL and UCU for such insurance. If the annual premiums of such insurance coverage exceed such amount, Newco will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Newco Board, for a cost not exceeding such amount. The Merger Agreement also provides that to the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification existing in favor of the employees, agents, directors and officers of KCPL, UCU and their respective Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective articles of incorporation and bylaws in effect on January 19, 1996, or otherwise in effect on January 19, 1996, will survive the Merger and will continue in full force and effect for a period of not less than six years from the Effective Time.

CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

    The respective obligations of KCPL and UCU to effect the Merger are subject to the following conditions: (a) the approval of the Merger Agreement and the Merger by the stockholders of KCPL and of UCU shall have been obtained; (b) no temporary restraining order, preliminary or permanent injunction or other order shall be in effect that prevents consummation of the Merger; (c) the Registration Statement shall have become effective and shall not be the subject of a stop order; (d) the shares of Newco Common Stock issuable in connection with the Merger shall have been authorized for listing on the NYSE, upon official notice of issuance; (e) the receipt of all material governmental authorizations, permits, consents, orders or approvals which do not impose terms or conditions that could reasonably be expected to have a material adverse effect; (f) the receipt by each of KCPL and UCU of letters from their independent public accountants stating that the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles and applicable SEC regulations; (g) with respect to each of KCPL and UCU, the performance in all material respects of all obligations of the other party required to be performed under the Merger Agreement; (h) with respect to each of KCPL and UCU, the accuracy of the representations and warranties of the other party set forth in the Merger Agreement as of January 19, 1996 and as of the Closing Date (except as would not reasonably be likely to result in a material adverse effect); (i) KCPL's and UCU's having received officers' certificates from each other stating that certain conditions set forth in the Merger Agreement have been satisfied; (j) with respect to each of KCPL and UCU, there having been no material adverse effect on the business, assets, financial condition, results of operations or prospects of the other party and its subsidiaries taken as a whole; (k) receipt of tax opinions from counsel to each party to the effect that the Merger will be treated as a tax-free reorganization under Section 368(a) of the Code; (l) with respect to each of KCPL and UCU, the receipt by the other party of certain material third-party consents; and (m) with respect to each of KCPL and UCU, the receipt by Newco of letter agreements relating to trading in securities of KCPL, UCU and Newco (substantially in the form attached as an exhibit to the Merger Agreement), duly executed by each affiliate of the other party.

    In addition, the Merger Agreement provides that it is a condition to the obligation of KCPL to hold the KCPL Meeting that the opinion of Merrill Lynch attached hereto as Annex B shall not have been withdrawn, and it is a condition to the obligation of UCU to hold the UCU Meeting that the opinion of DLJ attached hereto as Annex C shall not have been withdrawn.

    At any time prior to the Effective Time, to the extent permitted by applicable law, the conditions to KCPL's or UCU's obligations to consummate the Merger may be waived by the other party. Either party's agreement to such a waiver is valid if set forth in a written instrument signed on behalf of such party. See "-- Amendment and Waiver."

BENEFIT PLANS

    The Merger Agreement provides that KCPL and UCU have agreed to cooperate and agree upon the employee benefit plans and programs to be provided by Newco, and that each participant of any KCPL benefit plan or UCU benefit plan shall receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits under any benefit plan of Newco or any of its subsidiaries or affiliates that replaces a KCPL benefit plan or UCU benefit plan; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such participant or the funding for any such benefit. In addition, the UCU Supplemental Contributory Retirement Plan shall be revised to provide that references to UCU Common Stock shall instead refer to Newco Common Stock.

    Upon the consummation of the Merger, no additional obligations will be incurred under the existing short-term incentive compensation plans of KCPL and UCU. Subject to stockholder approval thereof at the KCPL Meeting and the UCU Meeting, the Newco Management Incentive Compensation Plan will become effective at the Effective Time. The Newco Management Incentive Compensation

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
Plan provides for annual bonuses, based on percentages of base salaries, to be awarded based upon the achievement of performance goals determined in advance by the Newco Compensation Committee. With respect to those participants in the new plan who are, or who the Newco Compensation Committee determines are likely to be, "covered individuals" within the meaning of Section 162(m) of the Code with compensation in excess of the limitations set forth in Section 162(m), the performance goals are to be objective standards that are approved by shareholders in accordance with the requirements for exclusion from the limits of Section 162(m) of the Code as performance-based compensation. See "APPROVAL OF NEWCO PLANS -- Newco Management Incentive Compensation Plan" and Annex G.

    Following the implementation of the Newco Stock Incentive Plan, no additional awards will be made under the existing stock incentive plans of KCPL and UCU. Subject to stockholder approval thereof at the KCPL Meeting and the UCU Meeting, the Newco Stock Incentive Plan will become effective at the Effective Time. The Newco Stock Incentive Plan provides for the grant of stock options, SARs, restricted stock and such other awards based upon Newco Common Stock as the Newco Compensation Committee may determine, subject to shareholder approval of the Newco Stock Incentive Plan. Newco intends to reserve 9,000,000 shares of Newco Common Stock for issuance under this plan. Accordingly, the Newco Stock Incentive Plan is being submitted to stockholders for approval. See "APPROVAL OF NEWCO PLANS -- Newco Stock Incentive Plan" and Annex F.

    At the Effective Time, (i) each outstanding option to purchase shares of KCPL Common Stock under the existing stock incentive plans of KCPL (each, a "KCPL Stock Option") and each option to purchase shares of UCU Common Stock under the existing stock incentive plans of UCU (each, a "UCU Stock Option") will constitute an option to acquire, on the same terms and conditions (subject to the adjustments necessary to give effect to the Merger), shares of Newco Common Stock based on the same number of shares of Newco Common Stock as the holder of such KCPL Stock Option or UCU Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time and (ii) each other outstanding award under the existing stock incentive plans of KCPL (each, a "KCPL Stock Award") and the existing stock incentive plans of UCU (each, a "UCU Stock Award") will constitute an award based upon the same number of shares of Newco Common Stock as the holder of such KCPL Stock Award or UCU Stock Award would have been entitled to receive pursuant to the Merger had such holder been the owner, immediately before the Effective Time, of the shares of KCPL Common Stock or UCU Common Stock on which such KCPL Stock Award or UCU Stock Award is based, and otherwise on the same terms and conditions as governed such KCPL Stock Award or UCU Stock Award immediately before the Effective Time. See "THE MERGER -- Newco Plans."

CERTAIN EMPLOYMENT AGREEMENTS AND WORKFORCE MATTERS

    Subject to  certain  provisions  in  the Merger  Agreement,  Newco  and  its
Subsidiaries have agreed to honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of KCPL and UCU prior to the date of the Merger Agreement that apply to any current or former employee or current or former director of the parties hereto. Subject to applicable collective bargaining agreements, for a period of three years following the Effective Time, any reductions in workforce in respect of employees of Newco shall be made on a fair and equitable basis, without regard to whether employment was with KCPL or the KCPL Subsidiaries or UCU or the UCU Subsidiaries, and any employee whose employment is terminated or job is eliminated by Newco or any of its Subsidiaries during such period shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by Newco or any of its Subsidiaries. Any workforce reductions carried out following the Effective Time by Newco and its Subsidiaries shall be done in accordance with all applicable collective bargaining agreements and all laws and regulations governing the Worker
Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law.

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
TERMINATION

    The Merger Agreement may be terminated at any time prior to the Closing Date, whether before or after the Stockholder Approvals have been obtained: (a) by mutual written consent of the KCPL Board and the UCU Board; (b) by either KCPL or UCU if (i) the other party (x) has breached certain agreements and covenants relating to dividends or issuance of securities but only to the extent such agreements and covenants apply to KCPL or UCU and not their respective Subsidiaries, or (y) has breached any representations, warranties, covenants or agreements set forth in the Merger Agreement, which breaches individually or in the aggregate would result in a material adverse effect on such party and, in the case of either (x) or (y), the breach has not been cured within 20 business days following the breaching party's receipt of notice of such breach or adequate assurance of such cure is not given by or on behalf of the breaching party within such 20 business-day period, (ii) the Board of Directors of the other party or any committee thereof (A) withdraws or modifies in any manner adverse to such party its approval or recommendation of the Merger Agreement or the Merger, (B) fails to reaffirm such approval or recommendation upon such party's request, (C) approves or recommends any acquisition of the other party or a material portion of its assets or any tender offer for the other party's capital stock, in each case by a party other than such party or any of its affiliates or (D) resolves to take any of the actions specified in clause (A),
(B) or (C), or (iii) any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel of such party, of prohibiting the Merger, or any court of competent jurisdiction in the U.S. or any state shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable; (c) by any party thereto, if the Effective Time shall not have occurred on or before December 31, 1997 (which date will be extended to December 31, 1998 if the required statutory approvals and third-party consents have not been obtained by December 31, 1997, but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled); provided, however, that such right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before December 31, 1997; (d) by any party thereto, if the Stockholder Approvals shall not have been obtained; (e) by KCPL or UCU, upon five days' prior notice to the other party and prior to approval of the Merger Agreement by the other party's stockholders, if, as a result of an Acquisition Proposal by a person other than the other party or any of its affiliates, the Board of Directors of such party determines in good faith after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel, that acceptance of the Acquisition Proposal is necessary for such Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; provided, however, that (i) such Board of Directors shall have concluded in good faith, after considering applicable provisions of state law and after giving effect to all concessions which may be offered by the other party pursuant to clause (ii) below, on the basis of oral or written advice of outside counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (ii) prior to any such termination, such party shall, and shall cause its respective financial and legal advisors to, negotiate with the other party to make such adjustments in the terms and conditions of the Merger Agreement as would enable such party to proceed with the transactions contemplated thereby on such adjusted terms.

    In the event of termination of the Merger Agreement by either KCPL or UCU as provided above, there will be no liability or obligation on the part of either KCPL or UCU or their respective officers or directors thereunder other than to hold in strict confidence all documents furnished to the other in accordance with the Confidentiality Agreement; to pay certain fees and expenses pursuant to certain specified provisions of the Merger Agreement described below under the captions "-- Termination Fees" and "-- Expenses" and to comply with certain other specified provisions of the Merger Agreement.

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
TERMINATION FEES

    The Merger Agreement provides that if the Merger Agreement is terminated at such time as it is terminable by either (but not both) of KCPL and UCU for breaches of any representations or warranties contained in the Merger Agreement, or of agreements and covenants contained in the Merger Agreement pursuant to the provisions of the Merger Agreement described in clause (b) (i) under the caption "-- Termination" above, then the breaching party will pay the non-breaching party a fee equal to $10 million in cash, minus amounts previously paid by a breaching party in respect of termination, provided however, if termination results from a willful breach, the breaching party will pay the nonbreaching party a fee equal to $35 million in cash minus any amounts previously paid by a breaching party in respect of termination. If at the time of the breaching party's willful breach, pursuant to the provisions of the Merger Agreement described in such clause (b) (i) there shall have been previously made an Acquisition Proposal (whether or not such Acquisition Proposal shall have been rejected or withdrawn prior to the time of termination) involving the breaching party or one of its affiliates, and within two and one-half years of any termination by the non-breaching party, the breaching party or an affiliate becomes a Subsidiary of such offeror or of an affiliate thereof, or accepts a written offer to consummate or consummates an Acquisition Proposal with such third party or affiliate thereof, then such breaching party (jointly and severally with its affiliates), upon the signing of a definitive agreement relating to such an Acquisition Proposal, or, if no such agreement is signed, then at the closing (and as a condition to the closing) of such breaching party becoming such a Subsidiary or of such Acquisition Proposal, shall pay to the non-breaching party an additional fee equal to $58 million in cash minus any such amounts as may have previously been paid by the breaching party due to a termination.

    If the Merger Agreement is terminated because one party's stockholders fail to approve the Merger or the Merger Agreement, such party will pay to the other a fee of $5 million; provided that such fee shall be reduced (but not below zero) by any termination fee previously paid.

    The Merger Agreement also requires payment of a termination fee of $58 million in cash minus any amounts previously paid by the Target Party (as defined below in this paragraph) to the other party, if (i) the Merger Agreement is terminated (A) as a result of the acceptance by such party of an Acquisition Proposal pursuant to the provisions of the Merger Agreement described in clause
(e) under the caption "-- Termination" above, (B) following a failure of the stockholders of such party to grant their approval to the Merger, or (C) as a result of such party's material failure to convene a stockholder meeting, distribute proxy materials and, subject to its Board of Directors' fiduciary duties, recommend the Merger Agreement and the Merger to its stockholders; (ii) at the time of such termination or prior to the meeting of such party's stockholders, there shall have been an Acquisition Proposal involving such party or any of its affiliates (whether or not this Acquisition Proposal shall have been rejected or withdrawn prior to the time of termination); and (iii) within two and one-half years of any such termination described in clause (i) above, such party or such affiliate (the "Target Party") becomes a Subsidiary of such offeror or accepts an offer to consummate or consummates an Acquisition Proposal with such offeror of an affiliate, then the Target Party (jointly and severally with its affiliates), upon the signing of a definite agreement relating to such an Acquisition Proposal, or, if no such agreement is signed, then at the closing (and as a condition to the closing) of such party's becoming such a Subsidiary or of such Acquisition Proposal.

    The Merger Agreement further provides that all termination fees constitute liquidated damages and not penalties and that, notwithstanding any other provision of the Merger Agreement, if one party should fail to pay any termination fee due, in addition to payment of such amount, the defaulting party will pay the costs and expenses in connection with any action taken to collect payment, together with interest on the amount of any unpaid termination fee.

EXPENSES

    Except as set forth above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring the expense,

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
except that those expenses incurred in connection with printing and filing of the Registration Statement, of which this Joint Proxy Statement/Prospectus forms a part, will be shared equally by KCPL and UCU.

AMENDMENT AND WAIVER

    The Merger Agreement may be amended by the Board of Directors of the parties thereto at any time before or after approval thereof by the stockholders of KCPL and UCU and prior to the Effective Time, but after such approvals no such amendment will alter or change the amount or kind of shares, rights or manner of exchange of such shares, or alter or change any of the terms and conditions of the Merger Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of KCPL Common Stock or UCU Common Stock, except for alterations or changes that could otherwise be adopted by the Newco Board without the further approval of such stockholders. At any time prior to the Effective Time, the parties to the Merger Agreement may by a signed written agreement extend the time for the performance of any of the obligations or other acts of the other parties thereto, waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, and waive compliance with any of the agreements or conditions contained in the Merger Agreement to the extent permitted by law.

CONFIDENTIALITY AGREEMENT

    KCPL and UCU have agreed pursuant to the Confidentiality Agreement that, for a three-year period commencing on November 28, 1995, unless and until such party shall have received the prior written approval of a majority of the Board of Directors of the other party, neither party, nor its representatives or affiliates, will directly or indirectly (a) acquire, agree to acquire or make any proposal to acquire any securities of the other party or any of its subsidiaries, any warrant or option to acquire any such securities, any security convertible into or exchangeable for any such securities or any other right to acquire any such securities, (b) seek or propose any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets or securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving the other party or any of its subsidiaries, (c) make, or in any way participate in, any "solicitation" of proxies or consents with respect to any securities of the other party or any of its subsidiaries, or seek to advise or influence any person with respect to the voting of any securities of the other party or any of its subsidiaries, (d) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the other party or any of its subsidiaries, (e) otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, Board of Directors or policies of the other party or any of its subsidiaries, (f) have any discussions or enter into any arrangements, understandings or agreements with, or advise, finance, assist or encourage, any other persons in connection with any of the foregoing, or (g) make any publicly disclosed proposal regarding any of the foregoing.

                       DESCRIPTION OF NEWCO CAPITAL STOCK

GENERAL

    The authorized capital stock of Newco, as of the Effective Time, will consist of 250,000,000 shares of Newco Common Stock and 25,000,000 shares of Newco preferred stock (of which the Newco Preferred Stock forms a part), to be issued from time to time in series by resolution of the Newco Board. It is anticipated that approximately 121,000,000 shares of Newco Common Stock and 1,000,000 shares of Newco Preferred Stock will be issued and outstanding immediately after the Effective Time, provided that the UCU Preferred Stock is not redeemed prior to the Effective Time. The description of Newco capital stock set forth herein does not purport to be complete and is qualified in its entirety by reference to the Newco Charter and the Newco Bylaws, copies of which are attached hereto as Annexes D and E, respectively, as well as applicable statutory or other law.

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
NEWCO COMMON STOCK

    The holders of Newco Common Stock will be entitled to receive such dividends as the Newco Board may from time to time declare, subject to any rights of holders of outstanding shares of Newco Preferred Stock. Stockholders of KCPL and UCU entitled to receive Newco Common Stock shall, subject to any applicable escheat law, be entitled to dividends declared after the Effective Time regardless of when certificates representing KCPL Common Stock or UCU Common Stock, as the case may be, are exchanged. No dividend policy has yet been established for Newco after the Effective Time. However, the timing and amount of future dividends will depend on the earnings of Newco and its subsidiaries, their financial condition, cash requirements, applicable government regulations and policies and other factors deemed relevant by the Newco Board. Additionally, various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of Newco's subsidiaries to transfer funds to Newco in the form of cash dividends, loans or advances.

    Except as otherwise provided by law, each holder of Newco Common Stock will be entitled to one vote per share on each matter submitted to a vote at a meeting of stockholders, subject to any class or series voting rights of holders of Newco Preferred Stock. Under the Newco Bylaws, the Newco Board shall be classified into three classes each consisting of, as nearly as may be possible, one-third of the total number of directors constituting the entire Board of Directors. The holders of Newco Common Stock will not be entitled to cumulate votes for the election of directors.

    In the event of any liquidation, dissolution or winding up of Newco, whether voluntary or involuntary, the holders of shares of Newco Common Stock, subject to any rights of the holders of outstanding shares of Newco Preferred Stock, will be entitled to receive the remainder, if any, of the assets of Newco after the discharge of its liabilities.

    Holders of Newco Common Stock will not be entitled to preemptive rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. The Newco Common Stock does not contain any redemption provisions or conversion rights. The Newco Common Stock is not liable to assessment or further call. The shares of Newco Common Stock to be issued pursuant to the Merger Agreement, when so issued, will be fully paid and nonassessable.

    Cash dividends on and acquisition of Newco Common Stock will be restricted by provisions of the Indenture of Michigan Gas Utilities, an operating division of UCU, dated as of July 1, 1951, as amended and supplemented (the "MGU Indenture"), securing a portion of Newco's mortgage bonds, and by the preferred stock provisions of the Newco Charter (if any Newco Preferred Stock is issued in the Merger). The obligations under the MGU Indenture were assumed by UCU and will be, prior to or at the Effective Time, assumed by Newco. Under the most restrictive of the provisions contained in the MGU Indenture, Newco may not declare or pay any dividend (other than a dividend payable in shares of its capital stock), whether in cash, stock or otherwise, or make any other distribution, on or with respect to any class of its capital stock, or purchase or otherwise acquire any shares of any class of its capital stock if, after giving effect thereto, the sum of (i) the aggregate amount of all dividends declared and all other distributions made (other than dividends declared or distributions made in shares of its capital stock) on shares of its capital stock, of any class, subsequent to December 31, 1984, plus (ii) the excess, if any, of the amount applied to or set apart for the purchase or other acquisition of any shares of its capital stock, of any class, subsequent to December 31, 1984, over such amounts as shall have been received by Newco as the net cash proceeds of sales of shares of its capital stock, of any class, subsequent to December 31, 1984, would exceed the sum of the net income of Newco since January 1, 1985, plus $50 million. In addition, Newco may not declare such dividends unless it maintains a tangible net worth of at least $250 million and the aggregate principal amount of its outstanding indebtedness does not exceed 70% of its capitalization. On a pro forma basis and as of the date of this Joint Proxy Statement/Prospectus, none of Newco's retained earnings would be restricted as to payment of cash dividends on its capital stock as of the Effective Time pursuant to the MGU Indenture.

    In addition, the cash payment of dividends on, and the acquisition of, Newco Common Stock, will be restricted by provisions of the Indenture of UCU dated as of June 1, 1995 relating to its 8 7/8% Junior Subordinated Deferrable Interest Debentures, Series A, due 2025, which provide that in the event UCU elects to defer interest on such debentures, UCU may not declare any dividend on or acquire any shares of its capital stock during such deferral period. The obligations of UCU under this Indenture will be, prior to or at the Effective Time, assumed by Newco.

    If Newco Preferred Stock is issued in the Merger, no dividends on Newco Common Stock may be paid by Newco if there are dividends in arrears on Newco Preferred Stock. The dividend restrictions referred to above are not expected to impair the ability of Newco to make dividend payments. Under the 1935 Act, the SEC will also have the power to preclude the payment of dividends by Newco. See "THE MERGER -- Regulatory Matters."

    It is a condition to consummation of the Merger that Newco Common Stock be approved for listing on the NYSE, subject to official notification of issuance.

    The Transfer Agent and the Registrar for the Newco Common Stock have not yet been determined. Stockholders will be notified as soon as is practicable after such determinations have been made.

NEWCO PREFERRED STOCK

    The Newco Board is authorized, pursuant to the Newco Charter, to issue preferred stock from time to time in one or more classes or series, each of which series shall have such distinctive designation or title as shall be fixed by the Newco Board prior to the issuance of any shares thereof. Each such class or series of preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Newco Board prior to the issuance of any shares thereof pursuant to the authority vested in it.

    Pursuant to the Merger Agreement, Newco has agreed to issue a series of preferred stock of Newco, the Newco Preferred Stock, in exchange for the shares of the UCU Preferred Stock in the event such UCU Preferred Stock has not been redeemed prior to or at the Effective Time. The number of shares constituting the Newco Preferred Stock (if such stock is issued) will be 1,000,000. Shares of the Newco Preferred Stock shall have a stated value of $25.00 per share. If issued, it is intended that the Newco Preferred Stock will be redeemed as soon as is practicable after March 1, 1997.

    Holders of the Newco Preferred Stock shall be entitled to receive an annual cash dividend of $2.05 per share when, as and if declared by the Newco Board out of funds legally available therefor, payable quarterly on the first day of each March, June, September and December, commencing on the first such date which is more than fifteen calendar days after the date of original issuance of the first share of the Newco Preferred Stock, to holders of record on the respective dates fixed for that purpose by the Newco Board not less than ten nor more than sixty days in advance of payment of each dividend. Dividends on shares of the Newco Preferred Stock shall be cumulative from and after the date of original issuance thereof, whether or not on any scheduled dividend payment date there shall be funds legally available for the payment of dividends. The Newco Preferred Stock does not participate in dividends declared on Newco Common Stock.

    Holders of the Newco Preferred Stock shall have no voting power or rights except those set forth below or otherwise provided by law. If and when dividends payable on any shares of the Newco Preferred Stock shall be in arrears in an amount equivalent to one and one-half times the annual dividend or more, per share, and thereafter until all dividends on shares of the Newco Preferred Stock in arrears shall have been paid, the holders of the Newco Preferred Stock, together with any other class or series of capital stock of Newco which is by its terms expressly made equal as to dividends to the Newco Preferred Stock (the Newco Preferred Stock, together with all other such classes and series, the "Dividend-Equivalent Preferred Stock"), voting as a single class separate from the holders of all other classes of capital stock, shall be entitled to elect two directors.

    If and when all dividends then in arrears on the Dividend-Equivalent Preferred Stock then outstanding shall be paid (and such dividends shall be declared and paid out of any funds legally available therefor as soon as reasonably practicable), the holders of shares of the Dividend-Equivalent Preferred Stock shall be divested of any special right with respect to the election of directors and the voting power of the holders of shares of the Dividend-Equivalent Preferred Stock shall revert to the status existing before the first dividend payment date on which dividends on any shares of the Dividend-Equivalent Preferred Stock were not paid in full, but always subject to the same provisions for vesting such special rights in the holders of shares of the Dividend-Equivalent Preferred Stock in case of further like arrears in payment of dividends thereon. Upon the termination of any such special voting right, the terms of office of all persons who may have been elected directors of Newco by vote of the holders of the Dividend-Equivalent Preferred Stock, as a class, pursuant to such special voting right shall forthwith terminate, and the resulting vacancies shall be filled by the vote of a majority of the remaining directors.

    Dividends on the Newco Preferred Stock will be subject to restrictions imposed by the MGU Indenture. See "-- Newco Common Stock."

    So long as any shares of the Newco Preferred Stock are outstanding, no new class of capital stock shall be created or authorized which is entitled to dividends or shares in distribution of assets on a parity with or in priority to the Newco Preferred Stock, nor shall there be created or authorized any securities convertible into shares of any such stock, unless the holders of record of not less than two-thirds of the number of shares then outstanding of the preferred stock of Newco of which the Newco Preferred Stock forms a part (as a single class separate from the holders of all other classes of capital stock) shall vote therefor in person or by proxy at the meeting of stockholders at which the creation or authorization of such new class of capital stock or such convertible securities is considered.

    So long as any shares of the Newco Preferred Stock are outstanding, Newco shall not increase the total authorized amount of the preferred stock of Newco of which the Newco Preferred Stock forms a part or any class of capital stock which is entitled to dividends or shares in distribution of assets on a parity with or in priority to such preferred stock unless the holders of record of not less than a majority of the number of shares of such preferred stock then outstanding (as a single class separate from the holders of all other classes of capital stock) shall vote therefor in person or by proxy at a meeting held pursuant to notice containing a statement of such purpose.

    In the event of the involuntary liquidation, dissolution or winding up (a "Liquidation") of Newco, the holders of the Newco Preferred Stock shall be entitled to have paid to them out of the assets of Newco, before any distribution is made to or set apart for the holders of any shares of Newco Common Stock, or of any other class or series of capital stock of Newco ranking junior to the Newco Preferred Stock in respect of distribution of assets upon Liquidation, an amount equal to $25.00 per share, plus an amount in cash equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon to the date of final distribution. After payment in cash to the holders of the Newco Preferred Stock of the full preferential amount as aforesaid, the holders of the Newco Preferred Stock shall, as such, have no right or claim to any of the remaining assets of Newco.

    Subject to the above, the Newco Preferred Stock shall not rank junior as to distribution of assets upon Liquidation to any other class or series of capital stock of Newco, unless such class or series of capital stock of Newco is by its terms expressly made equal as to distribution of assets upon Liquidation of the Newco Preferred Stock. The Newco Preferred Stock shall rank senior as to distribution of assets upon Liquidation, or the voluntary liquidation, dissolution or winding up of Newco ("Voluntary Liquidation") to all shares of Newco Common Stock and any other class or series of capital stock of Newco which is not by its terms expressly made equal as to distribution of assets upon Liquidation of the Newco Preferred Stock.

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
    The shares of the Newco Preferred Stock shall not be redeemable before March 1, 1997. On and after such date, the shares of the Newco Preferred Stock will be redeemable at the option of Newco, by a vote of the Newco Board, in whole or in part at any time and from time to time at a price of $25.00 per share plus a sum equal to all dividends on such shares accrued and unpaid thereon to the date fixed for redemption (the "Redemption Date"). The shares of the Newco Preferred Stock shall not be subject to a sinking fund.

    In the event that fewer than all of the outstanding shares of the Newco Preferred Stock are to be redeemed at any one time, the number of shares to be redeemed shall be determined by the Newco Board and the shares to be redeemed shall be selected pro rata or by lot or by such other method as may be determined by the Newco Board to conform to any rule or regulation of the NYSE or any other stock exchange upon which the shares of the Newco Preferred Stock may at the time be listed. It is currently intended that if the Newco Preferred Stock is issued, it will be redeemed on or promptly after March 1, 1997.

    Newco shall cause a notice of redemption to be mailed at least 30 days, but not more than 90 days, prior to the Redemption Date, to each holder of record of shares of Newco Preferred Stock to be redeemed; if less than all the shares owned by such holder are then to be redeemed, the notice shall also specify the number of shares thereof which are to be redeemed and the number of certificates representing such shares. Such notice shall be mailed to such record holders at their respective addresses as they shall appear upon the books of Newco and shall set forth the Redemption Date, the redemption price per share and the place or places for surrender of certificates for shares to be redeemed.

    If any dividend payment on the Newco Preferred Stock is in arrears, no purchase or redemption shall be made of any shares of any class or series of capital stock of Newco ranking equally with or junior to the Newco Preferred Stock as to dividends or the distribution of assets upon Liquidation or Voluntary Liquidation.

    The holders of shares of Newco Preferred Stock shall have no right to convert such shares into shares of any other class or series of capital stock of Newco. The holders of the Newco Preferred Stock shall not have any other preferences or special rights.

    The Newco Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The Newco Preferred Stock will rank on a parity as to receipt of dividends and liquidating distributions with each other series of the presently authorized preferred stock of Newco. The rights of the holders of the Newco Preferred Stock will be subordinate to those of Newco's general creditors.

    The Transfer Agent and the Registrar for the Newco Preferred Stock have not yet been determined. Stockholders will be notified as soon as is practicable after such determinations have been made.

CERTAIN ANTI-TAKEOVER PROVISIONS

    The Newco Charter and the Newco Bylaws will contain provisions that may have the effect of discouraging persons from acquiring large blocks of Newco stock or delaying or preventing a change in control of Newco. The material provisions which may have such an effect are (i) a "fair price" provision requiring an affirmative vote of the holders of 80% of the outstanding shares of Newco Common Stock entitled to vote before Newco can engage in certain business combinations (as defined in the Newco Charter) with an interested stockholder or affiliate or associate thereof (generally a 15% stockholder of Newco), unless a majority of Newco's disinterested directors approve the business combination or certain "fair price" criteria are satisfied; (ii) classification of the Newco Board into three classes with the term of only one class expiring each year; (iii) a provision permitting removal of a director only for cause and only by at least an affirmative vote of the holders of 80% of the outstanding shares of Newco Common Stock entitled to vote; (iv) a provision providing that stockholders may take action only at an annual or special meeting and not by written consent in lieu of a

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
meeting; (v) a provision providing that special meetings of Newco stockholders may only be called by a majority of the Newco Board or by specified senior executive officers (such as the Chairman, Chief Executive Officer, President or Chief Operating Officer) and not by stockholders; (vi) a provision permitting the Newco Board to adopt, amend or repeal the Newco Bylaws; (vii) authorization for the Newco Board (subject to any required regulatory approval) to issue preferred stock of Newco in series and to fix rights and preferences of the series (including, among other things, whether, and to what extent, the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters); (viii) advance notice procedures with respect to nominations of directors or proposals other than those adopted or recommended by the Newco Board; and (ix) provisions permitting amendment of certain of these and related provisions only by at least an affirmative vote of the holders of 80% of the outstanding shares of Newco Common Stock entitled to vote.

    Newco is subject to Section 203 of the DGCL, which imposes restrictions on business combinations (as defined therein) with interested persons (being any person who acquired 15% or more of Newco's outstanding voting stock). In general, Newco is prohibited from engaging in business combinations with an interested person for a period of three years from the date a person becomes an interested person, subject to certain exceptions. By restricting the ability of Newco to engage in business combinations with an interested person, the application of Section 203 to Newco may provide a barrier to hostile or unwanted takeovers that could deny Newco stockholders the benefit of any premium on their shares of Newco Common Stock often associated with such takeover bids. The DGCL permits stockholders to adopt an amendment to the Newco Charter or the Newco Bylaws opting out of Section 203 by, in addition to any other vote required by law, the affirmative vote of a majority of the outstanding shares entitled to vote.

    Certain acquisitions of outstanding voting shares of Newco would also require approval of the SEC under the 1935 Act and of various state and foreign regulatory authorities.

    See "COMPARISON OF STOCKHOLDERS' RIGHTS -- Comparison of Rights of Holders of Common Stock" and "The MERGER -- Regulatory Matters."

                       COMPARISON OF STOCKHOLDERS' RIGHTS

    KCPL is incorporated in the State of Missouri, and UCU and Newco are incorporated in the State of Delaware. KCPL shareholders, whose rights are currently governed by Missouri law (including the MGBCL), the KCPL Charter and the KCPL Bylaws, and UCU stockholders, whose rights are currently governed by Delaware law (including the DGCL), the UCU Charter and the UCU Bylaws, will, upon consummation of the Merger, become stockholders of Newco. After such time, their rights will then be governed by Delaware law, including the DGCL, the Newco Charter and the Newco Bylaws.

    Certain differences, including all material differences, that may affect the rights and interests of stockholders of KCPL and UCU are set forth below. This summary is not intended to be an exhaustive or detailed description of the provisions discussed. It is qualified in its entirety by reference to the DGCL, MGBCL, the KCPL Charter, the KCPL Bylaws, the UCU Charter, the UCU Bylaws, the Newco Charter and the Newco Bylaws. All references herein to the Newco Charter and the Newco Bylaws are to such charter and bylaws as will be in effect at the Effective Time. The Newco Charter and the Newco Bylaws are attached to this Joint Proxy Statement/Prospectus as Annexes D and E, respectively.

COMPARISON OF THE RIGHTS OF HOLDERS OF COMMON STOCK

    NUMBER OF DIRECTORS. The Newco Charter and the Newco Bylaws provide that the Newco Board will consist of between 10 and 18 members, the exact number to be fixed by the Newco Board from time to time. KCPL and UCU have agreed in the Merger Agreement to take such action as may be necessary to cause the number of directors comprising the Newco Board at the Effective Time to be 18 persons. Under the KCPL Charter and the KCPL Bylaws, the KCPL Board must be comprised of at

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
least three directors, the exact number to be fixed by the KCPL Bylaws. The KCPL Bylaws presently provide that the exact number of directors will be nine, but the KCPL Bylaws may be amended to change such number. See "-- Amendment of Bylaws." Under the UCU Charter and the UCU Bylaws, the UCU Board must be comprised of at least three directors, the exact number to be fixed by the UCU Bylaws. Currently, the UCU Board consists of nine directors. Under the UCU Bylaws, a majority vote of the UCU Board is required to alter the size of the UCU Board.

    CLASSIFIED BOARD OF DIRECTORS. The Newco Charter and the Newco Bylaws provide that the Newco Board will be divided into three classes of directors, with each class being as nearly equal in size as is possible. At each annual meeting, one class is to be elected to a three-year term. The KCPL Board is not classified, and the KCPL Bylaws provide that each director will be elected annually to a one-year term. The UCU Charter and UCU Bylaws provide for the UCU Board to be divided into three classes classified in the same manner as the Newco Board.

    VACANCIES ON THE BOARD OF DIRECTORS. Under the Newco Charter and the Newco Bylaws, vacancies on the Newco Board may be filled by the designee of a majority of the directors then in office, even if less than a quorum. A director so designated will hold office for a term coinciding with the term of the class to which such director is elected. Vacancies on the KCPL Board and the UCU Board are filled in the same manner.

    REMOVAL OF DIRECTORS. The Newco Charter provides that directors may be removed at any time, but only for cause and only by an affirmative vote of the holders of not less than 80% of the shares of Newco Common Stock then outstanding. The KCPL Charter and the KCPL Bylaws are silent as to the removal of any director, but, under the MGBCL, one or more directors or the entire KCPL Board may be removed, with or without cause, at a meeting of the shareholders by a vote of the holders of a majority of the shares then entitled to vote. In addition, if less than the entire KCPL Board is to be removed, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire KCPL Board. The UCU Charter provides that directors of UCU may be removed, with or without cause, by a majority of the shares then entitled to vote at an election of directors cast at a meeting of the stockholders called for that purpose. If less then the entire UCU Board is to be removed, however, no one director may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the class of directors of which he is a member. The UCU Charter further provides that, notwithstanding the foregoing or the fact that the law may specify a lesser percentage, the entire UCU Board may be removed only by an affirmative vote of holders of at least 80% of the shares of outstanding UCU capital stock entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose.

    VOTING/CUMULATIVE VOTING. Under the Newco Bylaws, each stockholder represented at a meeting of stockholders will be entitled to cast one vote on each matter submitted to a vote for each share of capital stock entitled to vote held by such stockholder; cumulative voting rights do not exist in connection with the election of Newco directors. The KCPL Bylaws provide for cumulative voting in connection with the election of directors and otherwise provide that each outstanding share entitled to vote under the KCPL Charter is entitled to one vote on each matter submitted to a shareholder vote. The UCU Charter and the UCU Bylaws also provide for cumulative voting in connection with the election of directors and also otherwise provide that each outstanding share entitled to vote is entitled to one vote on each matter submitted to a stockholder vote. Cumulative voting means that in electing directors, each stockholder has the right to cast as many votes in the aggregate as equals the number of shares held multiplied by the number of directors to be elected at the election.

    The Newco Bylaws state that unless required otherwise by the law, the Newco Charter or the Newco Bylaws, issues brought before a meeting of stockholders will be decided by a vote of the holders of a majority of the stock represented and entitled to vote. The KCPL Bylaws and UCU Bylaws have similar provisions, except with respect to the election of directors.

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    SPECIAL  MEETINGS; STOCKHOLDER ACTION BY WRITTEN CONSENT.  The Newco Charter
provides that special meetings of Newco stockholders may be called for any reason, but only by a majority of the Newco Board, the Chairman, the Vice Chairman, the Chief Executive Officer, the President or the Chief Operating Officer of Newco. No action permitted or required to be taken at a special or annual meeting of the holders of Newco Common Stock may be taken by the written consent of such stockholders in lieu of such a meeting. The KCPL Bylaws state that, in general, special shareholders meetings may only be called by the Chairman of the KCPL Board, by the President of KCPL or at the written request of a majority of the KCPL Board. The KCPL Bylaws also state that unless otherwise provided by law or in the KCPL Charter, any action required to be taken by shareholders may be taken without a meeting if a consent in writing, stating the action taken, is signed by all shareholders entitled to vote on the matter. The UCU Charter and Bylaws state that special meetings of UCU stockholders may be called by the President, the Vice President, a majority of the UCU Board and holders of at least one-fifth of all outstanding shares entitled to vote at such meeting. Under the UCU Charter, no action permitted or required to be taken at a special or annual meeting of the holders of UCU Common Stock may be taken by their written consent in lieu of such a meeting.

    INDEMNIFICATION/LIMITATION OF LIABILITY. The DGCL and the MGBCL permit indemnification on substantially similar terms. A corporation may indemnify any person made or threatened to be made a party to any legal proceeding, including any suit by or in the name of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in any capacity with respect to another enterprise, against expenses and other amounts reasonably incurred by him in connection with such legal proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The foregoing notwithstanding, no indemnification may be made in respect of any claim brought by or in the name of the corporation as to which such person is adjudged to be liable to the corporation unless and only to the extent that a proper court determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. These indemnification rights are not exclusive of any other rights to which the person seeking indemnification is entitled and do not limit a corporation's right to make further indemnification as allowed by law.

    The Newco Charter provides that Newco shall indemnify, to the full extent permitted by law, any person who was or is a party or is threatened to be made a party to any legal proceeding by reason of the fact that he is or was a director or officer of Newco, or is or was a director or officer of Newco serving at its request as a director, officer, trustee, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such proceeding. Under the Newco Bylaws, such person may only be indemnified if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Newco, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The foregoing notwithstanding, no indemnification will be made in respect of any claim, issue or matter brought by or in the name of Newco as to which such person will have been adjudged to be liable to Newco unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. The Newco Charter also contains a provision which eliminates the personal liability of Newco's directors to Newco or its stockholders for monetary damages, except for liability for any breach of a director's duty of loyalty, for acts or omissions not in good faith which involve intentional misconduct, for unlawful payments of dividends or unlawful stock purchases, and for any transaction in which the director derived an improper personal benefit.

    The KCPL Charter provides that it will indemnify to the fullest extent permitted by the MGBCL any person made or threatened to be made a party to a legal proceeding by reason of the fact that the

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person is or was a director, officer or  employee of KCPL, or is or was  serving at the request of KCPL as a director, officer or employee of another enterprise, against all expense, liability or loss (including attorneys' fees and judgments) actually and reasonably incurred by such person. The KCPL Board has the
discretion  to   indemnify   agents  of   KCPL   under  similar   terms.   These
indemnification rights are not exclusive of any other rights to which the person is entitled by law or under any other KCPL authorizations. KCPL may, without shareholder approval, provide its officers, directors and employees with greater indemnification than the MGBCL offers, provided that such further indemnity will not be offered to a person whose conduct was finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to have constituted willful misconduct.

    The UCU Charter contains a provision that eliminates the personal liability of UCU's directors to UCU or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL. A provision in the UCU Bylaws entitles officers and directors to be indemnified by UCU against costs and expenses, attorneys' fees, judgments, fines and amounts paid in settlement that are actually and reasonably incurred in connection with any such action, suit or proceeding, including actions brought by or in the right of UCU, to which such persons are made or threatened to be made a party, by reason of their being a director or officer of UCU. Such right, however, may only be authorized by (i) a majority vote of a quorum of disinterested directors, or
(ii) if such quorum is not obtainable or, if obtainable, a majority thereof so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders of UCU, upon a determination that the person seeking indemnification acted in good faith and in the manner that he reasonably believed to be in or not opposed to UCU's best interest, or, if the action is criminal in nature, upon a determination that the person seeking indemnification had no reasonable cause to believe that his conduct was unlawful. This provision also requires UCU, upon authorization by the UCU Board, to advance costs and expenses, including attorneys' fees, reasonably incurred in defending such actions; provided that any person seeking such an advance first provide UCU with an undertaking to repay any amount as to which it may be determined such person is not entitled.

    AMENDMENTS OF CHARTERS. The Newco Charter provides that certain provisions of the Newco Charter (Articles Fifth, Sixth, Seventh and Eighth) relating to (i) the classified Board of Directors, (ii) the removal of directors only for cause,
(iii) the ability of directors to adopt and amend the Newco Bylaws, (iv) the elimination of stockholders' ability to act by written consent, (v) the elimination of stockholders' ability to call special meetings, and (vi) supermajority votes on certain business combinations, may not be amended or repealed without the affirmative vote of the holders of not less than 80% of the outstanding shares of Newco Common Stock entitled to vote. Otherwise, the Newco Charter provides that Newco may amend, alter, change or repeal any provision in the Newco Charter, as the DGCL provides. The DGCL provides that, unless a higher percentage is specified in a corporation's charter, such charter may be amended by the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon.

    The KCPL Charter may, in general, be amended only by an affirmative vote of holders of a majority of the outstanding shares of KCPL Common Stock entitled to vote. However, the provisions in the KCPL Charter concerning certain business combinations (see "-- Business Combinations" below) may not be changed without the affirmative vote of the holders of at least 80% of the outstanding shares of KCPL Common Stock entitled to vote. Notwithstanding any of the foregoing to the contrary, no amendment to the KCPL Charter provisions concerning indemnification may adversely affect the right of a person entitled to indemnification which arises out of circumstances that occur prior to such amendment.

    The UCU Charter provides that provisions of the UCU Charter dealing with the number, election, and removal of directors, director powers, and certain business combinations may not be repealed or amended without the affirmative vote of holders of at least 80% of the outstanding shares of voting stock. The UCU stockholders may otherwise amend, alter, change or repeal any provision in the UCU Charter as the DGCL provides.

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
    AMENDMENT OF BYLAWS. The Newco Charter provides that the Newco Bylaws can be altered, amended, changed or repealed either by the Newco Board or by an affirmative vote by the holders of at least 80% of outstanding Newco Common Stock. The KCPL Charter and the KCPL Bylaws provide that the KCPL Board may make, alter, amend or repeal the KCPL Bylaws by a majority vote of the entire KCPL Board. This provision does not limit shareholders' power to make, alter, amend or replace the KCPL Bylaws by a majority vote of shareholders present and entitled to vote at an annual or special meeting, provided that a quorum is present. The UCU Charter authorizes the UCU Board to make, alter and repeal bylaws, subject to the rights of stockholders at any regular or special meeting to alter or repeal bylaws made by UCU Board, and to the rights, if any, of the holders of any class of stock. Notwithstanding the previous sentence, the affirmative vote of the holders of at least 80% of the outstanding shares of UCU capital stock entitled to vote generally in director elections is required to amend or repeal, or to adopt any provision inconsistent with, the sections of the UCU Bylaws dealing with the UCU Board (Article Two) and amending the UCU Bylaws (Article Six, Section 6), unless first approved by the affirmative vote of at least two-thirds of the Continuing Directors, as defined in the UCU Charter. The DGCL provides that a corporation's bylaws may otherwise be amended by the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon.

    NOTICE OF STOCKHOLDER PROPOSALS/NOMINATIONS OF DIRECTORS. The Newco Bylaws and the KCPL Bylaws have substantially the same requirements for providing advance notice of the introduction by stockholders of business to be transacted at annual stockholders' meetings. For any such proposal properly to be brought before an annual meeting, a stockholder of record, on the date both of giving such notice and of determining stockholders entitled to vote at the annual meeting, must give timely notice of such proposal in a proper written form to the company's corporate Secretary, as provided in their respective bylaws. To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at a corporation's principal executive offices not less than 60 nor more than 90 days prior to the date of the annual meeting of stockholders, provided, however, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first.

    The Newco Bylaws and the KCPL Bylaws both require that a stockholder's notice include (i) a description of the proposed business and the reasons for conducting such business, (ii) the name and record address of such stockholder,
(iii) the class and number of shares that are owned beneficially or of record by such stockholder, (iv) a description of any financial or other interest of each such stockholder in the proposal, and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

    The Newco Bylaws and the KCPL Bylaws permit stockholders to nominate persons for election to the Newco Board or the KCPL Board, as the case may be, at any annual stockholders' meeting if they are stockholders of record as of both the date of giving such notice and the date of determining stockholders entitled to vote at the annual meeting. A stockholder must give timely notice thereof in a proper written form to the corporate Secretary, as provided in the bylaws. To be timely, a stockholder's notice must meet the same timeliness requirements as described above for providing advance notice of business to be transacted at a stockholders' meeting.

    To be in proper written form, a stockholder's notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the company that are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the

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name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the company that are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

    The UCU Bylaws provide that any stockholder who intends to bring any matter other than the election of directors before a meeting of stockholders and is entitled to vote on such matter will deliver written notice of such stockholder's intent to bring such matter before the meeting of stockholders, either by personal delivery or by United States mail, postage pre-paid, to the Secretary of UCU. Such notice must be received by the Secretary not later than the following dates: (1) with respect to an annual meeting of stockholders, 60 days in advance of such meeting if such meeting is to be held on a day which is within 30 days preceding the anniversary of the previous year's annual meeting or 90 days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year's annual meeting; and (2) with respect to any other annual meeting of stockholders, or a special meeting of stockholders, the close of business on the tenth day following the date of public disclosure of the date of such meeting.

    Any UCU stockholder entitled to vote for the election of a director at a meeting called for such purpose may nominate one or more persons for such election only if written notice of the stockholder's intent to make the nomination is given, either by personal delivery or by United States mail postage pre-paid, to the Secretary of UCU. The timing for receipt of the notice is the same as for receiving notice of stockholders' proposals. Such written notice must set forth (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of capital stock of UCU which are beneficially owned by each such nominee, and (iv) such other information concerning each such nominee as would be required, under the rules of the SEC, in a proxy statement soliciting proxies for the election of such nominee as a director. Such notice will include a signed consent of each such nominee to serve as a director of UCU, if elected.

    STOCKHOLDER INSPECTION. Under the DGCL, any stockholder may inspect the corporation's stock ledger, stockholder list and other books and records for any proper purpose. A "proper purpose" is defined as a purpose reasonably related to such person's interest as a stockholder. The DGCL specifically provides that a stockholder may appoint an agent for the purpose of examining the stock ledger, list of stockholders or other books and records of the corporation. A stockholder may apply to the Delaware Court of Chancery to compel inspection in the event the stockholder's request to examine the books and records is refused. In general, the corporation has the burden of proving an improper purpose where that stockholder requests to examine only the stockholder ledger or the stockholder list, and in all other circumstances, the stockholder has the burden of proving a proper purpose. The right of shareholders to inspect under the MGBCL is generally similar to that of stockholders under the DGCL. Neither the MGBCL nor Missouri case law, however, provides specific guidance as to whether a shareholder may appoint an agent for the purpose of examining books and records or the extent to which a shareholder must have a "proper purpose." Accordingly, in comparison with the DGCL, in a given situation, a Missouri shareholder may be provided with less guidance as to the scope of his or her ability to inspect the books and records of the corporation.

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    The Newco Bylaws provide  that a complete list  of stockholders entitled  to vote at a meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for at least ten days prior to the meeting. The list will also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Newco stockholder who is present.

    The KCPL Bylaws provide that a shareholder has the right to inspect KCPL's books only to the extent that the right is conferred by law, the KCPL Charter, the KCPL Bylaws, or a resolution of the KCPL Board. The list of shareholders entitled to vote at any meeting will be kept on file at KCPL's registered office for ten days before the meeting and will be subject to KCPL shareholder inspection at any time during that period, during usual business hours.

    The UCU Bylaws provide that the UCU Board may determine from time to time whether and, if allowed, when and under what conditions and regulations UCU's books and records will be open to stockholder inspection. Rights in this respect will be limited accordingly, except as the law requires otherwise. Under no circumstances will any stockholder have the right to inspect UCU's books or records or receive any statement for an illegal or improper purpose. A complete list of stockholders entitled to vote at each meeting of stockholders, prepared in accordance with the UCU Bylaws, shall be prepared by UCU's Secretary and shall be open for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days before every meeting, either at a place within the city where the meeting is to be held, or, if not so specified, at the place where the meeting will be held.

    STOCKHOLDERS' VOTE FOR MERGERS. In the area of mergers or other corporate reorganizations, the DGCL differs from the MGBCL in a number of respects. A corporation incorporated under the DGCL must obtain the affirmative vote (except as indicated below and unless its certificate of incorporation provides otherwise) of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon to approve a merger with another corporation, the sale of substantially all of the corporation's assets or the voluntary dissolution of the corporation. In the same situations, the MGBCL requires the approval of persons holding at least two-thirds of the outstanding shares entitled to vote thereon.

    The DGCL does not require a stockholder vote of the surviving corporation in a merger if (i) the merger agreement does not amend the existing certificate of incorporation, (ii) each outstanding share of the surviving corporation before the merger is unchanged, and (iii) the number of shares to be issued in the merger does not exceed 20% of the shares outstanding immediately prior to such issuance. The MGBCL has no such exception.

    APPRAISAL RIGHTS. Both the DGCL and the MGBCL provide appraisal rights to stockholders entitled to vote in merger transactions (except as indicated below). The MGBCL also provides such rights in a sale of assets, unless pursuant to a voluntary dissolution of the corporation, whereas the DGCL does not. The DGCL does not recognize dissenters' rights of appraisal in a merger or consolidation if the dissenting shares of the corporation are listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, or if the corporation is the surviving corporation and no vote of its stockholders is required, subject to certain exceptions.

    ANTI-TAKEOVER  STATUTES.   The  MGBCL and  DGCL contains  certain provisions
which may be deemed to have an anti-takeover effect.

    The Missouri business combination statute protects domestic corporations from unsolicited takeovers by prohibiting certain transactions. The statute restricts certain "Business Combinations" between a corporation and an "Interested Shareholder" and its "Affiliates" and "Associates" (as defined therein). A "Business Combination" includes a merger or consolidation, certain sales, leases, exchanges, mortgages, transfers, pledges and similar dispositions of corporate assets or stock and any reclassifications, recapitalizations and reorganizations that increase the proportionate voting power

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of  the Interested Shareholder. An  "Interested Shareholder" includes any person or entity which beneficially owns or controls 20% or more of the outstanding voting shares of the corporation. Pursuant to the Missouri business combination statute, a Missouri corporation may at no time engage in a Business Combination with an Interested Shareholder other than (i) a Business Combination approved by the board of directors prior to the date on which the Interested Shareholder acquired such status; (ii) a Business Combination approved by the holders of a majority of the outstanding voting stock not beneficially owned by the Interested Shareholder or its Affiliates or Associates at a meeting called no earlier than five years after the date on which the Interested Shareholder acquired such status; or (iii) a Business Combination that satisfies certain detailed fairness and procedural requirements. Notwithstanding the foregoing, unless the board of directors of the corporation approved such Business Combination prior to the date on which the Interested Shareholder acquired such status, no such Business Combination may be engaged in for a period of five years after such date.

    The MGBCL exempts from its business combination provisions: (i) corporations not having a class of voting stock registered under Section 12 of the Exchange Act; (ii) corporations which adopt provisions in their original articles of incorporation or, under certain circumstances, adopt amendments to their bylaws expressly electing not to be covered by the statute; and (iii) certain circumstances in which a shareholder inadvertently becomes an Interested Shareholder. The KCPL Charter and the KCPL Bylaws do not "opt out" of the Missouri business combination statute.

    The MGBCL also contains a "Control Share Acquisition Statute" which provides that an "Acquiring Person" who, after any acquisition of shares of a publicly traded corporation, has the voting power, when added to all shares of the same corporation previously owned or controlled by the Acquiring Person, to exercise or direct the exercise of (i) 20% but less than 33 1/3%, (ii) 33 1/3% or more but less than a majority or (iii) a majority of the voting power of outstanding stock of such corporation, must obtain shareholder approval for the purchase of the "Control Shares." If approval is not given, the Acquiring Person's shares lose the right to vote. The statute prohibits an Acquiring Person from voting its shares unless certain disclosure requirements are met and the retention or restoration of voting rights is approved by both (i) a majority of the outstanding voting stock, and (ii) a majority of the outstanding voting stock after exclusion of "Interested Shares." Interested Shares are defined as shares owned by the Acquiring Person, by directors who are also employees, and by officers of the corporation. Shareholders are given dissenters' rights with respect to the vote on Control Share Acquisitions and may demand payment of the fair value of their shares.

    A number of acquisitions of shares are deemed not to constitute Control Share Acquisitions, including good faith gifts, transfers pursuant to wills, purchases pursuant to an issuance by the corporation, mergers involving the corporation which satisfy the other requirements of the MGBCL, transactions with a person who owned a majority of the voting power of the corporation within the prior year, or purchases from a person who has previously satisfied the provisions of the Control Share Acquisition Statute so long as the transaction does not result in the purchasing party having voting power after the purchase in a percentage range (such ranges are as set forth in the immediately preceding paragraph) beyond the range for which the selling party previously satisfied the provisions of the statute. Additionally, a corporation may exempt itself from application of the statute by inserting a provision in its articles of incorporation or bylaws expressly electing not to be covered by the statute. The KCPL Charter and the KCPL Bylaws do not "opt out" of the Control Share Acquisition Statute.

    The DGCL sections applicable to Newco and UCU contain a business combination statute similar to that contained in the MGBCL. Like the Missouri business combination statute, the Delaware business combination statute generally prohibits a domestic corporation from engaging in mergers or other business combinations with any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation (an "Interested Stockholder"). The prohibition can be avoided if, prior to the date on which the stockholder becomes an Interested Stockholder, the Board of Directors of a Delaware
corporation   approves  either  the  business  combination  or  the  transaction

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which resulted in the stockholder becoming an Interested Stockholder. The  MGBCL imposes a longer prohibition period on transactions with Interested Stockholders than the DGCL, thereby potentially increasing the period during which an unsolicited takeover may be frustrated. In addition, the DGCL, unlike its Missouri counterpart, does not apply if the Interested Stockholder obtains at least 85% of the corporation's voting stock upon consummation of the transaction which resulted in the stockholder's becoming an Interested Stockholder. Thus, a person acquiring at least 85% of the corporation's voting stock could circumvent the defensive provisions of the DGCL while being unable to do so under the MGBCL.

    The DGCL does not contain a control share acquisition statute similar to that contained in the MGBCL.

    BUSINESS COMBINATIONS. The Newco Charter provides that the affirmative vote of at least 80% of the outstanding voting stock not beneficially owned by any "Interested Stockholder" (as defined below and such term including any "Affiliate" or "Associate" thereof as defined in the Newco Charter) is needed to approve a "Business Combination," unless certain exceptions are satisfied. A "Business Combination" is defined to include certain transactions by Newco or any of its Subsidiaries, including, without limitation, (i) any merger or consolidation with an Interested Stockholder; (ii) any sale or other disposition of assets of Newco or the Interested Stockholder (in one transaction or a series of transactions) having a fair market value of at least $5 million or constituting more than 5% of Newco's book value or of its equity with an Interested Stockholder; (iii) the adoption of a plan for liquidation or dissolution or any amendment to the Newco Bylaws; (iv) any reclassification, recapitalization, merger or consolidation or other transaction directly or indirectly increasing the proportion of outstanding shares that an Interested Stockholder beneficially owns of any class or series of Newco capital stock or securities convertible into capital stock of Newco or a subsidiary thereof; and
(v) any agreement, contract or other arrangement providing for an action specified in (i)-(iv). An "Interested Stockholder" is defined as any person who
(i) is or has announced or publicly disclosed an intent to become the beneficial owner of voting stock of Newco representing 15% or more of the votes entitled to be cast by holders of voting stock, or (ii) an Affiliate or Associate of Newco which at any time in the two years prior to the date in question was the beneficial owner of voting stock representing at least 15% of the votes entitled to be cast by holders of outstanding voting stock.

    The 80% voting requirement referred to above does not apply to a Business Combination meeting the following conditions (i) or (ii) (or, where the Business Combination does not involve the payment of consideration to holders of Newco's outstanding capital stock, meeting condition (i)): (i) a majority of the Continuing Directors (as defined in the Newco Charter) approves such Business Combination, or (ii) (a) the aggregate amount of cash and fair market value of consideration other than cash received per share by holders of Newco Common Stock equals the greatest of (1) the highest share price per share that the Interested Stockholder paid to beneficially own stock during the two years prior to announcing publicly the Business Combination (the "Announcement Date") to acquire beneficial ownership of shares, or in the transaction in which he became an Interested Stockholder, whichever is higher; (2) the fair market value per share of Newco Common Stock on the Announcement Date or the date when the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher; (3) the fair market value per share multiplied by the ratio of (x) the highest per share price that the Interested Stockholder paid during the two-year period prior to the Announcement Date to acquire beneficial ownership of shares to (y) the fair market value per share on the first day in that two-year period in which the Interested Stockholder acquired beneficial ownership; and (4) Newco's net income per share of Newco Common Stock for the four quarters preceding the Announcement Date, multiplied by the higher of the then price-earnings multiple of the Interested Stockholder or Newco's highest price-earnings multiple in the two years preceding the Announcement Date; (b) on the date the Business Combination is consummated, the aggregate amount of cash and the fair market value of consideration other than cash received per share by holders of any class or series of outstanding capital stock, other than Newco Common Stock, equals at least the greatest of (1) the highest per share price that the Interested Stockholder paid for beneficial ownership of such

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stock (x) during the two  years preceding the Announcement  Date, or (y) in  the transaction  in which it became an  Interested Stockholder, whichever is higher;
(2) the fair market value per share of such class or series on the Announcement Date or Determination Date, whichever is higher; (3) the per share price determined in the immediately preceding clause (2) multiplied by the ratio of
(x) the highest per share price that the Interested Stockholder paid for any share of such class or series to acquire beneficial ownership of such shares within the two years immediately preceding the Announcement Date to (y) the fair market value per share of such class or series on the first day in such two-year period on which the Interested Stockholder acquired beneficial ownership of any such class or series; and (4) the highest preferential amount per share to which holders of such class or series would be entitled if Newco liquidated, dissolved or wound up its affairs; (provisions (a) and (b) must be met with respect to every class of series of outstanding capital stock of Newco, whether or not the Interested Stockholder has beneficially owned any shares of a particular class or series); (c) the consideration received by holders of a particular class or series of outstanding capital stock of Newco is cash, or if the Interested Stockholder acquired beneficial ownership of shares of such class or series for consideration in a form other than cash, in that form; (d) after the Determination Date and before the Business Combination is consummated, except as approved by a majority of Continuing Directors for provisions (1) and (2), (1) there will have been no failure to declare and pay at the regular date any full quarterly dividends (whether or not cumulative) on any outstanding class of capital stock of Newco; (2) the annual rate of dividends on Newco Common Stock will not have been reduced (after appropriate adjustment for stock splits, stock dividends or subdivision of the Newco Common Stock), and such annual rate will
have  been  increased   to  reflect   any  reclassification,   recapitalization,
reorganization or similar transaction reducing the number of outstanding shares; and (3) the Interested Stockholder will not beneficially own any additional Newco Common Stock except as part of the transaction in which such Interested Stockholder becomes an Interested Stockholder and except where the transaction would not increase the Interested Stockholder's percentage beneficial ownership of any class or series of beneficial stock; (e) a proxy statement in compliance with the requirements of the Exchange Act describing the proposed Business Combination will have been mailed to Newco stockholders at least 30 days before the Business Combination is consummated, noting prominently on the first page any statements as to the advisability or inadvisability of the Business Combination that the Continuing Directors or any of them may choose to make, and, if deemed advisable by a majority of Continuing Directors, the opinion of the investment banking firm they select as to the fairness (or not) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of capital stock of Newco other than the Interested Stockholder; and (f) such Interested Stockholder will not have significantly changed Newco's business or equity capital structure with the approval of a majority of the Continuing Directors. However, the fact that a Business Combination complies with these provisions will not impose a fiduciary duty on the Newco Board or on any director to approve the Business Combination or recommend it to stockholders. Such compliance also restricts in any manner the Newco Board's evaluations of or actions and responses taken in response to such Business Combination.

    A majority  of  Newco's Continuing  Directors  has  the power  and  duty  to determine for the purposes of such Business Combinations, on the basis of information known to them after reasonable inquiry, all relevant questions, including, without limitation, (i) whether a person is an Interested Stockholder; (ii) the number of shares of capital stock of Newco that a person beneficially owns; (iii) whether a person is an Affiliate or Associate of another; (iv) whether a Proposed Action (as defined in the Newco Charter) is with, proposed by, or on behalf of an Interested Stockholder; (v) whether the assets that are the subject of any Business Combination have, or the consideration that Newco is to receive for issuing or transferring securities in any Business Combination has, an aggregate fair market value of $5 million or more; and (vi) whether the assets that are the subject of any Business Combination constitute a substantial part of the assets of Newco.

    The KCPL Charter provides that the affirmative vote of the holders of at least 80% of voting power of KCPL Common Stock is required to approve any Business Combination with an Interested Shareholder unless certain exceptions are satisfied. A "Business Combination" is defined to include

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certain  transactions by  KCPL or  any of  its subsidiaries,  including, without limitation, (i) any merger or consolidation with an Interested Shareholder; (ii) any sale, lease, exchange, transfer or other disposition (in one transaction or a series) of a Substantial Part (as defined therein) of the assets of KCPL to an Interested Shareholder; (iii) the issuance of any securities to an Interested Shareholder other than on a pro rata basis to all holders of the same class pursuant to a stock split or stock dividend; (iv) any recapitalization,
reclassification,  or  similar   transaction  that   increases  the   Interested
Shareholder's proportionate voting power; (v) any liquidation, spinoff, split-up or dissolution of KCPL that the Interested Shareholder proposes; or (vi) any agreement, contract or arrangement providing for an action specified in (i)-(v)
 . An "Interested Shareholder" is defined as any person and its affiliates and associates that beneficially owns 5% or more of the outstanding KCPL Common Stock. The 80% voting requirement referred to above is not applicable if either
(a) a majority of the Continuing Directors (as defined in the KCPL Charter) approved the Business Combination, or (b) the cash or fair market value of other consideration received per share by the holders of KCPL Common Stock in the Business Combination equals or exceeds the highest share price that the Interested Shareholder paid for KCPL Common Stock during the five years preceding the announcement of the Business Combination.

    The UCU Charter provides that the affirmative vote of the holders of at least 80% of UCU stock entitled to vote is required to approve any "Business Transaction" with a "Related Person," or any Business Transaction in which a Related Person has an interest (except proportionately as a UCU stockholder) unless certain exceptions are satisfied. A "Business Transaction" is defined to include certain transactions by UCU or any of its subsidiaries, including, without limitation, (i) any merger or consolidation of UCU or a subsidiary; (ii) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions) of 20% or more of the assets of UCU or a subsidiary;
(iii) any sale, lease, exchange transfer or other disposition (in one transaction or a series) of 20% or more of the assets of a Related Person to UCU; (iv) the issuance, sale, exchange, transfer or other disposition of any securities of UCU or a subsidiary by UCU or a subsidiary; (v) any recapitalization, reclassification or similar transaction that increases a Related Person's proportionate voting power; (v) any liquidation, spinoff, split-up or dissolution of UCU; and (vi) any agreement, contract or arrangement providing for an action specified in (i)-(v) . A "Related Person" is defined as any person and any affiliate or associate which beneficially owns 20% or more of UCU outstanding Voting Stock. The 80% voting requirement referred to above is not applicable if either (a) a majority of the Continuing Directors (as defined in the UCU Charter) approved the Business Transaction, or (b) the Business Transaction was a merger or consolidation, or sale of all or substantially all of UCU assets, and the cash or fair market value of other consideration received per share by common stockholders (other than the Related Person) in the Business Transaction equals at least the greater of (1) the highest amount of consideration that the Related Person paid for a share of UCU Common Stock at any time such person was a Related Person or in the transaction that resulted in such person's becoming a Related Person, provided, however, that the highest purchase price will be appropriately adjusted to reflect reclassification, recapitalization, stock splits, reverse stock splits or other similar adjustments in the number of shares, or the declaration of a stock dividend thereon, between the last date upon which the Related Person paid the highest price and the effective date of the merger or consolidation or the date of distributing proceeds from the sale of all or substantially all of UCU assets to stockholders, or (2) 110% of the book value per share of UCU Common Stock immediately before the first public announcement of the proposed business transaction or on the date the Related Party became a Related Party, whichever is higher.

COMPARISON OF THE RIGHTS OF HOLDERS OF PREFERRED STOCK

    Since both Newco and UCU are both organized under the laws of the State of Delaware, there would be no differences in the rights of holders of Newco Preferred Stock and UCU Preferred Stock under state law. In addition, any Newco Preferred Stock issued in the Merger will have an equal stated

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dividend and like rights, privileges, qualifications and restrictions as the UCU
Preferred Stock. For a description of the rights of holders of Newco Preferred Stock, see "DESCRIPTION OF NEWCO CAPITAL STOCK -- Newco Preferred Stock."

                            APPROVAL OF NEWCO PLANS

NEWCO STOCK INCENTIVE PLAN

    Pursuant to the Merger Agreement, it was agreed that Newco would adopt a stock compensation plan to replace the existing stock incentive plans of KCPL and UCU (except with respect to obligations incurred or attributable to employment prior to the Effective Time) subject to approval by stockholders. Accordingly, the Newco Stock Incentive Plan is submitted to the stockholders of KCPL and UCU for approval, as more fully described below. The Newco Stock Incentive Plan will become effective only if approved by stockholders as described below, in which event it will become effective at the Effective Time and will terminate ten years thereafter.

    The purpose of the Newco Stock Incentive Plan is to enable Newco and its Affiliates (as defined in the Newco Stock Incentive Plan) to attract, retain and motivate officers and employees and to provide Newco and its Affiliates with the ability to provide incentives linked to the profitability of Newco's businesses and increases in stockholder value and the enhancement of performance relating to customers.

    The Newco Stock Incentive Plan has been designed to comply with the provisions of Section 162(m) of the Code which imposes limits on the ability of a public company to claim tax deductions for compensation paid to certain highly compensated executives. Section 162(m) of the Code generally denies a corporate tax deduction for annual compensation in excess of $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company. Certain types of compensation, including performance-based compensation, are generally excluded from this deduction limit. In an effort to ensure that stock awards under the Newco Stock Incentive Plan will qualify as performance-based compensation, which is generally deductible, the Newco Stock Incentive Plan is being submitted to stockholders of KCPL and UCU for approval at the KCPL Meeting and the UCU Meeting, respectively. KCPL and UCU believe compensation payable pursuant to the Newco Stock Incentive Plan will be deductible for federal income tax purposes under most circumstances. However, under certain circumstances such as death, disability and change in control (all as defined in the Newco Stock Incentive Plan), compensation not qualified under
Section 162(m) of the Code may be payable. By approving the Newco Stock Incentive Plan, the stockholders will be approving, among other things, the performance measures, eligibility requirements and limits on various stock awards contained therein. The affirmative vote of a majority of the votes entitled to be cast by the holders of the shares of KCPL Common Stock and by the holders of shares of UCU Common Stock, respectively, represented at the KCPL Meeting and the UCU Meeting, respectively, and entitled to vote thereon is required to approve the Newco Stock Incentive Plan with respect to Section 162(m) of the Code. Such vote will also satisfy the stockholder approval requirements of Section 422 of the Code with respect to the grant of ISOs and Rule 16b-3 under the Exchange Act ("Rule 16b-3"). THE BOARDS OF DIRECTORS OF EACH OF KCPL AND UCU, BY A UNANIMOUS VOTE OF THOSE DIRECTORS PRESENT, RECOMMEND A VOTE FOR APPROVAL OF THE NEWCO STOCK INCENTIVE PLAN.

    Set forth below is a summary of certain material features of the Newco Stock Incentive Plan, which summary is qualified in its entirety by reference to the actual plan attached as Annex F to this Joint Proxy Statement/Prospectus:

    ADMINISTRATION. The Newco Stock Incentive Plan will be administered by the Newco Compensation Committee or such other committee of the Newco Board as the Newco Board may from time to time designate, which will be composed solely of not less than two directors who qualify as "disinterested persons" for purposes of Rule 16b-3 and as "outside directors" for purposes of Section 162(m) of the Code. Among other things, the Newco Compensation Committee will have the authority, subject to the terms of the Newco Stock Incentive Plan, to select officers and employees to whom awards may be

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granted, to determine the type of award as well as the number of shares of Newco
Common Stock to be covered by each award, and to determine the terms and conditions of any such awards. The Newco Compensation Committee also will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Newco Stock Incentive Plan as it shall deem advisable, to interpret the terms and provisions of the Newco Stock Incentive
Plan   and  any  awards  issued  thereunder   and  to  otherwise  supervise  the
administration of the Newco Stock Incentive Plan. All decisions made by the Newco Compensation Committee pursuant to the Newco Stock Incentive Plan will be final and binding.

    ELIGIBILITY. Officers and salaried employees of Newco and its Affiliates designated by the Newco Compensation Committee who are responsible for or contribute to the management, growth and profitability of Newco are eligible to be granted awards under the Newco Stock Incentive Plan. No grant will be made under the Newco Stock Incentive Plan to a director who is not an officer or a salaried employee. The initial determination of persons eligible to participate in the Newco Stock Incentive Plan will not be made until after the Effective Time by the Newco Compensation Committee as then constituted. Accordingly, it is not possible to estimate at this time the number of persons who will be eligible to participate in the Newco Stock Incentive Plan.

    PLAN FEATURES. The Newco Stock Incentive Plan authorizes the issuance of up to 9,000,000 shares of Newco Common Stock pursuant to the grant or exercise of stock options (including ISOs), SARs, restricted stock and performance units, but not more than 3,000,000 shares may be issued as restricted stock. No single participant may be granted awards pursuant to the Newco Stock Incentive Plan covering in excess of 600,000 shares of Newco Common Stock in any one calendar year and no participant may be granted performance units in any one calendar year payable in cash in an amount that would exceed $2,000,000. Subject to the foregoing limits, the shares available under the Newco Stock Incentive Plan can be allocated among the various types of awards and among the participants as the Newco Compensation Committee deems appropriate. The shares subject to grant under the Newco Stock Incentive Plan are to be made available from authorized but unissued shares or from treasury shares as determined from time to time by the Newco Board. Awards may be granted for such terms as the Newco Compensation Committee may determine, except that the term of an ISO may not exceed ten years from its date of grant. No awards outstanding on the termination date of the Newco Stock Incentive Plan shall be affected or impaired by such termination. Awards will not be transferable, except by will and the laws of descent and distribution and, in the case of nonqualified stock options and any related SARs, as a gift to an optionee's children. The Newco Compensation Committee will have broad authority to fix the terms and conditions of individual agreements with participants.

    As indicated above, several types of stock-related grants can be made under the Newco Incentive Plan. A summary of these grants is set forth below:

    STOCK OPTIONS. The Newco Stock Incentive Plan authorizes the Newco Compensation Committee to grant options to purchase Newco Common Stock at an exercise price (the "option price") to be determined by the Committee. The Newco Stock Incentive Plan permits optionees, with the approval of the Newco Compensation Committee, to pay the exercise price of options in cash, stock (valued at its fair market value on the date of exercise) or a combination thereof. As noted above, options may be granted either as ISOs or nonqualified options. The principal difference between ISOs and nonqualified options is their tax treatment. See "-- Federal Income Tax Consequences."

    SARs. The Newco Stock Incentive Plan authorizes the Newco Compensation Committee to grant SARs in conjunction with all or part of any stock option granted under the Newco Stock Incentive Plan. An SAR entitles the holder to receive upon exercise the excess of the fair market value of a specified number of shares of Newco Common Stock at the time of exercise over the option price per share specified in the related stock option. Such amount will be paid to the holder in shares of Newco Common Stock (valued at its fair market value on the date of exercise), cash or combination

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thereof,  as  the Newco  Compensation  Committee may  determine.  An SAR  may be granted in conjunction with a contemporaneously granted ISO or a previously or contemporaneously granted nonqualified option. The option will be cancelled to the extent that the related SAR is exercised and the SAR will be cancelled to the extent the related option is exercised.

    RESTRICTED STOCK. The Newco Stock Incentive Plan authorizes the Newco Compensation Committee to grant restricted stock to individuals with such restriction periods as the Newco Compensation Committee may designate. The Newco Compensation Committee may, prior to granting shares of restricted stock, designate certain participants as "Covered Employees" upon determining that such participants are or are expected to be "covered employees" (within the meaning of Section 162(m)(3) of the Code), with compensation in excess of the limitation provided in Section 162(m) of the Code, and will provide that restricted stock awards to these Covered Employees cannot vest unless applicable performance goals established by the Newco Compensation Committee within the time period prescribed by Section 162(m) of the Code are satisfied. These performance goals must be based on the attainment of specified levels of earnings per share, market share, stock price, sales, costs, net operating income, cash flow, retained earnings, return on equity, return on assets, economic value added, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, service reliability, demand-side management (including conservation and load management), operating and maintenance cost management, energy production availability and individual performance measures. Such performance goals also may be based on the attainment of specified levels of Newco's performance under one or more of the measures described above relative to the performance of other corporations. Performance goals based on the foregoing factors are hereinafter referred to as "Performance Goals." With respect to Covered Employees, all Performance Goals must be objective performance goals satisfying the requirements for "performance-based compensation" within the meaning of Section 162(m)(4) of the Code. Notwithstanding the foregoing, the Newco Compensation Committee shall have the discretion to grant to an employee who has become entitled to an award under Newco's MIC Plan (see "-- Newco Management Incentive Compensation Plan"), in payment of all or any part of such award, shares of restricted stock that shall vest without regard to the attainment of Performance Goals. The Newco Compensation Committee also may condition the vesting of restricted stock awards to participants who are not Covered Employees upon the satisfaction of these or other applicable performance goals. The provisions of restricted stock awards (including any applicable Performance Goals) need not be the same with respect to each participant. During the restriction period, the Newco Compensation Committee may require that the stock certificates evidencing restricted shares be held by Newco. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Other than these restrictions on transfer and any other restrictions the Newco Compensation Committee may impose, the participant will have all the rights of a holder of stock holding the class or series of stock that is the subject of the restricted stock award.

    PERFORMANCE UNITS. The Newco Stock Incentive Plan authorizes the Newco Compensation Committee to grant performance units. Performance units may be denominated in shares of Newco Common Stock or cash, or may represent the right to receive dividend equivalents with respect to shares of Newco Common Stock, as determined by the Newco Compensation Committee. Performance units will be payable in cash or shares of Newco Common Stock if applicable Performance Goals (based on one or more of the measures described in the section entitled "-- Restricted Stock" above) determined by such committee are achieved during an award cycle. An award cycle will consist of a period of consecutive fiscal years or portions thereof designated by the Newco Compensation Committee over which performance units are to be earned. At the conclusion of a particular award cycle, the Newco Compensation Committee will determine the number of performance units granted to a participant which have been earned in view of applicable Performance Goals and shall deliver to such participant (i) the number of shares of Newco Common Stock equal to the value of performance units determined by the Newco Compensation Committee to have been earned and/or (ii) cash equal to the value of such earned performance units. The Newco Compensation Committee may, in its discretion, permit participants to defer the receipt of performance units on terms and conditions established by the Newco Compensation Committee.

    The Newco Compensation Committee will have the authority to determine the officers and employees to whom and the time or times at which performance units shall be awarded, the number of performance units to be awarded to any participant, the duration of the award cycle and any other terms and conditions of an award. In the event that a participant's employment is involuntarily terminated or in the event of the participant's retirement, the Newco
Compensation Committee may waive in whole or in part any or all remaining payment limitations, provided, however, that the satisfaction of applicable Performance Goals by a designated Covered Employee cannot be waived unless such Covered Employee's employment is terminated by death, disability or change of control.

    AMENDMENT AND DISCONTINUANCE. The Newco Stock Incentive Plan may be amended, altered or discontinued by the Newco Board, but no amendment, alteration or discontinuance may be made which would (i) impair the rights of an optionee under an option or a recipient of an SAR, restricted stock award or performance unit award previously granted without the optionee's or recipient's consent, except such an amendment made to qualify the Newco Stock Incentive Plan for the exemption provided by Rule 16b-3 or (ii) disqualify the Newco Stock Incentive Plan from the exemption provided by Rule 16b-3. Except as expressly provided in the Newco Stock Incentive Plan, the Newco Stock Incentive Plan may not be amended without stockholder approval to the extent such approval is required by law or agreement.

    CHANGES IN CAPITALIZATION; CHANGE IN CONTROL. The Newco Stock Incentive Plan provides that, in the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, share exchange, separation, spin-off or other distribution of stock or property of Newco or any reorganization or partial or complete liquidation of Newco, the Newco Compensation Committee or the Newco Board may make such substitutions or adjustments in the aggregate number and kind of shares reserved for issuance under the Newco Stock Incentive Plan, in the number, kind and option price of shares subject to outstanding stock options and SARs, and in the number and kind of shares subject to other outstanding awards granted under the Newco Stock Incentive Plan as may be determined to be appropriate by the Newco Compensation Committee or the Newco Board, in its sole discretion. The Newco Stock Incentive Plan also provides that in the event of a change in control (as defined in the Newco Stock Incentive Plan) of Newco (i) any SARs and stock options outstanding as of the date of the change of control which are not then exercisable and vested will become fully exercisable and vested, (ii) the restrictions applicable to restricted stock will lapse and such restricted stock shall become free of all restrictions and fully vested and (iii) all performance units will be considered to be earned and payable in full and any restrictions will lapse and such performance units will be settled in cash as promptly as practicable. The holders of options (other than options of holders subject to Section 16(b) of the Exchange Act that were granted not more than six months before the change in control) will have the right, for a period of 60 days after such date, to surrender such options in exchange for a cash payment based on the change in control price (as defined in the Newco Stock Incentive Plan). However, if settlement in cash would disqualify a transaction from pooling-of-interests accounting treatment, the Newco Compensation Committee may substitute stock.

    FEDERAL INCOME TAX CONSEQUENCES. The following discussion is intended only as a brief summary of the federal income tax rules relevant to stock options, SARs, restricted stock and performance units. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

    - NONQUALIFIED OPTIONS AND SARS. Upon the grant of a nonqualified option (with or without an SAR), the optionee will not recognize any taxable income and Newco will not be entitled to a deduction. Upon the exercise of such an option or an SAR, the excess of the fair market value of the shares acquired on the exercise of the option over the option price (the "spread"), or the consideration paid to the optionee upon exercise of the SAR, will constitute compensation taxable to the optionee as ordinary income. In determining the amount of the spread or the amount of consideration paid to the optionee, the fair market value of the stock on the date of exercise is used, except that in the case of an optionee subject to the six month short-swing profit recovery provisions of Section 16(b) of the Exchange Act (generally officers and directors of Newco), the fair market value will be determined six months after the date on which the option was granted (if such date is later than the exercise date) unless such optionee elects to be taxed based on the fair market value at the date of exercise. Any such election (a "Section 83(b) election") must be made and filed with the IRS within 30 days after exercise in accordance with the regulations under Section 83(b) of the Code. Newco, in computing its federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the optionee.

    - ISOS. An optionee will not recognize taxable income on the grant or exercise of an ISO. However, the spread at exercise will constitute an item includable in alternative minimum taxable income, and thereby may subject the optionee to the alternative minimum tax. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of his ISO with which to pay such tax.

    Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO after (i) two years from the date of grant of the ISO and (ii) one year after the transfer of the shares to the optionee (the "ISO Holding Period"), the optionee will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock's selling price and the exercise price. Newco is not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO Holding Period is satisfied. Different rules apply if the optionee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO Holding Period.

    - RESTRICTED STOCK. A participant who is granted restricted stock may make a
      Section 83(b) election to have the grant taxed as compensation income at the date of receipt, with the result that any future appreciation (or depreciation) in the value of the shares of stock granted shall be taxed as capital gain (or loss) upon a subsequent sale of the shares. However, if the participant does not make a Section 83(b) election, then the grant will be taxed as compensation income at the full fair market value on the date that the restrictions imposed on the shares expire. Unless a participant makes a Section 83(b) election, any dividends paid on stock subject to the restrictions are compensation income to the participant and compensation expense to Newco. Newco is generally entitled to an income tax deduction for any compensation income taxed to the participant, subject to the provisions of Section 162(m) of the Code.

    - PERFORMANCE UNITS. A participant who has been granted a performance unit award will not realize taxable income until the applicable award cycle expires and the participant is in receipt of the stock distributed in payment of the award or an equivalent amount of cash, at which time such participant will realize ordinary income equal to the full fair market value of the shares delivered or the amount of cash paid. At that time, Newco generally will be allowed a corresponding tax deduction equal to the compensation taxable to the award recipient, subject to the provisions of
      Section 162(m) of the Code.

    NEW PLAN BENEFITS. It cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any person or group of persons under the Newco Stock Incentive Plan if the Incentive Plan is adopted or what benefits or amounts would have been received by or allocated to any person or group of persons for the last fiscal year if the Incentive Plan had been in effect. These determinations will be made by the Newco Compensation Committee.

NEWCO MANAGEMENT INCENTIVE COMPENSATION PLAN

    Pursuant to the Merger Agreement, it was agreed that Newco would adopt, subject to stockholder approval, an annual incentive plan to replace the existing short-term incentive compensation plans of KCPL and UCU (except with respect to obligations incurred or attributable to employment prior to the Effective Time), effective as of the Effective Time. The Newco Management Incentive Compensation Plan (the "MIC Plan") will not become effective with respect to individuals who are subject to Section 162(m) of the Code unless the stockholder approval described below is obtained.

    The purpose of the MIC Plan is to provide a significant and flexible economic opportunity to selected officers and salaried employees of Newco and its Affiliates (as defined in the MIC Plan) in an effort to reward their individual and group contributions to Newco and to more closely link the financial interests of management, stockholders and customers.

    The MIC Plan is designed to take into account Section 162(m) of the Code, which generally denies a corporate tax deduction for annual compensation exceeding $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company. Certain types of compensation, including performance-based compensation, are excluded from this deduction limit. In an effort to ensure that compensation payable under the MIC Plan to certain executives will qualify as performance-based compensation that is generally tax-deductible, the MIC Plan is being submitted to stockholders of KCPL and UCU for approval at the KCPL Meeting and the UCU Meeting, respectively. Newco believes compensation payable pursuant to the MIC Plan will be deductible for federal income tax purposes under most circumstances. However, under certain circumstances such as death, disability and change in control (all as defined in the MIC Plan), compensation not qualified under Section 162(m) of the Code may be payable. By approving the MIC Plan, the stockholders will be approving, among other things, the performance measures, eligibility requirements and annual incentive award limits contained therein. The affirmative vote of a majority of the votes entitled to be cast by the holders of the shares of KCPL Common Stock, on the one hand, and UCU Common Stock, on the other hand, represented at the KCPL Meeting and the UCU Meeting, respectively, and entitled to vote thereon is required to approve the MIC Plan. THE BOARDS OF DIRECTORS OF KCPL AND UCU EACH, BY A UNANIMOUS VOTE OF THOSE DIRECTORS PRESENT, RECOMMEND A VOTE FOR APPROVAL OF THE MIC PLAN.

    Set forth below is a summary of certain material features of the MIC Plan, which summary is qualified in its entirety by reference to the actual plan attached as Annex G to this Joint Proxy Statement/Prospectus:

    ADMINISTRATION. The MIC Plan will be administered by the Newco Compensation Committee, or such other committee of the Newco Board as the Newco Board may from time to time designate, which, unless the Newco Board determines otherwise, will be composed solely of not less than two "disinterested persons" who qualify as "outside directors" for purposes of Section 162(m) of the Code. The Newco Compensation Committee will have sole authority to make rules and regulations relating to the administration of the MIC Plan, and any interpretations and decisions of the Newco Compensation Committee with respect to the MIC Plan will be final and binding.

    ELIGIBILITY. The Newco Compensation Committee will, in its sole discretion, determine those officers and salaried employees of Newco who shall be eligible to participate in the MIC Plan for a given period (an "Incentive Period"). These participants will be selected based upon their opportunity to have a substantial impact on Newco's results. Participation in the MIC Plan by a participant during a given Incentive Period does not require continued participation by such participant in any subsequent Incentive Period. The initial determination of persons eligible to participate in the MIC Plan will not be made until after the Effective Time by the Newco Compensation Committee as then constituted. Accordingly, it is not possible to estimate at this time the number of persons who will be eligible to participate in the MIC Plan.

    PLAN FEATURES. The MIC Plan provides for the payment of incentive awards to participants designated by the Newco Compensation Committee, which payments may be conditioned upon the attainment of pre-established performance goals or upon such other factors or criteria as the Newco Compensation Committee shall determine. Such performance goals may be different for each participant. Bonus amounts are determined by multiplying a participant's "Target Incentive Award" by a percentage which varies depending on the extent to which the performance goals or other factors or criteria are satisfied. A participant's Target Incentive Award, in turn, is determined by multiplying such participant's base salary as of the last day of the applicable Incentive Period by a percentage designated by the Newco Compensation Committee, in its sole discretion, which percentage need not be the same for each participant (and which may exceed 100%). The Newco Compensation Committee may, in its sole discretion, increase or decrease the amount of any incentive awards payable to a participant and may, in recognition of special circumstances, pay incentive awards even if not earned, provided that the Newco Compensation Committee cannot increase the amount of any incentive awards payable to certain designated "Covered Employees." Incentive awards payable under the MIC Plan to certain designated "Covered Employees" are subject to special restrictions described in the following section. Incentive awards are payable in cash, shares of Newco common stock or in such other form as the Newco Compensation Committee may determine.

    DESIGNATED COVERED EMPLOYEES. The Newco Compensation Committee will have the authority, in its sole discretion, to designate certain participants as "Covered Employees" for a specified Incentive Period upon determining that such participants are or are expected to be "covered employees" (within the meaning of Section 162(m) of the Code) for such Incentive Period with compensation in excess of the limitation provided in Section 162(m) of the Code. Not more than 90 days after the beginning of the Incentive Period, and, in any event, before 25% or more of the Incentive Period has elapsed, the Newco Compensation Committee will establish the performance goals for the bonus award opportunities of these Covered Employees. Such performance goals are to be comprised of one or more of the following measures: earnings per share, market share, stock price, sales, costs, net operating income, cash flow, retained earnings, return on equity, economic value added, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, service reliability, demand-side management (including conservation and load management), operating and maintenance cost management, energy production availability and individual performance measures. Such performance goals also may be based on the attainment of specified levels of performance by Newco under one or more of the measures described above relative to the performance of other corporations. With respect to Covered Employees, all Performance Goals must be objective performance goals satisfying the requirements for "performance-based compensation" within the meaning of Section 162(m) of the Code. Incentive awards payable to Covered Employees are to be calculated in the same manner described in the "-- Plan Features" section above, except that subjective individual performance ratings cannot be used to increase the amount of incentive awards payable to Covered Employees. No incentive awards will be paid to Covered Employees if the minimum applicable pre-established Performance Goals are not satisfied, unless the Covered Employee's employment is terminated because of death, disability or a change of control. Furthermore, the Newco Compensation Committee will have the authority to decrease, but not to increase, the amount of incentive awards otherwise payable to Covered Employees pursuant to pre-established performance goals and payment formulas. The maximum amount payable to any Covered Employee for any fiscal year of Newco will be $3,000,000.

    AMENDMENT AND DISCONTINUANCE. The Newco Board may amend, alter, discontinue or otherwise modify the MIC Plan from time to time, but no amendment will, without the consent of the participant affected, impair any award made prior to the effective date of the modification.

    NEW PLAN BENEFITS. It cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any person or group of persons under the MIC Plan if the MIC Plan is adopted or what benefits or amounts would have been received by or allocated to any person or group of persons for the last fiscal year if the MIC Plan had been in effect.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma financial information combines the historical consolidated balance sheets and statements of income of KCPL and UCU, including their respective subsidiaries, after giving effect to the Merger. The unaudited pro forma combined balance sheet at December 31, 1995 gives effect to the Merger as if it had occurred at December 31, 1995. The unaudited pro forma combined statements of income for each of the three years in the period ended December 31, 1995 give effect to the Merger as if it had occurred at January 1, 1993. These statements are prepared on the basis of accounting for the Merger as a pooling of interests and are based on the assumptions set forth in the notes thereto.

    The following pro forma financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and related notes thereto of KCPL and UCU, incorporated by reference herein. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the Merger been consummated on the date, or at the beginning of the periods, for which the Merger is being given effect nor is it necessarily indicative of future operating results or financial position. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                KC UNITED CORP.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               DECEMBER 31, 1995
                                  (THOUSANDS)
                                     ASSETS

                                                                                                PRO FORMA
                                              UCU           KCPL                      ------------------------------
                                         (AS REPORTED)  (AS REPORTED)      TOTAL        ADJUSTMENTS     COMBINATION
                                         -------------  -------------  -------------  ---------------  -------------
Utility plant in service:
  Electric.............................  $   1,645,040  $   3,388,538  $   5,033,578        --         $   5,033,578
  Gas..................................      1,064,820       --            1,064,820        --             1,064,820
                                         -------------  -------------  -------------           ---     -------------
                                             2,709,860      3,388,538      6,098,398        --             6,098,398

  Less -- accumulated depreciation.....      1,007,945      1,156,115      2,164,060        --             2,164,060
                                         -------------  -------------  -------------           ---     -------------
Net utility plant in service...........      1,701,915      2,232,423      3,934,338        --             3,934,338
Construction work in progress..........         47,559         72,365        119,924        --               119,924
Nuclear fuel, net......................       --               54,673         54,673        --                54,673
                                         -------------  -------------  -------------           ---     -------------
Total utility plant, net...............      1,749,474      2,359,461      4,108,935        --             4,108,935
                                         -------------  -------------  -------------           ---     -------------
Aquila Energy plant assets.............        424,214       --              424,214        --               424,214
                                         -------------  -------------  -------------           ---     -------------
Investments and other..................        680,325        166,751        847,076        --               847,076
                                         -------------  -------------  -------------           ---     -------------

Current assets:
  Cash and cash equivalents............        110,652         28,390        139,042        --               139,042
  Funds on deposit.....................         41,190       --               41,190        --                41,190
  Accounts receivable, net.............        332,154         64,668        396,822        --               396,822
  Fuel inventories, at average cost....         74,895         22,103         96,998        --                96,998
  Materials and supplies, at average
   cost................................         37,585         47,175         84,760        --                84,760
  Price risk management assets.........         26,422       --               26,422        --                26,422
  Prepayments and other................         53,078         11,126         64,204        --                64,204
                                         -------------  -------------  -------------           ---     -------------
Total current assets...................        675,976        173,462        849,438        --               849,438
                                         -------------  -------------  -------------           ---     -------------

Deferred charges and other assets:
  Regulatory assets....................        146,400        170,222        316,622        --               316,622
  Price risk management assets.........        175,513       --              175,513        --               175,513
  Other................................         33,970         12,610         46,580        --                46,580
                                         -------------  -------------  -------------           ---     -------------

Total deferred charges and other
 assets................................        355,883        182,832        538,715        --               538,715
                                         -------------  -------------  -------------           ---     -------------
    Total..............................  $   3,885,872  $   2,882,506  $   6,768,378        --         $   6,768,378
                                         -------------  -------------  -------------           ---     -------------
                                         -------------  -------------  -------------           ---     -------------

  See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                                KC UNITED CORP.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               DECEMBER 31, 1995
                                  (THOUSANDS)
                         CAPITALIZATION AND LIABILITIES

                                                                                                PRO FORMA
                                              UCU           KCPL                      ------------------------------
                                         (AS REPORTED)  (AS REPORTED)      TOTAL        ADJUSTMENTS     COMBINATION
                                         -------------  -------------  -------------  ---------------  -------------
Capitalization:
  Common stock and premium on common
   stock (Note 1)......................  $     846,531  $     449,697  $   1,296,228        --         $   1,296,228
  Retained earnings....................        106,195        449,966        556,161        --               556,161
  Other stockholders' equity...........         (6,422)        (1,725)        (8,147)       --                (8,147)
                                         -------------  -------------  -------------           ---     -------------
  Total common equity..................        946,304        897,938      1,844,242        --             1,844,242
  Preference and cumulative preferred
   stock (Note 4)......................         25,000         89,000        114,000        --               114,000
  Preferred stock of subsidiary,
   retractable and cumulative preferred
   stock (redeemable) (Note 4).........            356          1,436          1,792        --                 1,792
  Company-obligated mandatorily
   redeemable preferred securities of
   partnership.........................        100,000       --              100,000        --               100,000
  Long-term debt, net..................      1,355,427        835,713      2,191,140        --             2,191,140
                                         -------------  -------------  -------------           ---     -------------
Total capitalization...................      2,427,087      1,824,087      4,251,174        --             4,251,174
                                         -------------  -------------  -------------           ---     -------------
Current liabilities:
  Current maturities of long-term
   debt................................         15,090         73,803         88,893        --                88,893
  Short-term debt......................        288,577         19,000        307,577        --               307,577
  Accounts payable.....................        434,275         52,506        486,781        --               486,781
  Accrued taxes........................         14,326         39,726         54,052        --                54,052
  Accrued interest.....................         20,450         16,906         37,356        --                37,356
  Price risk management liabilities....         67,891       --               67,891        --                67,891
  Other................................        107,175         48,114        155,289        --               155,289
                                         -------------  -------------  -------------           ---     -------------
Total current liabilities..............        947,784        250,055      1,197,839        --             1,197,839
                                         -------------  -------------  -------------           ---     -------------
Deferred credits:
  Deferred income taxes................        259,339        648,374        907,713        --               907,713
  Investment tax credits...............         19,855         71,270         91,125        --                91,125
  Price risk management liabilities....         94,601       --               94,601        --                94,601
  Other................................        137,206         88,720        225,926        --               225,926
                                         -------------  -------------  -------------           ---     -------------
Total deferred credits.................        511,001        808,364      1,319,365        --             1,319,365
                                         -------------  -------------  -------------           ---     -------------
    Total..............................  $   3,885,872  $   2,882,506  $   6,768,378        --         $   6,768,378
                                         -------------  -------------  -------------           ---     -------------
                                         -------------  -------------  -------------           ---     -------------

  See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                                KC UNITED CORP.
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                       (THOUSANDS, EXCEPT PER SHARE DATA)

                                                             KCPL                             PRO FORMA
                                               UCU           (AS                      --------------------------
                                          (AS REPORTED)   REPORTED)        TOTAL      ADJUSTMENTS   COMBINATION
                                          -------------  ------------  -------------  -----------  -------------
Operating revenues:
  Electric..............................  $     577,739   $  885,955   $   1,463,694      --       $   1,463,694
  Gas...................................        616,816       --             616,816      --             616,816
  Energy related businesses and other...      1,603,998       --           1,603,998      --           1,603,998
                                          -------------  ------------  -------------  -----------  -------------
Total revenues..........................      2,798,553      885,955       3,684,508      --           3,684,508
                                          -------------  ------------  -------------  -----------  -------------
Operating expenses:
  Fuel used for generation..............         74,734      139,371         214,105      --             214,105
  Purchased power.......................        118,387       38,783         157,170      --             157,170
  Gas purchased for resale..............      1,688,699       --           1,688,699      --           1,688,699
  Other operating and maintenance.......        433,753      257,038         690,791      --             690,791
  Depreciation and amortization.........        145,390      109,832         255,222      --             255,222
  General taxes.........................         77,840       96,821         174,661      --             174,661
  Provisions for asset impairments......         34,639       --              34,639      --              34,639
                                          -------------  ------------  -------------  -----------  -------------
Total expenses..........................      2,573,442      641,845       3,215,287      --           3,215,287
                                          -------------  ------------  -------------  -----------  -------------
Operating income before income taxes....        225,111      244,110         469,221      --             469,221
                                          -------------  ------------  -------------  -----------  -------------
Interest charges:
  Long-term debt........................        110,227       52,184         162,411      --             162,411
  Short-term debt and other interest....         25,447        2,338          27,785      --              27,785
Other:
  Equity in earnings of investments and
   partnerships.........................        (23,811)      --             (23,811)     --             (23,811)
  Other, net............................        (18,564)         199         (18,365)     --             (18,365)
                                          -------------  ------------  -------------  -----------  -------------
Total interest charges and other........         93,299       54,721         148,020      --             148,020
                                          -------------  ------------  -------------  -----------  -------------
Income before income taxes..............        131,812      189,389         321,201      --             321,201
Income taxes............................         52,035       66,803         118,838      --             118,838
                                          -------------  ------------  -------------  -----------  -------------
Net income..............................         79,777      122,586         202,363      --             202,363
Preference and preferred stock dividend
 requirements (Note 4)..................          2,050        4,011           6,061      --               6,061
                                          -------------  ------------  -------------  -----------  -------------
Earnings available for common shares....  $      77,727   $  118,575   $     196,302      --       $     196,302
                                          -------------  ------------  -------------  -----------  -------------
                                          -------------  ------------  -------------  -----------  -------------
Weighted average common shares
 outstanding (Note 1)
      -- Primary........................         45,077       61,902                       4,327         111,306
      -- Fully diluted (Note 5).........         45,474       61,902                       4,366         111,742
Earnings per share
      -- Primary........................  $        1.72  $      1.92                               $        1.76
      -- Fully diluted (Note 5).........  $        1.71  $      1.92                               $        1.76

  See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                                KC UNITED CORP.
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                       (THOUSANDS, EXCEPT PER SHARE DATA)

                                                             KCPL                             PRO FORMA
                                               UCU           (AS                      --------------------------
                                          (AS REPORTED)   REPORTED)        TOTAL      ADJUSTMENTS   COMBINATION
                                          -------------  ------------  -------------  -----------  -------------
Operating revenues:
  Electric..............................  $     557,001   $  868,272   $   1,425,273      --       $   1,425,273
  Gas...................................        618,548       --             618,548      --             618,548
  Energy related businesses and other...      1,222,596       --           1,222,596      --           1,222,596
                                          -------------  ------------  -------------  -----------  -------------
Total revenues..........................      2,398,145      868,272       3,266,417      --           3,266,417
                                          -------------  ------------  -------------  -----------  -------------
Operating expenses:
  Fuel used for generation..............         77,438      135,106         212,544      --             212,544
  Purchased power.......................        113,335       33,929         147,264      --             147,264
  Gas purchased for resale..............      1,385,065       --           1,385,065      --           1,385,065
  Other operating and maintenance.......        375,048      274,772         649,820      --             649,820
  Depreciation and amortization.........        145,470      107,463         252,933      --             252,933
  General taxes.........................         73,759       96,362         170,121      --             170,121
                                          -------------  ------------  -------------  -----------  -------------
Total expenses..........................      2,170,115      647,632       2,817,747      --           2,817,747
                                          -------------  ------------  -------------  -----------  -------------
Operating income before income taxes....        228,030      220,640         448,670      --             448,670
                                          -------------  ------------  -------------  -----------  -------------
Interest charges:
  Long-term debt........................         89,526       43,962         133,488      --             133,488
  Short-term debt and other interest....         14,157        3,454          17,611      --              17,611
Other:
  Equity in earnings of investments and
   partnerships.........................        (18,371)      --             (18,371)     --             (18,371)
  Other, net............................         (3,814)       2,072          (1,742)     --              (1,742)
                                          -------------  ------------  -------------  -----------  -------------
Total interest charges and other........         81,498       49,488         130,986      --             130,986
                                          -------------  ------------  -------------  -----------  -------------
Income before income taxes..............        146,532      171,152         317,684      --             317,684
Income taxes............................         52,087       66,377         118,464      --             118,464
                                          -------------  ------------  -------------  -----------  -------------
Net income..............................         94,445      104,775         199,220      --             199,220
Preference and preferred stock dividend
 requirements (Note 4)..................          2,982        3,457           6,439      --               6,439
                                          -------------  ------------  -------------  -----------  -------------
Earnings available for common shares....  $      91,463   $  101,318   $     192,781      --       $     192,781
                                          -------------  ------------  -------------  -----------  -------------
                                          -------------  ------------  -------------  -----------  -------------
Weighted average common shares
 outstanding (Note 1)
      -- Primary........................         43,965       61,903                       4,221         110,089
      -- Fully diluted (Note 5).........         45,178       61,903                       4,337         111,418
Earnings per share
      -- Primary........................  $        2.08  $      1.64                               $        1.75
      -- Fully diluted (Note 5).........  $        2.06  $      1.64                               $        1.74

  See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                                KC UNITED CORP.
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                       (THOUSANDS, EXCEPT PER SHARE DATA)

                                                             KCPL                             PRO FORMA
                                               UCU           (AS                      --------------------------
                                          (AS REPORTED)   REPORTED)        TOTAL      ADJUSTMENTS   COMBINATION
                                          -------------  ------------  -------------  -----------  -------------
Operating revenues:
  Electric..............................  $     546,853   $  857,450   $   1,404,303      --       $   1,404,303
  Gas...................................        686,140       --             686,140      --             686,140
  Energy related businesses and other...      1,513,091       --           1,513,091      --           1,513,091
                                          -------------  ------------  -------------  -----------  -------------
Total revenues..........................      2,746,084      857,450       3,603,534      --           3,603,534
                                          -------------  ------------  -------------  -----------  -------------
Operating expenses:
  Fuel used for generation..............         72,854      130,117         202,971      --             202,971
  Purchased power.......................        124,384       31,403         155,787      --             155,787
  Gas purchased for resale..............      1,763,359       --           1,763,359      --           1,763,359
  Other operating and maintenance.......        358,902      263,183         622,085      --             622,085
  Depreciation and amortization.........        140,716      111,284         252,000      --             252,000
  General taxes.........................         72,036       95,659         167,695      --             167,695
  Restructuring charge..................         69,788       --              69,788      --              69,788
                                          -------------  ------------  -------------  -----------  -------------
Total expenses..........................      2,602,039      631,646       3,233,685      --           3,233,685
                                          -------------  ------------  -------------  -----------  -------------
Operating income before income taxes....        144,045      225,804         369,849      --             369,849
                                          -------------  ------------  -------------  -----------  -------------
Interest charges:
  Long-term debt........................         89,027       50,118         139,145      --             139,145
  Short-term debt and other interest....         12,607        2,321          14,928      --              14,928
Other:
  Equity in earnings of investments and
   partnerships.........................        (16,432)      --             (16,432)     --             (16,432)
  Gain on sale of subsidiary stock......        (47,751)      --             (47,751)     --             (47,751)
  Other, net............................         (9,772)        (360)        (10,132)     --             (10,132)
                                          -------------  ------------  -------------  -----------  -------------
Total interest charges and other........         27,679       52,079          79,758      --              79,758
                                          -------------  ------------  -------------  -----------  -------------
Income before income taxes..............        116,366      173,725         290,091      --             290,091
Income taxes............................         30,018       67,953          97,971      --              97,971
                                          -------------  ------------  -------------  -----------  -------------
Net income..............................         86,348      105,772         192,120      --             192,120
Preference and preferred stock dividend
 requirements (Note 4)..................          6,926        3,153          10,079      --              10,079
                                          -------------  ------------  -------------  -----------  -------------
Earnings available for common shares....  $      79,422   $  102,619   $     182,041      --       $     182,041
                                          -------------  ------------  -------------  -----------  -------------
                                          -------------  ------------  -------------  -----------  -------------
Weighted average common shares
 outstanding (Note 1)
      -- Primary........................         40,737       61,909                       3,911         106,557
      -- Fully diluted (Note 5).........         44,273       61,909                       4,250         110,432
Primary earnings per share
      -- Primary........................  $        1.95  $      1.66                               $        1.71
      -- Fully diluted (Note 5).........  $        1.92  $      1.66                               $        1.70

  See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                                KC UNITED CORP.
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. The pro forma combined financial statements reflect the conversion of each outstanding share of KCPL Common Stock into one share of Newco Common Stock outstanding and the conversion of each outstanding share of UCU Common Stock into 1.096 shares of Newco Common Stock, as provided in the Merger Agreement. The pro forma combined financial statements are presented as if the companies were combined during all periods included therein.

2. The allocation between KCPL and UCU and their customers of the approximately $600 million in net estimated cost savings over the ten-year period following the Merger, less transaction costs, will be subject to regulatory review and approval. Transaction costs, currently estimated to be approximately $30 million (including fees for financial advisors, attorneys, accountants, consultants, filings and printing), are being deferred for post-Merger amortization in accordance with future regulatory approval.

    The net estimated cost savings and transactions costs do not reflect certain other costs that could be incurred by Newco, such as increases or decreases in costs caused by the provisions of the Employment Agreements with Messrs. Jennings and Green, Severance Agreements with certain executives and the Newco Plans. See "THE MERGER -- Employment Agreements," "-- Employee Plans and Severance Arrangements," "-- Newco Plans" and "APPROVAL OF NEWCO PLANS."

    The net estimated cost savings, transaction costs and certain other costs have not been reflected in the pro forma combined financial statements because of the inability to predict regulatory treatment or estimate the amount of such costs that would impact any one period.

3.  Intercompany   transactions  (including   purchased   and  exchanged  power
    transactions) between KCPL and UCU during the periods presented were not material and, accordingly, no pro forma adjustments were made to eliminate such transactions. All financial statement presentation and accounting policy differences are immaterial and have not been adjusted in the pro forma combined financial statements.

4. Prior to the consummation of the Merger, KCPL must redeem its cumulative preferred stock outstanding as provided in the Merger Agreement. Under the Merger Agreement, UCU must also redeem the UCU Preferred Stock outstanding if the Effective Time occurs on or after March 1, 1997. Because the basis of accounting for the Merger is a pooling of interests, the effect of these redemptions is not required to be reflected in the pro forma combined financial statements. The only redemption premium is $755,000 applicable to the KCPL preferred stock. The continuing effect of these redemptions is anticipated to be immaterial.

5. The fully diluted earnings per common share was determined assuming UCU's outstanding Convertible Subordinated Debentures and UCU's $1.775 Series Cumulative Convertible Preference Stock were converted into UCU Common Stock at the beginning of the periods presented. In calculating fully diluted earnings per share, earnings available for common shares were adjusted to eliminate interest expense, net of tax, and to eliminate dividends on the Convertible Preference Stock.

6. In other parts of this joint proxy statement, EBITDA, which means earnings before interest, taxes depreciation and amortization, is used as a financial measurement. EBITDA is not intended to replace net income or cash flows from operations computed under generally accepted accounting principles. The Unaudited Pro Forma Combined Financial Statements contain financial information prepared on a basis consistent with generally accepted accounting principles.

                                    EXPERTS

    The consolidated financial statements incorporated in this Joint Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of KCPL for the year ended December 31, 1995 have been audited by Coopers & Lybrand, L.L.P., independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements and schedules included in UtiliCorp United Inc.'s Annual Report on Form 10-K for the years ended December 31, 1995, 1994 and 1993, which are incorporated by reference in this Joint Proxy
Statement/Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

    The financial statements of United Energy Ltd. included in UtiliCorp United Inc.'s Form 8-K/A, dated November 14, 1995, as amended on April 1, 1996, for the period May 11, 1994 to June 30, 1995, which are incorporated by reference in this Joint Proxy Statement/Prospectus, have been audited by Arthur Andersen, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

                                 LEGAL MATTERS

    Skadden Arps will pass upon the legality of the shares of Newco Common Stock and Newco Preferred Stock to be issued in connection with the Merger.

                           OWNERSHIP OF VOTING STOCK

KCPL VOTING STOCK

    Management of KCPL has no knowledge of any person (as that term is defined by the SEC) who owns beneficially more than 5% of the KCPL Common Stock. Neither UCU nor any of its affiliates owns any shares of KCPL Common Stock.

    The number of shares of KCPL Common Stock beneficially owned by directors on the KCPL Board, the named executive officers, and all directors and officers as a group are set forth below:

                                                                                  AMOUNT AND NATURE OF
                                                                                       BENEFICIAL
  TITLE OF CLASS                     NAME OF BENEFICIAL OWNER                        OWNERSHIP (1)
- ------------------  -----------------------------------------------------------  ----------------------
Common Stock        Bernard J. Beaudoin                                                 22,926(2)
Common Stock        David L. Bodde                                                       1,593
Common Stock        William H. Clark                                                     1,271
Common Stock        Robert J. Dineen                                                     1,849
Common Stock        Arthur J. Doyle                                                     17,819(3)
Common Stock        W. Thomas Grant II                                                     849
Common Stock        Marcus Jackson                                                      19,178(2)
Common Stock        A. Drue Jennings                                                    59,534(2)(4)
Common Stock        George E. Nettels, Jr.                                               8,733(5)
Common Stock        Linda Hood Talbott                                                   4,131
Common Stock        Ronald G. Wasson                                                    23,999(2)
Common Stock        Robert H. West                                                       2,741(6)
Common Stock        J. Turner White                                                     11,093(2)
Common Stock        All officers and directors as a group (23 persons)                 257,084(2)

- ------------------------
(1) Shares of the KCPL Common Stock owned by any director or officer and by the directors and officers as a group is less than 1% of such stock. Unless otherwise specified, each director and named executive officer has sole voting and sole investment power with respect to the shares indicated.

(2) Includes shares held pursuant to KCPL's Employee Savings Plus Plan. Also includes exercisable non-qualified stock options granted under the KCPL Long-Term Incentive Plan in the following amounts: Jennings, 40,625; Beaudoin, 20,313; Jackson, 16,500; Wasson, 20,313; and White, 9,750.

(3) The nominee disclaims beneficial ownership of 200 shares reported which are owned by nominee's wife.

(4) The nominee disclaims beneficial ownership of 150 shares reported which are owned by nominee's son.

(5) The nominee disclaims beneficial ownership of 3,400 shares reported which are owned by nominee's wife.

(6) The nominee disclaims beneficial ownership of 1,200 shares reported which are held by nominee's wife as custodian for minor children.

UCU VOTING STOCK

    Furnished below is information as to the beneficial ownership of UCU Common Stock, as of January 12, 1996, for (a) each Director of UCU, (b) the five named UCU Executive Officers and (c) the UCU Executive Officers as a group. The beneficial owner has sole voting and investment power over the shares shown, unless otherwise indicated.

                                                               NUMBER OF
NAME OF INDIVIDUAL OR GROUP                                     SHARES         PERCENT OF CLASS (1)
- ------------------------------------------------------------  -----------  ----------------------------
Richard C. Green, Jr........................................      592,999        1.3%(2)(3)(4)(9)
Avis G. Tucker..............................................      351,578           (2)(5)(6)
L. Patton Kline.............................................        4,754               --
John R. Baker...............................................      160,984              (4)
Dr. Stanley O. Ikenberry....................................        3,040               --
Irvine O. Hockaday, Jr......................................        1,358               --
Robert F. Jackson, Jr.......................................       18,651               --
Herman Cain.................................................        2,419               --
Robert K. Green.............................................       61,267             (7)(9)
B. C. Burgess...............................................        3,294               --
Charles K. Dempster.........................................       27,212              (9)
James G. Miller.............................................       54,642              (9)
Directors and Executive Officers -- as a group (15                          2.4%(2)(3)(4)(5)(7)(8)(9)
 persons)...................................................    1,112,739

- ------------------------
(1) Percentages are omitted for Directors and Executive Officers who own less than 1% of the UCU Common Stock.

(2) Includes 88,287 shares held in trust under the will of Mr. Richard C. Green, of which Mr. Richard C. Green, Jr. and Mrs. Tucker are trustees with shared voting and investment power.

(3) Includes 73,221 shares held in trust for the benefit of Mrs. Ann G. Green, mother of Mr. Richard C. Green, Jr. and Mr. Robert K. Green, of which Mr. Richard C. Green, Jr. is a co-trustee with shared voting and investment power. Excludes 116,348 shares held in trust for the benefit of Mr. Richard
    C. Green, Jr. as to which Mr. Richard C. Green, Jr. has power to replace the trustees.

(4) Includes 128,726 shares held in trust for the benefit of Mrs. Tucker, of which Mr. Richard C. Green, Jr. and Mr. Baker are trustees with voting and investment power.

(5) Includes 5,751 shares held in various trusts of which Mrs. Tucker is trustee with voting and investment power.

(6) Excludes 128,726 shares held in trust for the benefit of Mrs. Tucker, of which Mr. Richard C. Green, Jr. and Mr. Baker are trustees with voting and investment power and 376,035 shares held in trust for the benefit of Mrs. Tucker of which a bank is sole trustee.

(7) Excludes 217,836 shares held in trust for the benefit of Mr. Robert K. Green as to which he has power to replace the trustees.

(8) Excludes 376,035 share held in trust for the benefit of Mrs. Tucker of which a bank is sole trustee.

(9) Includes shares which may be acquired through the exercise of vested employee stock options as follows: Mr. Richard C. Green, Jr, 90,300 shares; Mr. Robert K. Green, 8,450 shares; Mr. Dempster, 19,850 shares; Mr. Miller 22,450 shares; and Directors and Executive Officers as a group, 170,350 shares.

    Richard C. Green, Jr., Kansas City, Missouri, Robert K. Green, Shawnee Mission, Kansas, Avis G. Tucker, Warrensburg, Missouri, members of their family and trusts for the benefit of members of the Green family owned, as of January 12, 1995, 1,886,678 shares or 4.1% of the outstanding shares of UCU Common Stock. This number includes shares shown in the preceding table as being owned beneficially by Mr. Richard C. Green, Jr., Mr. Robert K. Green and Mrs. Avis G. Tucker, and those specifically excluded in Notes (3), (6), (7) and (8), preceding.

    Neither KCPL nor any of its affiliates owns any shares of UCU Common Stock.

                  SELECTED INFORMATION CONCERNING KCPL AND UCU

BUSINESS OF KCPL

    KCPL is a low-cost electric power producer providing energy-related products and services to customers in its service territory worldwide. Headquartered in Kansas City, Missouri, KCPL serves the electric power needs of over 430,000 customers in and around the metropolitan Kansas City area. Included in a diverse customer base are about 379,000 residences, 50,000 commercial firms and 3,000 industrial firms, municipalities and other electric utilities. Low fuel costs and superior plant performance enable KCPL to serve its customers well while maintaining a leadership position in the bulk power market. KLT Inc., a wholly-owned, unregulated subsidiary of KCPL, pursues opportunities in primarily energy-related ventures throughout the nation and world. KCPL's commitment to KLT Inc. and its holdings reflects KCPL's plans to enhance shareholder value by capturing growth opportunities in energy-related markets outside KCPL regulated core utility business.

    Additional information concerning KCPL and its subsidiaries is included in the KCPL documents filed with the SEC which are incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

BUSINESS OF UCU

    UCU is an energy company which consists of electric and natural gas utility operations, natural gas gathering, marketing and processing and independent power projects managed through four business groups. The business groups are UtiliCorp Energy Delivery ("UED") consisting primarily of transmission and distribution utility operations, UtiliCorp Power Services ("UPS") consisting primarily of electricity generation and independent power projects, UtiliCorp Energy Resources ("UER") consisting of gas marketing, processing and gathering and electricity marketing, and UtiliCorp Marketing Services consisting of appliance service contracts, gas marketing and other energy related products and services.

    UCU had approximately 1.2 million utility customers and 4,700 employees at December 31, 1995. UCU's electric utility operations are in the states of Missouri, Kansas, Colorado, West Virginia and the Canadian province of British Columbia. UCU's gas utility operations are in the states of Missouri, Kansas, Colorado, Iowa, Nebraska, Minnesota, Michigan and West Virginia. Aquila, a wholly-owned subsidiary of UCU, markets natural gas in 45 states and Ontario, Canada. Aquila's 82% owned subsidiary AGP owns and operates 10 natural gas gathering systems and four natural gas processing plants in Texas and Oklahoma. UCU owns interests through its UtilCo Group subsidiary in 17 independent power projects in seven states and Jamaica. UCU also markets natural gas in the United Kingdom through several joint ventures and owns and operates energy joint ventures in New Zealand and Australia.

    UCU serves approximately 434,000 electric customers in four states and British Columbia and approximately 800,000 gas customers in eight states. The Australian joint venture serves approximately 520,000 electric customers. Additional information concerning UCU and its subsidiaries is included in the UCU documents filed with the SEC which are incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

CERTAIN BUSINESS RELATIONSHIPS BETWEEN KCPL AND UCU

    KCPL and UCU are involved in various ventures on an arm's-length basis, including (i) the MOKAN Power Pool, pursuant to which they engage in joint planning activities and purchase power and energy and, along with WRI, operate a Wichita-Topeka-Kansas City-Sibley interconnection, (ii) the Southwest Power Pool and NERC Regional Reliability Council, pursuant to which they engage in joint transmission planning, (iii) pursuant to a Multiple Interconnection and Transmission Contract providing for coordinated transmission planning and support in Missouri service territories, and (iv) pursuant to a Missouri Coordination Agreement providing for the operation of a Sibley-Overton interconnection.

    In the normal course of business, KCPL and UCU buy and sell electric power from and to each other in arm's-length transactions pursuant to filed rate schedules.

                     [ALTERNATE PAGE FOR KCPL SHAREHOLDERS]

                              DESCRIPTION OF NEWCO

NEWCO BEFORE THE MERGER

    Newco was formed on January 17, 1996 in order to effect the Merger and, subject to the receipt of applicable regulatory approvals, will be equally-owned by KCPL and UCU immediately prior to the Effective Time. Prior to the Effective Time, Newco will have no material assets and will conduct no operations other than those contemplated by the Merger Agreement to effect the Merger and the transactions contemplated thereby. The principal executive offices of Newco are presently located at 1201 Walnut, Kansas City, Missouri 64106-2124 and Newco's telephone number is (816) 556-2200. At the Effective Time the principal executive offices of Newco will be located in Kansas City, Missouri.

    There will be no established public trading market for Newco Common Stock prior to the Effective Time. Newco currently has no employees and is not expected to incur liabilities except in connection with the consummation of the Merger.

    With regard to outstanding legal matters and compliance with federal, state or local requirements relating to the general protection of the environment, reference is made to the description of the business of KCPL and UCU contained in "SELECTED INFORMATION CONCERNING KCPL AND UCU -- Business of KCPL" and "SELECTED INFORMATION CONCERNING KCPL AND UCU -- Business of UCU," the KCPL and UCU financial information contained herein and the information contained in the documents incorporated by reference herein, including KCPL's Annual Report on Form 10-K for the year ended December 31, 1995, UCU's Annual Report on Form 10-K for the year ended December 31, 1995 and UCU's Current Report on Form 8-K/A dated April 1, 1996.

    As of December 31, 1995, if the Merger had been effected by such date, on a consolidated pro forma basis, Newco would have had total assets of
$6,768,378,000 and total common equity of $1,844,242,000. See "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION."

    At the Effective Time, the separate corporate existence of KCPL and UCU shall cease and Newco shall be the surviving corporation in the Merger. Pursuant to the Merger Agreement, KCPL and UCU are permitted to change the name of Newco. The utility businesses of Newco will serve approximately 860,000 electric customers and 800,000 gas customers in portions of Missouri, Kansas, Colorado, Iowa, Michigan, Minnesota, Nebraska and West Virginia, in addition to British Columbia. Certain joint ventures in Australia will serve approximately 520,000 electric customers. The business of Newco will primarily consist of owning and operating electric and gas utilities, including interests in several international joint ventures, and also owning and operating various non-utility subsidiaries.

BOARD OF DIRECTORS OF NEWCO

    Pursuant to the Merger Agreement, at the Effective Time, the Newco Board will consist of 18 members, nine designated by KCPL and nine designated by UCU. As of the date of this Joint Proxy Statement/Prospectus, KCPL and UCU have not determined which individuals, other than A. Drue Jennings and Richard C. Green, Jr., will be designated to serve as the initial directors of Newco as of the Effective Time. However, it is anticipated that the directors of KCPL and UCU immediately prior to the Effective Time will be the initial directors of Newco. The initial designation of directors among the three classes of the Newco Board shall be agreed to by KCPL and UCU, and the designees of each party will be divided equally among such classes. Each designee shall serve for a term equal to the remaining balance of the three-year term of the class of directors in which such designee shall serve. At each annual stockholders' meeting after the Effective Time, the number of directors equal to the number of the class whose term expires at the time of the meeting shall be elected for a term of three years. See "THE MERGER AGREEMENT -- Newco Board of Directors."

    KCPL and UCU have agreed that the Newco Board will have the following committees: an Executive Committee, a Nominating and Compensation Committee, an Audit Committee and a Nuclear Oversight Committee. The Executive Committee will consist of six members, three of whom (including the chair of such committee) will be designated by KCPL and three of whom will be

                     [ALTERNATE PAGE FOR KCPL SHAREHOLDERS]
designated by UCU. The remaining committees will each consist of five members with KCPL and UCU each selecting two members and the fifth member, being in each case the chair of the committee, selected, in the case of the Nuclear Oversight Committee, by KCPL and, in the case of the Nominating and Compensation Committee and the Audit Committee, by UCU.

    For a description of the present composition of the KCPL Board, see "ELECTION OF KCPL DIRECTORS." A description of the present composition of the UCU Board is provided below.

UCU DIRECTORS

                                                                                                     YEAR FIRST
                                     YEAR TERM               PRINCIPAL OCCUPATION OR                 ELECTED OR
NAME                                  EXPIRES            EMPLOYMENT AND POSITION WITH UCU             APPOINTED     AGE
- ----------------------------------  -----------  ------------------------------------------------  ---------------  ---
 Richard C. Green, Jr.............        1997   Chairman of the Board and Chief Executive                 1982     41
                                                  Officer of UCU
 Avis G. Tucker...................        1997   Editor and Publisher, The Daily Star-Journal,             1973     80
                                                  Warrensburg, Missouri
 L. Patton Kline..................        1997   Retired Vice Chairman of Marsh & McLennan, Inc.,          1986     67
                                                  New York, New York
 John R. Baker....................        1998   Retired Vice Chairman of the Board of UCU                 1971     69
 Dr. Stanley O. Ikenberry.........        1998   President Emeritus, University of Illinois,               1993     60
                                                  Urbana, Illinois
 Irvine O. Hockaday, Jr...........        1998   President and Chief Executive Officer Hallmark            1995     59
                                                  Cards, Inc. Kansas City, Missouri
*Robert F. Jackson, Jr............        1996   Retired President, CharterCorp, Kansas City,              1981     70
                                                  Missouri
*Herman Cain......................        1996   Chairman and Chief Executive Officer,                     1992     50
                                                  Godfather's Pizza Inc., Omaha, Nebraska
*Robert K. Green..................        1996   President of UCU                                          1993     34

- ------------------------
*Nominee for election as Director at the UCU Meeting.

    Richard C. Green, Jr. has served as Chairman of the Board since February 1989 and Chief Executive Officer of UCU since May 1985 and served as President from May 1985 through February 1996. Mr. Green is a director of Commerce Bank of Kansas City, N.A. and Midwest Research Institute, Kansas City, Missouri. He also serves as a trustee for the Center for Strategic and International Studies, Washington, D.C. and for the Urban Institute, Washington, D.C.

    Avis G. Tucker served as Chairman of the Board of UCU from May 1982 through February 1989 and has been editor and publisher of The Daily Star-Journal in Warrensburg, Missouri during the past five years. Mrs. Tucker previously served as a director of United Telecommunications, Inc.

    L. Patton Kline retired as Vice Chairman of Marsh & McLennan, Incorporated (an international insurance brokerage company), a subsidiary of Marsh & McLennan Companies, Inc., in 1988, a position he held for four years. He was President of Marsh & McLennan Companies, Inc. from 1980 to 1984. Mr. Kline served as a director of Marsh & McLennan Companies, Inc. from 1975 to 1988. He is also a director of PHH Group, Inc.

    John R. Baker served as Vice Chairman of the Board since May 1991 and served as Senior Vice President of UCU from May 1985 through December 1992.

                     [ALTERNATE PAGE FOR KCPL SHAREHOLDERS]

    Stanley O. Ikenberry, Ph.D., University of Illinois Regent Professor and President Emeritus, served as President of the University from 1979 to 1995. Dr. Ikenberry serves as a director for Harris Bankcorp and Pfizer, Inc. Dr. Ikenberry also serves as Chairman of the Board for the Carnegie Foundation for Advancement of Teaching.

    Irvine O. Hockaday, Jr. served as Executive Vice President of Hallmark Cards, Inc. from 1983 through December 1985. Since January 1986, Mr. Hockaday has served as President and Chief Executive Officer of Hallmark Cards, Inc. Mr. Hockaday serves as Trustee of the Hall Foundation and the Aspen Institute and is a director of the Ford Motor Company and Dow Jones, Inc.

    Robert F. Jackson, Jr. retired as president of CharterCorp (a bank holding company merged with Boatmen's Bancshares Inc.) in 1985. Mr. Jackson has served as a director on the boards of various Missouri banks.

    Herman Cain is Chairman and Chief Executive Officer of Godfather's Pizza, Inc. in Omaha, Nebraska. He has been with Godfather's Pizza, Inc. for the past eight years. Mr. Cain also serves as Chairman of the Federal Reserve Bank of Kansas City and as director of Nabisco Holdings Corp., SuperValu, Inc. and the Whirlpool Corporation.

    Robert K. Green has served as President of UCU since February 6, 1996 and served as Executive Vice President and later Managing Executive Vice President of UCU from January 1993 through February 6, 1996. Mr. Green became President of UCU in February 1996. He has held several executive positions at UCU's Missouri Public Service division since 1988, including two years as President. Mr. Green is Chairman of the Kansas City Metropolitan YMCA, Vice President of the Heart of America Council, Boy Scouts of America and a director of UMB Bank, n.a., and the Learning Exchange.

    Richard C. Green, Jr. and Robert K. Green are brothers, and nephews of  Avis
G. Tucker.

MANAGEMENT OF NEWCO

    A. Drue Jennings will be Chairman of Newco and Richard C. Green, Jr. will be Vice Chairman and Chief Executive Officer of Newco. Each of Mr. Jennings and Mr. Green will have an employment agreement with Newco following the Merger. See "THE MERGER -- Employment Agreements." Robert K. Green, brother of Richard C. Green, Jr., will be the president of Newco and Marcus Jackson will serve as Newco's executive vice president and chief operating officer. Robert K. Green is currently president of UCU and Marcus Jackson is senior vice president and chief operating officer of KCPL. As of the date of this Joint Proxy Statement/Prospectus, no final determinations have been made as to any other executive officer of Newco.

    Newco does not now pay any compensation to any officer or employee. It is not anticipated that Newco will pay any compensation to any officer or employee before the Effective Time. For a description of certain compensation arrangements after the Effective Time concerning Messrs. Jennings and Green, see "THE MERGER -- Employment Agreements." Subject to the approval of the stockholders of KCPL and UCU, Newco will adopt at the Effective Time the Newco Stock Incentive Plan and the Newco Management Incentive Compensation Plan. See "APPROVAL OF NEWCO PLANS."

COMMUNITY SUPPORT

    Pursuant to the Merger Agreement, Newco shall provide charitable contributions and community support within the service areas of KCPL and UCU at levels substantially comparable to the levels of charitable contributions and community support provided by such parties within their service areas within the two-year period immediately prior to the Effective Time.

                     [ALTERNATE PAGE FOR KCPL SHAREHOLDERS]

DIVIDENDS

    The dividend policy of Newco will be determined upon evaluation from time to time by the Newco Board of Newco's results of operations, financial condition, capital requirements and such other considerations as the Newco Board considers relevant in accordance with applicable laws. Both KCPL and UCU have a history of consistent dividend growth. Although it is premature to commit, it is the current intention of KCPL and UCU to maintain initial Newco dividends which will be at least in the range of those currently being paid. For a description of certain restrictions on Newco's ability to pay dividends on the Newco Common Stock, see "DESCRIPTION OF NEWCO CAPITAL STOCK -- Newco Common Stock."

                           ELECTION OF KCPL DIRECTORS

    A board of nine directors will be elected at the KCPL Meeting to hold office until their successors shall be elected and qualified. All of the nominees are present directors of KCPL.

    It is intended that proxies given pursuant to this solicitation will be voted for the nominees for directors whose names are hereinafter set forth, but if any other candidate for director is proposed at the meeting, such proxies may be voted cumulatively for less than all of the nominees named herein. In case any of the nominees named herein should become unavailable for election to the KCPL Board for any reason, such proxies may be voted for the election of a nominee to be designated by the KCPL Board. Each of the nominees named herein has consented to being named as a nominee and to serve as a director if elected, and the KCPL Board has no reason to believe that any of the nominees named herein will be unavailable for election.

NOMINEES FOR DIRECTORS

DAVID L. BODDE                                               Director since 1994
Dr. Bodde, 53, is Vice President of the Midwest Research Institute ("MRI") and President of its for-profit subsidiary, MRI-Ventures. MRI is a not-for-profit research laboratory with special strengths in renewable energy and environmental technologies. He serves on the Board of Trustees of The Commerce Funds, a publicly-traded group of mutual funds. Dr. Bodde is a member of the Nuclear Affairs and Strategic Planning Committees.

WILLIAM H. CLARK                                             Director since 1983
Mr. Clark, 64, is President of the Urban League of Greater Kansas City, a community service agency which has a major focus on intergroup relations and human services. Mr. Clark is a member of the Executive and Community Development Committees.

ROBERT J. DINEEN                                             Director since 1987
Mr. Dineen, 66, is Chairman of the Board of Layne Inc., provider of the nation's largest drilling services for the water supply, environmental and minerals exploration markets. He was President and Chief Executive Officer of the Marley Company from May 1986 through August 1993. He is also a director of Owens-Illinois Inc. Mr. Dineen is a member of the Executive, Nominating & Compensation and Nuclear Affairs Committees.

ARTHUR J. DOYLE                                              Director since 1976
Mr. Doyle, 72, is a retired Chairman of the Board, former President and Chief Executive Officer of KCPL. Mr. Doyle is a member of the Executive, Audit, and Nuclear Affairs Committees.

W. THOMAS GRANT II                                           Director since 1989
Mr. Grant, 45, is Chairman of the Board and Chief Executive Officer of Seafield Capital Corporation, a holding company with a focus on health care and insurance services, and Chairman and Chief Executive Officer of LabOne, a centralized laboratory that markets clinical, substance abuse and insurance laboratory services. He is a director of Response Oncology, Inc. and Commerce Bancshares, Inc. Mr. Grant is a member of the Audit and Community Development Committees.

                     [ALTERNATE PAGE FOR KCPL SHAREHOLDERS]

A. DRUE JENNINGS                                             Director since 1987
Mr. Jennings, 49, is Chairman of the Board, President and Chief Executive Officer of KCPL. He was named Chairman of the Board in 1991 and Chief Executive Officer in 1988. He is also a director of the Federal Reserve Bank of Kansas City. Mr. Jennings is a member of the Executive and Strategic Planning Committees.

GEORGE E. NETTELS, JR.                                       Director since 1980
Mr. Nettels,  68,  is  Chairman  of  the Board  of  Midwest  Minerals,  Inc.,  a
Kansas-based company involved in construction mineral processing and quarry operations. He is also President of Yampa Resource Associates, Inc., a mined land reclamation operation. Mr. Nettels is a member of the Nominating & Compensation, Nuclear Affairs, and Strategic Planning Committees.

LINDA HOOD TALBOTT                                           Director since 1983
Dr. Talbott, 55, is President of Talbott & Associates, consultants in strategic planning, philanthropic management and development to foundations, corporations and the nonprofit sector. From 1975 through 1993, she was also President of the Clearinghouse for Midcontinent Foundations. Dr. Talbott is a member of the Audit and Community Development Committees.

ROBERT H. WEST                                               Director since 1980
Mr. West, 57, is Chairman of the Board and Chief Executive Officer of Butler Manufacturing Company, a supplier of non-residential building systems, specialty components and construction services. He is also a director of Burlington Northern Santa Fe Corporation and Commerce Bancshares, Inc. Mr. West is a member of the Executive, Nominating & Compensation and Strategic Planning Committees.

                   COMMITTEES AND MEETINGS OF THE KCPL BOARD

    During 1995, the KCPL Board had six standing committees: an Executive Committee, an Audit Committee, a Nominating & Compensation Committee, a Nuclear Affairs Committee, a Community Development Committee and a Strategic Planning Committee. Committee work was accomplished by members informally as well as at meetings formally called.

    The Executive Committee serves during the intervals between meetings of the KCPL Board and exercises any and all of the powers of the KCPL Board in the management of the business of KCPL. The Executive Committee, which presently consists of Messrs. Clark, Dineen, Doyle, Jennings, and West, met once in 1995.

    The primary functions of the Audit Committee, which met twice during 1995, are to (i) make recommendations to the KCPL Board concerning the selection of auditors, (ii) review the results and scope of the audits and (iii) examine other matters relating to the internal and external audit of KCPL's accounts and the financial affairs of KCPL. Messrs. Doyle and Grant and Dr. Talbott presently serve as members of the Audit Committee.

    The Nominating & Compensation Committee makes recommendations to the KCPL Board for the nomination of persons to serve as (i) members of the KCPL Board,
(ii) Chairman of the Board, (iii) President, and (iv) Chief Executive Officer; administers KCPL's Long-Term Incentive Plan (the "KCPL Long-Term Incentive Plan"); and makes recommendations with respect to the compensation to be paid to members of the KCPL Board and KCPL's officers. The Nominating & Compensation Committee, which met three times during 1995, presently consists of Messrs. Dineen, Nettels and West. Shareholders wishing to submit the name of a candidate for the KCPL Board for consideration by the Nominating & Compensation Committee should submit their recommendations, along with biographical information, to the Secretary of KCPL.

    The Nuclear Affairs Committee monitors, reviews, evaluates and makes recommendations with respect to nuclear matters and affairs. The Nuclear Affairs Committee, which met once during 1995, presently consists of Messrs. Bodde, Dineen, Doyle and Nettels.

                     [ALTERNATE PAGE FOR KCPL SHAREHOLDERS]

    The functions of the Community Development Committee, which met twice during 1995, are to (i) establish guidelines for execution of the policy dimensions on community development, (ii) recommend an annual community development budget to the KCPL Board, (iii) approve community development expenditures and (iv) receive and transmit to the KCPL Board the annual report of community development activities and expenditures. Messrs. Clark and Grant and Dr. Talbott presently serve on the Community Development Committee.

    The Strategic Planning Committee of the KCPL Board (i) analyzes, reviews and evaluates evolving policy and business matters, (ii) analyzes special projects and opportunities and (iii) develops strategic options and recommendations for the KCPL Board. The Strategic Planning Committee, which met once during 1995, presently consists of Messrs. Bodde, Jennings, Nettels and West.

    Eight meetings of the KCPL Board were held during 1995. Work of KCPL's directors is performed not only at meetings of the KCPL Board and its committees, but also in the research and study of KCPL matters and documents and in numerous communications with the Chairman of the Board and others. During 1995, each of the directors attended 75% or more of the meetings of the KCPL Board and committees on which they served.

    In 1995, non-employee members of the KCPL Board were paid an annual retainer of $18,000 ($3,000 of which was used to buy shares of KCPL Common Stock) and attendance fees of $750 for each KCPL Board meeting and $500 for each committee meeting attended. Beginning in 1996, committee meeting attendance fees were increased to $750.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following KCPL Summary Compensation Table sets forth the compensation of the five highest-paid executive officers of KCPL for the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                   ----------------
                                                             ANNUAL COMPENSATION      SECURITIES
                                                             --------------------     UNDERLYING       ALL OTHER
                                                              SALARY      BONUS      OPTIONS/SARS    COMPENSATION
NAME AND PRINCIPAL POSITION                         YEAR        ($)      ($)(1)          (#)            ($)(2)
- ------------------------------------------------  ---------  ---------  ---------  ----------------  -------------
A. Drue Jennings................................       1995    403,000    132,062     13,750 shares       57,307
Chairman of the Board,                                 1994    390,000    120,710     13,750 shares       36,657
President and Chief                                    1993    375,000    113,750     13,750 shares       26,151
Executive Officer

Bernard J. Beaudoin.............................       1995    200,000     45,800      6,875 shares       19,221
President, KLT Inc.                                    1994    185,000     57,965      6,875 shares       17,023
                                                       1993    178,000     57,380      6,875 shares       15,793

Marcus Jackson..................................       1995    155,000     38,870      6,000 shares       10,458
Senior Vice President-                                 1994    145,000     49,405      6,000 shares        9,612
Power Supply                                           1993    130,000     47,300      5,500 shares        8,808

Ronald G. Wasson................................       1995    190,000     29,260      6,875 shares       21,321
Executive Vice                                         1994    185,000     57,965      6,875 shares       17,182
President, KLT Inc.                                    1993    178,000     57,380      6,875 shares       15,305

J. Turner White.................................       1995    139,000     46,406      6,000 shares        5,543
Senior Vice President-                                 1994    127,500     26,098      6,000 shares        5,308
Retail Services                                        1993    115,000     34,150      2,750 shares        4,103

                     [ALTERNATE PAGE FOR KCPL SHAREHOLDERS]

- ------------------------
(1) These amounts were paid under the KCPL Incentive Compensation Plan.

(2) For 1995, amounts  include: Flex dollars under  the Flexible Benefits Plan:
    Jennings --  $14,961, Beaudoin  --  $10,596, Jackson  -- $5,958,  Wasson  --
    $10,458, White -- $2,763. Deferred Flex dollars: Jennings -- $18,417, Beaudoin -- $1,142, Wasson -- $1,280. Above-market interest paid on deferred compensation: Jennings -- $11,839, Beaudoin -- $1,483, Wasson -- $3,883. KCPL contribution under the KCPL Employee Savings Plus Plan: Jennings -- $4,500, Beaudoin -- $4,500, Jackson -- $4,500, Wasson -- $4,500, White --
    $2,780. KCPL contribution to the KCPL Deferred Compensation and Supplemental Retirement Plan: Jennings -- $7,590, Beaudoin -- $1,500, Wasson -- $1,200.

                     OPTIONS AND STOCK APPRECIATION RIGHTS

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                   NUMBER OF
                                                  SECURITIES    PERCENT OF TOTAL
                                                  UNDERLYING      OPTIONS/SARS     EXERCISE               GRANT DATE
                                                 OPTIONS/SARS      GRANTED TO       OR BASE                 PRESENT
INDIVIDUAL GRANTS                                   GRANTED       EMPLOYEES IN       PRICE    EXPIRATION     VALUE
NAME                                                (#)(1)         FISCAL YEAR      ($/SH)       DATE       ($)(2)
- -----------------------------------------------  -------------  -----------------  ---------  ----------  -----------
A. Drue Jennings...............................       13,750              20%       23.0625     6/7/05        38,638
Bernard J. Beaudoin............................        6,875              10%       23.0625     6/7/05        19,319
Marcus Jackson.................................        6,000               9%       23.0625     6/7/05        16,860
Ronald G. Wasson...............................        6,875              10%       23.0625     6/7/05        19,319
J. Turner White................................        6,000               9%       23.0625     6/7/05        16,860

- ------------------------

(1) One-half of the options granted in 1995 are exercisable on or after June 8, 1996, and the remaining one-half are exercisable on or after June 8, 1997. Each option is granted in tandem with a limited stock appreciation right exercisable automatically in the event of a Change in Control, as defined below. Options may be exercised with cash or previously-owned shares of KCPL Common Stock. Dividends accrue on the options as though reinvested at the regular dividend rate. Such accrued dividends will be paid if the options are exercised and if the exercise price is equal to or above the grant price.

    A "Change in Control" shall be deemed to have occurred if (i) any person other than a trustee or other fiduciary holding securities under an employee benefit plan of KCPL, and other than KCPL or a corporation owned, directly or indirectly, by the shareholders of KCPL in substantially the same proportions as their ownership of stock of KCPL, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of KCPL representing 20% or more of the KCPL Common Stock then outstanding; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the KCPL Board and any new director (other than a director designated by a person who has entered into an agreement with KCPL to effect a transaction described in (i) above) whose election by the KCPL Board or nomination for election by KCPL's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

                     [ALTERNATE PAGE FOR KCPL SHAREHOLDERS]

(2) The grant date valuation was calculated by using the binomial option pricing formula, a derivative of the Black-Scholes model. The underlying assumptions used to determine the present value of the options were as follows:

Annualized stock volatility:                           0.154
Time of exercise (option term):                     10 years
Risk free interest rate:                                6.5%
Stock price at grant:                               $23.0625
Exercise price:                                     $23.0625
Average dividend yield:                                 6.5%
Vesting restrictions discount:                   3% per year

AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                                             VALUE OF
                                                                                                            IN-THE-MONEY
                                                                                                            OPTIONS/SARS
                                                                                  NUMBER OF UNEXERCISED      AT FISCAL
                                                                                  OPTIONS/SARS AT FISCAL     YEAR-END
                                                                                       YEAR-END (#)             ($)
                                                SHARES ACQUIRED      VALUE      --------------------------  -----------
NAME                                            ON EXERCISE (#)  REALIZED ($)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE
- ----------------------------------------------  ---------------  -------------  -----------  -------------  -----------
A. Drue Jennings..............................             0               0        40,625        20,625       163,997
Bernard J. Beaudoin...........................             0               0        20,313        10,312        81,999
Marcus Jackson................................             0               0        16,500         9,000        67,005
Ronald G. Wasson..............................             0               0        20,313        10,312        81,999
J. Turner White...............................             0               0         9,750         9,000        41,940


NAME                                            UNEXERCISABLE
- ----------------------------------------------  -------------
A. Drue Jennings..............................       82,500
Bernard J. Beaudoin...........................       41,250
Marcus Jackson................................       36,000
Ronald G. Wasson..............................       41,250
J. Turner White...............................       36,000

                                 BENEFIT PLANS

PENSION PLANS

    KCPL has a non-contributory pension plan (the "KCPL Pension Plan") for its management employees, including executive officers, providing for benefits upon retirement, normally at age 65. In addition, an unfunded deferred compensation plan provides a supplemental retirement benefit for executive officers. The following table shows examples of single life option pension benefits (including unfunded supplemental retirement benefits) payable upon retirement at age 65 to the named executive officers:

                         ANNUAL PENSION FOR YEARS OF SERVICE
AVERAGE ANNUAL BASE                   INDICATED
SALARY FOR HIGHEST   --------------------------------------------
     36 MONTHS          15         20         25      30 OR MORE
- -------------------  ---------  ---------  ---------  -----------
        150,000         45,000     60,000     75,000      90,000
        200,000         60,000     80,000    100,000     120,000
        250,000         75,000    100,000    125,000     150,000
        300,000         90,000    120,000    150,000     180,000
        350,000        105,000    140,000    175,000     210,000
        400,000        120,000    160,000    200,000     240,000
        450,000        135,000    180,000    225,000     270,000
        500,000        150,000    200,000    250,000     300,000

    Each eligible employee with 30 or more years of credited service in the KCPL Pension Plan is entitled to a total monthly annuity at his normal retirement date equal to 50% of his average base monthly salary for the period of 36 consecutive months in which his earnings were highest. The monthly annuity will be proportionately reduced if his years of credited service are less than 30. The compensation covered by the KCPL Pension Plan -- base monthly salary -- excludes any bonuses and other compensation. The KCPL Pension Plan provides that pension amounts are not reduced by

                     [ALTERNATE PAGE FOR KCPL SHAREHOLDERS]
Social Security benefits. The estimated credited years of service for each of the named executive officers in the Summary Compensation Table are as follows:
Jennings, 21; Beaudoin, 15; Jackson, 18; Wasson, 28; White, 13.

    Eligibility for supplemental retirement benefits is limited to officers selected by the Nominating & Compensation Committee of the KCPL Board; all the named executive officers are participants. The annual target retirement benefit payable at the normal retirement date is equal to 2% of highest average earnings, as defined, for each year of credited service up to 30 (maximum of 60% of highest average earnings). The actual retirement benefit paid equals the target retirement benefit less retirement benefits payable under the management pension plan. A liability accrues each year to cover the estimated cost of future supplemental benefits.

    Section 415 of the Code imposes certain limitations on pensions which may be paid under tax qualified pension plans. In addition to the supplemental retirement benefits, the amount by which pension benefits under the Pension Plan computed without regard to Section 415 of the Code exceed such limitations will be paid outside the qualified plan and accounted for by KCPL as an operating expense.

SEVERANCE AGREEMENTS

    KCPL has entered into Severance Agreements with certain of its senior executive officers, including the named executives, to ensure their continued service and dedication to KCPL and their objectivity in considering on behalf of KCPL any transaction which would change the control of KCPL. Under the KCPL Severance Agreements, during the three-year period after a Change in Control (or, if later, the three-year period following the consummation of the transaction which, if approved by KCPL's shareholders, constitutes a Change in Control), the named executive officers would be entitled to receive a lump-sum cash payment and certain insurance benefits if such officer's employment were terminated (i) by KCPL other than for cause or upon death or disability, (ii) by such executive officer for "Good Reason" (as defined therein), or (iii) by such senior executive officer for any reason during a 30-day period commencing one year after such Change in Control (a "Qualifying Termination"). A Change in Control is defined as (i) an acquisition by a person or group of 20% or more of the KCPL Common Stock (other than an acquisition from or by KCPL or by a KCPL benefit plan), (ii) a change in a majority of the KCPL Board, or (iii) approval by the shareholders of a reorganization, merger, consolidation (unless shareholders receive 60% or more of the stock of the surviving company), liquidation, dissolution or sale of substantially all of KCPL's assets.

    Upon a Qualifying Termination, KCPL must make a lump-sum cash payment to the senior executive officers of (i) such senior executive officer's base salary through the date of termination, (ii) a pro-rated bonus based upon the average of the bonuses paid to such senior executive officer for the last five fiscal years, (iii) any accrued vacation pay, (iv) three times such senior executive officer's highest base salary during the prior 12 months, (v) three times the average of the bonuses paid to such senior executive officer for the last five fiscal years, (vi) the actuarial equivalent of the excess of the senior executive officer's accrued pension benefits, computed as if the senior executive officer had three additional years of benefit accrual service, over the senior executive officer's vested accrued pension benefits, and (vii) the value of any unvested KCPL contributions for the benefit of the senior executive officer under the KCPL Employee Savings Plus Plan. In addition, KCPL must offer health, disability and life insurance plan coverage to the senior executive officer and his dependents on the same terms and conditions that existed immediately prior to the Qualifying Termination for three years, or, if earlier, until such senior executive officer is covered by equivalent plan benefits. KCPL is also obligated to make certain "gross-up" payments in connection with tax obligations arising pursuant to payments under the KCPL Severance Agreements as well as to provide reimbursement of certain expenses relating to disputes arising thereunder.

                     [ALTERNATE PAGE FOR KCPL SHAREHOLDERS]

    Payments and other benefits under the KCPL Severance Agreements are in addition to benefits accruing under the KCPL Long-Term Incentive Plan. Upon a Change in Control (as defined in the KCPL Long-Term Incentive Plan), all stock options granted in tandem with limited stock appreciation rights will be automatically exercised.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Nominating & Compensation Committee of KCPL (the "KCPL Compensation Committee") is composed of independent outside directors. All decisions by the Compensation Committee relating to executive compensation are reviewed by the full KCPL Board, except decisions about awards under the KCPL Long-Term Incentive Plan which must be made solely by the Compensation Committee in order for the grants or awards to satisfy Exchange Act Rule 16b-3. Given KCPL's current level of executive compensation, the KCPL Compensation Committee has not yet adopted a policy with respect to Section 162(m) of the Code pertaining to the deduction of compensation in excess of $1,000,000.

    Executive compensation for KCPL's executive officers consists of base salary, incentive pay, and long-term compensation. The package is designed to attract and retain talented, key executives critical to the long-term success of KCPL and to support a performance-oriented environment. Base salaries for individual executives are established on the basis of (i) job responsibilities and complexity, (ii) individual performance under established criteria and (iii) competitiveness with similar jobs in comparable companies. The base salaries are targeted at the median level for comparable positions in companies of similar size in the industry. The base salaries and complete compensation packages for the executives are compared annually with national compensation survey data collected by the Edison Electric Institute ("EEI").

    Annual executive incentive pay consists of both formula and discretionary awards. The formula awards are linked to the achievement of specific performance objectives set by the KCPL Board each year. In 1995 the performance objective designated by the KCPL Board was a minimum and maximum EPS subject to the modification described below. Awards were determined on a scale beginning with 0% for the minimum EPS increasing to 20% of annual executive salaries at the maximum EPS. Actual EPS for 1995 resulted in incentive awards equal to 14.7% of base salary, which was further modified by an additional 0.7% to reflect a decline in the real price of electricity within KCPL's service territory. The resulting 1995 formula awards equalled 15.4% of base salaries.

    Discretionary awards under the incentive pay program are possible for outstanding individual contributions as determined by the KCPL Compensation Committee. The sum of such discretionary awards, other than to the Chief Executive Officer, cannot exceed 10% of the total participating salaries. No discretionary awards are paid unless the performance objective set by the KCPL Board for the formula award is reached. Discretionary awards were paid for 1995 to four of the named executive officers based on their significant and direct contributions to the profits of KCPL, and/or extraordinary division leadership.

    To further link total compensation to corporate performance, the executive officers received in 1995 non-qualified stock options granted at fair market value under the KCPL Long-Term Incentive Plan. The amounts of the grants were influenced by the following: (i) executive's influence and contribution to KCPL's financial condition, (ii) amount of the total compensation package for each executive which the Compensation Committee believed should be tied to the performance of KCPL's stock price, and (iii) amount of options previously granted to participants. The KCPL Compensation Committee did not apply any specific formula to determine the weight of each factor.

                     [ALTERNATE PAGE FOR KCPL SHAREHOLDERS]

CHIEF EXECUTIVE OFFICER COMPENSATION

    In setting the base salary for the Chief Executive Officer ("CEO"), the Compensation Committee considers primarily KCPL's financial performance and the low cost and quality service provided by KCPL as compared with other utilities. As shown in the Performance Graph, KCPL's financial performance substantially exceeded that of the EEI Index for 1995. The Committee also took into account relevant salary information from the EEI survey data. The formula portion of Mr. Jennings' annual incentive pay was determined in the same manner discussed above for the other executive officers. His discretionary award of $70,000 under the incentive pay program was granted in recognition of his extraordinary leadership during a critical period in the utility industry. Mr. Jennings also received stock option grants under the KCPL Long-Term Incentive Plan based on the same criteria as the other executive officers.

                                          COMPENSATION COMMITTEE
                                          Robert H. West
                                          George E. Nettels, Jr.
                                          Robert J. Dineen

                     [ALTERNATE PAGE FOR KCPL SHAREHOLDERS]

                               PERFORMANCE GRAPH
               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS*
                       KCPL, S&P 500 INDEX, AND EEI INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             KCPL      S&P 500   EEI INDEX
1990             100        100         100
1991             143        130         129
1992             147        140         139
1993             158        155         154
1994             172        157         136
1995             206        215         179

* Total return assumes reinvestment of dividends.

 Assumes $100 invested on December 31, 1990 in KCPL Common Stock, S&P 500 Index, and EEI Index.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Coopers & Lybrand, L.L.P. which acted as KCPL's independent auditors in 1995 has, upon recommendation of the KCPL Board's Audit Committee, been selected and appointed by the KCPL Board to audit and certify KCPL's financial statements for 1996, subject to ratification and approval by the shareholders of KCPL.

    Representatives from Coopers & Lybrand, L.L.P. are expected to be present at the KCPL Meeting, will be given the opportunity to make statements if they desire to do so, and are expected to be available to respond to appropriate questions.

    The affirmative vote of the holders of a majority of the shares of KCPL Common Stock present and entitled to vote at the meeting is required for the approval of this proposal to ratify and approve the appointment. If the shareholders do not ratify the appointment of Coopers & Lybrand, L.L.P. the selection of independent public accountants will be reconsidered by the KCPL Board.

    THIS PROPOSAL HAS BEEN UNANIMOUSLY APPROVED BY THE KCPL BOARD, WHICH RECOMMENDS THAT SHAREHOLDERS VOTE FOR ITS APPROVAL.

                     [ALTERNATE PAGE FOR KCPL SHAREHOLDERS]

                          VOTING SECURITIES AND VOTING

    There were 61,902,083 shares of KCPL Common Stock outstanding and entitled to vote at the close of business on April 3, 1996, the record date fixed for the determination of shareholders entitled to notice of and to vote at the meeting.

    Each share of outstanding KCPL Common Stock is entitled to one vote with respect to each matter to be voted upon, with the right of cumulative voting in the election of directors, which means that each shareholder has a total vote equal to the number of shares owned by him multiplied by the number of directors to be elected. These votes may be divided among all nominees equally or may be voted for one or more of the nominees, either in equal or unequal amounts, as the shareholder may elect. In the event the votes for certain director nominees are withheld, those votes will be distributed among the remaining director nominees. Withholding authority to vote for all director nominees has the effect of abstaining from voting for any director nominees. If no instructions are given, the shares will be voted equally for the election of all directors.

    All shares of KCPL Common Stock credited to a shareholder's Dividend Reinvestment and Stock Purchase Plan account will be included in the number of shares indicated on the form of proxy sent to the shareholder and will be voted in accordance with the instructions thereon when properly returned.

                     SOLICITATION AND REVOCATION OF PROXIES

    This Proxy Statement is furnished in connection with the solicitation by the KCPL Board of proxies for use at the above-mentioned KCPL Meeting and at any adjournment or adjournments thereof. All valid proxies delivered pursuant to this solicitation, if received in time, will be voted. A shareholder who executes a proxy may revoke it by written revocation delivered to the Secretary of KCPL at any time before it is voted.

    The expense of solicitation of proxies will be borne by KCPL. Such solicitation will be made by mail, telephone, telegraph or personally by officers and other regular employees of KCPL, and also by representatives of D.
F. King & Co., Inc., 77 Water Street, New York, New York 10008 and Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 02586, at an estimated cost of $13,000 plus an additional fee for each shareholder contact. KCPL will, in addition, reimburse banks, brokers, and other custodians, nominees or fiduciaries for reasonable expenses incurred in forwarding proxy material to beneficial owners.

                           PROPOSALS OF SHAREHOLDERS

    Proposals of shareholders intended to be presented at the KCPL Annual Meeting must be received at KCPL's Corporate Secretary's Office on or before December , 1996, for consideration for inclusion in the proxy statement and form of proxy relating to that meeting.

                                          By Order of the Board of Directors,
                                          \s\ Jeanie Sell Latz
                                          JEANIE SELL LATZ
                                          SECRETARY

                     [ALTERNATE PAGE FOR UCU STOCKHOLDERS]

                              DESCRIPTION OF NEWCO

NEWCO BEFORE THE MERGER

    Newco was formed on January 17, 1996 in order to effect the Merger and, subject to the receipt of applicable regulatory approvals, will be equally-owned by KCPL and UCU immediately prior to the Effective Time. Prior to the Effective Time, Newco will have no material assets and will conduct no operations other than those contemplated by the Merger Agreement to effect the Merger and the transactions contemplated thereby. The principal executive offices of Newco are presently located at 1201 Walnut, Kansas City, Missouri 64106-2124 and Newco's telephone number is (816) 556-2200. At the Effective Time the principal executive offices of Newco will be located in Kansas City, Missouri.

    There will be no established public trading market for Newco Common Stock prior to the Effective Time. Newco currently has no employees and is not expected to incur liabilities except in connection with the consummation of the Merger.

    With regard to outstanding legal matters and compliance with federal, state or local requirements relating to the general protection of the environment, reference is made to the description of the business of KCPL and UCU contained in "SELECTED INFORMATION CONCERNING KCPL AND UCU -- Business of KCPL" and "SELECTED INFORMATION CONCERNING KCPL AND UCU -- Business of UCU," the KCPL and UCU financial information contained herein and the information contained in the documents incorporated by reference herein, including KCPL's Annual Report on Form 10-K for the year ended December 31, 1995, UCU's Annual Report on Form 10-K for the year ended December 31, 1995 and UCU's Current Report on Form 8-K/A dated April 1, 1996.

    As of December 31, 1995, if the Merger had been effected by such date, on a consolidated pro forma basis, Newco would have had total assets of
$6,768,378,000 and total common equity of $1,844,242,000. See "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION."

    At the Effective Time, the separate corporate existence of KCPL and UCU shall cease and Newco shall be the surviving corporation in the Merger. Pursuant to the Merger Agreement, KCPL and UCU are permitted to change the name of Newco. The utility businesses of Newco will serve approximately 860,000 electric customers and 800,000 gas customers in portions of Missouri, Kansas, Colorado, Iowa, Michigan, Minnesota, Nebraska and West Virginia, in addition to British Columbia. A joint venture in Australia will serve approximately 520,000 electric customers. The business of Newco will primarily consist of owning and operating electric and gas utilities, including interests in several international joint ventures, and also owning and operating various non-utility subsidiaries.

BOARD OF DIRECTORS OF NEWCO

    Pursuant to the Merger Agreement, at the Effective Time, the Newco Board will consist of 18 members, nine designated by KCPL and nine designated by UCU. As of the date of this Joint Proxy Statement/Prospectus, KCPL and UCU have not determined which individuals, other than A. Drue Jennings and Richard C. Green, Jr., will be designated to serve as the initial directors of Newco as of the Effective Time. However, it is anticipated that the directors of KCPL and UCU immediately prior to the Effective Time will be the initial directors of Newco. The initial designation of directors among the three classes of the Newco Board shall be agreed to by KCPL and UCU, and the designees of each party will be divided equally among such classes. Each designee shall serve for a term equal to the remaining balance of the three-year term of the class of directors in which such designee shall serve. At each annual stockholders' meeting after the Effective Time, the number of directors equal to the number of the class whose term expires at the time of the meeting shall be elected for a term of three years. See "THE MERGER AGREEMENT -- Newco Board of Directors."

    KCPL and UCU have agreed that the Newco Board will have the following committees: an Executive Committee, a Nominating and Compensation Committee, an Audit Committee and a Nuclear Oversight Committee. The Executive Committee will consist of six members, three of whom (including the chair of such committee) will be designated by KCPL and three of whom will be

                     [ALTERNATE PAGE FOR UCU STOCKHOLDERS]
designated by UCU. The remaining committees will each consist of five members with KCPL and UCU each selecting two members and the fifth member, being in each case the chair of the committee, selected, in the case of the Nuclear Oversight Committee, by KCPL and, in the case of the Nominating and Compensation Committee and the Audit Committee, by UCU.

    For a description of the present composition of the UCU Board, see "INFORMATION WITH RESPECT TO UCU DIRECTORS." A description of the present composition of the KCPL Board is provided below.

KCPL DIRECTORS

DAVID L. BODDE                                               Director since 1994
Dr. Bodde, 53, is Vice President of the Midwest Research Institute ("MRI") and President of its for-profit subsidiary, MRI-Ventures. MRI is a not-for-profit research laboratory with special strengths in renewable energy and environmental technologies. He serves on the Board of Trustees of The Commerce Funds, a publicly-traded group of mutual funds. Dr. Bodde is a member of the Nuclear Affairs and Strategic Planning Committees.

WILLIAM H. CLARK                                             Director since 1983
Mr. Clark, 64, is President of the Urban League of Greater Kansas City, a community service agency which has a major focus on intergroup relations and human services. Mr. Clark is a member of the Executive and Community Development Committees.

ROBERT J. DINEEN                                             Director since 1987
Mr. Dineen, 66, is Chairman of the Board of Layne Inc., provider of the nation's largest drilling services for the water supply, environmental and minerals exploration markets. He was President and Chief Executive Officer of the Marley Company from May 1986 through August 1993. He is also a director of
Owens-Illinois Inc. Mr. Dineen is a member of the Executive, Nominating & Compensation and Nuclear Affairs Committees.

ARTHUR J. DOYLE                                              Director since 1976
Mr. Doyle, 72, is a retired Chairman of the Board, former President and Chief Executive Officer of KCPL. Mr. Doyle is a member of the Executive, Audit, and Nuclear Affairs Committees.

W. THOMAS GRANT II                                           Director since 1989
Mr. Grant, 45, is Chairman of the Board and Chief Executive Officer of Seafield Capital Corporation, a holding company with a focus on health care and insurance services, and Chairman and Chief Executive Officer of LabOne, a centralized laboratory that markets clinical, substance abuse and insurance laboratory services. He is a director of Response Oncology, Inc. and Commerce Bancshares, Inc. Mr. Grant is a member of the Audit and Community Development Committees.

A. DRUE JENNINGS                                             Director since 1987
Mr. Jennings, 49, is Chairman of the Board, President and Chief Executive Officer of KCPL. He was named Chairman of the Board in 1991 and Chief Executive Officer in 1988. He is also a director of the Federal Reserve Bank of Kansas City. Mr. Jennings is a member of the Executive and Strategic Planning Committees.

GEORGE E. NETTELS, JR.                                       Director since 1980
Mr. Nettels, 68, is Chairman of the Board of Midwest Minerals, Inc., a Kansas-based company involved in construction mineral processing and quarry operations. He is also President of Yampa Resource Associates, Inc., a mined land reclamation operation. Mr. Nettels is a member of the Nominating & Compensation, Nuclear Affairs, and Strategic Planning Committees.

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LINDA HOOD TALBOTT                                           Director since 1983
Dr. Talbott, 55, is President of Talbott & Associates, consultants in strategic planning, philanthropic management and development to foundations, corporations and the nonprofit sector. From 1975 through 1993, she was also President of the Clearinghouse for Midcontinent Foundations. Dr. Talbott is a member of the Audit and Community Development Committees.

ROBERT H. WEST                                               Director since 1980
Mr. West, 57, is Chairman of the Board and Chief Executive Officer of Butler Manufacturing Company, a supplier of non-residential building systems, specialty components and construction services. He is also a director of Burlington Northern Santa Fe Corporation and Commerce Bancshares, Inc. Mr. West is a member of the Executive, Nominating & Compensation and Strategic Planning Committees.

MANAGEMENT OF NEWCO

    A. Drue Jennings will be Chairman of Newco and Richard C. Green, Jr. will be Vice Chairman and Chief Executive Officer of Newco. Each of Mr. Jennings and Mr. Green will have an employment agreement with Newco following the Merger. See "THE MERGER -- Employment Agreements." Robert K. Green, brother of Richard C. Green, Jr., will be President of Newco and Marcus Jackson will serve as Newco's Executive Vice President and Chief Operating Officer. Robert K. Green is currently President of UCU and Marcus Jackson is Senior Vice President and Chief Operating Officer of KCPL. As of the date of this Joint Proxy Statement/Prospectus, no final determinations have been made as to any other executive officer of Newco.

    Newco does not now pay any compensation to any officer or employee. It is not anticipated that Newco will pay any compensation to any officer or employee before the Effective Time. For a description of certain compensation arrangements after the Effective Time concerning Messrs. Jennings and Green, see "THE MERGER -- Employment Agreements." Subject to the approval of the stockholders of KCPL and UCU, Newco will adopt at the Effective Time the Newco Stock Incentive Plan and the Newco Management Incentive Compensation Plan. See "APPROVAL OF NEWCO PLANS."

COMMUNITY SUPPORT

    Pursuant to the Merger Agreement, Newco shall provide charitable contributions and community support within the service areas of KCPL and UCU at levels substantially comparable to the levels of charitable contributions and community support provided by such parties within their service areas within the two-year period immediately prior to the Effective Time.

DIVIDENDS

    The dividend policy of Newco will be determined upon evaluation from time to time by the Newco Board of Newco's results of operations, financial condition, capital requirements and such other considerations as the Newco Board considers relevant in accordance with applicable laws. Both KCPL and UCU have a history of consistent dividend growth. Although it is premature to commit, it is the current intention of KCPL and UCU to maintain initial Newco dividends which will be at least in the range of those currently being paid. For a description of certain restrictions on Newco's ability to pay dividends on the Newco Common Stock, see "DESCRIPTION OF NEWCO CAPITAL STOCK -- Newco Common Stock."

                           PROPOSALS OF STOCKHOLDERS

    Proposals of stockholders intended to be presented at UCU's 1997 Annual Meeting of Stockholders must be received at UCU's Corporate Secretary's Office on or before December , 1996 for consideration for inclusions in the proxy statement and form of proxy relating to that meeting.

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                     [ALTERNATE PAGE FOR UCU STOCKHOLDERS]

                           ELECTION OF UCU DIRECTORS

    Three directors are to be elected to the UCU Board, in "Class B," to hold office for three years. The following persons have been designated as nominees for office: Robert F. Jackson, Jr., Herman Cain and Robert K. Green. It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the said nominees.

                PROPOSAL TO APPROVE THE UCU AMENDED AND RESTATED
                           1986 STOCK INCENTIVE PLAN

    In September 1995, the Compensation Committee of the Board of Directors of UCU approved the UCU Plan, which, subject to regulatory approvals and approval by the UCU stockholders, amended and restated UCU 1986 Plan to (i) increase by 2,000,000 the number of shares available for grant under the UCU Plan; (ii) extend the term until August 6, 2006; (iii) include technical changes to conform the UCU Plan to the deductibility requirements of Section 162(m) of the Code as described below and to Rule 16b-3 under the Exchange Act; and (iv) make certain other technical changes. These changes will be effective upon their approval by the UCU stockholders.

    In 1993, the Code was amended to add Section 162(m). Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that may be deducted by UCU in any tax year with respect to the chief executive officer and four other highest paid employees of UCU, including compensation relating to stock option exercises and restricted stock awards. However, such compensation is not subject to the deduction limit if certain limitations approved by stockholders are applied to stock options granted to executives. In order to maximize the deductibility of compensation relating to stock options awarded to executive officers, UCU is requesting its stockholders approve the amendments to the UCU Plan at the UCU Meeting.

    The text of the UCU Plan is set forth in Annex K to this Joint Proxy Statement/Prospectus. The following is intended to be a summary of the UCU Plan's principal terms as amended and does not purport to be a complete statement of its terms. The following is subject to and qualified in its entirety by reference to Annex K.

PURPOSE

    The UCU Plan is intended to foster in its participants a strong incentive to put forth maximum effort for the continued success and growth of UCU and its Subsidiaries, to aid in retaining individuals who put forth such efforts and to assist in attracting the best available individuals in the future.

SHARES SUBJECT TO THE UCU PLAN

    There are 77,762 shares of UCU Common Stock authorized for nonqualified and incentive stock option grants and restricted stock awards which remain unissued under the UCU 1986 Plan. UCU proposes to authorize an additional 2,000,000 shares of UCU Common Stock under the UCU Plan. All such shares are subject to adjustment in the event of stock splits, stock dividends and other situations.

EMPLOYEE PARTICIPANTS

    Participants in the UCU Plan ("Participants") are selected by the UCU Compensation Committee and consist of key employees. Currently, there are approximately 277 persons participating in the UCU 1986 Plan.

DELIVERY OF SHARES IN LIEU OF CASH INCENTIVE AWARDS

    The UCU Plan provides that any Participant, who is eligible to receive a cash bonus or incentive payment from UCU under any management bonus or incentive plan of UCU or entitled to receive a cash payment for services rendered as a director, may be permitted by the UCU Compensation Committee to receive shares of UCU Common Stock under the UCU Plan in lieu of such payments.

                     [ALTERNATE PAGE FOR UCU STOCKHOLDERS]

ADMINISTRATION

    The UCU Plan is administered by the UCU Compensation Committee, which consists of at least three persons appointed by the UCU Board. The UCU Board may fill vacancies and may from time to time remove or add members. All members of the UCU Compensation Committee must be disinterested persons as defined in Rule 16b-3 under the Exchange Act, who qualify as outside directors for Code Section 162(m) purposes.

    The UCU Compensation Committee may periodically adopt rules and regulations for carrying out the UCU Plan, and for making amendments thereto, as desired without further action by UCU's stockholders except as required by applicable law.

TERMINATION

    The UCU Plan will continue in effect until all shares of stock available for grant have been acquired through exercise of options or restricted stock awards, or for a term of 10 years from its effective date, whichever is earlier. The UCU Plan may be terminated at such earlier time as the UCU Board may determine.

TERMS OF STOCK OPTIONS

    Stock option awards under the UCU Plan consist of NSOs and ISOs. Options granted pursuant to the UCU Plan need not be identical.

    The purchase price under each option is established by the UCU Compensation Committee but in no event will the option price be less than 100% of the fair market value of UCU Common Stock on the date of grant. The closing price per
share of UCU Common  Stock as reported on  the NYSE on          was $     .  The
option price must be paid in full at the time of exercise. The price may be paid in cash or by the surrender of shares of UCU owned by the participant exercising the option and having a fair market value on the date of exercise equal to the option price, or by any combination of the foregoing equal to the option price.

    Options granted must be exercised within a period of not more than 10 years from the grant date and the aggregate fair market value of shares as to which ISOs are exercisable for the first time by a grantee during any calendar year shall not exceed $100,000. Options will have such terms and be exercisable in such manner and at such times as the UCU Compensation Committee may determine. ISOs are also subject to further restrictions under the Code as set forth in the UCU Plan. Subject to the Code's restrictions on ISOs, the UCU Compensation Committee may provide for accelerated exercisability of options, or lapse of options, in the event of the employee's death, disablement or termination or certain change in control as set forth in the UCU Plan.

    Each option is transferable only by will or the law of descent and distribution and may only be exercisable by the Participant during his or her lifetime.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion of the federal income tax consequences of the UCU Plan is intended to be a summary of applicable federal law. State and local tax consequences may differ.

    ISOs and NSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NSOs need not comply with such requirements.

    An optionee is not taxed for regular income tax purposes on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an ISO for at least two years following grant and at least one year following exercise, the optionee's gain, if any, upon a subsequent disposition of such shares is long-term capital gain. The measure of the gain is the difference between the proceeds received on

                     [ALTERNATE PAGE FOR UCU STOCKHOLDERS]
disposition and the optionee's basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an ISO before satisfying the one- and two-year holding periods described above, the optionee will recognize ordinary income in the year of disposition. The amount of the ordinary income will be the lesser of (i) the amount realized on disposition less the optionee's adjusted basis in the stock (usually the option price) or (ii) the difference between the fair market value of the stock on the exercise date and the option price. The excess, if any, of the amount received on disposition of the stock over its fair market value on the exercise date will be treated as either long-term or short-term capital gain, depending on the holding period of the stock after exercise. UCU is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee's disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, UCU will be entitled to a deduction in the year the optionee disposes of the shares, in an amount equal to the ordinary income recognized by the optionee.

    An optionee is not taxed on the grant of an NSO. On exercise, however, the optionee recognizes ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise. UCU is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. Any gain on subsequent disposition of the shares is long-term capital gain if the shares are held for at least one year following exercise. UCU does not receive a deduction for this gain.

    A Participant who is granted restricted stock awards is not required to include the value of such stock awards in taxable income until the first year in which such Participant's rights in the stock awards are transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier, unless such Participant timely files a Code Section 83(b) election to be taxed on the receipt of the stock awards. In either case, the amount of taxable income recognized will be equal to the excess of the fair market value of the stock awards at the time the income is recognized over the amount (if any) paid for the stock awards. UCU receives a deduction in the amount of the taxable income recognized by the Participant, in the taxable year in which the Participant recognizes such income.

TERMS OF RESTRICTED STOCK AWARDS

    Like stock options granted under the UCU Plan, restricted stock awards need not be identical. The number of shares and other terms and conditions of any restricted stock award, including the period for which the shares awarded will be subject to forfeiture and restrictions on transfer or on the ability of the grantee to make Code Section 83(b) elections without the consent of the UCU Compensation Committee, shall be determined by the UCU Compensation Committee. No such restrictions shall lapse earlier than the first, or later than the tenth, anniversary of the date on which the award was granted, provided that the UCU Compensation Committee may provide for the lapse of such restrictions on the employee's death or termination.

    The  UCU  Compensation  Committee,  in  its  sole  discretion,  may   impose
performance restrictions on restricted stock awards as it may deem advisable or appropriate in accordance with the Plan and Section 162(m) of the Code.

AMENDED UCU PLAN BENEFITS

    The UCU Compensation Committee has full discretion to determine the number and amount of options to be granted to key employees under the UCU Plan, subject to an annual limitation on the total number of options that may be granted to any key employee. Therefore, the benefits and amounts that will be received by each of the named executive officers, the executive officers as a group and all other key employees under the UCU Plan are not presently determinable. Details on stock options granted during the last three years to certain executive officers are presented in the table entitled "Summary Compensation Table."

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                     [ALTERNATE PAGE FOR UCU STOCKHOLDERS]

REQUIRED APPROVAL

    The affirmative vote of the holders of a majority of the shares of UCU Common Stock represented and voting at the UCU Meeting is required to approve the UCU Plan. Unless marked to the contrary, proxies received will be voted FOR approval of the UCU Plan.

    THE BOARD OF DIRECTORS OF UCU RECOMMENDS A VOTE FOR THE APPROVAL OF THE UCU PLAN.

                   INFORMATION WITH RESPECT TO UCU DIRECTORS

                                                                                                     YEAR FIRST
                                     YEAR TERM               PRINCIPAL OCCUPATION OR                 ELECTED OR
NAME                                  EXPIRES            EMPLOYMENT AND POSITION WITH UCU             APPOINTED     AGE
- ----------------------------------  -----------  ------------------------------------------------  ---------------  ---
 Richard C. Green, Jr.............        1997   Chairman of the Board and Chief Executive                 1982     41
                                                  Officer of UCU
 Avis G. Tucker...................        1997   Editor and Publisher, The Daily Star-Journal,             1973     80
                                                  Warrensburg, Missouri
 L. Patton Kline..................        1997   Retired Vice Chairman of Marsh & McLennan, Inc.,          1986     67
                                                  New York, New York
 John R. Baker....................        1998   Retired Vice Chairman of the Board of UCU                 1971     69
 Dr. Stanley O. Ikenberry.........        1998   President Emeritus, University of Illinois,               1993     60
                                                  Urbana, Illinois
 Irvine O. Hockaday, Jr...........        1998   President and Chief Executive Officer Hallmark            1995     59
                                                  Cards, Inc. Kansas City, Missouri
*Robert F. Jackson, Jr............        1996   Retired President, CharterCorp, Kansas City,              1981     70
                                                  Missouri
*Herman Cain......................        1996   Chairman and Chief Executive Officer,                     1992     50
                                                  Godfather's Pizza Inc., Omaha, Nebraska
*Robert K. Green..................        1996   President of UCU                                          1993     34

- ------------------------
*Nominee for election as Director at this meeting.

    Richard C. Green, Jr. has served as Chairman of the Board since February 1989 and Chief Executive Officer of UCU since May 1985 and served as President from May 1985 through February 1996. Mr. Green is a director of Commerce Bank of Kansas City, N.A. and Midwest Research Institute, Kansas City, Missouri. He also serves as a trustee for the Center for Strategic and International Studies, Washington, D.C. and for the Urban Institute, Washington, D.C.

    Avis G. Tucker served as Chairman of the Board of UCU from May 1982 through February 1989 and has been editor and publisher of The Daily Star-Journal in Warrensburg, Missouri during the past five years. Mrs. Tucker previously served as a director of United Telecommunications, Inc.

    L. Patton Kline retired as Vice Chairman of Marsh & McLennan, Incorporated (an international insurance brokerage company), a subsidiary of Marsh & McLennan Companies, Inc., in 1988, a position he held for four years. He was President of Marsh & McLennan Companies, Inc. from 1980 to 1984. Mr. Kline served as a director of Marsh & McLennan Companies, Inc. from 1975 to 1988. He is also a director of PHH Group, Inc.

    John R. Baker served as Vice Chairman of the Board since May 1991 and served as Senior Vice President of UCU from May 1985 through December 1992.

                     [ALTERNATE PAGE FOR UCU STOCKHOLDERS]

    Stanley O. Ikenberry, Ph.D., University of Illinois Regent Professor and President Emeritus, served as President of the University from 1979 to 1995. Dr. Ikenberry serves as a director for Harris Bankcorp and Pfizer, Inc. Dr. Ikenberry also serves as Chairman of the Board for the Carnegie Foundation for Advancement of Teaching.

    Irvine O. Hockaday, Jr. served as Executive Vice President of Hallmark Cards, Inc. from 1983 through December 1985. Since January 1986, Mr. Hockaday has served as President and Chief Executive Officer of Hallmark Cards, Inc. Mr. Hockaday serves as Trustee of the Hall Foundation and the Aspen Institute and is a director of the Ford Motor Company and Dow Jones, Inc.

    Robert F. Jackson, Jr. retired as president of CharterCorp (a bank holding company merged with Boatmen's Bancshares Inc.) in 1985. Mr. Jackson has served as a director on the boards of various Missouri banks.

    Herman Cain is Chairman and Chief Executive Officer of Godfather's Pizza, Inc. in Omaha, Nebraska. He has been with Godfather's Pizza, Inc. for the past eight years. Mr. Cain also serves as Chairman of the Federal Reserve Bank of Kansas City and as director of Nabisco Holdings Corp., SuperValu, Inc. and the Whirlpool Corporation.

    Robert K. Green has served as President of UCU since February 6, 1996 and served as Executive Vice President and later Managing Executive Vice President of UCU from January 1993 through February 6, 1996. He has held several executive positions at UCU's Missouri Public Service division since 1988, including two years as President. Mr. Green is Chairman of the Kansas City Metropolitan YMCA, Vice President of the Heart of America Council, Boy Scouts of America and a director of UMB Bank, n.a., and the Learning Exchange.

    Richard C. Green, Jr. and Robert K. Green are brothers, and nephews of  Avis
G. Tucker.

    The Audit Committee of the UCU Board presently consists of Dr. Stanley O. Ikenberry, L. Patton Kline and Robert F. Jackson, Jr. The function of the committee is to make recommendations concerning the selection each year of independent auditors of UCU, to review the effectiveness of UCU's internal auditing methods and procedures, to determine through discussions with the independent auditors whether any instructions or limitations have been placed upon them in connection with either the scope of the audit or its implementation, to review the financial statements and related notes with the independent auditors to ensure such statements and notes fully disclose all material affairs of UCU and to recommend approval or non-approval of such financial statements and related notes.

    The  Pension Committee consists of Avis G.  Tucker, John R. Baker and Robert
K. Green. The function of the committee is to establish and administer UCU's retirement plan and certain other related employee benefit plans.

    The Compensation Committee presently consists of L. Patton Kline, Dr. Stanley O. Ikenberry and Herman Cain. The function of the committee is to review and make recommendations to the UCU Board regarding policies, practices and procedures relating to compensation of key employees and the establishment and administration of compensation plans.

    The Nominating Committee consists of Avis G. Tucker, Dr. Stanley O. Ikenberry, Herman Cain and John R. Baker. The function of the committee is to receive, review and maintain files of individuals qualified to be recommended as nominees for election as Directors of UCU. The Nominating Committee will consider candidates for the UCU Board suggested by stockholders. Stockholders desiring to suggest candidates should advise the Secretary of UCU in writing by December 31 of the year preceding the annual meeting of stockholders and include sufficient biographical material to permit an appropriate evaluation.

                     [ALTERNATE PAGE FOR UCU STOCKHOLDERS]

    During 1995, the UCU Board met six times, the Audit Committee met three times, the Pension Committee met two times and the Compensation Committee met four times. The Nominating Committee did not meet during 1995. All Directors attended at least 75% of the meetings of the UCU Board and the committees on which they served.

    Each non-employee Director receives an annual fee of $20,000. Additionally, each non-employee Director annually receives $10,000 in shares of UCU Common Stock pursuant to the UCU 1990 Non-Employee Director Stock Plan. Directors who are employees receive no annual fee for serving on the UCU Board or any of its committees. Non-employee Directors are paid a fee of $1,000 for each UCU Board meeting attended plus reimbursement by UCU for all travel expenses incurred in attending such meetings. Non-employee Directors who are members of the Pension and Executive Committees receive an annual fee of $2,500 plus reimbursement for all travel expenses. Members of the Audit, Compensation and Nominating Committees receive an annual fee of $2,500 plus reimbursement for travel expenses.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    UCU's Compensation Committee is comprised of three non-employee members of the UCU Board and has overall responsibility to review and approve UCU's executive compensation programs. They assist UCU in recruiting, motivating and retaining high caliber executives. The Committee has approved a compensation policy that pays key executives for superior results. The current compensation program for executive officers consists of three major elements: Base Salary, Annual Incentive and Long-Term Incentive. UCU uses an independent compensation consultant to advise on executive compensation issues.

    In 1993, the Compensation Committee approved a significant restructuring of Executive Compensation, in view of the changing responsibility of the top executive team. These changes are designed to tie the compensation of executives more to the performance of UCU and the interests of the stockholders, including a new objective for the executive to own two times their annual base salary in UCU stock. The Compensation Committee retains the discretion to review and take appropriate action consistent with Company performance and market conditions with respect to compensation of executives to the extent such actions are not inconsistent with the Annual Incentive and Long-Term Incentive Plans of UCU.

BASE SALARY

    It is the policy of UCU to review executive officer base salaries each year in relation to comparable positions of responsibility in companies with revenues in the range of $1.5 billion to $5 billion. This does not ensure an increase in salary. At the present time, executive salaries are, on average, at or below the median level of compensation for companies with revenues in the range of $1.5 billion to $5 billion and actual salaries paid reflect this policy. The companies in the data are not necessarily reflected in the Wilshire Utility Index, but would be included in the S&P 500 Index. In establishing base salary levels, the Committee has considered the competitiveness of the entire compensation package.

ANNUAL INCENTIVE PLAN

    The Annual Incentive Plan is the second major compensation element for executive officers. The incentive plan provides three levels of award opportunities. The incentive will equal about the 75th percentile in companies with revenues in the range of $1.5 billion to $5 billion at target, the 90th percentile at maximum and the 50th percentile at the minimum. The actual award is based on a target dollar amount that is at the 75th percentile as established annually in consultation with the independent compensation consultant for companies with revenues in the range of $1.5 billion to $5 billion. The performance target is based on earnings per share. The award, if any, is paid in cash.

                     [ALTERNATE PAGE FOR UCU STOCKHOLDERS]

    For 1995, the actual earnings per share were $1.72. This level of earnings per share was impacted by a provision for asset impairment. The impact of the provision was $.43 per share. The Compensation Committee has decided that annual incentives will be paid as if the provision for asset impairment did not take place in 1995 and incentives were paid according to the earnings per share goals set by the Compensation Committee for 1995.

    In the event an employee elects to take part of his annual incentive award in restricted stock of UCU, the employee receives a bonus of 25% of the value of shares taken in restricted stock and the bonus shares are also in restricted stock. Example: Executive receives an incentive award of $50,000 and elects to take $20,000 in restricted stock. The executive receives a "bonus" worth $5,000 of shares in restricted stock.

LONG-TERM INCENTIVE PLAN

    The Long-Term  Incentive  Plan  is  the third  major  element  of  executive compensation. This plan consists of awards based on a combination of three-year-cycle of performance measurements and stock options. The 1993 to 1995 cycle is based on performance units and is designed to reward long-term success in growth in earnings per share and return on equity over a three-year cycle. If the minimum performance level is not met, no payment will be made under this plan. The cycle for the years 1994 to 1996 is based on earnings available and a threshold return on equity at the end of the 1994 to 1996 cycle. The cycle for the years 1995 to 1997 is based on a combination of Economic Value Added ("EVA") and earnings available for common shareholders.

    For the 1993, 1994 and 1995 long-term plan, the actual growth in earnings per share and average Return On Equity warranted a payment under the plan. The level of earnings per share and Return on Equity was impacted by an accounting charge associated with FASB 121, and the Compensation Committee has decided that long-term incentives under the 1993, 1994 and 1995 cycle will be paid as if the FASB 121 charge did not take place in 1995 and long-term incentives were paid according to the growth earnings per share and Return On Equity goals set during 1993.

    The amounts of the three-year performance awards and stock option grants for the executive under the Long-Term Incentive Plan is a targeted amount established annually based on competitive survey data from companies with revenues in the range of $1.5 billion to $5 billion, in consultation with UCU's independent compensation consultant. The target payout under this plan is at the 75th percentile for the companies with revenues in the range of $1.5 billion to $5 billion.

    Any payments made under the three-year performance cycle awards are in restricted stock until such time that the executive has accumulated shareholdings of UCU from any source, excluding unexercised stock options, of at least one to two times his or her annual base salary. At such time that the executive has exceeded the targeted share ownership, compensation, if any, from this plan will be paid in cash. If payments are made in cash, the employee may elect to take any portion of his cash award in restricted stock and said stock will receive a bonus of 25% in restricted stock along the terms outlined above under Annual Incentive Plan.

    Stock option  grants  under the  Long-Term  Incentive Plan  have  a  vesting schedule in which the executive has 0% vested after the first year of the grant, 25% vested after the second anniversary of the grant, 50% vested after the third anniversary of the grant, and 100% vested after the fourth anniversary of the grant.

    This long-term plan is limited to executives who have a continuing corporate wide impact on UCU.

    The UCU Plan is designed to reward the executives not participating in 1995 in the Long-Term Incentive Plan described above concurrently for long-term success. Thus, the executive officer's realized increases in value from the stock option will occur only if the stock price, and thus stockholder value, also increases. Under the UCU Plan, options are considered for grant annually. The number of

                     [ALTERNATE PAGE FOR UCU STOCKHOLDERS]
shares granted are based on the executive's level of responsibility, and targeted value of the stock if assumptions about the growth of UCU stock are realized. Options are granted at 100% of fair market value on the date of grant, and can be exercised (following a one-year holding period) at any time over a ten-year period. Executives who are eligible for the Long-Term Incentive Plan may receive new stock option grants under the UCU Plan. Mr. Dempster was a partial participant for the long-term plan in 1995 and was granted stock options under his compensation plan in effect during 1995. Options granted to Mr. Miller are in recognition of performance in his previous role with the Company as a division president.

CHIEF EXECUTIVE OFFICER COMPENSATION

    It is the policy of the Compensation Committee to review the Chief Executive Officer's base salary each year in relation to comparable positions of responsibility in companies with revenues in the range of $1.5 billion to $5 billion. This does not assure an increase in salary. At the present time, Mr. Green's salary is below the median level of compensation for companies with revenues in the range of $1.5 billion to $5 billion. The companies in the data are not necessarily reflected in the Wilshire Utility Index, but would be included in the S&P 500 Index. In establishing base salary levels, the Compensation Committee has considered the competitiveness of the entire compensation package.

    Annual incentive awards are based on actual UCU results and quality of management. For 1995, the actual earnings per share were $1.72. This level of earnings per share was impacted by an accounting charge associated with FASB
121. The impact of the FASB charge was $.43 per share. The Compensation Committee has decided that annual incentives will be paid as if the FASB 121 charge did not take place in 1995 and the incentive payment of $263,995 has been authorized by the Compensation Committee to Mr. Green according to the earnings per share goals set by the Compensation Committee for 1995.

    Mr. Green was awarded 6,861 performance units under the Long-Term Incentive Plan for the period 1993 to 1995. For the 1993, 1994 and 1995 cycle, the actual growth in earnings per share and the Return on Equity was impacted by an accounting charge associated with FASB 121, and the Compensation Committee has decided that annual incentives will be paid as if the FASB 121 charge did not take place in 1995. A long-term incentive payment of $440,000 has been authorized by the Compensation Committee to Mr. Green according to the provisions of the plan for the years 1993, 1994 and 1995.

    A new three-year cycle started in 1994 and will extend through 1996. These grants were determined based on the market data targeting a payout equal to the 75th percentile for long-term incentive compensation for chief executive officers of billion dollar revenue companies. If the minimum performance target is not met under this plan, no payments will be made.

    A new three-year cycle started in 1995 and will extend through 1997. These grants were determined based on the market data targeting a payout equal to the 75th percentile for long-term incentive compensation for chief executive officers of billion dollar revenue companies. If the minimum performance target is not met under this plan, no payments will be made.

    In addition to the three year performance measurements, Mr. Green was granted 120,565 stock options at a price of $27.25. Stock option grants under the Long Term Incentive Plan have a vesting schedule in which the executive has 0% vested after the first year of the grant, 25% vested after the second anniversary of the grant, 50% vested after the third anniversary of the grant, and 100% vested after the fourth anniversary of the grant.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Code enacted in 1993 generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and the other four most highly compensated executive officers. Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. UCU currently intends to structure

                     [ALTERNATE PAGE FOR UCU STOCKHOLDERS]
the  performance based  portion of  the compensation  of its  executive officers
(which currently consists of an annual incentive program and a long-term program) in a manner that complies with the new statute.

    Proposal 5 is being presented to the shareholders to consider and act upon an amendment to the UCU 1986 Plan to allow the issuance of an additional 2,000,000 shares pursuant to the UCU Plan.

    Submitted by the Compensation Committee of the UCU Board:

        L. Patton Kline        Dr. Stanley O. Ikenberry       Herman Cain

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION                        LONG-TERM COMPENSATION AWARDS
                                   --------------------------------   ----------------------------------------------------------
                                                       OTHER ANNUAL     RESTRICTED      STOCK     LONG-TERM         ALL OTHER
NAME AND PRINCIPAL                 SALARY     BONUS    COMPENSATION   STOCK AWARD(S)   OPTIONS  INCENTIVE PLAN    COMPENSATION
 POSITION                 YEAR       ($)       ($)         ($)            (1)($)         (#)        (2)($)           (2)($)
                         -------   -------  ---------  ------------   --------------   -------  --------------   ---------------
Richard C. Green, Jr.,   1995      495,000          0   53,730(3)        330,010       120,565     550,017       46,810(4)(5)(6)
 Chairman and Chief      1994      495,000          0   38,766           511,312             0           0       13,500
 Executive Officer       1993      445,000          0   75,120           482,376             0           0       16,069
Robert K. Green,         1995      306,054          0   55,025(7)        177,778        74,194     266,537       42,533(4)(5)(6)(8)
 President               1994      245,597          0   25,596           275,347             0           0       13,500
                         1993      220,192     20,000   13,629           259,835             0           0       19,833
B. C. Burgess,           1995      182,663     60,768   18,958(9)              0        21,744      30,720       21,488(4)(5)(6)
 Senior Vice President   1994      158,307     63,840   18,365                 0             0           0        7,754
                         1993(10)        0          0        0                 0             0           0            0
Charles K. Dempster,     1995      240,185    276,672        0            28,968        29,032      20,460       26,446(4)(5)(6)(8)
 Chairman and Chief      1994      231,000     93,083    9,448            23,271        12,550           0       13,500
 Executive Officer,      1993(10)        0          0        0                 0             0           0            0
 UtiliCorp U.K., Inc.
James G. Miller,         1995      208,550    267,016    7,454                 0        25,222      44,379       21,978(4)(5)(6)(8)
 Senior Vice President   1994      216,775     41,700   57,050            52,125         6,800           0       31,705
                         1993(10)        0          0        0                 0             0           0            0

- ------------------------------
 (1) Restrictions lapse at various times following the third year after date of grant. Dividends are paid on restricted stock awards at the same rate as paid to all stockholders. On December 31, 1995, Mr. Richard C. Green, Jr. held 44,536 shares of restricted stock having a market value of $1,310,756; Mr. Robert K. Green held 19,601 shares of restricted stock having a market value of $577,014; Mr. Burgess held no restricted stock; Mr. Dempster held 4,132 shares of restricted stock having a market value of $121,638; and Mr. Miller held 3,493 shares of restricted stock having a market value of $102,827. All market values are determined as of December 31, 1995.

 (2) Dollar value of Long Term Incentive Payments covering the period 1993-1995. All payments were paid in restricted stock vesting at various times following one year from grant.

 (3) $40,527 is attributable to one-time financial planning services which will hereafter be limited to $5,000 annually.

 (4) Consists of employers contributions to the UtiliCorp United Restated Savings Plan. Mr. Richard C. Green, Jr. $13,500; Mr. Robert K. Green $9,789; Mr. Burgess $13,500; Mr. Dempster $13,500; and Mr. Miller $9,120.

 (5) Lump-sum payment and gross-up of perquisite allowance for 1995. Mr. Richard
     C. Green, Jr. $30,984; Mr. Robert K. Green $23,238; Mr. Burgess $7,746; Mr. Dempster $7,628; and Mr. Miller $7,746.

 (6) Premium paid for term life insurance equivalent to three times salary for Messrs. Richard C. Green, Jr., Robert K. Green and Dempster and two times salary for Messrs. Burgess and Miller in the following amounts: Mr. Richard
     C. Green, Jr. $2,326; Mr. Robert K. Green $1,988; Mr. Burgess $242; Mr. Dempster $1,946; and Mr. Miller $300.

 (7) $45,098 is attributable to one-time financial planning services which will hereafter be limited to $5,000 annually.

 (8) Consists   of  employer  contributions  to  the  Supplemental  Contributory
     Retirement Plan. Mr. Robert K. Green, Jr. $7,518; Mr. Dempster $3,373; and Mr. Miller $4,812.

 (9) $12,362 is attributable to country club dues.

(10) Mr. Burgess, Mr. Dempster and Mr. Miller were not executive officers during 1993.

                     [ALTERNATE PAGE FOR UCU STOCKHOLDERS]

SEVERANCE AND EMPLOYMENT AGREEMENTS

    UCU has entered into severance agreements with the individuals named in the UCU Summary Compensation Table. These agreements are intended to provide for continuity of management in the event of a change in control of UCU. The agreements provide that covered executives would be entitled to certain severance benefits following a change of control of UCU. If, following a change of control, the executive's employment with UCU is terminated for any reason, then the executive is entitled to a severance payment that will be 2.99 times the executive's average annual compensation for the five years preceding the change in control, unless such termination is as a result of death, disability, retirement, for cause or if such executive terminates employment for other than good reason (as this term is defined in the agreement). The severance payment is made in the form of a lump sum cash payment.

    Effective as of January 1, 1996, Mr. Dempster entered into a three-year employment agreement with UCU whereby he serves as Chairman and Chief Executive Officer of UtiliCorp U.K. Inc. The employment agreement provides Mr. Dempster with an annual salary of $252,000, a maximum bonus opportunity at 45% of base salary at target and 70% of base salary at maximum, participation in UCU's long-term incentive program and participation in other employment benefit plans of UCU. The employment agreement also provides various benefits to Mr. Dempster as a result of his assignment in the U.K. In the event of involuntary termination, Mr. Dempster will receive a lump sum payment equal to 2.99 times the average of his last five years' base salary.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                          INDIVIDUAL GRANTS
                                                  ------------------------------------------------------------------
                                                               % OF TOTAL
                                                   OPTIONS   OPTIONS GRANTED  EXERCISE OR               GRANT DATE
                                                   GRANTED   TO EMPLOYEES IN  BASE PRICE   EXPIRATION  PRESENT VALUE
NAME                                               (#)(*)      FISCAL YEAR      ($/SH)        DATE         $(**)
- ------------------------------------------------  ---------  ---------------  -----------  ----------  -------------
Richard C. Green, Jr.,                              120,565           19%          27.25    09-09-05        334,296
 Chairman and Chief Executive Officer
Robert K. Green,                                     74,194           12%          27.25    09-09-05        205,721
 President
B. C. Burgess,                                       21,744          3.5%          27.25    09-09-05         60,290
 Senior Vice President
Charles K. Dempster,                                 29,032          4.7%          27.25    09-09-05         80,498
 Chairman and Chief Executive Officer, UtiliCorp
 U.K., Inc.
James G. Miller,                                     25,222          4.1%          27.25    09-09-05         69,935
 Senior Vice President

 * Options granted on September 8, 1995 and become exercisable upon stockholder and regulatory approval of the UCU Plan.

** Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. Assumptions used in the model include a risk-free interest rate of 5.6775%, dividend yield of 6.4%, a volatility factor of .1274. No adjustments for non-transferability, risk of forfeiture or exercise of option prior to maturity have been included.

                     [ALTERNATE PAGE FOR UCU STOCKHOLDERS]

                      OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                        NUMBER OF       VALUE OF UNEXERCISED
                                                                                   UNEXERCISED OPTIONS  IN-THE-MONEY OPTIONS
                                                                                      AT FY-END (#)        AT FY-END ($)
                                          SHARES ACQUIRED ON                          EXERCISABLE/          EXERCISABLE/
NAME                                         EXERCISE (#)       VALUE REALIZED($)     UNEXERCISABLE        UNEXERCISABLE
- ---------------------------------------  ---------------------  -----------------  -------------------  --------------------
Richard C. Green, Jr.,                                 0                    0          90,300/120,565        73,640/263,796
 Chairman and Chief Executive Officer
Robert K. Green,                                       0                    0            8,450/74,194        18,383/162,336
 President
B. C. Burgess,                                         0                    0                0/21,744              0/47,576
 Senior Vice President
Charles K. Dempster,                                   0                    0           19,858/41,582          6,439/86,275
 Chairman and Chief Executive Officer,
 UtiliCorp U.K., Inc.
James G. Miller,                                       0                    0           22,450/32,022         46,708/67,514
 Senior Vice President

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                 PERFORMANCE OR
                                           NUMBER OF SHARES,      OTHER PERIOD
                                            UNITS OR OTHER      UNTIL MATURATION
NAME                                          RIGHTS (#)           OR PAYOUT      THRESHOLD ($)  TARGET ($)  MAXIMUM ($)
- ---------------------------------------  ---------------------  ----------------  -------------  ---------  -------------
Richard C. Green, Jr., ................                1              12/31/97         288,516     384,688       769,378
 Chairman and Chief Executive Officer
Robert K. Green, ......................                1              12/31/97         108,762     186,525       373,050
 President
B. C. Burgess, ........................                1              12/31/97          18,000      36,000        72,000
 Senior Vice President(*)
Charles K. Dempster, ..................                1              12/31/97          25,200      50,400       100,800
 Chairman and Chief Executive Officer,
 UtiliCorp U.K., Inc.(*)
James G. Miller, ......................                1              12/31/97          20,800      41,600        83,200
 Senior Vice President(*)

(*) The long-term awards for Messrs. Burgess, Dempster and Miller are expressed as a percentage of their current base salary: 10% - Threshold, 20% - Target and 40% - Maximum. The actual amounts paid will be a percentage of their base salary in effect at the end of the performance cycle.

    The value of Long-Term Incentive Awards was based on competitive survey data from billion dollar revenue companies, in consultation with the UCU's independent compensation consultant. The awards for the 1995 to 1997 cycle are determined based on targeted amounts in earnings available at the end of 1997 and cumulative EVA at the end of the cycle. The targeted amount will produce a payout equal to the 75th percentile for long-term bonus awards of billion dollar revenue companies.

                     [ALTERNATE PAGE FOR UCU STOCKHOLDERS]

RETIREMENT PLAN

    UCU maintains the UCU Restated Retirement Income Plan (the "UCU Retirement Plan"), a non-contributory defined benefit retirement plan. Final average compensation is defined in the UCU Retirement Plan as total base salary excluding overtime payments, bonuses, amounts deferred to non-qualified deferred income plans and any other extraordinary compensation, but including employee contributions made to the UCU Savings Plan and the flexible spending arrangement maintained by UCU, and corresponds to salary in the summary compensation table. This amount is computed as the high four consecutive years.

    Benefits payable from the UCU Retirement Plan are limited by provisions of the Code. UCU maintains an unfunded UCU Supplemental Retirement Plan to provide for the payment of retirement benefits calculated in accordance with the UCU Retirement Plan which would otherwise be limited by the provisions of the Code.

    The years of credited service for each officer named in the Summary Compensation Table are as follows: Mr. Richard C. Green, Jr., 17 years; Mr. Robert K. Green, 7 years; Mr. Burgess, 2 years; Mr. Dempster, 3 years and Mr. Miller, 12 years.

    The  following table  sets forth  the estimated  annual benefits  payable to
persons  in  specified   remuneration  and   service  classifications   assuming
retirement in 1996 at age 62:

            ESTIMATED TOTAL ANNUAL RETIREMENT BENEFITS UNDER THE UCU
                  RESTATED RETIREMENT INCOME PLAN AND THE UCU
                          RESTATED EXCESS BENEFIT PLAN

                                                     YEARS OF PENSION SERVICE
FINAL AVERAGE              ----------------------------------------------------------------------------
COMPENSATION                   15           20           25           30           35           40
- -------------------------  -----------  -----------  -----------  -----------  -----------  -----------
$150,000.................  $    30,906  $    43,008  $    55,110  $    67,212  $    70,587  $    73,962
 200,000.................  $    41,856  $    58,208  $    74,560  $    90,912  $    95,412  $    99,912
 250,000.................  $    52,806  $    73,408  $    94,010  $   114,612  $   120,237  $   125,862
 300,000.................  $    63,756  $    88,608  $   113,460  $   138,312  $   145,062  $   151,812
 350,000.................  $    74,706  $   103,808  $   132,910  $   162,012  $   169,887  $   177,762
 400,000.................  $    85,656  $   119,008  $   152,360  $   185,712  $   194,712  $   203,712
 450,000.................  $    96,606  $   134,208  $   171,810  $   209,412  $   219,537  $   229,662
 500,000.................  $   107,556  $   149,408  $   191,260  $   233,112  $   244,362  $   255,612
 550,000.................  $   118,506  $   164,608  $   210,710  $   256,812  $   269,187  $   281,562
 600,000.................  $   129,456  $   179,808  $   230,160  $   280,512  $   294,012  $   307,512

    These benefits are applicable to employees retiring after December 31, 1995 at age 62 and have been computed on the basis of a straight-life annuity.

    UCU also maintains a supplemental retirement agreement with James G. Miller generally providing for the payment of an annual retirement benefit of $40,000 in addition to the benefit provided in the above table.

                     [ALTERNATE PAGE FOR UCU STOCKHOLDERS]

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                  UCU, WILSHIRE UTILITY INDEX & S&P 500 INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                    WILSHIRE
                           UCU COMMON     S&P 500    UTILITY
                             STOCK         INDEX      INDEX
1990                                100        100        100
1991                             148.88     130.47     120.71
1992                             152.72     140.41     135.13
1993                             185.21     154.55     146.66
1994                             164.18     156.59     135.05
1995                             193.42     215.45     179.36
Annualized Returns (%)           14.10%     16.59%     12.39%

- ------------------------
* Assumes that the value of the investment in UCU Common Stock and each index was $100 on January 1, 1991 and that all dividends were reinvested.

                       UCU INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of Arthur Andersen LLP was retained by UCU as independent public accountants for the year 1995. Arthur Andersen LLP has performed the audit of UCU's financial statements since May 1992.

    Representatives of Arthur Andersen LLP are expected to be present at the UCU Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

    The Audit Committee of the UCU Board will make its recommendations with respect to retention of an independent public accounting firm for the year 1996 at the annual meeting of the UCU Board.

                                          UtiliCorp United Inc.
                                          Richard C. Green, Jr.
                                          Chairman and Chief Executive Officer

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                       KANSAS CITY POWER & LIGHT COMPANY
                                      AND
                             UTILICORP UNITED INC.
                                      AND
                                KC UNITED CORP.
                          DATED AS OF JANUARY 19, 1996

                               TABLE OF CONTENTS

ARTICLE I  THE MERGER.................................................................          1
  Section 1.1    Effects of the Merger................................................          1
  Section 1.2    Effective Time of the Merger.........................................          1

ARTICLE II  TREATMENT OF SHARES.......................................................          2
  Section 2.1    Effect on Capital Stock of KCPL, UCU and the Company.................          2
  Section 2.2    KCPL Dissenting Shares...............................................          3
  Section 2.3    Issuance of New Certificates.........................................          3

ARTICLE III THE CLOSING...............................................................          5
  Section 3.1    Closing..............................................................          5

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF KCPL.....................................          5
  Section 4.1    Organization and Qualification.......................................          5
  Section 4.2    Subsidiaries.........................................................          5
  Section 4.3    Capitalization.......................................................          5
  Section 4.4    Authority; Non-Contravention; Statutory Approvals; Compliance........          6
  Section 4.5    Reports and Financial Statements.....................................          8
  Section 4.6    Absence of Certain Changes or Events.................................          8
  Section 4.7    Litigation...........................................................          8
  Section 4.8    Registration Statement and Proxy Statement...........................          8
  Section 4.9    Tax Matters..........................................................          9
  Section 4.10   Employee Matters; ERISA..............................................         10
  Section 4.11   Environmental Protection.............................................         12
  Section 4.12   Regulation as a Utility..............................................         14
  Section 4.13   Vote Required........................................................         14
  Section 4.14   Accounting Matters...................................................         14
  Section 4.15   Article Twelfth of KCPL's Restated Articles of Consolidation.........         14
  Section 4.16   Opinion of Financial Advisor.........................................         14
  Section 4.17   Insurance............................................................         14
  Section 4.18   KCPL Not a Related Person............................................         14

ARTICLE V REPRESENTATIONS AND WARRANTIES OF UCU.......................................         15
  Section 5.1    Organization and Qualification.......................................         15
  Section 5.2    Subsidiaries.........................................................         15
  Section 5.3    Capitalization.......................................................         15
  Section 5.4    Authority; Non-Contravention; Statutory Approvals; Compliance........         16
  Section 5.5    Reports and Financial Statements.....................................         17
  Section 5.6    Absence of Certain Changes or Events.................................         17
  Section 5.7    Litigation...........................................................         18
  Section 5.8    Registration Statement and Proxy Statement...........................         18
  Section 5.9    Tax Matters..........................................................         18
  Section 5.10   Employee Matters; ERISA..............................................         19
  Section 5.11   Environmental Protection.............................................         21
  Section 5.12   Regulation as a Utility..............................................         22
  Section 5.13   Vote Required........................................................         22
  Section 5.14   Accounting Matters...................................................         22
  Section 5.15   Article Eight of UCU's Certificate of Incorporation..................         22
  Section 5.16   Opinion of Financial Advisor.........................................         22
  Section 5.17   Insurance............................................................         22
  Section 5.18   UCU Not an Interested Shareholder....................................         23

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER.....................................         23
  Section 6.1    Covenants of the Parties.............................................         23

ARTICLE VII ADDITIONAL AGREEMENTS.....................................................         27
  Section 7.1    Access to Information................................................         27
  Section 7.2    Joint Proxy Statement and Registration Statement.....................         28
  Section 7.3    Regulatory Matters...................................................         29
  Section 7.4    Shareholder Approval.................................................         29
  Section 7.5    Directors' and Officers' Indemnification.............................         29
  Section 7.6    Public Announcements.................................................         31
  Section 7.7    Rule 145 Affiliates..................................................         31
  Section 7.8    Employee Agreements and Workforce Matters............................         31
  Section 7.9    Employee Benefit Plans...............................................         31
  Section 7.10   Stock Option and Other Stock Plans...................................         32
  Section 7.11   No Solicitations.....................................................         34
  Section 7.12   Company Board of Directors...........................................         35
  Section 7.13   Company Officers.....................................................         35
  Section 7.14   Employment Contracts.................................................         35
  Section 7.15   Post-Merger Operations...............................................         35
  Section 7.16   Expenses.............................................................         35
  Section 7.17   Further Assurances...................................................         35

ARTICLE VIII CONDITIONS...............................................................         36
  Section 8.1    Conditions to Each Party's Obligation to Effect the Merger...........         36
  Section 8.2    Conditions to Obligation of UCU to Effect the Merger.................         37
  Section 8.3    Conditions to Obligation of KCPL to Effect the Merger................         37

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER..........................................         38
  Section 9.1    Termination..........................................................         38
  Section 9.2    Effect of Termination................................................         39
  Section 9.3    Termination Fee; Expenses............................................         40
  Section 9.4    Amendment............................................................         41
  Section 9.5    Waiver...............................................................         41

ARTICLE X GENERAL PROVISIONS..........................................................         41
  Section 10.1   Non-Survival; Effect of Representations and Warranties...............         41
  Section 10.2   Brokers..............................................................         41
  Section 10.3   Notices..............................................................         41
  Section 10.4   Miscellaneous........................................................         42
  Section 10.5   Interpretation.......................................................         43
  Section 10.6   Counterparts; Effect.................................................         43
  Section 10.7   Parties' Interest....................................................         43
  Section 10.8   Waiver of Jury Trial and Certain Damages.............................         43
  Section 10.9   Enforcement..........................................................         43

Exhibits
  Exhibit        Amended and Restated Certificate of Incorporation of Company
   1.1(c)
  Exhibit        By-laws of Company
   1.1(d)
  Exhibit 7.7    Affiliate Agreement
  Exhibit        A. Drue Jennings Employment Agreement
   7.14.1
  Exhibit        Richard C. Green, Jr. Employment Agreement
   7.14.2

                            INDEX OF PRINCIPAL TERMS

TERM                                                                                                            PAGE
- -----------------------------------------------------------------------------------------------------------     -----
1935 Act...................................................................................................           5
Acquisition Proposal.......................................................................................          34
Affiliate..................................................................................................          14
Affiliate Agreement........................................................................................          31
Atomic Energy Act..........................................................................................           8
Cancelled Shares...........................................................................................           3
Certificates...............................................................................................           3
Closing....................................................................................................           5
Closing Agreement..........................................................................................          10
Closing Date...............................................................................................           5
Code.......................................................................................................           1
Committee..................................................................................................          32
Company....................................................................................................           1
Company Common Stock.......................................................................................           2
Company Incentive Plan.....................................................................................          32
Company Preferred Stock....................................................................................           2
Company Replacement Plans..................................................................................          32
Company Shares.............................................................................................           3
Company Stock Awards.......................................................................................          33
Company Stock Benefits.....................................................................................          33
Company Stock Plan.........................................................................................          32
Confidentiality Agreement..................................................................................          28
Constituent Corporations...................................................................................           1
date hereof................................................................................................           1
DGCL.......................................................................................................           1
Dissenting Holder..........................................................................................           2
DLJ........................................................................................................          22
Effective Time.............................................................................................           1
Environmental Claim........................................................................................          13
Environmental Laws.........................................................................................          13
Environmental Permits......................................................................................          12
ERISA......................................................................................................          10
Exchange Act...............................................................................................           8
Exchange Agent.............................................................................................           3
FERC.......................................................................................................           8
Final Order................................................................................................          36
GAAP.......................................................................................................           8
Governmental Authority.....................................................................................           7
Hazardous Materials........................................................................................          13
HSR Act....................................................................................................          29
Indemnified Liabilities....................................................................................          30
Indemnified Parties........................................................................................          30
Indemnified Party..........................................................................................          30
Initial Termination Date...................................................................................          39
IRS........................................................................................................          11
Joint Proxy/Registration Statement.........................................................................          28
KCPL.......................................................................................................           1
KCPL and UCU Stock Benefits................................................................................          33
KCPL Benefit Plans.........................................................................................          10
KCPL Common Stock..........................................................................................           2

TERM                                                                                                            PAGE
- -----------------------------------------------------------------------------------------------------------     -----
KCPL Conversion Ratio......................................................................................           2
KCPL Cumulative Preferred Stock............................................................................           6
KCPL Disclosure Schedule...................................................................................           5
KCPL Financial Statements..................................................................................           8
KCPL Incentive Plan........................................................................................          32
KCPL Incentive Stock Plan..................................................................................          32
KCPL Joint Venture.........................................................................................           5
KCPL Material Adverse Effect...............................................................................           8
KCPL Meeting...............................................................................................          29
KCPL No Par Preferred......................................................................................           6
KCPL Preference Stock......................................................................................           6
KCPL Preferred Stock.......................................................................................           6
KCPL Required Consents.....................................................................................           7
KCPL Required Statutory Approvals..........................................................................           7
KCPL SEC Reports...........................................................................................           8
KCPL Shareholders' Approval................................................................................          14
KCPL Stock Awards..........................................................................................          33
KCPL Stock Plans...........................................................................................           6
KCPL Subsidiary............................................................................................           5
Merger.....................................................................................................           1
Merrill Lynch..............................................................................................          14
MGCL.......................................................................................................           1
NRC........................................................................................................           8
NYSE.......................................................................................................           4
PBGC.......................................................................................................          11
PCBs.......................................................................................................          13
person.....................................................................................................           3
Power Act..................................................................................................           8
Proxy Statement............................................................................................           9
Registration Statement.....................................................................................           9
Release....................................................................................................          14
Representatives............................................................................................          37
SEC........................................................................................................           8
Securities Act.............................................................................................           8
Subsidiary.................................................................................................           5
Surviving Corporation......................................................................................           1
Target Party...............................................................................................          40
Task Force.................................................................................................          26
Tax Return.................................................................................................           9
Tax Ruling.................................................................................................          10
Taxes......................................................................................................           9
Three Year Period..........................................................................................          43
UCU........................................................................................................           1
UCU Benefit Plans..........................................................................................          19
UCU Class A Common Stock...................................................................................          15
UCU Common Stock...........................................................................................           2
UCU Conversion Ratio.......................................................................................           2
UCU Disclosure Schedule....................................................................................          15
UCU Financial Statements...................................................................................          17
UCU Incentive Plan.........................................................................................          32
UCU Incentive Stock Plan...................................................................................          32
UCU Joint Venture..........................................................................................          15

TERM                                                                                                            PAGE
- -----------------------------------------------------------------------------------------------------------     -----
UCU Material Adverse Effect................................................................................          18
UCU Meeting................................................................................................          29
UCU Preferred Stock........................................................................................          15
UCU Required Consents......................................................................................          16
UCU Required Statutory Approvals...........................................................................          16
UCU SEC Reports............................................................................................          17
UCU Shareholders' Approval.................................................................................          22
UCU Stock Awards...........................................................................................          33
UCU Stock Plan.............................................................................................          15
UCU Subsidiary.............................................................................................          15
Violation..................................................................................................           6
Voting Debt................................................................................................           6

    AGREEMENT AND PLAN OF MERGER, dated as of January 19, 1996 (referred to herein as the "DATE HEREOF"), by and among Kansas City Power & Light Company, a Missouri corporation ("KCPL"), UtiliCorp United Inc., a Delaware corporation ("UCU"), and KC United Corp., a Delaware corporation (the "COMPANY").

    WHEREAS, KCPL and UCU have determined to engage in a business combination as peer firms in a merger of equals;

    WHEREAS, in furtherance thereof, the respective Boards of Directors of KCPL, UCU and the Company have approved this Agreement and the merger of KCPL and UCU with and into the Company (the "MERGER");

    WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling-of-interests; and

    WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and in effect (the "CODE"), and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code.

    NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1  EFFECTS OF  THE MERGER.  At the  Effective Time (as defined  in
Section 1.2), (a) the separate existence of each of KCPL and UCU shall cease and each of KCPL and UCU shall be merged with and into the Company (KCPL, UCU and the Company are sometimes referred to herein as the "CONSTITUENT CORPORATIONS" and the Company immediately after the Effective Time is sometimes referred to herein as the "SURVIVING CORPORATION"), (b) the separate corporate existence of the Surviving Corporation, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger and the Surviving Corporation shall continue as a Delaware corporation, (c) the Certificate of Incorporation of the Surviving Corporation shall, as of the Effective Time, read in its entirety as set forth in EXHIBIT 1.1(C), subject to modification as set forth in Section 2.1(e), and shall be the Certificate of Incorporation of the Surviving Corporation until duly amended, (d) the by-laws of the Surviving Corporation shall be amended prior to or as of the Effective Time to read in their entirety as set forth in EXHIBIT 1.1(D), and shall be the by-laws of the Surviving Corporation after the Effective Time until duly amended, (e) the name of the Company shall continue to be the name of the Surviving Corporation or shall be such other name as KCPL and UCU shall mutually agree and (f) the Merger shall have all the effects provided by applicable law.

    Section 1.2 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, on the Closing Date (as defined in Section 3.1), articles of merger shall be executed and filed by KCPL, UCU and the Company with the Secretary of State of the State of Missouri pursuant to The General and Business Corporation Law of Missouri (the "MGCL") and a certificate of merger shall be executed and filed by KCPL, UCU and the Company with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law (the "DGCL"). The Merger shall become effective at such time as such certificate of merger has been so filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Missouri has issued a certificate of merger (the "EFFECTIVE TIME").

                                   ARTICLE II
                              TREATMENT OF SHARES

    Section 2.1 EFFECT ON CAPITAL STOCK OF KCPL, UCU AND THE COMPANY. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of KCPL, UCU or the Company:

        (a)   CAPITAL  STOCK OF  KCPL AND  UCU.   Subject to  Section 2.1(b) and
    Section 2.2, (i) each issued and outstanding share of Common Stock, no par value, of KCPL ("KCPL COMMON STOCK"), in each case not owned directly or through a wholly owned Subsidiary (as defined in Section 4.1) by KCPL, UCU or the Company, shall be converted into and become 1.0 (the "KCPL CONVERSION RATIO") fully paid and nonassessable shares of Common Stock, $0.01 par value per share of the Company ("COMPANY COMMON STOCK") and (ii) each issued and outstanding share of Common Stock, $1.00 par value per share, of UCU ("UCU COMMON STOCK"), in each case not owned directly or through a wholly owned Subsidiary by KCPL, UCU or the Company, shall be converted into and become
    1.096 (the "UCU CONVERSION RATIO") fully paid and nonassessable shares of Company Common Stock. All such shares of KCPL Common Stock and UCU Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate (as defined in Section 2.3(b)), formerly representing any such shares shall cease to have any rights with respect to such shares, except the right to receive shares of Company Common Stock to be issued in consideration therefor upon the surrender of such Certificate in accordance with Section 2.3.

        (b) CANCELLATION OF TREASURY STOCK AND CERTAIN KCPL, UCU AND COMPANY COMMON STOCK. Any shares of (i) KCPL Common Stock that are owned by KCPL as treasury stock or by UCU or by any wholly owned Subsidiary of KCPL or UCU,
    (ii) UCU Common Stock that are owned by UCU as treasury stock or by KCPL or by any wholly owned Subsidiary of UCU or KCPL and (iii) Company Common Stock that are owned by KCPL, UCU or any wholly owned Subsidiary of KCPL or UCU, in each case, shall be cancelled and retired and shall cease to exist and no stock of the Company or other consideration shall be issued or delivered in exchange therefor. All such shares of KCPL, UCU and Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing any such shares shall cease to have any rights with respect thereto.

        (c) REDEMPTION OF KCPL PREFERRED STOCK. Prior to the Effective Time, the Board of Directors of KCPL shall call for redemption all outstanding shares of KCPL Preferred Stock (as defined in Section 4.3), at a redemption price equal to the amount set forth in the Restated Articles of Consolidation of KCPL, together with all dividends accrued and unpaid to the date of such redemption. All shares of KCPL Preferred Stock shall be redeemed so that no such shares shall be deemed to be outstanding at the Effective Time or entitled to vote on the approval of this Agreement and the transactions contemplated hereby.

        (d) CONVERSION OF UCU PREFERRED STOCK. Each issued and outstanding share of each series of UCU Preferred Stock (as defined in Section 5.3) shall be converted into the right to receive one fully paid and nonassessable share of a substantially identical corresponding series of preferred stock of the Company with such designations as set forth in
    EXHIBIT 1.1(C) attached hereto (such shares of preferred stock of the Company being referred to as "COMPANY PREFERRED STOCK"). All such shares of UCU Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing any such shares shall cease to have any rights with respect to such Certificates, except the right to receive shares of Company Preferred Stock to be issued in consideration therefor upon the surrender of such Certificate in accordance with Section 2.3.

        (e) REDEMPTION OF UCU PREFERRED STOCK. Notwithstanding the provisions of Section 2.1(d), in the event that the Effective Time has not occurred by March 1, 1997 or in the event it becomes apparent that the Effective Time will not occur by March 1, 1997, then the Board of Directors of UCU shall call for all outstanding shares of UCU Preferred Stock to be redeemed prior to or as of the Effective Time at a redemption price equal to the amount set forth in the Certificate of Incorporation of UCU, together with all dividends accrued and unpaid to the date of such redemption. In the event that the UCU Preferred Stock is redeemed prior to or as of the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall, at the option of KCPL and UCU, be modified as appropriate to delete language contained therein which relates specifically to the UCU Preferred Stock.

    Section 2.2 KCPL DISSENTING SHARES. Any issued and outstanding shares of KCPL Common Stock held by a person (as defined below) who objects to the Merger and complies with all provisions of the MGCL concerning the right of such person to dissent from the Merger and demands appraisal of such shares ("DISSENTING HOLDER") shall not be converted as described in Section 2.1(a) but shall, from and after the Effective Time, represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to the MGCL; PROVIDED, HOWEVER, that shares of KCPL Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Holder who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal of such shares, in either case pursuant to the MGCL, shall be deemed to be converted, as of the Effective Time, into the right to receive shares of Company Common Stock in accordance with Section 2.1(a), without interest. As used in this Agreement, the term "PERSON" shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

    Section 2.3  ISSUANCE OF NEW CERTIFICATES.

    (a) DEPOSIT WITH EXCHANGE AGENT. As soon as practicable after the Effective Time, the Company shall deposit, in trust for the benefit of holders of Certificates, with such bank or trust company mutually agreeable to UCU and KCPL (the "EXCHANGE AGENT"), certificates representing shares of Company Common Stock and Company Preferred Stock required to effect the issuances referred to in Section 2.1, together with cash payable in respect of fractional shares pursuant to Section 2.3(d).

    (b) ISSUANCE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of KCPL Common Stock, UCU Common Stock or UCU Preferred Stock (the "CANCELLED SHARES") that were cancelled and became instead the right to receive shares of Company Common Stock or Company Preferred Stock (the "COMPANY SHARES") pursuant to Section 2.1 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Company Shares. Upon surrender of a Certificate to the Exchange Agent for cancellation (or to such other agent or agents as may be appointed by agreement of KCPL and UCU), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive a certificate or certificates representing that number of whole Company Shares which such holder has the right to receive pursuant to the provisions of this Article II. In the event of a transfer of ownership of Cancelled Shares which is not registered in the transfer records of KCPL or UCU, a certificate representing the proper number of Company Shares may be issued to a transferee if the Certificate representing such Cancelled Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing Company Shares and cash in lieu of any fractional shares of Company Common Stock or Company Preferred Stock as contemplated by this Section 2.3.

    (c) DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Company Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Company Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3(d) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Company Shares issued in consideration therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 2.3(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Company Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Company Shares.

    (d) NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of Company Common Stock. A holder of KCPL Common Stock or UCU Common Stock who would otherwise have been entitled to a fractional share of Company Common Stock shall be entitled to receive a cash payment in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the average of the last reported sales price, regular way, per share of KCPL Common Stock on the New York Stock Exchange ("NYSE") Composite Tape for the five business days prior to and including the last business day on which KCPL Common Stock was traded on the NYSE, without any interest thereon.

    (e) BOOK ENTRY. Notwithstanding any other provision of this Agreement, the letter of transmittal referred to in Section 2.3(b) may, at the option of the Company, provide for the ability of a holder of one or more Certificates to elect that the Company Shares to be received in exchange for the Cancelled Shares formerly represented by such surrendered Certificates be issued in uncertificated form or to elect that such Company Shares be credited to an account established for the holder under the dividend reinvestment and stock purchase plan of the Company.

    (f) CLOSING OF TRANSFER BOOKS. From and after the Effective Time, the stock transfer books of KCPL and UCU shall be closed and no registration of any transfer of any capital stock of KCPL or UCU shall thereafter be made on the records of KCPL or UCU. If, after the Effective Time, Certificates are presented to the Company, they shall be cancelled and exchanged for certificates representing the appropriate number of Company Shares, as provided in this
Section 2.3.

    (g) TERMINATION OF EXCHANGE AGENT. Any certificates representing Company Shares deposited with the Exchange Agent pursuant to Section 2.3(a) and not exchanged within one year after the Effective Time pursuant to this Section 2.3 shall be returned by the Exchange Agent to the Company, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to the Company; after which time any holder of unsurrendered Certificates shall look as a general creditor only to the Company for payment of such funds to which such holder may be due, subject to applicable law. The Company shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III
                                  THE CLOSING

    Section 3.1 CLOSING. The closing of the Merger (the "CLOSING") shall take place at the offices of Blackwell Sanders Matheny Weary & Lombardi L.C., 2300 Main, Suite 1100, Kansas City, Missouri 64108 at 10:00 A.M., local time, on the second business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived, or at such other time, date and place as KCPL and UCU shall mutually agree (the "CLOSING DATE").

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF KCPL

    KCPL represents and warrants to UCU as follows:

    Section 4.1  ORGANIZATION AND QUALIFICATION.  Except as set forth in Section
4.1 of the schedule delivered by KCPL on the date hereof (the "KCPL DISCLOSURE SCHEDULE"), KCPL and each of the KCPL Subsidiaries (as defined below) and, to the knowledge of KCPL, each of the KCPL Joint Ventures (as defined below) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a material adverse effect on KCPL and the KCPL Subsidiaries taken as a whole. As used in this Agreement, (a) the term "SUBSIDIARY" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person, and (b) the term "KCPL SUBSIDIARY" shall mean a Subsidiary of KCPL, and (c) the term "KCPL JOINT VENTURE" shall mean each entity identified as such on Section 4.1 of the KCPL Disclosure Schedule.

    Section 4.2 SUBSIDIARIES. Section 4.2 of the KCPL Disclosure Schedule sets forth a list as of the date hereof of (a) all the KCPL Subsidiaries and (b) all other entities in which KCPL has an aggregate equity investment in excess of $25 million. Except as set forth in Section 4.2 of the KCPL Disclosure Schedule, neither KCPL nor any of the KCPL Subsidiaries is a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 ACT"), respectively and none of the KCPL Subsidiaries is a "public utility company" within the meaning of Section 2(a)(5) of the 1935 Act. Except as set forth in Section 4.2 of the KCPL Disclosure Schedule, all of the issued and outstanding shares of capital stock of each KCPL Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by KCPL free and clear of any liens, claims, encumbrances, security interests, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such KCPL Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

    Section 4.3 CAPITALIZATION. As of the date hereof, the authorized capital stock of KCPL consists of 150,000,000 shares of KCPL Common Stock, without par value, 404,357 shares of Cumulative

Preferred Stock, par value $100.00 per share ("KCPL CUMULATIVE PREFERRED"), 1,572,000 shares of Cumulative No Par Preferred Stock, without par value ("KCPL NO PAR PREFERRED"), and 11,000,000 shares of Preference Stock, without par value ("KCPL PREFERENCE STOCK") (KCPL Cumulative Preferred, KCPL No Par Preferred and KCPL Preference Stock hereinafter collectively referred to as the "KCPL PREFERRED STOCK"). At the close of business on December 31, 1995, (i) 61,908,726 shares of KCPL Common Stock were issued, not more than 10,000,000 shares of KCPL Common Stock were reserved for issuance pursuant to KCPL's Long Term Incentive Plan and Employee Savings Plus Plan (401(k) Plan) and Dividend Reinvestment Plan (such Plans, collectively, the "KCPL STOCK PLANS"), (ii) 6,643 shares of KCPL Common Stock were held by KCPL in its treasury or by its wholly owned Subsidiaries, (iii) 404,357 shares of KCPL Cumulative Preferred were issued and of such issued shares, 3,192 were held by KCPL in its treasury or by its wholly owned Subsidiaries, (iv) 500,000 shares of KCPL No Par Preferred were outstanding and none were held by KCPL or its Subsidiaries in its treasury, (v) no shares of KCPL Preference Stock were outstanding and (vi) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders may vote ("VOTING DEBT"), were issued or outstanding. All outstanding shares of KCPL Common Stock and KCPL Preferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. As of the date of this Agreement, except as set forth in Section 4.3 of the KCPL Disclosure Schedule or pursuant to this Agreement and the KCPL Stock Plans, there are no options, warrants, calls, rights, commitments or agreements of any character to which KCPL or any material KCPL Subsidiary is a party or by which it is bound obligating KCPL or any material KCPL Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of KCPL or any material KCPL Subsidiary or obligating KCPL or any material KCPL Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in
Section 4.3 of the KCPL Disclosure Schedule, or other than in connection with the KCPL Stock Plans, after the Effective Time, there will be no option, warrant, call, right, commitment or agreement obligating KCPL or any material KCPL Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of KCPL or any material KCPL Subsidiary, or obligating KCPL or any material KCPL Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

    Section 4.4  AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.

    (a) AUTHORITY. KCPL has all requisite power and authority to enter into this Agreement and, subject to the receipt of the applicable KCPL Shareholders' Approval (as defined in Section 4.13) and the applicable KCPL Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by KCPL of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of KCPL, subject to obtaining the applicable KCPL Shareholders' Approval. This Agreement has been duly and validly executed and delivered by KCPL and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the valid and binding obligation of KCPL enforceable against it in accordance with its terms.

    (b) NON-CONTRAVENTION. Except as set forth in Section 4.4(b) of the KCPL Disclosure Schedule, the execution and delivery of this Agreement by KCPL does not, and the consummation of the transactions contemplated hereby will not, in any respect, violate, conflict with or result in a material breach of any provision of, or constitute a material default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets of KCPL or any of the KCPL Subsidiaries or the KCPL Joint Ventures (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, is referred to herein as a "VIOLATION" with respect to KCPL and such term when used in Article V having a correlative meaning with respect to
UCU)
pursuant to any provisions of (i) the articles of incorporation, by-laws or similar governing documents of KCPL or any of the KCPL Subsidiaries or the KCPL Joint Ventures, (ii) subject to obtaining the KCPL Required Statutory Approvals and the receipt of the KCPL Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 4.4(c)) applicable to KCPL or any of the KCPL Subsidiaries or the KCPL Joint Ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents set forth in Section 4.4(b) of the KCPL Disclosure Schedule (the "KCPL REQUIRED CONSENTS"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which KCPL or any of the KCPL Subsidiaries or the KCPL Joint Ventures is a party or by which it or any of its properties or assets may be bound or affected, except in the case of clause (ii) or (iii) for any such Violation which would not have a KCPL Material Adverse Effect (as defined in Section 4.6).

    (c) STATUTORY APPROVALS. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "GOVERNMENTAL AUTHORITY") is necessary for the execution and delivery of this Agreement by KCPL or the consummation by KCPL of the transactions contemplated hereby except as described in Section 4.4(c) of the KCPL Disclosure Schedule or the failure of which to obtain would not result in a KCPL Material Adverse Effect (the "KCPL REQUIRED STATUTORY APPROVALS," it being understood that references in this Agreement to "obtaining" such KCPL Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

    (d)   COMPLIANCE.   Except as  set  forth in  Section 4.4(d),  Section  4.7,
Section 4.10 or Section 4.11 of the KCPL Disclosure Schedule, or as disclosed in the KCPL SEC Reports (as defined in Section 4.5) filed prior to the date hereof, neither KCPL nor any of the KCPL Subsidiaries nor, to the knowledge of KCPL, any KCPL Joint Venture is in violation of, is, to the knowledge of KCPL, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for possible violations which individually or in the aggregate would not have a KCPL Material Adverse Effect. Except as set forth in Section 4.4(d) of the KCPL Disclosure Schedule or in Section 4.11 of the KCPL Disclosure Schedule, or as expressly disclosed in the KCPL SEC Reports, KCPL and the KCPL Subsidiaries and, to the knowledge of KCPL, the KCPL Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted which are material to the operation of the businesses of KCPL and the KCPL Subsidiaries. Except as set forth in Section 4.4(d) of the KCPL Disclosure Schedule, KCPL and each of the KCPL Subsidiaries and, to the knowledge of KCPL, KCPL Joint Ventures is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by KCPL or any KCPL Subsidiary or, to the knowledge of KCPL, KCPL Joint Venture under (i) its articles of incorporation or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which KCPL or any KCPL Subsidiary or KCPL Joint Venture is bound or to which any of its property is subject, except for possible violations, breaches or defaults which individually or in the aggregate would not have a KCPL Material Adverse Effect.

    Section 4.5 REPORTS AND FINANCIAL STATEMENTS. The filings required to be made by KCPL and the KCPL Subsidiaries and KCPL Joint Ventures since January 1, 1991 under the Securities Act of 1933, as amended (the "SECURITIES ACT"); the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"); the 1935 Act; the Federal Power Act (the "POWER ACT"); the Atomic Energy Act of 1954, as amended (the "ATOMIC ENERGY ACT") and applicable state public utility laws and regulations have been filed with the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission (the "FERC"), the Nuclear Regulatory Commission ("NRC") or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder, except for such filings the failure of which to have been made would not result in a KCPL Material Adverse Effect. KCPL has made available to UCU a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed with the SEC by KCPL pursuant to the requirements of the Securities Act or Exchange Act since January 1, 1991 (as such documents have since the time of their filing been amended, the "KCPL SEC REPORTS"). As of their respective dates, the KCPL SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of KCPL included in the KCPL SEC Reports (collectively, the "KCPL FINANCIAL STATEMENTS") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of KCPL as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the Restated Articles of Consolidation and by-laws of KCPL, as in effect on the date hereof, are included (or incorporated by reference) in the KCPL SEC Reports.

    Section 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the KCPL SEC Reports filed prior to the date hereof or as set forth in Section
4.6 of the KCPL Disclosure Schedule, since December 31, 1994, KCPL and each of the KCPL Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition, results of operations or prospects of KCPL and the KCPL Subsidiaries taken as a whole (a "KCPL MATERIAL ADVERSE EFFECT").

    Section 4.7 LITIGATION. Except as disclosed in the KCPL SEC Reports filed prior to the date hereof or as set forth in Section 4.7, Section 4.9 or Section
4.11 of the KCPL Disclosure Schedule, (a) there are no claims, suits, actions or proceedings by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator, pending or, to the knowledge of KCPL, threatened, nor are there, to the knowledge of KCPL, any investigations or reviews by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or threatened against, relating to or affecting KCPL or any of the KCPL Subsidiaries or, to the knowledge of KCPL, the KCPL Joint Ventures which would have a KCPL Material Adverse Effect, (b) there have not been any significant developments since December 31, 1994 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews that would have a KCPL Material Adverse Effect and (c) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to KCPL or any of the KCPL Subsidiaries or, to the knowledge of KCPL, applicable to any of the KCPL Joint Ventures, except for such that would not have a KCPL Material Adverse Effect.

    Section 4.8 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of KCPL for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the issuance of shares of Company Common Stock and Company Preferred Stock in the Merger (the "REGISTRATION STATEMENT") will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the joint proxy statement, in definitive form, relating to the meetings of KCPL and UCU shareholders to be held in connection with the Merger (the "PROXY STATEMENT") will, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

    Section 4.9 TAX MATTERS. "TAXES," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, AD VALOREM, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "TAX RETURN," as used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes KCPL or any KCPL Subsidiary or UCU or any UCU Subsidiary, as the case may be.

    Except as set forth in Section 4.9 of the KCPL Disclosure Schedule:

        (a) FILING OF TIMELY TAX RETURNS. KCPL and each of the KCPL Subsidiaries have filed (or there has been filed on its behalf) all Tax Returns required to be filed by each of them under applicable law, except for those the failure of which to file would not have a KCPL Material Adverse Effect. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

        (b) PAYMENT OF TAXES. KCPL and each of the KCPL Subsidiaries have, within the time and in the manner prescribed by law, paid all material Taxes that are currently due and payable, except for those contested in good faith and for which adequate reserves have been taken.

        (c) TAX RESERVES. KCPL and the KCPL Subsidiaries have established on their books and records reserves adequate to pay all material Taxes and reserves for deferred income taxes in accordance with GAAP.

        (d) TAX LIENS. There are no Tax liens upon the assets of KCPL or any of the KCPL Subsidiaries except liens for Taxes not yet due.

        (e) WITHHOLDING TAXES. KCPL and each of the KCPL Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required.

        (f) EXTENSIONS OF TIME FOR FILING TAX RETURNS. Neither KCPL nor any of the KCPL Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

        (g) WAIVERS OF STATUTE OF LIMITATIONS. Neither KCPL nor any of the KCPL Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

        (h) AUDIT, ADMINISTRATIVE AND  COURT PROCEEDINGS.   No  audits or  other
    administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of KCPL or any of the KCPL Subsidiaries.

        (i) POWERS OF ATTORNEY.   No power  of attorney currently  in force  has
    been granted by KCPL or any of the KCPL Subsidiaries concerning any Tax matter.

        (j) TAX RULINGS. Neither KCPL nor any of the KCPL Subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date. "TAX RULING," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "CLOSING AGREEMENT," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

        (k) AVAILABILITY OF TAX RETURNS. KCPL has made available to UCU complete and accurate copies of (i) all federal and state income Tax Returns for open years, and any amendments thereto, filed by KCPL or any of the KCPL Subsidiaries, (ii) all audit reports or written proposed adjustments (whether formal or informal) received from any taxing authority relating to any Tax Return filed by KCPL or any of the KCPL Subsidiaries and (iii) any Closing Agreements entered into by KCPL or any of the KCPL Subsidiaries with any taxing authority.

        (l) TAX SHARING AGREEMENTS. Neither KCPL nor any KCPL Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

        (m) CODE SECTION 280G. Neither KCPL nor any of the KCPL Subsidiaries is a party to any agreement, contract or arrangement that could result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any amount that would be non-deductible pursuant to
    Section 162(m) of the Code.

        (n) LIABILITY FOR OTHERS. None of KCPL or any of the KCPL Subsidiaries has any liability for Taxes of any person other than KCPL and the KCPL Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) by contract, or (iii) otherwise.

        (o) SECTION 341(F). Neither KCPL nor any of the KCPL Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection
    (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by KCPL or any of the KCPL Subsidiaries.

    Section 4.10 EMPLOYEE MATTERS; ERISA. Except as set forth in Section 4.10 of the KCPL Disclosure Schedule:

        (a) BENEFIT PLANS. Section 4.10(a) of the KCPL Disclosure Schedule contains a true and complete list of each written or oral material employee benefit plan, policy or agreement covering employees, former employees or directors of KCPL and each of the KCPL Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any severance or change in control agreement (collectively, the "KCPL BENEFIT PLANS").

        (b) CONTRIBUTIONS. All material contributions and other payments required to be made by KCPL or any of the KCPL Subsidiaries to any KCPL Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the KCPL Financial Statements.

        (c) QUALIFICATION; COMPLIANCE. Each of the KCPL Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue

    Service (the "IRS") to be so qualified, and, to the best knowledge of KCPL, no circumstances exist that are reasonably expected by KCPL to result in the revocation of any such determination. KCPL is in compliance in all material respects with, and each of the KCPL Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each KCPL Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits. No prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available with respect to any KCPL Benefit Plan, and which could give rise to liability on the part of KCPL, any KCPL Benefit Plan, or any fiduciary, party in interest or disqualified person with respect thereto that would be material to KCPL or would be material to KCPL if it were KCPL's liability.

        (d) LIABILITIES. With respect to the KCPL Benefit Plans, individually and in the aggregate, no event has occurred, and, to the best knowledge of KCPL, there does not now exist any condition or set of circumstances, that could subject KCPL or any of the KCPL Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which KCPL or any of the KCPL Subsidiaries is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course.

        (e) WELFARE PLANS. None of the KCPL Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provide for any benefits with respect to current or former employees for periods extending beyond their retirement or other termination of service, other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

        (f) DOCUMENTS MADE AVAILABLE. KCPL has made available to UCU a true and correct copy of each collective bargaining agreement to which KCPL or any of the KCPL Subsidiaries is a party or under which KCPL or any of the KCPL Subsidiaries has obligations and, with respect to each KCPL Benefit Plan, where applicable, (i) such plan and summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement
    (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such KCPL Benefit Plan, and (v) the most recent actuarial report or valuation.

        (g) PAYMENTS RESULTING FROM MERGER. The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events, including, without limitation, the termination of employment of any officers, directors, employees or agents of KCPL or any of the KCPL Subsidiaries) result in any (i) payment (whether of severance pay or otherwise) becoming due from KCPL or any of the KCPL Subsidiaries or, to the knowledge of KCPL, any of the KCPL Joint Ventures, to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit under any KCPL Benefit Plan being established or becoming accelerated, vested or payable.

        (h) LABOR AGREEMENTS. As of the date hereof, neither KCPL nor any of the KCPL Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the best knowledge of KCPL, as of the date hereof, there is no current union representation question involving employees of KCPL or any of the KCPL Subsidiaries, nor does KCPL know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the KCPL SEC Reports filed prior to the date hereof or except to the extent such would not have a KCPL Material

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
    Adverse Effect, (i) there is no unfair labor practice, employment discrimination or other material complaint against KCPL or any of the KCPL Subsidiaries pending, or to the best knowledge of KCPL, threatened, (ii) there is no strike, lockout or material dispute, slowdown or work stoppage pending or, to the best knowledge of KCPL, threatened against or involving KCPL, and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of KCPL, threatened in respect of which any director, officer, employee or agent of KCPL or any of the KCPL Subsidiaries is or may be entitled to claim indemnification from KCPL or such KCPL Subsidiary pursuant to their respective articles of incorporation or by-laws or as provided in the indemnification agreements listed in Section 4.10(h) of the KCPL Disclosure Schedule.

    Section 4.11  ENVIRONMENTAL PROTECTION.

        (a) Except as set forth in Section 4.11 of the KCPL Disclosure Schedule or in the KCPL SEC Reports filed prior to the date hereof:

           (i) COMPLIANCE. KCPL and each of the KCPL Subsidiaries and, to the knowledge of KCPL, the KCPL Joint Ventures is in compliance with all applicable Environmental Laws (as defined in Section 4.11(c)(ii)) except where the failure to so comply would not have a KCPL Material Adverse Effect, and neither KCPL nor any of the KCPL Subsidiaries has received any communication (written or oral), from any person or Governmental Authority that alleges that KCPL or any of the KCPL Subsidiaries or the KCPL Joint Ventures is not in such compliance with applicable Environmental Laws. To the best knowledge of KCPL, compliance with all applicable Environmental Laws including, without limitation, all laws relating to the storage, handling, use and disposal of nuclear fuel or wastes, will not require KCPL or any KCPL Subsidiary or, to the knowledge of KCPL, any KCPL Joint Venture to incur costs beyond that currently budgeted in the five KCPL fiscal years beginning with January 1, 1996 that will be reasonably likely to result in a KCPL Material Adverse Effect, including but not limited to the costs of KCPL and KCPL Subsidiary and KCPL Joint Venture pollution control equipment or equipment for the storage, handling, use or disposal of nuclear fuel or wastes, required or known to be required in the future.

           (ii) ENVIRONMENTAL PERMITS. KCPL and each of the KCPL Subsidiaries and, to the knowledge of KCPL, the KCPL Joint Ventures has obtained or has applied for all environmental, health and safety permits and governmental authorizations (collectively, the "ENVIRONMENTAL PERMITS") necessary for the construction of their facilities or the conduct of their operations except where the failure to so obtain would not have a KCPL Material Adverse Effect, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and KCPL and the KCPL Subsidiaries and, to the knowledge of KCPL, the KCPL Joint Ventures are in material compliance with all terms and conditions of the Environmental Permits.

           (iii) ENVIRONMENTAL CLAIMS. There is no Environmental Claim (as defined in Section 4.11(c)(i)) which would have a KCPL Material Adverse Effect pending (A) against KCPL or any of the KCPL Subsidiaries or, to the knowledge of KCPL, any of the KCPL Joint Ventures, (B) to the best knowledge of KCPL, against any person or entity whose liability for any Environmental Claim KCPL or any of the KCPL Subsidiaries or, to the knowledge of KCPL, any of the KCPL Joint Ventures has or may have retained or assumed either contractually or by operation of law, or (C) against any real or personal property or operations which KCPL or any of the KCPL Subsidiaries or, to the knowledge of KCPL, any of the KCPL Joint Ventures owns, leases or manages, in whole or in part.

           (iv) RELEASES. KCPL has no knowledge of any Releases (as defined in Section 4.11(c)(iv)) of any Hazardous Material (as defined in Section 4.11(c)(iii)) that would be reasonably likely to form the basis of any Environmental Claim against KCPL or any of the KCPL Subsidiaries

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
       or the KCPL Joint Ventures, or against any person or entity whose liability for any Environmental Claim KCPL or any of the KCPL Subsidiaries or the KCPL Joint Ventures has or may have retained or assumed either contractually or by operation of law except for any Environmental Claim which would not have a KCPL Material Adverse Effect.

           (v) PREDECESSORS. KCPL has no knowledge, with respect to any predecessor of KCPL or any of the KCPL Subsidiaries or the KCPL Joint Ventures, of any Environmental Claim which would have a KCPL Material Adverse Effect pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim which would have a KCPL Material Adverse Effect.

        (b) DISCLOSURE. To KCPL's best knowledge, KCPL has disclosed in writing to UCU all facts which KCPL reasonably believes form the basis of an Environmental Claim which would have a KCPL Material Adverse Effect arising from (i) the cost of KCPL pollution control equipment currently required or known to be required in the future, (ii) current KCPL remediation costs or KCPL remediation costs known to be required in the future or (iii) any other environmental matter affecting KCPL.

        (c) DEFINITIONS.  As used in this Agreement:

           (i) "ENVIRONMENTAL CLAIM" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, Release or threatened Release into the environment of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by KCPL or any of the KCPL Subsidiaries or KCPL Joint Ventures (for purposes of this Section 4.11) or by UCU or any of the UCU Subsidiaries or UCU Joint Ventures (for purposes of Section 5.11); or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

           (ii) "ENVIRONMENTAL LAWS" means all federal, state and local laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

           (iii) "HAZARDOUS MATERIALS" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBS"); (B) any chemicals, materials or substances which are now defined as or included in the definition of "HAZARDOUS SUBSTANCES," "HAZARDOUS WASTES," "HAZARDOUS MATERIALS," "EXTREMELY HAZARDOUS WASTES," "RESTRICTED HAZARDOUS WASTES," "TOXIC SUBSTANCES," "TOXIC POLLUTANTS," or words of similar import under any Environmental Law and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which KCPL or any of the KCPL Subsidiaries operates (for purposes of this Section 4.11) or in which UCU or any of the UCU Subsidiaries operates (for purposes of Section 5.11).

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
           (iv)   "RELEASE"  means   any  release,   spill,  emission,  leaking,
       injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

    Section 4.12 REGULATION AS A UTILITY. KCPL is regulated as a public utility in the States of Kansas and Missouri and in no other state. Except as set forth in Section 4.12 of the KCPL Disclosure Schedule, neither KCPL nor any "subsidiary company" or "affiliate" (as each such term is defined in the 1935
Act) of KCPL is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country.

    Section 4.13 VOTE REQUIRED. Provided that the KCPL Preferred Stock has been redeemed pursuant to Section 2.1(c), the approval of the Merger by the holders of two-thirds of the voting power entitled to be cast by all holders of KCPL Common Stock (the "KCPL SHAREHOLDERS' APPROVAL") is the only vote of the holders of any class or series of the capital stock of KCPL or any of its Subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

    Section 4.14 ACCOUNTING MATTERS. Neither KCPL nor, to KCPL's best knowledge, any of its Affiliates has taken or agreed to take any action that would prevent the Company from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations. As used in this Agreement, the term "AFFILIATE," except where otherwise defined herein, shall mean, as to any person, any other person which directly or indirectly controls, or is under common control with, or is controlled by, such person. As used in this definition, "CONTROL" (including, with its correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

    Section 4.15 ARTICLE TWELFTH OF KCPL'S RESTATED ARTICLES OF CONSOLIDATION. The provisions of Article Twelfth of KCPL's Restated Articles of Consolidation will not, prior to the termination of this Agreement, assuming the accuracy of the representation contained in Section 5.18 (without giving effect to the knowledge qualification thereof), apply to this Agreement, the Merger or to the transactions contemplated hereby.

    Section 4.16 OPINION OF FINANCIAL ADVISOR. KCPL has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MERRILL LYNCH"), dated the date hereof, to the effect that, as of the date thereof, the KCPL Conversion Ratio is fair from a financial point of view to the holders of KCPL Common Stock.

    Section 4.17 INSURANCE. Except as set forth in Section 4.17 of the KCPL Disclosure Schedule, KCPL and each of the KCPL Subsidiaries is, and has been continuously since January 1, 1991, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by KCPL and the KCPL Subsidiaries during such time period. Except as set forth in
Section 4.17 of the KCPL Disclosure Schedule, neither KCPL nor any of the KCPL Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of KCPL or any of the KCPL Subsidiaries. The insurance policies of KCPL and each of the KCPL Subsidiaries are valid and enforceable policies in all material respects.

    Section 4.18 KCPL NOT A RELATED PERSON. As of the date hereof, neither KCPL nor, to its reasonable knowledge, any of its Affiliates, is a "Related Person" as such term is defined in Article Eight of UCU's Certificate of Incorporation.

                                   ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF UCU

    UCU represents and warrants to KCPL as follows:

    Section 5.1  ORGANIZATION AND QUALIFICATION.  Except as set forth in Section
5.1 of the schedule delivered by UCU on the date hereof (the "UCU DISCLOSURE SCHEDULE"), UCU and each of the UCU Subsidiaries (as defined below) and, to the knowledge of UCU, each of the UCU Joint Ventures (as defined below) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a material adverse effect on UCU and the UCU Subsidiaries taken as a whole. As used in this Agreement, (a) the term "UCU SUBSIDIARY" shall mean a Subsidiary of UCU, and (b) the term "UCU JOINT VENTURE" shall mean each entity identified as such on Section 5.1 of the UCU Disclosure Schedule.

    Section 5.2 SUBSIDIARIES. Section 5.2 of the UCU Disclosure Schedule sets forth a list as of the date hereof of (a) all the UCU Subsidiaries and (b) all other entities in which UCU has an aggregate equity investment in excess of $25 million. Except as set forth in Section 5.2 of the UCU Disclosure Schedule, neither UCU nor any of the UCU Subsidiaries is a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(7), 2(a)(8) or 2(a)(11) of the 1935 Act, respectively, and none of the UCU Subsidiaries is a "public utility company" within the meaning of Section 2(a)(5) of the 1935 Act. Except as set forth in Section 5.2 of the UCU Disclosure Schedule, all of the issued and outstanding shares of capital stock of each UCU Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by UCU free and clear of any liens, claims, encumbrances, security interests, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such UCU Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

    Section 5.3 CAPITALIZATION. As of the date hereof, the authorized capital stock of UCU consists of 100,000,000 shares of UCU Common Stock, par value $1.00 per share, 20,000,000 shares of Class A Common Stock, par value $1.00 per share ("UCU CLASS A COMMON STOCK"), and 10,000,000 shares of Preference Stock, without par value ("UCU PREFERRED STOCK"). At the close of business on December 31, 1995, (i) 45,980,814 shares of UCU Common Stock were issued, not more than 10,000,000 shares of UCU Common Stock were reserved for issuance pursuant to UCU's Employee Stock Purchase Plan, 1986 Stock Incentive Plan, 1992 Employee Non-Qualified Stock Option Plan, Bond Dividend Reinvestment Plan, Non-Employee Director Plan, Dividend Reinvestment and Common Stock Purchase Plan and 401(k) and Employee Stock Contribution Plan (such Plans, collectively, the "UCU STOCK PLANS") and conversion of UCU's Convertible Subordinated Debentures, (ii) 4,252 shares of UCU Common Stock were held by UCU in its treasury or by its wholly owned Subsidiaries, (iii) no shares of UCU Class A Common Stock were issued or held by UCU or its Subsidiaries in its treasury, and (iv) 1,000,000 shares of UCU Preferred Stock were issued and of such issued shares, none were held by UCU in its treasury or by its wholly owned Subsidiaries and (v) except for UCU's Convertible Subordinated Debentures, due July 1, 2011, no Voting Debt is issued or outstanding. All outstanding shares of UCU Common Stock and UCU Preferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. As of the date of this Agreement, except as set forth in

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
Section 5.3 of the UCU Disclosure Schedule or pursuant to this Agreement and the UCU Stock Plans, there are no options, warrants, calls, rights, commitments or agreements of any character to which UCU or any material UCU Subsidiary is a party or by which it is bound obligating UCU or any material UCU Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of UCU or any material UCU Subsidiary or obligating UCU or any material UCU Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Section 5.3 of the UCU Disclosure Schedule, or other than in connection with the UCU Stock Plans, after the Effective Time, there will be no option, warrant, call, right, commitment or agreement obligating UCU or any material UCU Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of UCU or any material UCU Subsidiary, or obligating UCU or any material UCU Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

    Section 5.4  AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.

        (a) AUTHORITY. UCU has all requisite power and authority to enter into this Agreement and, subject to the receipt of the applicable UCU Shareholders' Approval (as defined in Section 5.13) and the applicable UCU Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by UCU of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of UCU, subject to obtaining the applicable UCU Shareholders' Approval. This Agreement has been duly and validly executed and delivered by UCU and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the valid and binding obligation of UCU enforceable against it in accordance with its terms.

        (b) NON-CONTRAVENTION. Except as set forth in Section 5.4(b) of the UCU Disclosure Schedule, the execution and delivery of this Agreement by UCU does not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of UCU or any of the UCU Subsidiaries or the UCU Joint Ventures, (ii) subject to obtaining the UCU Required Statutory Approvals and the receipt of the UCU Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to UCU or any of the UCU Subsidiaries or the UCU Joint Ventures or any of their respective properties or assets or
    (iii) subject to obtaining the third-party consents set forth in Section 5.4(b) of the UCU Disclosure Schedule (the "UCU Required Consents"), any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which UCU or any of the UCU Subsidiaries or the UCU Joint Ventures is a party or by which it or any of its properties or assets may be bound or affected, except in the case of clause (ii) or (iii) for any such Violation which would not have a UCU Material Adverse Effect (as defined in Section 5.6 ).

        (c) STATUTORY APPROVALS. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by UCU or the consummation by UCU of the transactions contemplated hereby except as described in Section 5.4(c) of the UCU Disclosure Schedule or the failure of which to obtain would not result in a UCU Material Adverse Effect (the "UCU REQUIRED STATUTORY APPROVALS," it being understood that references in this Agreement to "obtaining" such UCU Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

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
        (d) COMPLIANCE.   Except  as set forth  in Section  5.4(d), Section 5.7,
    Section 5.10 or Section 5.11 of the UCU Disclosure Schedule, or as disclosed in the UCU SEC Reports (as defined in Section 5.5) filed prior to the date hereof, neither UCU nor any of the UCU Subsidiaries nor, to the knowledge of UCU, any UCU Joint Venture is in violation of, is, to the knowledge of UCU, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for possible violations which individually or in the aggregate would not have a UCU Material Adverse Effect. Except as set forth in Section 5.4(d) of the UCU Disclosure Schedule or in Section 5.11 of the UCU Disclosure Schedule, or as expressly disclosed in the UCU SEC Reports, UCU and the UCU Subsidiaries and, to the knowledge of UCU, the UCU Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted which are material to the operation of the businesses of UCU and the UCU Subsidiaries. Except as set forth in Section 5.4(d) of the UCU Disclosure Schedule, UCU and each of the UCU Subsidiaries and, to the knowledge of UCU, UCU Joint Ventures is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by UCU or any UCU Subsidiary or, to the knowledge of UCU, UCU Joint Venture under (i) its certificate of incorporation or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which UCU or any UCU Subsidiary or UCU Joint Venture is bound or to which any of its property is subject, except for possible violations, breaches or defaults which individually or in the aggregate would not have a UCU Material Adverse Effect.

    Section 5.5 REPORTS AND FINANCIAL STATEMENTS. The filings required to be made by UCU and the UCU Subsidiaries and UCU Joint Ventures since January 1, 1991 under the Securities Act, the Exchange Act, the 1935 Act, the Power Act and applicable state public utility laws and regulations have been filed with the SEC, the FERC or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder, except for such filings the failure of which to have been made would not result in a UCU Material Adverse Effect. UCU has made available to KCPL a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed with the SEC by UCU and by Aquila Gas Pipeline Corporation pursuant to the requirements of the Securities Act or Exchange Act since January 1, 1991 (as such documents have since the time of their filing been amended, the "UCU SEC REPORTS"). As of their respective dates, the UCU SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of UCU and Aquila Gas Pipeline Corporation included in the UCU SEC Reports (collectively, the "UCU FINANCIAL STATEMENTS") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of UCU and Aquila Gas Pipeline Corporation as of the dates thereof and the results of their respective operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the Certificate of Incorporation and by-laws of UCU and Aquila Gas Pipeline Corporation, as in effect on the date hereof, are included (or incorporated by reference) in the UCU SEC Reports.

    Section 5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the UCU SEC Reports filed prior to the date hereof or as set forth in Section
5.6 of the UCU Disclosure Schedule, since December 31, 1994, UCU and each of the UCU Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition, results of operations or prospects of UCU and the UCU Subsidiaries taken as a whole (a "UCU MATERIAL ADVERSE EFFECT").

    Section 5.7 LITIGATION. Except as disclosed in the UCU SEC Reports filed prior to the date hereof or as set forth in Section 5.7, Section 5.9 or Section
5.11 of the UCU Disclosure Schedule, (a) there are no claims, suits, actions or proceedings by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator, pending or, to the knowledge of UCU, threatened, nor are there, to the knowledge of UCU, any investigations or reviews by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or threatened against, relating to or affecting UCU or any of the UCU Subsidiaries or, to the knowledge of UCU, the UCU Joint Ventures which would have a UCU Material Adverse Effect,
(b) there have not been any significant developments since December 31, 1994 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews that would have a UCU Material Adverse Effect and (c) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to UCU or any of the UCU Subsidiaries or, to the knowledge of UCU, applicable to any of the UCU Joint Ventures, except for such that would not have a UCU Material Adverse Effect.

    Section 5.8 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of UCU for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement will, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

    Section 5.9 TAX MATTERS. Except as set forth in Section 5.9 of the UCU Disclosure Schedule:

        (a) FILING OF TIMELY TAX RETURNS. UCU and each of the UCU Subsidiaries have filed (or there has been filed on its behalf) all Tax Returns required to be filed by each of them under applicable law, except for those the failure of which to file would not have a UCU Material Adverse Effect. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

        (b) PAYMENT OF TAXES. UCU and each of the UCU Subsidiaries have, within the time and in the manner prescribed by law, paid all material Taxes that are currently due and payable, except for those contested in good faith and for which adequate reserves have been taken.

        (c) TAX RESERVES.   UCU  and the  UCU Subsidiaries  have established  on
    their books and records reserves adequate to pay all material Taxes and reserves for deferred income taxes in accordance with GAAP.

        (d) TAX LIENS. There are no Tax liens upon the assets of UCU or any of the UCU Subsidiaries except liens for Taxes not yet due.

        (e) WITHHOLDING TAXES. UCU and each of the UCU Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required.

        (f) EXTENSIONS OF TIME FOR FILING TAX RETURNS. Neither UCU nor any of the UCU Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

        (g) WAIVERS OF STATUTE OF LIMITATIONS. Neither UCU nor any of the UCU Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

        (h) AUDIT,  ADMINISTRATIVE AND  COURT PROCEEDINGS.   No  audits or other
    administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of UCU or any of the UCU Subsidiaries.

        (i) POWERS  OF ATTORNEY.   No power  of attorney currently  in force has
    been granted by UCU or any of the UCU Subsidiaries concerning any Tax matter.

        (j) TAX RULINGS. Neither UCU nor any of the UCU Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing adverse effect after the Closing Date.

        (k) AVAILABILITY OF TAX RETURNS. UCU has made available to KCPL complete and accurate copies of (i) all federal and state income Tax Returns for open years, and any amendments thereto, filed by UCU or any of the UCU Subsidiaries, (ii) all audit reports or written proposed adjustments (whether formal or informal) received from any taxing authority relating to any Tax Return filed by UCU or any of the UCU Subsidiaries and (iii) any Closing Agreements entered into by UCU or any of the UCU Subsidiaries with any taxing authority.

        (l) TAX SHARING AGREEMENTS.   Neither UCU  nor any UCU  Subsidiary is  a
    party to any agreement relating to allocating or sharing of Taxes.

        (m) CODE SECTION 280G. Neither UCU nor any of the UCU Subsidiaries is a party to any agreement, contract or arrangement that could result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any amount that would be non-deductible pursuant to
    Section 162(m) of the Code.

        (n) LIABILITY FOR OTHERS. None of UCU or any of the UCU Subsidiaries has any liability for Taxes of any person other than UCU and the UCU Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) by contract, or (iii) otherwise.

        (o) SECTION 341(F). Neither UCU nor any of the UCU Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection
    (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by UCU or any of the UCU Subsidiaries.

    Section 5.10 EMPLOYEE MATTERS; ERISA. Except as set forth in Section 5.10 of the UCU Disclosure Schedule:

        (a) BENEFIT PLANS. Section 5.10(a) of the UCU Disclosure Schedule contains a true and complete list of each written or oral material employee benefit plan, policy or agreement covering employees, former employees or directors of UCU and each of the UCU Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA and any severance or change in control agreement (collectively, the "UCU BENEFIT PLANS").

        (b) CONTRIBUTIONS. All material contributions and other payments required to be made by UCU or any of the UCU Subsidiaries to any UCU Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the UCU Financial Statements.

        (c) QUALIFICATION; COMPLIANCE. Each of the UCU Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the best knowledge of UCU, no circumstances exist that are reasonably expected by UCU to result in the revocation of any such determination. UCU is in compliance in all material respects with, and each of the UCU Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each UCU Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits. No prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available with respect to any UCU Benefit Plan, and which could give rise to liability on the part of UCU, any UCU Benefit Plan, or any fiduciary, party in interest or disqualified person with respect thereto that would be material to UCU or would be material to UCU if it were UCU's liability.

        (d) LIABILITIES. With respect to the UCU Benefit Plans, individually and in the aggregate, no event has occurred, and, to the best knowledge of UCU, there does not now exist any condition or set of circumstances, that could subject UCU or any of the UCU Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the PBGC), or under any indemnity agreement to which UCU or any of the UCU Subsidiaries is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course.

        (e) WELFARE PLANS. None of the UCU Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provides for any benefits with respect to current or former employees for periods extending beyond their retirement or other termination of service, other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

        (f) DOCUMENTS MADE AVAILABLE. UCU has made available to KCPL a true and correct copy of each collective bargaining agreement to which UCU or any of the UCU Subsidiaries is a party or under which UCU or any of the UCU Subsidiaries has obligations and, with respect to each UCU Benefit Plan, where applicable, (i) such plan and summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such UCU Benefit Plan, and (v) the most recent actuarial report or valuation.

        (g) PAYMENTS RESULTING FROM MERGER. The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events, including, without limitation, the termination of employment of any officers, directors, employees or agents of UCU or any of the UCU Subsidiaries) result in any (i) payment (whether of severance pay or otherwise) becoming due from UCU or any of the UCU Subsidiaries or, to the knowledge of UCU, any of the UCU Joint Ventures, to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or
    (ii) benefit under any UCU Benefit Plan being established or becoming accelerated, vested or payable.

        (h) LABOR AGREEMENTS. As of the date hereof, neither UCU nor any of the UCU Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the best knowledge of UCU, as of the date hereof, there is no current union representation question involving employees of UCU or any of the UCU Subsidiaries, nor does UCU know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the UCU SEC Reports filed prior to the date hereof or except to the extent such would not have a UCU Material Adverse Effect, (i) there is no unfair labor practice, employment discrimination or other material complaint against UCU or any of the UCU Subsidiaries pending, or to the best knowledge of UCU, threatened, (ii) there is no strike, lockout or material dispute, slowdown or work stoppage pending or, to the best knowledge of UCU, threatened against or involving UCU, and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of UCU, threatened in respect of which any director, officer, employee or agent of UCU or any of the UCU Subsidiaries is or may be entitled to claim indemnification from UCU or such UCU Subsidiary pursuant to their respective articles of incorporation or by-laws or as provided in the indemnification agreements listed in Section 5.10(h) of the UCU Disclosure Schedule.

    Section 5.11  ENVIRONMENTAL PROTECTION.

        (a) Except as set forth in Section 5.11 of the UCU Disclosure Schedule or in the UCU SEC Reports filed prior to the date hereof:

           (i) COMPLIANCE. UCU and each of the UCU Subsidiaries and, to the knowledge of UCU, the UCU Joint Ventures is in compliance with all applicable Environmental Laws except where the failure to so comply would not have a UCU Material Adverse Effect, and neither UCU nor any of the UCU Subsidiaries has received any communication (written or oral), from any person or Governmental Authority that alleges that UCU or any of the UCU Subsidiaries or the UCU Joint Ventures is not in such compliance with applicable Environmental Laws. To the best knowledge of UCU, compliance with all applicable Environmental Laws will not require UCU or any UCU Subsidiary or, to the knowledge of UCU, any UCU Joint Venture to incur costs beyond that currently budgeted in the five UCU fiscal years beginning with January 1, 1996 that will be reasonably likely to result in a UCU Material Adverse Effect, including but not limited to the costs of UCU and UCU Subsidiary and UCU Joint Venture pollution control equipment required or known to be required in the future.

           (ii) ENVIRONMENTAL PERMITS. UCU and each of the UCU Subsidiaries and, to the knowledge of UCU, the UCU Joint Ventures has obtained or has applied for all the Environmental Permits necessary for the construction of their facilities or the conduct of their operations except where the failure to so obtain would not have a UCU Material Adverse Effect, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and UCU and the UCU Subsidiaries and, to the knowledge of UCU, the UCU Joint Ventures are in material compliance with all terms and conditions of the Environmental Permits.

           (iii) ENVIRONMENTAL CLAIMS. There is no Environmental Claim which would have a UCU Material Adverse Effect pending (A) against UCU or any of the UCU Subsidiaries or, to the knowledge of UCU, any of the UCU Joint Ventures, (B) to the best knowledge of UCU, against any person or entity whose liability for any Environmental Claim UCU or any of the UCU Subsidiaries or, to the knowledge of UCU, any of the UCU Joint Ventures has or may have retained or assumed either contractually or by operation of law, or (C) against any real or personal property or operations which UCU or any of the UCU Subsidiaries or, to the knowledge of UCU, any of the UCU Joint Ventures owns, leases or manages, in whole or in part.

           (iv) RELEASES. UCU has no knowledge of any Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against UCU or any of the UCU Subsidiaries or the UCU Joint Ventures, or against any person or entity whose liability for any Environmental Claim UCU or any of the UCU Subsidiaries or the UCU Joint Ventures has or may have retained or assumed either contractually or by operation of law except for any Environmental Claim which would not have a UCU Material Adverse Effect.

           (v)    PREDECESSORS.   UCU  has  no  knowledge, with  respect  to any
       predecessor of UCU or any of the UCU Subsidiaries or the UCU Joint Ventures, of any Environmental Claim which would have a UCU Material Adverse Effect pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim which would have a UCU Material Adverse Effect.

        (b) DISCLOSURE. To UCU's best knowledge, UCU has disclosed in writing to KCPL all facts which UCU reasonably believes form the basis of an Environmental Claim which would have a UCU Material Adverse Effect arising from (i) the cost of UCU pollution control equipment currently required or known to be required in the future, (ii) current UCU remediation costs or UCU remediation costs known to be required in the future or (iii) any other environmental matter affecting UCU.

    Section 5.12 REGULATION AS A UTILITY. UCU is regulated as a public utility in the States of Colorado, Iowa, Kansas, Michigan, Missouri, Minnesota, Nebraska, South Dakota and West Virginia and in no other state. Except as set forth in Section 5.12 of the UCU Disclosure Schedule, neither UCU nor any "subsidiary company" or "affiliate" (as each such term is defined in the 1935
Act) of UCU is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country.

    Section 5.13 VOTE REQUIRED. Provided that the KCPL Preferred Stock has been redeemed pursuant to Section 2.1(c), the approval of the Merger by the holders of a majority of the voting power entitled to be cast by all holders of UCU Common Stock (the "UCU SHAREHOLDERS' APPROVAL") is the only vote of the holders of any class or series of the capital stock of UCU or any of its Subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

    Section 5.14 ACCOUNTING MATTERS. Neither UCU nor, to UCU's best knowledge, any of its Affiliates has taken or agreed to take any action that would prevent the Company from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations.

    Section 5.15 ARTICLE EIGHT OF UCU'S CERTIFICATE OF INCORPORATION. The provisions of Article Eight of UCU's Certificate of Incorporation will not, prior to the termination of this Agreement, assuming the accuracy of the representation contained in Section 4.18 (without giving effect to the knowledge qualification thereof), apply to this Agreement, the Merger or to the transactions contemplated hereby.

    Section 5.16 OPINION OF FINANCIAL ADVISOR. UCU has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), dated the date hereof, to the effect that, as of the date thereof, the UCU Conversion Ratio is fair from a financial point of view to the holders of UCU Common Stock.

    Section 5.17 INSURANCE. Except as set forth in Section 5.17 of the UCU Disclosure Schedule, UCU and each of the UCU Subsidiaries is, and has been continuously since January 1, 1991, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by UCU and the UCU Subsidiaries during such time period. Except as set forth in Section
5.17 of the UCU Disclosure Schedule, neither UCU nor any of the UCU Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of UCU or any of the UCU Subsidiaries. The insurance policies of UCU and each of the UCU Subsidiaries are valid and enforceable policies in all material respects.

    Section 5.18 UCU NOT AN INTERESTED SHAREHOLDER. As of the date hereof, neither UCU nor, to its reasonable knowledge, any of its Affiliates, is an "Interested Shareholder" as such term is defined in Article Twelfth of KCPL's Restated Articles of Consolidation.

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

    Section 6.1 COVENANTS OF THE PARTIES. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, KCPL and UCU each agree as follows, each as to itself and to each of the KCPL Subsidiaries and the UCU Subsidiaries, as the case may be, except as expressly contemplated or permitted in this Agreement or to the extent the other parties hereto shall otherwise consent in writing, which decision regarding consent shall be made as soon as reasonably practical:

        (a) ORDINARY COURSE OF BUSINESS. Each party hereto shall, and shall cause its respective Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of work force needs and ongoing programs currently in force, keep available the services of their present officers and employees, provided, however, that nothing shall prohibit either party or any of its Subsidiaries from transferring operations to such party or any of its wholly owned Subsidiaries. Except as set forth in Section 6.1(a) of the KCPL Disclosure Schedule or Section 6.1(a) of the UCU Disclosure Schedule, respectively, no party shall, nor shall any party permit any of its respective Subsidiaries to, enter into a new line of business involving any material investment of assets or resources or any material exposure to liability or loss, in the case of KCPL, to KCPL and the KCPL Subsidiaries taken as a whole, and in the case of UCU, to UCU and the UCU Subsidiaries taken as a whole; provided, however, that notwithstanding the above, a party or any of its respective Subsidiaries may enter into a new line of business to the extent the investment (which shall include the amount of equity invested plus the amount of indebtedness incurred, assumed, or otherwise owed by or with recourse to UCU or KCPL, as the case may be) in a new line of business does not exceed $10 million, individually, and $25 million, in the aggregate, for all such investments during any fiscal year;

        (b) DIVIDENDS. No party shall, nor shall any party permit any of its respective Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than to such party or its wholly owned Subsidiaries and other than (A) dividends required to be paid on any UCU Preferred Stock or KCPL Preferred Stock in accordance with the respective terms thereof, (B) regular quarterly dividends on KCPL Common Stock with usual record and payment dates not, during any period of any fiscal year, in excess of 105% of the dividends for the comparable period of the prior fiscal year, (C) regular quarterly dividends on UCU Common Stock with usual record and payment dates not, during any period of any fiscal year, in excess of 105% of the dividends for the comparable period of the prior fiscal year and (D) dividends by Aquila Gas Pipeline Corporation, UtiliCorp U.K., Inc., UtiliCorp U.K. Limited, West Kootenay Power Ltd., UtiliCorp N.Z., Inc. and any Subsidiaries of such entities, (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock or (iii) redeem, repurchase or otherwise acquire any shares of their capital stock, other than (A) redemptions, purchases or acquisitions required by the respective terms of any series of KCPL Preferred Stock, or
    (B) for the purpose of funding employee stock ownership plans in accordance with past practice. Notwithstanding the foregoing, KCPL may redeem the KCPL Preferred Stock pursuant to the provisions of Section 2.1(c), and UCU may redeem the UCU Preferred Stock pursuant to the provisions of Section 2.1(e). The last record date of each of KCPL and UCU on or prior to the Effective Time which relates to a regular quarterly dividend on KCPL Common Stock or UCU Common Stock, as the case may be, shall be the same date and shall be prior to the Effective Time.

        (c) ISSUANCE OF SECURITIES. Except as set forth in Section 6.1(c) of the KCPL Disclosure Schedule or Section 6.1(c) of the UCU Disclosure Schedule, no party shall, nor shall any party permit any of its Subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than (i) intercompany issuances of capital stock and (ii) issuances (A) in the case of UCU and the UCU Subsidiaries, of up to 2,000,000 shares of UCU Common Stock during any fiscal year to be issued pursuant to employee benefit plans, stock option and other incentive compensation plans, directors plans and stock purchase and dividend reinvestment plans and (B) in the case of KCPL and the KCPL Subsidiaries, of up to 2,000,000 shares of KCPL Common Stock during any fiscal year to be issued pursuant to employee benefit plans, stock option and other incentive compensation plans, directors plans and stock purchase and dividend reinvestment plans. The parties shall promptly furnish to each other such information as may be reasonably requested including financial information and take such action as may be reasonably necessary and otherwise fully cooperate with each other in the preparation of any registration statement under the Securities Act and other documents necessary in connection with issuance of securities as contemplated by this
    Section 6.1(c), subject to obtaining customary indemnities.

        (d) CHARTER DOCUMENTS.   No party shall  amend or propose  to amend  its
    respective charter, by-laws or regulations, or similar organic documents, except as contemplated herein.

        (e) NO ACQUISITIONS. Except as set forth in Section 6.1(e) of the KCPL Disclosure Schedule or Section 6.1(e) the UCU Disclosure Schedule, other than individual acquisitions by (i) KCPL and the KCPL Subsidiaries the consummation of which would not exceed $25 million of equity invested nor require the approval of the Board of Directors of KCPL, provided, that the aggregate equity invested in all such acquisitions pursuant to this clause
    (e) shall not exceed $150 million of equity invested during any fiscal year, or (ii) UCU and the UCU Subsidiaries the consummation of which would not exceed $25 million of equity invested nor require the approval of the Board of Directors of UCU, provided, that the aggregate equity invested in all such acquisitions pursuant to this clause (e) shall not exceed $150 million of equity invested during any fiscal year, no party shall, nor shall any party permit any of its Subsidiaries to, acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, an equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, nor shall any party acquire or agree to acquire a material amount of assets other than in the ordinary course of business consistent with past practice.

        (f) CAPITAL EXPENDITURES. Except as set forth in Section 6.1(f) of the KCPL Disclosure Schedule or Section 6.1(f) of the UCU Disclosure Schedule or as required by law, no party shall, nor shall any party permit any of its Subsidiaries to, make capital expenditures during any fiscal year in excess of 125% of the amount budgeted for such fiscal year by such party for capital expenditures as set forth in Section 6.1(f) of the KCPL Disclosure Schedule or Section 6.1(f) of the UCU Disclosure Schedule.

        (g) NO DISPOSITIONS. Except as set forth in Section 6.1(g) of the KCPL Disclosure Schedule or 6.1(g) of the UCU Disclosure Schedule, other than dispositions by a party or its Subsidiaries of less than $25 million in sales price and indebtedness assumed by the acquiring party and its Affiliates, singularly or in the aggregate during any fiscal year, no party shall, nor shall any party permit any of its Subsidiaries to, sell or dispose of any of its assets other than dispositions in the ordinary course of its business consistent with past practice.

        (h) INDEBTEDNESS. Except as contemplated by this Agreement, no party shall, nor shall any party permit any of its respective Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or entity or enter into any arrangement having the economic effect of any of the foregoing other than (i) indebtedness or guarantees or "keep well" or other agreements in the ordinary course of business consistent with past practice (such as the issuance of commercial paper, the use of existing credit facilities or hedging activities), (ii) other indebtedness or "keep well" or other agreements not aggregating more than $250 million, (iii) arrangements between such party and its Subsidiaries or among its Subsidiaries, (iv) as set forth in Section 6.1(h) of the KCPL Disclosure Schedule or Section 6.1(h) of the UCU Disclosure Schedule, (v) in connection with the refunding of existing indebtedness,
    (vi) in connection with the redemption of the KCPL Preferred Stock as set forth in Section 2.1(c), (vii) in connection with the redemption of the UCU Preferred Stock as set forth in Section 2.1(e) or (viii) as may be necessary in connection with acquisitions permitted by Section 6.1(e) or capital expenditures permitted by Section 6.1(f).

        (i) COMPENSATION, BENEFITS. Except as set forth in Section 6.1(i) of the KCPL Disclosure Schedule or Section 6.1(i) of the UCU Disclosure Schedule, as may be required by applicable law or as contemplated by this Agreement, no party shall, nor shall any party permit any of its Subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan, trust, fund or policy maintained by, contributed to or entered into by such party or any of its Subsidiaries or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of such party or any of its Subsidiaries, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party or any of its Subsidiaries; (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than in the ordinary course of business consistent with past practice; or (iii) deposit into any trust (including any "rabbi trust") amounts in respect of any employee benefit obligations or obligations to directors; provided that transfers into any trust, other than a rabbi or other trust with respect to any non-qualified deferred compensation, may be made in accordance with past practice.

        (j) 1935 ACT. Except as set forth in Section 6.1(j) of the KCPL Disclosure Schedule or Section 6.1(j) of the UCU Disclosure Schedule, no party shall, nor shall any party permit any of its Subsidiaries to, except as required or contemplated by this Agreement, engage in any activities which would cause a change in its status, or that of its Subsidiaries, under the 1935 Act.

        (k) ACCOUNTING. Except as set forth in Section 6.1(k) of the KCPL Disclosure Schedule or Section 6.1(k) of the UCU Disclosure Schedule, no party shall, nor shall any party permit any of its Subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

        (l) POOLING. No party shall, nor shall any party permit any of its Subsidiaries to, take any action which would, or would be reasonably likely to, prevent the Company from accounting for the transactions to be effected pursuant to this Agreement as a pooling-of-interests in accordance with GAAP and applicable SEC regulations, and each party hereto shall use all reasonable efforts to achieve such result (including taking such commercially reasonable actions as may be necessary to cure any facts or circumstances that could prevent such transactions from qualifying for pooling-of-interests accounting treatment).

       (m) TAX-FREE STATUS. No party shall, nor shall any party permit any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the status of the Merger as a reorganization under Section 368(a) of the Code, and each party hereto shall use all reasonable efforts to achieve such result.

       (n) AFFILIATE TRANSACTIONS. Except as set forth in Section 6.1(n) of the KCPL Disclosure Schedule or Section 6.1(n) of the UCU Disclosure
    Schedule, no party shall, nor shall any party permit any of its Subsidiaries to, enter into any material agreement or arrangement with any of their respective Affiliates (other than wholly owned Subsidiaries) or, in the case of UCU, the UCU Joint Ventures, or, in the case of KCPL, the KCPL Joint Ventures on terms materially less favorable to such party than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

       (o) COOPERATION, NOTIFICATION. Each party shall (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations, (ii) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects, (iii) promptly advise the other party of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, in the case of KCPL, a KCPL Material Adverse Effect or, in the case of UCU, a UCU Material Adverse Effect and (iv) promptly provide the other party with copies of all filings made by such party or any of its Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

       (p) RATE MATTERS. Subject to applicable law, each of KCPL and UCU shall, and shall cause its respective Subsidiaries to, discuss with the other any changes in its or its Subsidiaries' rates or the services it provides or charges (other than pass-through fuel and gas rates or charges), standards of service or accounting from those in effect on the date hereof and consult with the other prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent with governmental regulators, whether written or oral, formal or informal, with respect thereto, and no party will make any filing to change its rates or the services it provides on file with the FERC that would have a material adverse effect on the benefits associated with the business combination provided for herein.

       (q) THIRD-PARTY CONSENTS. KCPL shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all KCPL Required
    Consents. KCPL shall promptly notify UCU of any failure or prospective failure to obtain any such consents and, if requested by UCU, shall provide copies of all KCPL Required Consents obtained by KCPL to UCU. UCU shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all UCU Required Consents. UCU shall promptly notify KCPL of any failure or prospective failure to obtain any such consents and, if requested by KCPL, shall provide copies of all UCU Required Consents obtained by UCU to KCPL.

       (r) NO BREACH, ETC. No party shall, nor shall any party permit any of its Subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

       (s) TAX-EXEMPT STATUS. No party shall, nor shall any party permit any Subsidiary to, take any action that would likely jeopardize the qualification of KCPL's or UCU's outstanding revenue bonds which qualify on the date hereof under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b) (4) of the Internal Revenue Code of 1954, as amended, prior to the Tax Reform Act of 1986.

       (t) TRANSITION MANAGEMENT. As soon as practicable after the date hereof, the parties shall create a special transition management task force (the "TASK FORCE"), which shall be jointly
    headed by Turner White and Michael D. Bruhn. The Task Force shall examine various alternatives regarding the manner in which to best organize and manage the business of the Company after the Effective Time, subject to applicable law. Turner White and Michael D. Bruhn will have joint decision-making authority regarding the Task Force.

       (u) CONTRACTS. No party shall, nor shall any party permit any of its respective Subsidiaries to, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which such party or any Subsidiary of such party is a party or waive, release or assign any material rights or claims.

       (v) INSURANCE. Each party shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the electric and gas utility industry and employing methods of generating electric power and fuel sources similar to those methods employed and fuels used by such party or its Subsidiaries.

       (w) PERMITS. Each party shall, and shall cause its Subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits which are material to the operations of such party or its Subsidiaries.

       (x) TAX MATTERS. Except as set forth in Section 6.1(x) of the KCPL Disclosure Schedule or Section 6.1(x) of the UCU Disclosure Schedule,
    neither party shall (i) make or rescind any material express or deemed election relating to taxes unless such election will have the effect of minimizing the tax liabilities of KCPL or UCU or any of their respective Subsidiaries, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where KCPL or UCU has the capacity to make such binding elections, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes unless such settlement or compromise results in (A) a change in taxable income or tax liability that will reverse in future periods and is therefore, by its nature, a timing difference or (B) a change in taxable income or tax liability that will not reverse in future periods and is therefore, by its nature, a permanent difference unless the tax liability resulting from the increase is less than $1 million, or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1994, except as may be required by applicable law or except for such changes that would reduce consolidated federal taxable income or alternative minimum taxable income.

       (y) DISCHARGE OF LIABILITIES. No party shall, nor shall any party permit any of its respective Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in such party's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

    Section 7.1 ACCESS TO INFORMATION. Upon reasonable notice, each party shall, and shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of the other (collectively, "REPRESENTATIVES") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns)
and, during such period, each party shall, and shall cause its Subsidiaries to, furnish promptly to the other (i) access to each report, schedule and other document filed or received by it or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the FERC, the NRC, the Department of Justice, the Federal Trade Commission, or any other federal or state regulatory agency or commission and (ii) access to all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement. Each party shall provide access to those premises, documents, reports and information described above of Subsidiaries of such party that are not Subsidiaries to the extent such party has or is able to obtain such access. Each party shall, and shall cause its Subsidiaries and Representatives to, hold in strict confidence all documents and information concerning the other furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated November 28, 1995, between KCPL and UCU, as it may be amended from time to time (the "CONFIDENTIALITY AGREEMENT").

    Section 7.2  JOINT PROXY STATEMENT AND REGISTRATION STATEMENT.

       (a) PREPARATION AND FILING. The parties will prepare and file with the SEC as soon as reasonably practicable after the date hereof the
    Registration Statement and the Proxy Statement (together, the "JOINT PROXY/REGISTRATION STATEMENT"). The parties hereto shall each use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Each party hereto shall also take such action as may be reasonably required to cause the shares of Company Common Stock and Company Preferred Stock issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; PROVIDED, HOWEVER, that no party shall be required to register or qualify as a foreign corporation or to take other action which would subject it to service of process in any jurisdiction where the Company will not be, following the Merger, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Joint Proxy/Registration Statement. The parties shall use reasonable efforts to cause the shares of Company Common Stock issuable in the Merger to be approved for listing on the NYSE upon official notice of issuance. The information provided by any party hereto for use in the Joint Proxy/Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the Joint Proxy Statement/Registration Statement.

       (b) LETTER OF KCPL'S ACCOUNTANTS. KCPL shall use best efforts to cause to be delivered to UCU letters of Coopers & Lybrand, dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to UCU, in form and substance reasonably satisfactory to UCU and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

       (c) LETTER OF UCU'S ACCOUNTANTS. UCU shall use best efforts to cause to be delivered to KCPL a letter of Arthur Andersen & Co., dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to KCPL, in form and substance reasonably satisfactory to KCPL and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

       (d) FAIRNESS OPINIONS. It shall be a condition to the mailing of the Joint Proxy/Registration Statement to the shareholders of KCPL and UCU that (i) KCPL shall have received an opinion from Merrill Lynch, dated the date of the Joint Proxy/Registration Statement, to the effect that, as of the date thereof, the KCPL Conversion Ratio is fair from a financial point of view to the holders of KCPL Common Stock and (ii) UCU shall have received an opinion from DLJ, dated the date of the Joint Proxy/Registration Statement, to the effect that, as of the date thereof, the UCU Conversion Ratio is fair from a financial point of view to the holders of UCU Common Stock.

    Section 7.3  REGULATORY MATTERS.

       (a) HSR FILINGS. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any
    notifications required to be filed by their respective "ultimate parent" companies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by either of such agencies.

       (b) OTHER REGULATORY APPROVALS. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to obtain the KCPL Required Statutory Approvals and the UCU Required Statutory Approvals.

    Section 7.4  SHAREHOLDER APPROVAL.

       (a) APPROVAL OF UCU SHAREHOLDERS. Subject to the provisions of Section 7.4(c) and Section 7.4(d), UCU shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "UCU MEETING") for the purpose of securing the UCU Shareholders' Approval, (ii) distribute to its shareholders the joint Proxy Statement in accordance with applicable federal and state law and with its Restated Articles of Consolidation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with KCPL with respect to each of the foregoing matters.

       (b) APPROVAL OF KCPL SHAREHOLDERS. Subject to the provisions of Section 7.4(c) and Section 7.4(d), KCPL shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "KCPL MEETING") for the purpose of securing the KCPL Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Certificate of Incorporation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with UCU with respect to each of the foregoing matters.

       (c) MEETING DATE. The UCU Meeting for the purpose of securing the UCU Shareholders' Approval and the KCPL Meeting for the purpose of securing the KCPL Shareholders' Approval shall be held on such date as KCPL and UCU shall mutually determine.

       (d) FAIRNESS OPINIONS NOT WITHDRAWN. It shall be a condition to the obligation of KCPL to hold the KCPL Meeting that the opinion of Merrill
    Lynch, referred to in Section 7.2(d), shall not have been withdrawn, and it shall be a condition to the obligation of UCU to hold the UCU Meeting that the opinion of DLJ, referred to in Section 7.2(d), shall not have been withdrawn.

    Section 7.5  DIRECTORS' AND OFFICERS' INDEMNIFICATION.

       (a) INDEMNIFICATION. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the
    Effective Time, the Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of any of the parties hereto or any Subsidiary (each an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of such party (the "INDEMNIFIED LIABILITIES"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the DGCL, (ii) the Company will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL and the Certificate of Incorporation or by-laws of the Company shall be made by independent counsel mutually acceptable to the Company and the Indemnified Party; PROVIDED, HOWEVER, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

       (b) INSURANCE. For a period of six years after the Effective Time, the Company shall cause to be maintained in effect policies of directors and officers' liability insurance maintained by KCPL and UCU for the benefit of those persons who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage; PROVIDED, HOWEVER, that the Company shall not be required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by KCPL and UCU for such insurance; and PROVIDED, FURTHER, that if the annual premiums of such insurance coverage exceed such amount, the Company shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of the Company, for a cost not exceeding such amount.

       (c) SUCCESSORS. In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in either such case, proper provisions shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 7.5.

       (d) SURVIVAL OF INDEMNIFICATION. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of KCPL, UCU and their respective Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective articles of incorporation and by-laws in effect on the date thereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

       (e) BENEFIT. The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

    Section 7.6 PUBLIC ANNOUNCEMENTS. Subject to each party's disclosure obligations imposed by law, KCPL and UCU will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto or thereto without the consent of the other party (which consent shall not be unreasonably withheld).

    Section 7.7 RULE 145 AFFILIATES. Within 30 days after the date of this Agreement, KCPL shall identify in a letter to UCU, and UCU shall identify in a letter to KCPL, all persons who are, and to such person's best knowledge who will be at the Closing Date, "affiliates" of KCPL and UCU, respectively, as such term is used in Rule 145 under the Securities Act (or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment). Each of KCPL and UCU shall use all reasonable efforts to cause such respective affiliates (including any person who may be deemed to have become such an affiliate after the date of the letter referred to in the prior sentence) to deliver to the Company on or prior to the Closing Date a written agreement substantially in the form attached as EXHIBIT 7.7 (each, an "AFFILIATE AGREEMENT").

    Section 7.8  EMPLOYEE AGREEMENTS AND WORKFORCE MATTERS.

       (a)   CERTAIN EMPLOYEE AGREEMENTS.  Subject to Section 7.9, Section 7.10,
       Section 7.13 and Section 7.14, the Company and its Subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties prior to the date hereof that apply to any current or former employee or current or former director of the parties hereto; PROVIDED, HOWEVER, that this undertaking is not intended to prevent the Company from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

       (b) WORKFORCE MATTERS. Subject to applicable collective bargaining agreements, for a period of 3 years following the Effective Time, any reductions in workforce in respect of employees of the Company shall be made on a fair and equitable basis, without regard to whether employment was with KCPL or the KCPL Subsidiaries or UCU or the UCU Subsidiaries, and any employee whose employment is terminated or job is eliminated by the Company or any of its Subsidiaries during such period shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by the Company or any of its Subsidiaries. Any workforce reductions carried out following the Effective Time by the Company and its Subsidiaries shall be done in accordance with all applicable collective bargaining agreements and all laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law.

    Section 7.9  EMPLOYEE BENEFIT PLANS.

       (a) COMPANY PLANS. KCPL and UCU agree to cooperate and agree upon the employee benefits plans and programs to be provided by the Company.

       (b) EFFECT OF THE MERGERS. The consummation of the Merger shall not be treated as a termination of employment for purposes of any UCU Benefit
    Plan or KCPL Benefit Plan.

       (c) UCU SUPPLEMENTAL CONTRIBUTORY PLAN. The UCU Supplemental Contributory Retirement Plan shall be revised to provide that from and after the Effective Time, the reference to "UCU Common Shares" with respect to the "Company Stock Units," which are one of the deemed investment funds used to measure UCU's obligations under the plan shall instead refer to "Company Common Shares."

       (d) CREDIT FOR PAST SERVICE. Without limitation of the foregoing provisions of this Section 7.9, each participant of any KCPL Benefit Plan or UCU Benefit Plan shall receive credit for purposes of (i) eligibility to participate, vesting and eligibility to receive benefits under any benefit plan of the Company or any of its subsidiaries or affiliates that replaces a KCPL Benefit Plan or a UCU Benefit Plan, and (ii) benefit accrual under any severance or vacation pay plan, for service credited for the corresponding purpose under such KCPL Benefit Plan or UCU Benefit Plan; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such participant or the funding for any such benefit.

       (e) ADOPTION OF COMPANY REPLACEMENT PLANS. With respect to the KCPL annual incentive plan (the "KCPL INCENTIVE PLAN"), the UCU annual and long-term incentive plan (the "UCU INCENTIVE PLAN"), the KCPL long-term incentive plan (the "KCPL INCENTIVE STOCK PLAN") and the UCU stock incentive plan (the "UCU INCENTIVE STOCK PLAN"), the Company and its subsidiaries shall adopt replacement plans as set forth in this Section 7.9(e) (collectively, the "COMPANY REPLACEMENT PLANS"). Subject to shareholder approval thereof by the KCPL shareholders and the UCU shareholders, the Company Replacement Plans shall go into effect at the Effective Time. Upon the consummation of the Merger, no additional obligations shall be incurred under the KCPL Incentive Plan, the UCU Incentive Plan, the KCPL Stock Incentive Plan or the UCU Incentive Stock Plan, except to the extent such obligations are attributable to employment prior to the Effective Time and are consistent with past practice under the applicable plan. The KCPL Incentive Plan and the UCU Incentive Plan shall be replaced (except with respect to obligations incurred or attributable to employment prior to the Effective Time) by a new annual bonus plan (the "COMPANY INCENTIVE PLAN") under which bonuses, based on percentages of base salaries and payable in cash, shares of Company Common Stock or such form as shall be determined by the Compensation Committee of the Board of Directors of the Company (the "COMMITTEE"), are awarded based upon the achievement of performance goals determined in advance by the Committee. With respect to those participants in the Company Incentive Plan who are, or who the Committee determines are likely to be, "covered employees" within the meaning of Section 162(m) of the Code, whose compensation is likely to exceed the amount specified in Code Section 162(m)(i), the performance goals shall be objective standards that are approved by shareholders in accordance with the requirements for exclusion from the limitations of Section 162(m) of the Code as performance-based compensation. The KCPL Incentive Stock Plan and the UCU Incentive Stock Plan shall be replaced (except with respect to obligations incurred or attributable to employment prior to the Effective Time) by a stock compensation plan (the "COMPANY STOCK PLAN"). The Company Stock Plan shall provide for the grant of stock options, stock appreciation rights, restricted stock and such other awards based upon the Company Common Stock as the Committee may determine, subject to shareholder approval of the Company Stock Plan. The Company shall reserve an appropriate number of shares for issuance under the Company Stock Plan.

       (f) KCPL AND UCU ACTION. With respect to each of the Company Replacement Plans, each of KCPL and UCU shall take all corporate action necessary or appropriate to obtain the approval of their respective shareholders with respect to such plan prior to the Effective Time.

    Section 7.10  STOCK OPTION AND OTHER STOCK PLANS.

       (a) UCU STOCK OPTIONS. As of the Effective Time, each of the UCU Stock Options which is outstanding as of the Effective Time shall be assumed by the Company and converted into an option (or a new substitute option shall be granted) to purchase the number of shares of Company Common Stock (rounded up to the nearest whole share) equal to the number of shares of UCU Common Stock subject to such option multiplied by the UCU Conversion Ratio, at an exercise price per share of Company Common Stock (rounded down to the nearest penny) equal to the former exercise price per share of UCU Common Stock under such option immediately prior to the Effective Time divided by the UCU Conversion Ratio; PROVIDED, HOWEVER, that in the case of any UCU Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as provided above, the converted or substituted UCU Stock Options shall be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to UCU Stock Options immediately prior to the Effective Time, except that the acceleration of vesting and exercisability as a result of the Merger shall not be given effect. For purposes of such terms and conditions, the Merger shall not be treated as an event which shall affect the period for exercising UCU Stock Options. UCU Stock Options shall not be treated as expiring as of the Effective Time solely due to the fact that UCU shall cease to exist as of the Effective Time.

       (b) KCPL STOCK OPTIONS. As of the Effective Time, each of the KCPL Stock Options which is outstanding as of the Effective Time shall be assumed by the Company and converted into an option (or a new substitute option shall be granted) to purchase the number of shares of Company Common Stock (rounded up to the nearest whole share) equal to the number of shares of KCPL Common Stock subject to such option multiplied by the KCPL Conversion Ratio, at an exercise price per share of Company Common Stock (rounded down to the nearest penny) equal to the former exercise price per share of KCPL Common Stock under such option immediately prior to the Effective Time divided by the KCPL Conversion Ratio; PROVIDED, HOWEVER, that in the case of any KCPL Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as provided above, the converted or substituted KCPL Stock Options shall be subject to the same terms and conditions
    (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to KCPL Stock Options immediately prior to the Effective Time, except that the acceleration of vesting and exercisability as a result of the Merger shall not be given effect. For purposes of such terms and conditions, the Merger shall not be treated as an event which shall affect the period for exercising KCPL Stock Options. KCPL Stock Options shall not be treated as expiring as of the Effective Time solely due to the fact that KCPL shall cease to exist as of the Effective Time. Any KCPL Stock Option that shall expire as of the Effective Time due to the automatic exercise of a Limited Stock Appreciation Right related to it shall not be assumed by the Company and shall not be converted to a Company option.

       (c) OTHER STOCK AWARDS. Each outstanding award under the KCPL Incentive Stock Plan other than the KCPL Stock Options but including any dividend or dividend equivalent rights granted pursuant to Paragraph 15.A of the KCPL Incentive Stock Plan relating to KCPL Stock Options (the "KCPL STOCK AWARDS"), and each outstanding award under the UCU Incentive Stock Plan other than the UCU Stock Options (the "UCU STOCK AWARDS") shall constitute an award based upon the same number of shares of Company Common Stock as the holder of such KCPL Stock Award or UCU Stock Award would have been entitled to receive pursuant to the Merger in accordance with Article II hereof had such holder been the absolute owner, immediately before the Effective Time, of the shares of KCPL Common Stock or UCU Common Stock on which such KCPL Stock Award or UCU Stock Award is based, and otherwise on the same terms and conditions as governed such KCPL Stock Award or UCU Stock Award immediately before the Effective Time (the "COMPANY STOCK AWARDS"). At the Effective Time, the Company shall assume each agreement relating to the KCPL Stock Awards and the UCU Stock Awards. Notwithstanding the foregoing, this paragraph shall not be construed, interpreted or applied so as to cause a duplication of any benefit to any individual.

       (d) COMPANY ACTION. As soon as practicable after the Effective Time, the Company shall deliver to the holders of KCPL Stock Options, UCU Stock
    Options, KCPL Stock Awards and UCU Stock Awards appropriate notices setting forth such holders' rights pursuant to the Company Stock Plan and Company Stock Awards (the "COMPANY STOCK BENEFITS") and each underlying stock award agreement, each as assumed by the Company. As soon as practicable after the Effective Time the Company will cause to be filed one or more registration statements on Form

    S-3 or Form S-8 under the Securities Act (or any successor or other appropriate forms), in order to register the shares of Company Common Stock issuable in connection with the Company Stock Benefits, and the Company shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein) for so long as such benefits and grants remain payable and such options remain outstanding. At or prior to the Effective Time, the Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery in connection with the Company Stock Benefits. The Company shall take all corporate action necessary or appropriate to (i) obtain shareholder approval with respect to the Company Stock Benefits to the extent such approval is required for purposes of the Code or other applicable law, or (ii) enable any plan pursuant to which such benefits are issued to comply with Rule 16b-3 promulgated under the Exchange Act. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act with respect to equity securities of the Company, the Company shall administer such Company Stock Benefits, where applicable, in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

    Section 7.11 NO SOLICITATIONS. From and after the date hereof, KCPL and UCU will not, and will not authorize or permit any of their respective Representatives to, directly or indirectly, solicit, initiate or encourage
(including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined herein) from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; PROVIDED, HOWEVER, that notwithstanding any other provision hereof, the respective party may (i) at any time prior to the time the respective party's stockholders shall have voted to approve this Agreement engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the party or its Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the party and its business, properties and assets if, and only to the extent that, (A) (x) the third party has first made an Acquisition Proposal that is financially superior to the Merger and has demonstrated that financing for the Acquisition Proposal is reasonably likely to be obtained (as determined in good faith in each case by the party's Board of Directors after consultation with its financial advisors) and (y) the party's Board of Directors shall conclude in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel that such action is necessary for the Board of
Directors to act in a manner consistent with its fiduciary duties under applicable law and (B) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, such party (x) provides prompt notice to the other party to the effect that it is furnishing information to or entering into discussions or negotiations with such person or entity and
(y) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such person or entity than the terms contained in the Confidentiality Agreement, (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and/or (iii) accept an Acquisition Proposal from a third party, provided such respective party terminates this Agreement pursuant to Section 9.1(e) or 9.1(f), as applicable. Each party shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the party or its Representatives with respect to the foregoing. Each party hereto shall notify the other party orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identify of the person making
it), within 24 hours of the receipt thereof, shall keep the other party informed of the status and details of any such inquiry, offer or proposal, and shall give the other party five days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. As used herein, "ACQUISITION PROPOSAL" shall mean a proposal or offer (other than by another party hereto) for a tender or exchange offer, merger, consolidation or other business combination involving the party or any material Subsidiary of the party or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of the party or any material Subsidiary.

    Section 7.12 COMPANY BOARD OF DIRECTORS. KCPL's and UCU's respective Boards of Directors will take such action as may be necessary to cause the number of directors comprising the full Board of Directors of the Company at the Effective Time to be 18 persons, 9 of whom shall be designated by KCPL prior to the Effective Time and 9 of whom shall be designated by UCU prior to the Effective Time. The initial designation of such directors among the three classes of the Board of Directors of the Company shall be agreed to by KCPL and UCU, the designees of each party to be divided equally among such classes; PROVIDED, HOWEVER, that if, prior to the Effective Time, any of such designees shall decline or be unable to serve, the party which designated such person shall designate another person to serve in such person's stead.

    Section 7.13 COMPANY OFFICERS. At the Effective Time, pursuant to the terms hereof and of the employment contracts referred to in Section 7.14 (a) A. Drue Jennings shall hold the position of Chairman of the Board of the Company and shall be entitled to serve in such capacity until the annual meeting of stockholders of the Company that occurs in 2002, at which time he shall be entitled to serve in the position of Vice Chairman of the Board of the Company until the end of his employment contract entered into pursuant to Section 7.14 and (b) Richard C. Green, Jr. shall hold the positions of Vice Chairman of the Board and Chief Executive Officer of the Company and shall be entitled to serve in such capacities until the earlier of (i) the date of the annual meeting of stockholders of the Company that occurs in 2002, and (ii) the date on which A. Drue Jennings shall no longer serve as Chairman of the Board, at which time he shall be entitled to serve in the positions of Chairman of the Board and Chief Executive Officer of the Company and to serve in all such capacities until his successor is elected or appointed and shall have qualified in accordance with the Certificate of Incorporation and By-laws of the Company. If either of such persons is unable or unwilling to hold such offices as set forth above his successor shall be selected by the Board of Directors of the Company in accordance with its By-laws. The authority, duties and responsibilities of the Chairman of the Board, Vice Chairman of the Board and Chief Executive Officer of the Company shall be as set forth in Annex A to A. Drue Jennings and Richard C. Green, Jr.'s employment contracts entered into pursuant to Section 7.14.

    Section 7.14 EMPLOYMENT CONTRACTS. The Company shall, as of or prior to the Effective Time, enter into employment contracts with A. Drue Jennings and Richard C. Green, Jr. in the forms set forth in EXHIBIT 7.14.1 and EXHIBIT 7.14.2, respectively.

    Section 7.15  POST-MERGER OPERATIONS.

       (a)   PRINCIPAL CORPORATE OFFICES.   At the Effective Time, the Company's
       principal corporate offices shall be in Kansas City, Missouri.

       (b) CHARITIES. After the Effective Time, the Company shall provide charitable contributions and community support within the service areas of the parties and each of their respective Subsidiaries at levels substantially comparable to the levels of charitable contributions and community support provided by the parties and their respective Subsidiaries within their service areas within the two-year period immediately prior to the Effective Time.

    Section 7.16 EXPENSES. Subject to Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy/ Registration Statement, as well as the filing fee relating thereto, shall be shared equally by KCPL and UCU.

    Section 7.17 FURTHER ASSURANCES. Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof.

                                  ARTICLE VIII
                                   CONDITIONS

    Section 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

        (a) SHAREHOLDER APPROVALS. The UCU Shareholders' Approval and the KCPL Shareholders' Approval shall have been obtained.

        (b) NO INJUNCTION. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

        (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

        (d) LISTING OF SHARES. The shares of Company Common Stock issuable in the Merger pursuant to Article II shall have been approved for listing on the NYSE upon official notice of issuance.

        (e) STATUTORY APPROVALS. The KCPL Required Statutory Approvals and the UCU Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as defined below) and such Final Orders shall not impose terms or conditions which, in the aggregate, would have, or insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition or results of operations of the Company and its prospective Subsidiaries taken as a whole or which would be materially inconsistent with the agreements of the parties contained herein. A "FINAL ORDER" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

        (f) POOLING. Each of KCPL and UCU shall have received a letter of its independent public accountants, dated the Closing Date, in form and substance reasonably satisfactory, in each case, to KCPL and UCU, stating that the transactions to be effected pursuant to this Agreement will qualify as a pooling-of-interests transaction under GAAP and applicable SEC regulations.

        (g) PERMITS. To the extent that the continued lawful operations of the business of KCPL or any KCPL Subsidiary or UCU or any UCU Subsidiary after the Merger require that any license, permit or other governmental approval be transferred to the Company or issued to the Company, such licenses, permits or other authorizations shall have been transferred or reissued to the Company at or before the Closing Date, except where the failure to transfer or reissue such licenses, permits or other authorizations would not have a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries taken as a whole immediately after the Effective Time.

    Section 8.2 CONDITIONS TO OBLIGATION OF UCU TO EFFECT THE MERGER. The obligation of UCU to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by UCU in writing pursuant to Section 9.5:

        (a) PERFORMANCE OF OBLIGATIONS OF KCPL. KCPL (and/or its appropriate Subsidiaries) will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Effective Time.

        (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of KCPL set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, would not be reasonably likely to result in a KCPL Material Adverse Effect.

        (c) CLOSING CERTIFICATES. UCU shall have received a certificate signed by the chief financial officer of KCPL, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

        (d)  KCPL  MATERIAL ADVERSE  EFFECT.   No KCPL  Material Adverse  Effect
    shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a KCPL Material Adverse Effect.

        (e) TAX OPINION. UCU shall have received an opinion from Blackwell Sanders Matheny Weary & Lombardi L.C., counsel to UCU, in form and substance reasonably satisfactory to UCU, dated as of the Effective Time, substantially to the effect that (i) the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code, (ii) KCPL, UCU and the Company will each be a party to the reorganization within the meaning of Section 368(b)of the Code, (iii) no gain or loss will be recognized by KCPL, UCU or the Company pursuant to the Merger, and (iv) no gain or loss will be recognized by stockholders of UCU as a result of the Merger (except to the extent that cash is received in lieu of fractional share interests). In rendering such opinion, Blackwell Sanders Matheny Weary & Lombardi L.C., may require and rely upon representations contained in certificates of officers of KCPL, UCU and others.

        (f) KCPL REQUIRED CONSENTS. The KCPL Required Consents the failure of which to obtain would have a KCPL Material Adverse Effect shall have been obtained.

        (g)  AFFILIATE AGREEMENTS.   The Company  shall have received  Affiliate
    Agreements, duly executed by each "Affiliate" of KCPL, substantially in the form of EXHIBIT 7.7, as provided in Section 7.7.

    Section 8.3 CONDITIONS TO OBLIGATION OF KCPL TO EFFECT THE MERGER. The obligation of KCPL to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by KCPL in writing pursuant to Section 9.5:

        (a) PERFORMANCE OF OBLIGATIONS OF UCU. UCU (and/or its appropriate Subsidiaries) will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Effective Time.

        (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of UCU set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, would not be reasonably likely to result in a UCU Material Adverse Effect.

        (c) CLOSING CERTIFICATES. KCPL shall have received a certificate signed by the chief financial officer of UCU, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

        (d) UCU MATERIAL ADVERSE EFFECT. No UCU Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a UCU Material Adverse Effect.

        (e) TAX OPINION. KCPL shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom, counsel to KCPL, in form and substance reasonably satisfactory to KCPL, dated as of the Effective Time, substantially to the effect that (i) the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code, (ii) KCPL, UCU and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by KCPL, UCU or the Company pursuant to the Merger, and (iv) no gain or loss will be recognized by stockholders of KCPL as a result of the Merger (except to the extent that cash is received in lieu of fractional share interests or pursuant to the perfection of appraisal rights by a Dissenting Holder). In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom may require and rely upon representations contained in certificates of officers of KCPL, UCU and others.

        (f)   UCU REQUIRED CONSENTS.   The UCU Required  Consents the failure of
    which to obtain would have a UCU Material Adverse Effect shall have been obtained.

        (g)   AFFILIATE AGREEMENTS.   The Company  shall have received Affiliate
    Agreements, duly executed by each "Affiliate" of UCU, substantially in the form of EXHIBIT 7.7, as provided in Section 7.7.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

    Section  9.1   TERMINATION.   This Agreement may  be terminated  at any time
prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

        (a) by mutual written consent of the Boards of Directors of KCPL and UCU;

        (b) by either UCU or KCPL (i) if there has been (x) any breach of the covenants and agreements contained in Section 6.1(b) to the extent such applies to UCU or KCPL but not to their respective Subsidiaries or Section 6.1(c) of this Agreement to the extent such applies to UCU or KCPL but not to their respective Subsidiaries or (y) any breach of any representations, warranties, covenants or agreements on the part of the other set forth in this Agreement, which breaches individually or in the aggregate would result in a UCU Material Adverse Effect or a KCPL Material Adverse Effect, as the case may be, and, in the case of (x) or (y), which breaches have not been cured within 20 business days following receipt by the breaching party of notice of such breach or adequate assurance of such cure shall not have been given by or on behalf of the breaching party within such 20 business-day period, (ii) if the Board of Directors of the other or any committee of the Board of Directors of the other (A) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Merger, (B) shall fail to reaffirm such approval or recommendation upon the other's request, (C) shall approve or recommend any acquisition of such party or a material portion of its assets or any tender offer for shares of capital stock of such party, in each case, other than by a party hereto or an Affiliate thereof or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C), or
    (iii) if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by any party hereto if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

        (c) by any party hereto, by written notice to the other parties, if the Effective Time shall not have occurred on or before December 31, 1997 (the "INITIAL TERMINATION DATE"); PROVIDED, HOWEVER, that the right to terminate the Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before this date; and PROVIDED, FURTHER, that if on the Initial Termination Date the conditions to the Closing set forth in Sections 8.1(e), 8.2(f) and/or 8.3(f) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to December 31, 1998;

        (d) by any party hereto, by written notice to the other parties, if the UCU Shareholders' Approval shall not have been obtained at a duly held UCU Meeting, including any adjournments thereof, or the KCPL Shareholders' Approval shall not have been obtained at a duly held KCPL Meeting, including any adjournments thereof;

        (e) by KCPL, prior to the approval of this Agreement by the shareholders of KCPL, upon five days' prior notice to UCU, if, as a result of an Acquisition Proposal by a party other than UCU or any of its Affiliates, the Board of Directors of KCPL determines in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel that acceptance of the Acquisition Proposal is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; PROVIDED, HOWEVER, that (i) the Board of Directors of KCPL shall have concluded in good faith, after considering applicable provisions of state law and after giving effect to all concessions which may be offered by the other party pursuant to clause (ii) below, on the basis of oral or written advice of outside counsel that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (ii) prior to any such termination, KCPL shall, and shall cause its respective financial and legal advisors to, negotiate with UCU to make such adjustments in the terms and conditions of this Agreement as would enable KCPL to proceed with the transactions contemplated herein; or

        (f) by UCU, prior to the approval of this Agreement by the shareholders of UCU, upon five days' prior notice to KCPL, if, as a result of an Acquisition Proposal by a party other than KCPL or any of its Affiliates, the Board of Directors of UCU determines in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel that acceptance of the Acquisition Proposal is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; PROVIDED, HOWEVER, that (i) the Board of
    Directors of UCU shall have concluded in good faith, after considering applicable provisions of state law and after giving effect to all concessions which may be offered by the other party pursuant to clause (ii) below, on the basis of oral or written advice of outside counsel that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; and (ii) prior to any such termination, UCU shall, and shall cause its respective financial and legal advisors to, negotiate with KCPL to make such adjustments in the terms and conditions of this Agreement as would enable UCU to proceed with the transactions contemplated herein.

    Section 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either KCPL or UCU pursuant to Section 9.1 there shall be no liability on the part of either KCPL or UCU or their respective officers or directors hereunder, except that Section 7.16 and Section 9.3, the agreement contained in the last sentence of Section 7.1, Section 10.2 and Section 10.8 shall survive the termination.

    Section 9.3  TERMINATION FEE; EXPENSES.

        (a) TERMINATION FEE UPON BREACH OR WITHDRAWAL OF APPROVAL. If this Agreement is terminated at such time that this Agreement is terminable pursuant to Section 9.1(b)(i), then: (i) the breaching party shall promptly (but not later than five business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to $10 million in cash, minus any such amounts as may have been previously paid by such breaching party pursuant to this Section 9.3; provided, however, that, if this Agreement is terminated by a party as a result of a willful breach by the other party, the breaching party shall pay to the non-breaching party a fee equal to $35 million in cash, minus any such amounts as may have been previously paid by such breaching party pursuant to this
    Section 9.3 and (ii) if (A) at the time of the breaching party's willful breach of this Agreement, there shall have been previously made an Acquisition Proposal involving such party or any of its Affiliates (whether or not such Acquisition Proposal shall have been rejected or shall have been withdrawn prior to the time of termination) and (B) within two and one-half years of any termination by the non-breaching party, the breaching party or an Affiliate thereof becomes a Subsidiary of such offeror or a Subsidiary of an Affiliate of such offeror or accepts a written offer to consummate or consummates an Acquisition Proposal with such offeror or an Affiliate thereof, then such breaching party (jointly and severally with its Affiliates), upon the signing of a definitive agreement relating to such Acquisition Proposal, or, if no such agreement is signed then at the closing (and as a condition to the closing) of such breaching party becoming such a Subsidiary or of such Acquisition Proposal, shall pay to the non-breaching party an additional fee equal to $58 million in cash minus any such amount as may have been previously paid by such breaching party pursuant to this
    Section 9.3.

        (b) TERMINATION FEE UPON FAILURE TO OBTAIN SHAREHOLDER APPROVAL. If this Agreement is terminated following a failure of the shareholders of any one of the parties to grant the necessary approval described in Section 4.13 or 5.13, the party not receiving shareholder approval shall pay to the other a fee equal to $5 million; provided that if any fee is otherwise payable or has been paid under Section 9.3(a) or Section 9.3(c), any amounts (x) paid pursuant to this Section 9.3(b) shall be deducted from such amounts, or (y) otherwise payable pursuant to this Section 9.3(b) shall not be paid.

        (c) ADDITIONAL TERMINATION FEES. If (i) this Agreement (A) is terminated by any party pursuant to Section 9.1(e) or Section 9.1(f), (B) is terminated in the circumstances described in Section 9.3(b) above, or (C) is terminated as a result of such party's breach of Section 7.4, (ii) at the time of such termination or prior to the meeting of such party's shareholders there shall have been an Acquisition Proposal involving, such party or any of its Affiliates (whether or not such offer shall have been rejected or shall have been withdrawn prior to the time of such termination or of the meeting) and (iii) within two and one-half years of any such termination described in clause (i) above, the party or its Affiliate which is the subject of the Acquisition Proposal (the "TARGET PARTY") becomes a Subsidiary of such offeror or accepts a written offer to consummate or consummates an Acquisition Proposal with such offeror or Affiliate thereof, then such Target Party (jointly and severally with its Affiliates), upon the signing of a definitive agreement relating to such an Acquisition Proposal, or, if no such agreement is signed then at the closing (and as a condition to the closing) of such Target Party becoming such a Subsidiary or of such Acquisition Proposal, shall pay to the other party a termination fee equal to $58 million in cash minus any amounts as may have been previously paid by the Target Party pursuant to this Section 9.3.

        (d)   EXPENSES.  The parties agree that the agreements contained in this
    Section 9.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. Notwithstanding anything to the contrary contained in this Section 9.3, if one party fails to promptly pay to the other any fee due under Sections 9.3(a), (b) or (c), in addition to any amounts paid or payable pursuant to such sections, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

    Section 9.4 AMENDMENT. This Agreement may be amended by the Boards of Directors of the parties hereto, at any time before or after approval hereof by the shareholders of KCPL and UCU and prior to the Effective Time, but after such approvals, no such amendment shall (a) alter or change the amount or kind of shares, rights or any of the proceedings of the treatment of shares under
Article II or (b) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of KCPL Common Stock or UCU Common Stock, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Company, without the further approval of such shareholders, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 9.5 WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X
                               GENERAL PROVISIONS

    Section 10.1 NON-SURVIVAL; EFFECT OF REPRESENTATIONS AND WARRANTIES. No representations or warranties in this Agreement shall survive the Effective Time, except as otherwise provided in this Agreement.

    Section 10.2 BROKERS. KCPL represents and warrants that, except for Merrill Lynch whose fees have been disclosed to UCU prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of KCPL. UCU represents and warrants that, except for DLJ, whose fees have been disclosed to KCPL prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of UCU.

    Section 10.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service, or (c) when telecopied (which is confirmed by copy sent within one business day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (i)  If to KCPL, to

           Kansas City Power & Light Company
           1201 Walnut
           Kansas City, Missouri 64106
           Attn: Chief Executive Officer

           Telecopy: (816) 556-2418
           Telephone: (816) 556-2200

           with a copy to

           Skadden, Arps, Slate, Meagher & Flom
           919 Third Avenue
           New York, New York 10022
           Attn: Nancy A. Lieberman, Esq.

           Telecopy: (212) 735-2000
           Telephone: (212) 735-3000

and

           (ii)  if to UCU, to

           UtiliCorp United Inc.
           911 Main Street
           Suite 3000
           Kansas City, Missouri 64105
           Attn: Chief Executive Officer

           Telecopy: (816) 467-3595
           Telephone: (816) 421-6600

           with a copy to

           Blackwell Sanders Matheny Weary & Lombardi L.C.
           2300 Main Street, Suite 1100
           Kansas City, Missouri 64108
           Attn: Ralph G. Wrobley, Esq.

           Telecopy: (816) 274-6914
           Telephone: (816) 274-6800

and

           Weil, Gotshal & Manges LLP
           767 Fifth Avenue
           New York, New York 10153
           Attn: Stephen E. Jacobs, Esq.

           Telecopy: (212) 310-8007
           Telephone: (212) 310-8000

           (iii)  if to the Company, to

           c/o Chief Executive Officer of KCPL at
           the address set forth above

and

           c/o Chief Executive Officer of UCU at
           the address set forth above.

    Section 10.4 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement, (b) shall not be assigned by operation of law or otherwise and (c) shall be governed by and construed in accordance with the laws of the State of Missouri applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law rules or principles and except to the extent the provisions of this Agreement (including the documents or instruments referred to herein) are expressly governed by or derive their authority from the DGCL.

    Section 10.5 INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "INCLUDE," "INCLUDES" or "INCLUDING" are used in this Agreement, they shall be deemed to be followed by the words "WITHOUT LIMITATION."

    Section 10.6 COUNTERPARTS; EFFECT. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    Section 10.7 PARTIES' INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties as set forth in Section 7.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing and any other provision of this Agreement, and in addition to any other required action of the Board of Directors of the Company
(a) a majority of the directors (or their successors) serving on the Board of Directors of the Company who are designated by KCPL pursuant to Section 7.12 shall be entitled during the three year period commencing at the Effective Time (the "THREE YEAR PERIOD") to enforce the provisions of Section 7.8, Section 7.9,
Section 7.10 and Section 7.13 on behalf of the KCPL officers, directors and employees, as the case may be, and (b) a majority of the directors (or their successors) serving on the Board of Directors of the Company who are designated by UCU pursuant to Section 7.12 shall be entitled during the Three Year Period to enforce the provisions of, Sections 7.8, Section 7.9, Section 7.10 and
Section 7.13 on behalf of the UCU officers, directors and employees, as the case may be. Such directors' rights and remedies under the preceding sentence are cumulative and are in addition to any other rights and remedies they may have at law or in equity, but in no event shall this Section 10.7 be deemed to impose any additional duties on any such directors. The Company shall pay, at the time they are incurred, all costs, fees and expenses of such directors incurred in connection with the assertion of any rights on behalf of the persons set forth above pursuant to this Section 10.7.

    Section 10.8 WAIVER OF JURY TRIAL AND CERTAIN DAMAGES. Each party to this Agreement waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement and (b) without limitation to Section 9.3, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages.

    Section 10.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Missouri or in Missouri state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Missouri or any Missouri state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Missouri.

    IN WITNESS WHEREOF, KCPL, UCU and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          Kansas City Power & Light Company

Attest:/s/JEANIE SELL LATZ                      By:/s/A. DRUE JENNINGS
       Secretary                                Name: A. Drue Jennings
                                                Title:  Chairman of the Board, President
                                                and Chief Executive Officer

                                                UtiliCorp United Inc.

Attest:/s/DALE J. WOLF                          By:/s/RICHARD C. GREEN, JR.
       Secretary                                Name: Richard C. Green, Jr.
                                                Title:  Chairman of the Board, President
                                                and Chief Executive Officer

                                                KC United Corp.

Attest:/s/RICHARD C. GREEN, JR.                 By:/s/A. DRUE JENNINGS
       Secretary                                Name: A. Drue Jennings
                                                Title:  President

                                                                         ANNEX B

                                                                  April   , 1996

Board of Directors
Kansas City Power & Light Company
1201 Walnut
Kansas City, Missouri
64106-2124

Attention: Drue Jennings
Chairman of the Board and President

Gentlemen and Madam:

    Kansas City Power & Light Company (the "Company"), UtiliCorp United Inc. (the "Merger Partner") and KC United Corp. ("Newco") have entered into an Agreement and Plan of Merger dated as of January 19, 1996 (the "Agreement") pursuant to which the Company and the Merger Partner will be merged with and into Newco in a transaction (the "Merger") in which each share of the Company's common stock, without par value (the "Company Shares"), (other than any Company Shares owned by the Company as treasury stock, or by the Merger Partner or by any wholly-owned subsidiary of the Company or the Merger Partner, all of which will be cancelled and retired, and other than Company Shares held by persons who object to the Merger and comply with all of the provisions of the General and Business Corporation Law of Missouri concerning the rights of such persons to dissent from the Merger and demand appraisal of such shares) will be converted into the right to receive 1.000 share (the "Exchange Ratio") of the common stock of Newco, par value $0.01 per share (the "Newco Shares") and each share of the Merger Partner's common stock, par value $1.00 per share (the "Merger Partner Shares") will be converted into the right to receive 1.096 Newco Shares. The Merger is expected to be considered by the shareholders of the Company and the Merger Partner at separate shareholder's meetings in May 1996.

    You have asked us whether, in our opinion, the proposed Exchange Ratio pursuant to the Merger is fair to the holders of Company Shares (other than the Merger Partner and its affiliates) from a financial point of view.

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995;

    (2) Reviewed the Merger Partner's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995;

    (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and the Merger Partner, furnished to us by the Company and the Merger Partner;

    (4) Conducted discussions with members of senior management of the Company and the Merger Partner concerning their respective businesses, regulatory environments, prospects and strategic objectives and possible operating, administrative and capital synergies which might be realized for the combined companies following the Merger;

    (5) Reviewed the historical market prices and trading activity for the Company Shares and the Merger Partner Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Company and the Merger Partner, respectively;

    (6) Compared the results of operations of the Company and the Merger Partner with that of certain companies which we deemed to be reasonably similar to the Company and the Merger Partner, respectively;

    (7) Analyzed the relative valuation of the Company Shares and the Merger Partner Shares using various valuation methodologies which we deemed appropriate;

    (8) Considered the pro forma effect of the Merger on the Company's capitalization ratios and earnings, dividends and book value per share;

    (9) Reviewed the Agreement dated as of January 19, 1996; and

   (10) Reviewed such other financial studies and performed such other analyses and took into account such other matters as we deemed necessary.

    In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and the Merger Partner, and we have not independently verified such information or undertaken an independent appraisal of the assets or liabilities, contingent or otherwise, of the Company or the Merger Partner. With respect to the financial forecasts furnished by the Company and the Merger Partner, we have assumed that they have been reasonably prepared in accordance with accepted industry practice and reflect the best currently available estimates and judgment of the Company's and the Merger Partner's management as to the expected future financial performance of the Company or the Merger Partner, as the case may be, and as to the expected future projected outcomes of various legal, regulatory and other contingencies. We have also assumed that the Merger will be free of Federal tax to the Company, the Merger Partner and Newco and the respective holders of Company Shares and Merger Partner Shares, and we further assume that the Merger will be accounted for as a pooling of interests. Our opinion is based upon general economic, market, monetary and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof.

    We have, in the past, provided financial advisory and financing services to the Company and have received fees for the rendering of such services. In addition, in the ordinary course of our securities business, we may actively trade debt and equity securities of the Company and the Merger Partner for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities.

    On the basis of, and subject to the foregoing and other matters which we deem relevant, we are of the opinion that, as of the date hereof, the proposed Exchange Ratio pursuant to the Merger is fair to the holders of Company Shares (other than the Merger Partner and its affiliates) from a financial point of view.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                          INCORPORATED

                                                                         ANNEX C

                                                                  April   , 1996

Board of Directors
UtiliCorp United Inc.
911 Main Street
Kansas City, Missouri 64105

Dear Sirs:

    You have requested our opinion as to the fairness from a financial point of view to the shareholders of UtiliCorp United Inc. (the "Company") of the exchange ratio applicable to the determination of the number of shares to be received by such shareholders pursuant to the terms of the Agreement and Plan of Merger dated as of January 19, 1996, among the Company, Kansas City Power & Light Company ("KCPL"), and KC United Corp., the surviving entity ("KC United"), (the "Agreement"). It is our understanding that the transaction described in the Agreement (the "Merger") is intended to qualify as a pooling of interests for financial reporting purposes and as a tax-free reorganization for United States income tax purposes and that none of the Company, KCPL or KC United will recognize any gain or loss for United States income tax purposes as a result of the Merger. We further understand that consummation of the Merger is subject to the terms and conditions set forth in the Agreement.

    Pursuant to the Agreement, each share of common stock of the Company will be converted into the right to receive 1.096 shares of common stock, $0.01 par value per share of KC United and each share of KCPL will be converted into the right to receive 1.000 share of common stock, $0.01 par value of KC United.

    In arriving at our opinion, we have reviewed the Agreement as well as financial and other information that was publicly available or furnished to us by the Company and KCPL including information provided during discussions with their respective managements concerning their respective businesses and prospects. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the calendar years beginning with 1995 and ending in 2000 prepared by the management of the Company and certain financial projections of KCPL for the calendar years beginning with 1995 and ending in 2000 prepared by the management of KCPL. We analyzed the respective contributions in terms of assets, earnings, and cash flow of each of the Company and KCPL to KC United and also analyzed the valuation of each company's shares using various valuation methodologies which we deemed appropriate. In addition, we have compared certain financial and securities data of the Company and KCPL with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of each of the Company and KCPL, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company.

    In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company, KCPL or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger and upon our discussion of such synergies with the management of KCPL. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company and KCPL. We have not assumed any responsibility for making an independent evaluation of the Company's or KCPL's assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to all legal matters relating to the Merger, including without limitation, the tax treatment of the Merger, on advice of counsel to the Company.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which shares of KC United will trade. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company and KCPL in the past and has been compensated for such services.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the exchange ratio applicable to the determination of the number of shares to be received by the shareholders of the Company pursuant to the Agreement is fair to the shareholders of the Company from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                                                         ANNEX D

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                KC UNITED CORP.1

    FIRST:   The  name of  the Corporation is  KC United  Corp. (hereinafter the
"Corporation").

    SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

    THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

    FOURTH: (A) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 275,000,000 shares of capital stock ("Capital Stock"), consisting of 250,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), and 25,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock").

    (B) Shares of the Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the
Corporation's Board of Directors (the "Board of Directors") prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the GCL. Except as set forth in such resolutions, or as otherwise may be required by law, the holders of shares of Preferred Stock shall not have any voting rights.

    (C) The following series of Preferred Stock shall be issued in exchange for the shares of the Preferred Stock (Cumulative), $2.05 Series of UtiliCorp United Inc., a Delaware corporation, pursuant to the provisions of that certain Agreement and Plan of Merger, dated as of January 19, 1996, among the Corporation, UtiliCorp United Inc. and Kansas City Power & Light Company, a Missouri corporation.2

          (i) DESIGNATION AND NUMBER. The designation of this series is the "Preferred Stock (Cumulative), $2.05 Series" (hereinafter, this "Series") and the number of shares constituting such Series is 1,000,000 shares. Shares of this Series shall have a stated value of $25.00 per share.

         (ii) DIVIDENDS. The holders of this Series shall be entitled to receive an annual cash dividend of $2.05 per share, and no more, when, as and if declared by the Board of Directors out of funds legally available therefor, payable quarterly on the first day of each March, June, September and December, commencing on the first such date which is more than fifteen calendar days after the date of original issuance of the first share of this Series, to holders of record on the respective dates fixed for that purpose by the Board of Directors not less than ten nor more than sixty days in advance of payment of each dividend.

- ------------------
  1 Pursuant to Section 1.1 of the Agreement and Plan of Merger (the "Merger Agreement"), the name of the Surviving Corporation may be changed to such other name as KCPL and UCU shall mutually agree upon.

  2 Pursuant to the Merger Agreement, this paragraph (C) of Article Fourth shall be deleted in the event that such UCU Preferred Stock is redeemed prior to or at the Effective Time.

        Dividends on shares of this Series shall be cumulative from and after the date of original issuance thereof, whether or not on any scheduled dividend payment date there shall be funds legally available for the payment of dividends.

        So long as any shares of this Series are outstanding, the Corporation shall not pay or declare or set aside for payment any dividend payable in cash, evidences of indebtedness, assets or property other than cash, or capital stock of the Corporation ranking equally with or junior to this Series in respect of dividends, or make any other distribution on any Preferred Stock or Common Stock or any other class or series of Capital Stock of the Corporation ranking equally with or junior to this Series in respect of dividends, unless the Corporation has paid, or at the same time pays or provides for the payment of, all accrued and unpaid dividends on this Series; PROVIDED, HOWEVER, that the Corporation may pay less than all accrued and unpaid dividends on any class or series of Capital Stock ranking equally with this Series in respect of dividends made ratably in accordance with the respective accrued and unpaid dividends on this Series and such class or series of Capital Stock ranking equally with this Series in respect of dividends.

        Subject to Paragraph (viii) hereof, this Series shall not rank junior as to dividends to any other class or series of Capital Stock of the Corporation, unless such class or series of Capital Stock of the Corporation is by its terms expressly made equal as to dividends to this Series. This Series shall rank senior as to dividends to the Corporation's Common Stock, and any other class or series of Capital Stock of the Corporation which is not by its terms expressly made equal as to dividends to this Series.

        The amount of dividends "accrued" on any share of stock of this Series at any scheduled dividend payment date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such dividend payment date, whether or not earned or declared, and the amount of dividends "accrued" on any share of stock of this Series at any date other than a scheduled dividend payment date shall be calculated as the amount of any unpaid dividends accumulated thereon to and including the last preceding dividend payment date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate of $2.05 for the period after such last preceding dividend payment date to and including the date as of which the calculation is made, based on the actual number of days elapsed.

         (iii) LIQUIDATION RIGHTS. In the event of the involuntary liquidation, dissolution or winding up of the Corporation ("Liquidation"), the holders of this Series shall be entitled to have paid to them out of the assets of the Corporation, before any distribution is made to or set apart for the holders of any shares of Common Stock of the Corporation, or of any other class or series of Capital Stock of the Corporation ranking junior to this Series in respect of distribution of assets upon Liquidation, an amount equal to $25.00 per share, plus an amount in cash equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon to the date of final distribution. After payment in cash to the holders of this Series of the full preferential amount as aforesaid, the holders of this Series shall, as such, have no right or claim to any of the remaining assets of the Corporation.

        If, upon any Liquidation, the assets of the Corporation or proceeds thereof distributable among the holders of shares of this Series and of any class or series of Capital Stock of the Corporation ranking equally with this Series as to distribution of assets upon Liquidation shall be insufficient to pay in full the preferential amounts payable to such holders, then such assets or the proceeds thereof shall be distributed among such holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereof were paid in full.

        Subject to Paragraph (viii) hereof, this Series shall not rank junior as to distribution of assets upon Liquidation to any other class or series of Capital Stock of the Corporation, unless such class or series of Capital Stock of the Corporation is by its terms expressly made equal as to distribution of assets upon Liquidation of this Series. This Series shall rank senior as to distribution of assets upon Liquidation, or the voluntary liquidation, dissolution or winding up of the Corporation ("Voluntary Liquidation") to all shares of Common Stock and any other class or series of Capital Stock of the Corporation which is not by its terms expressly made equal as to distribution of assets upon Liquidation of this Series.

        For purposes of this Paragraph (iii), neither (a) the acquisition by any person of more than 50% of the outstanding shares of the Common Stock, nor
    (b) the consolidation or merger of the Corporation with or into any other corporation or the consolidation or merger of any other corporation with or into the Corporation, nor (c) the sale, conveyance, exchange or transfer (for cash, shares of Capital Stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, shall be deemed to be a Liquidation.

         (iv) REDEMPTION AT OPTION OF CORPORATION; SINKING FUND. (a) The shares of this Series shall not be redeemable before March 1, 1997. On and after such date, the shares of this Series will be redeemable at the option of the Corporation, by vote of the Board of Directors, in whole or in part at any time and from time to time at a price of $25.00 per share plus a sum equal to all dividends on such shares accrued and unpaid thereon to the date fixed for redemption (for purposes of this Paragraph (iv) and Paragraph (v) hereof, such date is hereinafter called the "Redemption Date").

           (b) The shares of this Series shall not be subject to a sinking fund.

         (v) PROCEDURE FOR REDEMPTION PURSUANT TO PARAGRAPH (IV). (a) (1) In the event that fewer than all of the outstanding shares of this Series are to be redeemed at any one time pursuant to Paragraph (iv) hereof, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected pro rata or by lot as may be determined by the Board of Directors or by such other method as may be approved by the Board of Directors to conform to any rule or regulation of the New York Stock Exchange or any other stock exchange upon which the shares of this Series may at the time be listed.

               (2) The Corporation shall cause a notice to be mailed, first-class postage prepaid, at least thirty days, but not more than ninety days, prior to the Redemption Date, to each holder of record of shares of this Series to be redeemed; if less than all the shares owned by such holder are then to be redeemed, the notice shall also specify the number of shares thereof which are to be redeemed and the number of certificates representing such shares. Such notice shall be mailed to such record holders at their respective addresses as they shall appear upon the books of the Corporation and shall set forth the Redemption Date, the redemption price per share and the place or places for surrender of certificates for shares to be redeemed.

               (3) Any notice which is mailed by the Corporation as provided in this Paragraph (v) shall be conclusively presumed to have been duly given, whether or not the shareholder receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of this Series. On or after the Redemption Date specified in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price. In case fewer than all of the shares represented by any certificate are redeemed, a new certificate representing the unredeemed shares shall be issued to the surrendering holder at the expense of the Corporation. If on the Redemption Date specified in such notice there shall have been deposited with a bank or trust company (the "Depositary") designated by the Board of Directors and located in the City of Kansas City, Missouri, the City of Chicago, Illinois, or the City of New York, New York, funds having a combined capital and surplus of at least $50,000,000, in trust for the account of the holders of the shares of this Series so called for redemption, in an amount equal to the aggregate amount payable upon redemption of the shares to be redeemed, together with irrevocable written instructions and authority to the Depositary to redeem such shares on and after such Redemption Date immediately upon the endorsement and surrender of the certificates therefor, then, notwithstanding that the certificates evidencing any such shares shall not have been surrendered, the dividends with respect to the shares so called shall cease to accrue after the Redemption Date, the shares with respect to which such deposit shall have been made shall no longer be deemed to be outstanding, the holders thereof shall cease to be stockholders of the Corporation, and all rights with respect to such shares shall forthwith terminate except only the right to receive from the Depositary forthwith from and after the date of such deposit the amount payable upon redemption of the shares to be redeemed without interest.

           (b) Any interest accrued on funds so deposited with the Depositary shall belong to the Corporation and shall be paid to it from time to time. All funds deposited in accordance with this Paragraph (v) which shall remain unclaimed by the holders of shares called for redemption at the end of six years after the Redemption Date shall be, if requested by the Board of Directors, returned by the Depositary to the Corporation, after which the holders of such shares shall look only to the Corporation for the payment of such unclaimed amounts, without interest.

           (c) If any dividend payment on this Series is in arrears, no purchase or redemption shall be made of any shares of any class or series of Capital Stock of the Corporation ranking equally with or junior to this Series as to dividends or the distribution of assets upon Liquidation or Voluntary Liquidation.

         (vi)   CONVERSION RIGHTS.   The holders of shares  of this Series shall
    have no right to convert such shares into shares of any other class or series of Capital Stock of the Corporation.

         (vii) VOTING RIGHTS. (a) Unless and until dividends payable on any shares of this Series shall be in arrears in an amount equivalent to one and one-half times the annual dividend, or more, per share, the holders of shares of this Series shall have no voting power or rights, except as otherwise provided herein, by the Certificate of Incorporation of the Corporation or by law. If and when dividends payable on any shares of this Series shall be in arrears in an amount equivalent to one and one-half times the annual dividend or more, per share, and thereafter until all dividends on shares of this Series in arrears shall have been paid, the holders of this Series, together with any other class or series of Capital Stock of the Corporation which is by its terms expressly made equal as to dividends to this Series (for purposes of this Paragraph (vii), this Series, together with all such other classes and series, is hereinafter collectively referred to as the "Dividend-Equivalent Preferred Stock"), voting as a single class separate from the holders of all other classes of Capital Stock, shall be entitled to elect two directors. The terms of office as directors of all persons who may be directors of the Corporation shall terminate upon the election of directors by the holders of the Dividend-Equivalent Preferred Stock. The holders of the Common Stock shall have the right to elect the remaining directors of the Corporation. If the holders of the Dividend-Equivalent Preferred Stock have not exercised their right to elect directors of the Corporation because of the lack of a quorum consisting of the holders of a majority of the Dividend-Equivalent Preferred Stock, then the said directors shall be elected by the directors whose term of office is thus terminated, and in that event, such elected directors shall hold office for the interim period, pending such time as a quorum of the holders of the Dividend-Equivalent Preferred Stock shall be present at a meeting held for the election of directors.

           (b) If and when all dividends then in arrears on the Dividend-Equivalent Preferred Stock then outstanding shall be paid (and such dividends shall be declared and paid out of any funds legally available therefor as soon as reasonably practicable), the holders of shares of the Dividend-Equivalent Preferred Stock shall be divested of any special right with respect to the election of directors and the voting power of the holders of shares of the Dividend-Equivalent Preferred Stock and the Common Stock shall revert to the status existing before the first dividend payment date on which dividends on any shares of the Dividend-Equivalent Preferred Stock were not paid in full, but always subject to the same provisions for vesting such special rights in the holders of shares of the Dividend-Equivalent Preferred Stock in case of further like arrears in payment of dividends thereon. Upon the termination of any such special voting right, the terms of office of all persons who may have been elected directors of the Corporation by vote of the holders of the Dividend-Equivalent Preferred Stock, as a class, pursuant to such special voting right shall forthwith terminate, and the resulting vacancies shall be filled by the vote of a majority of the remaining directors.

           (c) In case of any vacancy in the office of a director occurring among the directors elected by the holders of the Dividend-Equivalent Preferred Stock voting as a single class separate from the holders of all other classes of Capital Stock, the remaining director elected by the holders of the Dividend-Equivalent Preferred Stock may elect a successor to hold office for the unexpired term of the director whose place shall be vacant. In the event of simultaneous vacancies among directors elected by the holders of the Dividend-Equivalent Preferred Stock, an election by the holders of the Dividend-Equivalent Preferred Stock, pursuant to the provisions of this Paragraph (vii), will be held.

           (d) Whenever the right shall have accrued to the holders of the Dividend-Equivalent Preferred Stock to elect directors, voting as a single class separate from the holders of all other classes of Capital Stock, then upon request in writing signed by any holder of the Dividend-Equivalent Preferred Stock entitled to vote, delivered by registered mail or in person, to the President, a Vice President or Secretary of the Corporation, it shall be the duty of such officer forthwith to cause notice to be given to the shareholders entitled to vote at a meeting to be held at such time as such officer may fix, not less than 10 nor more than 60 days after the receipt of such request, for the purpose of electing directors. At all meetings of stockholders held for the purpose of electing directors during such time as the holders of the Dividend-Equivalent Preferred Stock shall have the special right, voting as a single class, separate from the holders of all other classes of Capital Stock to elect directors, the presence in person or by proxy of the holders of a majority of the outstanding Dividend-Equivalent Preferred Stock shall be required to constitute a quorum of such class for the election of directors, and the presence in person or by proxy of the holders of a majority of all other classes of Capital Stock outstanding at the time, and not entitled to such special right, shall be required to constitute a quorum of such other classes for the election of directors.

        (viii) RESTRICTIONS ON CERTAIN CORPORATE ACTION. (a) So long as any shares of this Series are outstanding no new class of Capital Stock shall be created or authorized which is entitled to dividends or shares in distribution of assets on a parity with or in priority to this Series, nor shall there be created or authorized any securities convertible into shares of any such stock, unless the holders of record of not less than two-thirds of the number of shares then outstanding of the Preferred Stock of the Corporation of which this Series forms a part (as a single class separate from the holders of all other classes of Capital Stock) shall vote therefor in person or by proxy at the meeting of stockholders at which the creation or authorization of such new class of Capital Stock or such convertible securities is considered.

           (b) So long as any shares of this Series are outstanding, the Corporation shall not increase the total authorized amount of the Preferred Stock of the Corporation of which this Series forms a part or any class of Capital Stock which is entitled to dividends or shares in distribution of assets on a parity with or in priority to such Preferred Stock unless the holders of record of not less than a majority of the number of shares of such Preferred Stock then outstanding (as a single class separate from the holders of all other classes of Capital Stock) shall vote therefor in person or by proxy at a meeting held pursuant to notice containing a statement of such purpose.

         (ix) OTHER RIGHTS. The holders of this Series shall not have any other preferences or special rights.

    FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation, and of its directors and stockholders:

        (A) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors shall consist of not less than 10 nor more than 18 members, the exact number of which shall be fixed from time to time by the Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 199 annual meeting of stockholders;3 the term of the initial Class II directors shall terminate on the date of the 199 annual meeting of stockholders;4 and the term of the initial Class III directors shall terminate on the date of the 199 annual meeting of stockholders.5 At each annual meeting of stockholders beginning in 199 , successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.6 If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Each director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors in a Class I, II or III directorship, howsoever resulting, shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill such a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected. Elections of directors at an annual or special meeting of stockholders shall be by written ballot.

        (B) Each of the directors of the Corporation may be removed from office at any time, but only for cause and only by affirmative vote of the holders of not less than eighty percent of the outstanding shares of Common Stock.

        (C) Notwithstanding the foregoing,whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article FOURTH applicable thereto, and such directors so elected shall not be divided pursuant to this Article FIFTH into classes with the directors elected by the holders of Common Stock unless expressly provided by such terms.

        (D) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend, change or repeal the Bylaws of the

- ------------------
  3 Insert year of first annual meeting following the Effective Time of the Merger.

  4 Insert year of second annual meeting following the Effective Time of the Merger.

  5 Insert year of third annual meeting following the Effective Time of the Merger.

  6 Insert year of fourth annual meeting following the Effective Time of the Merger.

    Corporation. Stockholders may not make, adopt, alter, amend, change or repeal the Bylaws of the Corporation, except upon the affirmative vote of the holders of not less than eighty percent of the outstanding shares of Common Stock.

        (E) Any action required or permitted to be taken at any annual or special meeting of the holders of Common Stock may be taken only upon the vote of such holders at an annual or special meeting duly noticed and called, as provided in the Certificate of Incorporation or the Bylaws of the Corporation, and may not be taken by a written consent of such holders in lieu of such meeting.

        (F) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section (F) by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

        (G) Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the Board of Directors, the Chairman of the Board of Directors, the Vice Chairman, the Chief Executive Officer, the President or the Chief Operating Officer of the Corporation. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.

        (H) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any Bylaws adopted by the Board of Directors or the holders of Common Stock in accordance with the provisions of this Certificate of Incorporation; PROVIDED, HOWEVER, that no Bylaws hereafter adopted by the holders of Common Stock shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

    SIXTH: Subject to Article VIII of the Corporations's Bylaws, the Corporation shall indemnify to the full extent permitted by law (as now or hereafter in effect), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, trustee, employee or agent of, or in any other capacity with respect to, another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

    SEVENTH: (A) In addition to any affirmative vote required by law, this Certificate of Incorporation or the Bylaws of the Corporation, and except as otherwise expressly provided in Section (B) of this Article SEVENTH, a Business Combination (as hereinafter defined) with, or proposed by or on behalf of, any Interested Stockholder (as hereinafter defined) or any Affiliate or Associate (as hereinafter defined) of any Interested Stockholder or any person who thereafter would be an Affiliate or Associate of such Interested Stockholder shall require the affirmative vote of not less than eighty percent of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock

(as hereinafter defined), voting together as a single class, excluding Voting Stock beneficially owned by any Interested Stockholder or any Affiliate or Associate of such Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

    (B) The provisions of Section (A) of this Article SEVENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, or any agreement with any national securities exchange, if all of the conditions specified in either of the following Paragraphs (i) or (ii) are met or, in the case of a Business Combination not involving the payment of consideration to the holders of the Corporation's outstanding Capital Stock, if the condition specified in the following Paragraph (i) is met:

        (i) The Business Combination shall have been approved, either specifically or as a transaction which is within an approved category of transactions, by a majority (whether such approval is made prior to or subsequent to the acquisition of, or announcement or public disclosure of the intention to acquire, beneficial ownership of the Voting Stock that caused the Interested Stockholder to become an Interested Stockholder) of the Continuing Directors (as hereinafter defined).

        (ii) All of the following conditions shall have been met:

           (a) The aggregate amount of cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under Clauses (1), (2), (3) and
       (4) below:

               (1) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of Common Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of Common Stock (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or (y) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Stock;

               (2) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Stock;

               (3) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to the immediately preceding Clause (2), multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of Common Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of Common Stock within the two-year period immediately prior to the Announcement Date, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Stock to (y) the Fair Market Value per share of the Common Stock on the first day in such two-year period on which the Interested Stockholder acquired beneficial ownership of any share of Common Stock, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock; and

               (4) the Corporation's net income per share of Common Stock for the four full consecutive fiscal quarters immediately preceding the Announcement Date, multiplied by the higher of the then price-earnings multiple (if any) of such Interested Stockholder or the highest price-earnings multiple of the Corporation within the two-year period immediately preceding the Announcement Date (such price-earnings multiples being determined as customarily computed and reported in the financial community).

           (b) The aggregate amount of cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock, other than Common Stock, shall be at least equal to the highest amount determined under Clauses
       (1), (2), (3) and (4) below:

               (1) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock;

               (2) the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock;

               (3) (if applicable) the price per share equal to the Fair Market Value per share of such class or series of Capital Stock determined pursuant to the immediately preceding Clause (2) multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock within the two-year period immediately prior to the Announcement Date, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock to (y) the Fair Market Value per share of such class or series of Capital Stock on the first day in such two-year period on which the Interested Stockholder acquired beneficial ownership of any share of such class or series of Capital Stock, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock; and

               (4) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation regardless of whether the Business Combination to be consummated constitutes such an event.

           The provisions of Sections (a) and (b) of this Paragraph (B)(ii) shall be required to be met with respect to every class or series of outstanding Capital Stock, whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.

           (c) The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder.

           (d) After the Determination Date and prior to the consummation of such Business Combination: (i) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock; (ii) except as approved by a majority of the Continuing Directors, there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock); (iii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (iv) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Stockholder becoming an Interested Stockholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Stockholder's percentage beneficial ownership of any class or series of Capital Stock.

           (e) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act") (or any subsequent provisions replacing such Exchange Act) shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability or inadvisability of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or not) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested Stockholder and its Affiliates or Associates, such investment banking firm to be paid a reasonable fee for its services by the Corporation.

           (f) Such Interested Stockholder shall not have made any major change in the Corporation's business or equity capital structure without the approval of a majority of the Continuing Directors.

    (C)  The  following definitions  shall apply  with  respect to  this Article
SEVENTH:

        (i) The term "Business Combination" shall mean:

           (a) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (1) any Interested Stockholder or (2) any other person (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or

           (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets, securities or commitments of the Corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder which (except for any arrangement, whether as employee, consultant or otherwise, other than as a director, pursuant to which any Interested Stockholder or any Affiliate or Associate thereof shall, directly or indirectly, have any control over or responsibility for the management of any aspect of the business or affairs of the Corporation, with respect to which arrangements the value tests set forth below shall not apply), together with all such other arrangements (including all contemplated future events), has an aggregate Fair Market Value and/or involves aggregate commitments of $5,000,000 or more or constitutes more than five percent of the book value of the total assets (in the case of transactions involving assets or commitments other than capital stock) or five percent of the stockholders' equity (in the case of transactions in capital stock) of the entity in question (the "Substantial Part"), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the stockholders of the Corporation would be required to approve or authorize the Business Combination involving the assets, securities and/or commitments constituting any Substantial Part, except for transactions made in the ordinary course of the Corporation's business, consistent with past practices; or

           (c) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation or for any amendment to the Corporation's Bylaws; or

           (d) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

           (e) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing Sections (a) to
       (d).

        (ii) The term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.

       (iii) The term "person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

       (iv) The term "Interested Stockholder" shall mean any person who (a) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Stock representing fifteen percent or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing fifteen percent or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; PROVIDED, HOWEVER, that "Interested Stockholders" shall not include the Corporation, any Subsidiary, any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity.

        (v) A person shall be a "beneficial owner" of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (1) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to Paragraph (iv) of this Section (C), the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Paragraph (v) of Section (C), but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

       (vi) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act as in
    effect  on                 , 199  (the term "registrant"  in said Rule 12b-2
    meaning in this case the Corporation).7

       (vii) The term "Subsidiary" means any corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise of which a majority of any class of equity security is beneficially owned by the Corporation; PROVIDED, HOWEVER, that for the purposes of the definition of Interested Stockholder set forth in Paragraph (iv) of this Section (C), the term "Subsidiary" shall mean only a corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise of which a majority of each class of equity security is beneficially owned by the Corporation.

      (viii) The term "Continuing Director" means any member of the Board of Directors (while such person is a member of the Board of Directors) who is not an Affiliate or Associate or representative of the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

       (ix) The term "Fair Market Value" means (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the thirty-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the thirty-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a nationally recognized investment banking firm selected by a majority of the Continuing Directors; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a nationally recognized investment banking firm selected by a majority of the Continuing Directors.

        (x) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Paragraphs (ii)(a) and (ii)(b) of Section (B) of this Article SEVENTH shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

- ------------------
  7 Insert Effective Date of the Merger.

    (D) A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article SEVENTH, on the basis of information known to them after reasonable inquiry, all questions arising under this Article SEVENTH, including, without limitation, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Capital Stock or other securities beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, (iv) whether a Proposed Action (as hereinafter defined) is with, or proposed by, or on behalf of, an Interested Stockholder or an Affiliate or an Associate of an Interested Stockholder, (v) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $5,000,000 or more, and (vi) whether the assets or securities that are the subject of any Business Combination constitute a Substantial Part. Any such determination made in good faith shall be binding and conclusive on all parties.

    (E) Nothing contained in this Article SEVENTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

    (F) The fact that any Business Combination complies with the provisions of Section (B) of this Article SEVENTH shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

    (G) For the purposes of this Article SEVENTH, a Business Combination or any proposal to amend, repeal or adopt any provisions of this Certificate of Incorporation inconsistent with this Article SEVENTH (collectively "Proposed Action") is presumed to have been proposed by, or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder or a person who thereafter would become such if (i) after the Interested Stockholder became such, the Proposed Action is proposed following the election of any director of the Corporation who, with respect to such Interested Stockholder, would not qualify to serve as a Continuing Director or (ii) such Interested Stockholder, Affiliate, Associate or person votes for or consents to the adoption of any such Proposed Action, unless as to such Interested Stockholder, Affiliate, Associate or person a majority of the Continuing Directors makes a good faith determination that such Proposed Action is not proposed by or on behalf of such Interested Stockholder, Affiliate, Associate or persons, based on information known to them after reasonable inquiry.

    (H) Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), any proposal to amend, repeal or adopt any provision of this Certificate of Incorporation inconsistent with this Article SEVENTH which is proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder shall require the affirmative vote of the holders of not less than eighty percent of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by any Interested Stockholder; PROVIDED, HOWEVER, that this Section (H) shall not apply to, and such eighty percent vote shall not be required for, any amendment, repeal or adoption unanimously recommended by the Board of Directors if all such directors are persons who would be eligible to serve as Continuing Directors within the meaning of Section (C), Paragraph
(viii) of this Article SEVENTH.

    EIGHTH: Notwithstanding anything in this Certificate of Incorporation to the contrary, and in addition to any vote of the Board of Directors required by this Certificate of Incorporation or the Bylaws of the Corporation, the affirmative vote of the holders of not less than eighty percent of the outstanding shares of Common Stock shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of Article FIFTH, Article SIXTH, Article SEVENTH (unless a vote pursuant to Section (H) of Article SEVENTH is required and taken in accordance with such Section (H)), or this Article EIGHTH.

    NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

    TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

    IN  WITNESS WHEREOF, the Corporation has  caused this Certificate to be duly
executed in its name this    day of             , 199 .

                                          KC UNITED CORP.

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                                                         ANNEX E

                                     BYLAWS
                                       OF
                                KC UNITED CORP1
                     (HEREINAFTER CALLED THE "CORPORATION")

                                   ARTICLE I.
                                    OFFICES

    Section  1.   REGISTERED OFFICE.   The registered office  of the Corporation
shall be in the City of Wilmington, County of New Castle, State of Delaware.

    Section 2.  OTHER OFFICES.   The Corporation may  also have offices at  such
other places both within and without the State of Delaware as the Board of Directors may from time to time determine.

                                  ARTICLE II.
                            MEETINGS OF STOCKHOLDERS

    Section 1. PLACE OF MEETINGS. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such place, date and hour, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

    Section 2. ANNUAL MEETINGS. The Annual Meetings of stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meetings the stockholders shall elect by a plurality vote a Board of Directors, and transact such other business as may properly be brought before the meeting. Written notice of the Annual Meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

    Section 3. SPECIAL MEETINGS. Unless otherwise prescribed by law or by the Certificate of Incorporation, Special Meetings of stockholders, for any purpose or purposes, may be called at any time by a majority of the Board of Directors, the Chairman of the Board of Directors, the Vice Chairman, the Chief Executive Officer, the President, the Executive Vice President or the Chief Operating Officer of the Corporation. Such request shall state the purpose or purposes of the proposed meeting. Written notice of a Special Meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting.

    Section 4. ADVANCE NOTIFICATION OF BUSINESS TO BE TRANSACTED AT ANNUAL MEETINGS. No business may be transacted at an Annual Meeting of stockholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the Annual Meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (c) otherwise properly brought before the Annual Meeting by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 4 and on the record date for the determination of stockholders entitled to vote at such Annual Meeting and (ii) who complies with the notice procedures set forth in this Section 4.

- ------------------
  1 Pursuant to Section 1.1 of the Agreement and Plan of Merger, the name of the Surviving Corporation may be changed to such other name as KCPL and UCU shall mutually agree upon.

    In addition to any other applicable requirements, for business to be properly brought before an Annual Meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

    To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty days nor more than ninety days prior to the date of the Annual Meeting; PROVIDED, HOWEVER, that in the event that less than seventy days' notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs.

    To be in proper written form, a stockholder's notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the Annual Meeting (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting.

    No business shall be conducted at the Annual Meeting of stockholders, except business brought before the Annual Meeting in accordance with the procedures set forth in this Section 4; PROVIDED, HOWEVER, that, once business has been properly brought before the Annual Meeting in accordance with such procedures, nothing in this Section 4 shall be deemed to preclude discussion by any stockholder of any such business. If the chairman of an Annual Meeting determines that business was not properly brought before the Annual Meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

    Section 5. QUORUM. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

    Section 6. VOTING. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot; provided, however, that the vote for the election of directors, and upon the direction of the presiding officer of the meeting, the vote on any other question before the meeting, shall be by written ballot. Any action required or permitted to be taken at any Annual Meeting or Special Meeting of stockholders may be taken only upon the vote of such holders at an Annual Meeting or a Special Meeting duly noticed or called and may not be taken by a written consent of stockholders in lieu of such meeting.

    Section 7. LIST OF STOCKHOLDERS ENTITLED TO VOTE. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

    Section 8. STOCK LEDGER. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 7 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

                                  ARTICLE III.
                                   DIRECTORS

    Section 1. NUMBER AND ELECTION OF DIRECTORS. The Board of Directors shall consist of not less than 10 nor more than 18 members, the exact number of which shall be fixed from time to time by the Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 199 Annual Meeting of stockholders;2 the term of the initial Class II directors shall terminate on the date of the 199 Annual Meeting of stockholders;3 and the term of the initial Class III directors shall terminate on the date of the 199 Annual Meeting of stockholders.4 At each Annual Meeting of stockholders beginning in 199 ,5 successors to the class of directors whose term expires at that Annual Meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Each director shall hold office until the Annual Meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Directors need not be stockholders.

    Section 2. NOMINATION OF DIRECTORS. Nominations of persons for election to the Board of Directors may be made at any Annual Meeting of stockholders (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2 and on the record date for the determination of stockholders entitled to vote at such Annual Meeting

- ------------------
  2 Insert year of first Annual Meeting following the Effective Time of the Merger.

  3 Insert year of second Annual Meeting following the Effective Time of the Merger.

  4 Insert year of third Annual Meeting following the Effective Time of the Merger.

  5 Insert year of fourth Annual Meeting following the Effective Time of the Merger.

and (ii) who complies with the notice procedures set forth in this Section 2. Persons nominated by a stockholder of the Corporation shall only be eligible for election as directors of the Corporation if such persons are nominated in accordance with the following procedures.

    In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

    To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty days nor more than ninety days prior to the date of the Annual Meeting; PROVIDED, HOWEVER, that in the event that less than seventy days' notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs.

    To be in proper written form, a stockholder's notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"); and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the Annual Meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

    No person nominated by a stockholder of the Corporation shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2. If the Chairman of the Annual Meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

    Section 3. VACANCIES. Any vacancy on the Board of Directors in a Class I, II or III directorship, howsoever resulting, shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill such a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

    Section 4. DUTIES AND POWERS. The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

    Section 5. MEETINGS. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special Meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the Vice Chairman, the Chief Executive Officer, the President, the Executive Vice President, the Chief Operating Officer, or a majority of the Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight hours before the date of the meeting, by telephone, telecopy or telegram on twenty-four hours' notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

    Section 6. QUORUM. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

    Section 7. ACTIONS OF BOARD. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

    Section 8. MEETINGS BY MEANS OF CONFERENCE TELEPHONE. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 8 shall constitute presence in person at such meeting.

    Section 9. COMMITTEES. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, including an Executive Committee, a Nominating and Compensation Committee, an Audit Committee and a Nuclear Oversight Committee, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation. Each committee shall report to the Board of Directors, and shall keep complete and accurate minutes and records and shall promptly distribute such minutes and records to each member of the Board of Directors when requested.

    Section 10. COMPENSATION. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

    Section 11. INTERESTED DIRECTORS. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, limited liability company, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

                                  ARTICLE IV.
                                    OFFICERS

    Section 1. GENERAL. The following officers of the Corporation shall be chosen by a majority of the entire Board of Directors: Chairman of the Board of Directors (who must be a director), Vice Chairman (who must be a director), Chief Executive Officer (who must be a director), President, Executive Vice President, Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer. The Board of Directors or the Nominating and Compensation Committee of the Board of Directors, in its respective discretion as it may deem proper, may also choose a Chief Legal Officer and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, the Vice Chairman and the Chief Executive Officer, need such officers be directors of the Corporation.

    Section 2. ELECTION. The Board of Directors at its first meeting held after the commencement of each fiscal year shall elect officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

    Section 3. VOTING SECURITIES OWNED BY THE CORPORATION. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

    Section 4. CHAIRMAN OF THE BOARD OF DIRECTORS. The Chairman of the Board of Directors shall be a director and shall preside at meetings of the Board of Directors and meetings of stockholders. The Chairman shall be responsible for
(a) board and stockholder governance, (b) external relations with industry, cities and communities, (c) economic development initiatives, (d) oversight of issues relating to the Nuclear Regulatory Commission and nuclear operations, (e) corporate wide business management and (f) implementation of business plans with other team members. The Chairman shall share with the Chief Executive Officer responsibility for (a) implementation of the merger between Kansas City Power & Light Company and UtiliCorp United Inc. (the "Merger"), (b) external relations with the financial community, (c) corporate governance, (d) setting the agenda for all meetings of the Board (and committees thereof) and (e) enterprise support. The Chairman of the Board of Directors shall be a member of the Executive Committee and an ex officio member of all standing committees.

    Section 5. VICE CHAIRMAN. The Vice Chairman shall be a director and shall preside at meetings of the Board of Directors and meetings of stockholders in the absence of the Chairman of the Board or upon the inability of the Chairman of the Board to act. The Vice Chairman shall perform such duties as may from time to time be assigned to him by the Board.

    Section 6. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall be a director, shall submit a report of the operations of the Corporation for the fiscal year to the stockholders at their annual meeting and from time to time shall report to the Board of Directors all matters within his knowledge which the interests of the Corporation may require be brought to their notice. The Chief Executive Officer shall be responsible for (a) the strategic direction, development and oversight of the Corporation, (b) the international growth of the Corporation and (c) the deployment of strategic assets of the Corporation (including executive management). The Chief Executive Officer shall share with the Chairman of the Board responsibility for (a) implementation of the Merger,
(b)  external relations with the  financial community, (c) corporate governance,
(d) setting the agenda for all meetings of the Board (and committees thereof) and (e) enterprise support. The Chief Executive Officer shall be a member of the Executive Committee and an ex officio member of all standing committees. The President, the Chief Operating Officer, Chief Financial Officer and Internal Auditing Department will report directly to the Chief Executive Officer.

    Section 7. PRESIDENT, EXECUTIVE VICE PRESIDENT, CHIEF OPERATING OFFICER AND CHIEF FINANCIAL OFFICER. The President, Executive Vice President, Chief Operating Officer and Chief Financial Officer shall perform such duties and have other powers as a majority of the entire Board of Directors from time to time may prescribe. Such officers, as well as the Chairman of the Board of Directors, the Vice Chairman and the Chief Executive Officer, shall also severally have such power to execute on behalf of the Corporation any deed, bond, indenture, certificate, note, contract or other instrument authorized or approved by the Board of Directors.

    Section 8. CHIEF LEGAL OFFICER AND VICE PRESIDENTS. The Chief Legal Officer and each Vice President shall perform such duties and have such other powers as a majority of the entire Board of Directors or the Nominating and Compensation Committee of the Board of Directors from time to time may prescribe.

    Section 9. SECRETARY. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and Special Meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and Special Meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

    Section 10. TREASURER. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

    Section 11. ASSISTANT SECRETARIES. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

    Section 12. ASSISTANT TREASURERS. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President or any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

    Section 13. OTHER OFFICERS. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

                                   ARTICLE V.
                                     STOCK

    Section 1. FORM OF CERTIFICATES. Every holder of stock in the Corporation represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed, in the name of the Corporation (i) by the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.

    Section 2. SIGNATURES. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

    Section 3. LOST CERTIFICATES. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

    Section 4. UNCERTIFICATED SHARES. The Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares; PROVIDED, HOWEVER, that any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.

    Section 5. TRANSFERS. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by his attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be cancelled before a new certificate shall be issued.

    Section 6. RECORD DATE. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

    Section 7. BENEFICIAL OWNERS. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

                                  ARTICLE VI.
                                    NOTICES

    Section 1. NOTICES. Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, telecopy, or reliable overnight courier.

    Section 2. WAIVERS OF NOTICE. Whenever any notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed, by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                                  ARTICLE VII.
                               GENERAL PROVISIONS

    Section 1. DIVIDENDS. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or Special Meeting, and may be paid in cash, in property, or in shares of capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

    Section 2. DISBURSEMENTS. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

    Section 3. FISCAL YEAR. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

    Section 4. CORPORATE SEAL. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                 ARTICLE VIII.
                                INDEMNIFICATION

    Section 1. POWER TO INDEMNIFY IN ACTIONS, SUITS OR PROCEEDINGS OTHER THAN THOSE BY OR IN THE RIGHT OF THE CORPORATION. Subject to Section 4 of this
Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, trustee, employee or agent of, or in any other capacity with respect to, another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    Section 2. POWER TO INDEMNIFY IN ACTIONS, SUITS OR PROCEEDINGS BY OR IN THE RIGHT OF THE CORPORATION. Subject to Section 4 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, trustee, employee or agent of, or in any other capacity with respect to, another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 3. NO SPECIFIC AUTHORIZATION REQUIRED IN CERTAIN CASES. To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

    Section 4. SPECIFIC AUTHORIZATION REQUIRED IN CERTAIN CASES. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in
Section 1 or 2 of this Article VIII, as the case may be. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders; PROVIDED, HOWEVER, that if a Change in Control has occurred, such determination shall be made by independent legal counsel, in a written opinion, chosen by the parties seeking indemnification and paid for by the Corporation. To the extent, however, that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

    Section  5.  GOOD  FAITH DEFINED.   For purposes of  any determination under
Section 4 of this Article VIII, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this Section 5 shall mean any other corporation or any partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent or in any other capacity. The provisions of this
Section 5 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or 2 of this Article VIII, as the case may be.

    Section 6. INDEMNIFICATION BY A COURT. Notwithstanding any contrary determination in the specific case under Section 5 of this Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because he has met the applicable standards of conduct set forth in Section 1 or 2 of this Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 4 of this
Article VIII nor the
absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 6 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

    Section 7. EXPENSES PAYABLE IN ADVANCE. Expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

    Section 8. NONEXCLUSIVITY OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement (such agreements being specifically authorized herein), contract, vote of stockholders or disinterested directors or pursuant to the direction (however embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 1 and 2 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or 2 of this
Article VIII but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.

    Section 9. INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of, or in any other capacity with respect to, another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the provisions of this
Article VIII.

    Section 10. CERTAIN DEFINITIONS. For purposes of this Article VIII references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, trustee, employee or agent of, or in any other capacity with respect to, another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. For purposes of this
Article VIII, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VIII.

    For purposes of this Article VIII a "Change in Control" shall mean a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of  Regulation  14A  promulgated under  the  Exchange  Act, whether  or  not the
Corporation is then subject to such reporting requirement; PROVIDED that, without limitation, such a Change in Control shall be deemed to have occurred if
(a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing fifteen percent or more of the Corporation's then outstanding Common Stock without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such acquisition, or (b) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter, or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period) cease for any reason to constitute at least a majority of the Board of Directors.

    Section 11. SURVIVAL OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

    Section 12. LIMITATION ON INDEMNIFICATION. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 6 of this Article VIII), the Corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

    Section 13. INDEMNIFICATION OF EMPLOYEES AND AGENTS. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

    Section 14.  AMENDMENT OF THIS ARTICLE VIII.  No amendment or repeal of this
Article VIII shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

                                  ARTICLE IX.
                                  AMENDMENTS

    Section 1. Subject to the provisions of the Company's Certificate of Incorporation, these Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the stockholders or by the Board of Directors, provided, however, that notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of any Special Meeting of stockholders at which such alteration, amendment, repeal or adoption is to be voted upon. Subject to the provisions of the Company's Certificate of Incorporation, as amended, all such amendments must be approved by either a majority of the entire Board of Directors then in office or the affirmative vote of the holders of not less than eighty percent of the outstanding shares of Common Stock of the Corporation.

    Section 2. ENTIRE BOARD OF DIRECTORS. As used in this Article IX and in these Bylaws generally, the term "entire Board of Directors" means the total number of directors which the Corporation would have if there were no vacancies.

                                                                         ANNEX F

                           NEWCO STOCK INCENTIVE PLAN

Section 1.  PURPOSE; DEFINITIONS.

    The purpose of the Plan is to give the Company and its Affiliates a competitive advantage in attracting, retaining and motivating officers and employees and to provide the Company and its Affiliates with the ability to provide incentives more directly linked to the profitability of the Company's businesses, increases in shareholder value and enhancement of performance relative to customers.

    For purposes of the Plan, the following terms are defined as set forth below:

        a. "AFFILIATE" means (i) a corporation at least fifty percent of the common stock or voting power of which is owned, directly or indirectly by the Company, and (ii) any other corporation or other entity controlled by the Company and designated by the Committee from time to time as such.

        b. "AWARD" means a Stock Appreciation Right, Stock Option, Restricted Stock or Performance Units.

        c. "AWARD CYCLE" shall mean a period of consecutive fiscal years or portions thereof designated by the Committee over which Performance Units are to be earned.

        d. "BOARD" means the Board of Directors of the Company.

        e. "CHANGE IN CONTROL" and "CHANGE IN CONTROL PRICE" have the meanings set forth in Sections 9(b) and (c), respectively.

        f. "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

        g. "COMMISSION" means the Securities and Exchange Commission or any successor agency.

        h. "COMMITTEE" means the Committee referred to in Section 2.

        i. "COMMON STOCK" means common stock, par value $.01 per share, of the Company.

        j. "COMPANY" means Newco Corporation, a Delaware corporation.

        k. "COVERED EMPLOYEE" shall mean a participant designated prior to the grant of shares of Restricted Stock or Performance Units by the Committee who is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Code in the year in which Restricted Stock or Performance Units are taxable to such participant and who has or is expected to have compensation in excess of the limitation provided in Section 162(m) of the Code.

        l. "DISABILITY" means permanent and total disability as determined under procedures established by the Committee for purposes of the Plan.

        m. "DISINTERESTED PERSON" shall mean a member of the Board who qualifies as a disinterested person as defined in Rule 16b-3(c)(2), as promulgated by the Commission under the Exchange Act, or any successor definition adopted by the Commission, and as an "outside director" for purposes of Section 162(m) of the Code.

        n. "EFFECTIVE TIME" means the Effective Time as defined in the Merger Agreement.

        o. "EARLY RETIREMENT" of an employee means Termination of Employment with the Company or an Affiliate at a time when the employee is entitled to early retirement benefits pursuant to the early retirement provisions of the applicable defined benefit pension plan of such employer.

        p. "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

        q. "FAIR MARKET VALUE" means, except as provided in Sections 5(j) and 6(b)(ii)(2), as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed or on NASDAQ. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith.

        r. "INCENTIVE STOCK OPTION" means any Stock Option designated as, and qualified as, an "incentive stock option" within the meaning of Section 422 of the Code.

        s. "MERGER AGREEMENT" means the Agreement and Plan of Merger by and among Kansas City Light & Power Company, UtiliCorp United Inc. and Newco, dated as of January 19, 1996.

        t. "NONQUALIFIED STOCK OPTION" means any Stock Option that is not an Incentive Stock Option.

        u. "NORMAL RETIREMENT" of an employee means Termination of Employment with the Company or an Affiliate at a time when the employee is entitled to normal retirement benefits pursuant to the applicable defined benefit pension plan of such employer.

        v. "PERFORMANCE GOALS" means the performance goals established by the Committee prior to the grant of Restricted Stock or Performance Units that are based on the attainment of goals relating to one or more of the following: earnings per share, market share, stock price, sales, costs, net operating income, cash flow, retained earnings, return on equity, economic value added, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, service reliability, demand-side management (including conservation and load management), operating and maintenance cost management, energy production availability, and individual performance measures. Such Performance Goals also may be based upon the attainment of specified levels of performance of the Company or one or more Affiliates under one or more of the measures described above relative to the performance of other corporations. With respect to Covered Employees, all Performance Goals shall be objective performance goals satisfying the requirements for "performance-based compensation" within the meaning of Section 162(m)(4) of the Code, and shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations.

        w. "PERFORMANCE UNITS" means an award made pursuant to Section 8.

        x. "PLAN" means the Newco Stock Incentive Plan, as set forth herein and as hereinafter amended from time to time.

        y. "RESTRICTED STOCK" means an award granted under Section 7.


        z. "RETIREMENT" means Normal or Early Retirement.

       aa. "REPORTING PERSON" means an officer or director who is potentially or actually subject to the reporting provisions of Section 16(a) of the Securities Exchange Act.

       bb. "RULE 16B-3" means Rule 16b-3, as promulgated by the Commission under
Section 16(b) of the Exchange Act, as amended from time to time.

       cc. "STOCK APPRECIATION RIGHT" means a right granted under Section 6.

       dd. "STOCK OPTION" means an option granted under Section 5.

       ee. "TERMINATION OF EMPLOYMENT" means the termination of the participant's employment with the Company and any Affiliate. A participant employed by an Affiliate shall also be deemed to incur a Termination of Employment if the Affiliate ceases to be an Affiliate and the participant does not immediately thereafter become an employee of the Company or another Affiliate.

    In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

Section 2.  ADMINISTRATION.

    The Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time determine, composed solely of not less than two Disinterested Persons, each of whom shall be appointed by and serve at the pleasure of the Board. The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to officers and employees of the Company and its Affiliates. Among other things, the Committee shall have the authority, subject to the terms of the Plan:

        (a) to select the officers and employees to whom Awards may from time to time be granted;

        (b) to determine whether and to what extent Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Performance Units or any combination thereof are to be granted hereunder;

        (c) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

        (d) to determine the terms and conditions of any Award granted hereunder (including, but not limited to, the option price (subject to Section 5(a)), any vesting condition, restriction or limitation (which may be related to the performance of the participant, the Company or any Affiliates) and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine;

        (e) to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance
    Goals; PROVIDED, HOWEVER, that the Committee may not adjust upwards the amount payable to a designated Covered Employee with respect to a particular award upon the satisfaction of applicable Performance Goals;

        (f) to determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred; and

        (g) to determine under what circumstances an Award may be settled in cash or Common Stock under Sections 5(j) and 8(b)(i).

    The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

    The Committee may act only by a majority of its members then in office, except that the members hereof may (i) delegate to an officer of the Company the authority to make decisions pursuant to paragraphs (c), (f), (g), (h) and (i) of
Section 5 (provided that no such delegation may be made that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act) and (ii) authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee.

    Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and its Affiliates and Plan participants.

Section 3.  COMMON STOCK SUBJECT TO PLAN; OTHER LIMITATIONS.

    The total number of shares of Common Stock reserved and available for issuance under the Plan shall be 6,000,000; PROVIDED, HOWEVER, that not more than 3,000,000 of such shares shall be issued as Restricted Stock. No participant may be granted Awards covering in excess of 600,000 shares of Common Stock in any one calendar year. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares. No participant may be granted Performance Units in any one calendar year payable in cash in an amount that would exceed $2,000,000.

    Subject to Section 7(c)(iv), if any shares of Restricted Stock are forfeited, or if any Stock Option (and related Stock Appreciation Right, if any) terminates without being exercised, or if any Stock Appreciation Right is exercised for cash, shares subject to such Awards shall again be available for distribution in connection with Awards under the Plan.

    In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee or Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, in the number, kind and option price of shares subject to outstanding Stock Options and Stock Appreciation Rights, in the number and kind of shares subject to other outstanding Awards granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; PROVIDED, HOWEVER, that the number of shares subject to any Award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Stock Option.

Section 4.  ELIGIBILITY.

    Officers and employees of the Company and its Affiliates who are responsible for or contribute to the management, growth and profitability of the business of the Company and its Affiliates are eligible to be granted Awards under the Plan. No grant shall be made under this Plan to a director who is not an officer or a salaried employee.

Section 5.  STOCK OPTIONS.

    Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Nonqualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

    The Committee shall have the authority to grant any optionee Incentive Stock Options, Nonqualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights); PROVIDED, HOWEVER, that grants hereunder are subject to the aggregate limit on grants to individual participants set forth in Section 3. Incentive Stock Options may be granted only to employees of the Company and its subsidiaries (within the meaning of Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Nonqualified Stock Option.

    Stock Options shall be evidenced by option agreements, the terms and provisions of which may differ. An option agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Nonqualified Stock Option. The grant of a Stock Option shall occur on the date the Committee by resolution selects an individual to be a participant in any grant of a Stock Option, determines the number of shares of Common Stock to be subject to such Stock Option to be granted to such individual and specifies the terms and provisions of the Stock Option. The Company shall notify a participant of any grant of a Stock Option, and a written option agreement or agreements shall be duly executed and delivered by the Company to the participant. Such agreement or agreements shall become effective upon execution by the Company and the participant.

    Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered nor shall any discretion or authority granted under the Plan be exercised so as to disqualify the Plan under Section 422 of the Code or, without the consent of the optionee affected, to disqualify any Incentive Stock Option under such Section 422.

    Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

        (a)   OPTION  PRICE.    The  option price  per  share  of  Common  Stock
    purchasable under a Stock Option shall be determined by the Committee and set forth in the option agreement.

        (b) OPTION TERM. The term of each Stock Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted.

        (c) EXERCISABILITY. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Stock Option.

        (d) METHOD OF EXERCISE. Subject to the provisions of this Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased.

    Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment in full or in part may also be made in the form of unrestricted Common Stock already owned by the optionee of the same class as the Common Stock subject to the Stock Option and, in the case of the exercise of a Nonqualified Stock Option, Restricted Stock subject to an Award hereunder which is of the same class as the Common Stock subject to the Stock Option (based, in each case, on the Fair Market Value of the Common Stock on the date the Stock Option is exercised); PROVIDED, HOWEVER, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares of Common Stock of the same class as the Common Stock subject to the Stock Option may be authorized only at the time the Stock Option is granted.

    If payment of the option exercise price of a Nonqualified Stock Option is made in whole or in part in the form of Restricted Stock, the number of shares of Common Stock to be received upon such exercise equal to the number of shares of Restricted Stock used for payment of the option exercise price shall be subject to the same forfeiture restrictions to which such Restricted Stock was subject, unless otherwise determined by the Committee.

    In the discretion of the Committee, payment for any shares subject to a Stock Option may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the purchase price, and, if requested by the Company, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

    No shares of Common Stock shall be issued until full payment therefor has been made. Subject to any forfeiture restrictions that may apply if a Stock Option is exercised using Restricted Stock, an Optionee shall have all of the rights of a shareholder of the Company holding the class or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 13(a).

        (e) NONTRANSFERABILITY OF STOCK OPTIONS. No Stock Option shall be transferable by the optionee other than (i) by will or by the laws of descent and distribution or (ii) in the case of a Nonqualified Stock Option, pursuant to a gift to such optionee's children, whether directly or indirectly or by means of a trust or partnership or otherwise, if expressly permitted under the applicable option agreement. All Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee or by the guardian or legal representative of the optionee, it being understood that the terms "holder" and "optionee" include the guardian and legal representative of the optionee named in the option agreement and any person to whom an option is transferred by will or the laws of descent and distribution or, in the case of a Nonqualified Stock Option, a gift permitted under the applicable option agreement.

        (f) TERMINATION BY DEATH. Unless otherwise determined by the Committee, if an optionee's employment terminates by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Committee may determine, for a period of one year (or such other period as the Committee may specify in the option agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

        (g) TERMINATION BY REASON OF DISABILITY. Unless otherwise determined by the Committee, if an optionee's employment terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine, for a period of three years (or such shorter period as the Committee may specify in the option agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; PROVIDED, HOWEVER, that if the optionee dies within such three-year period (or such shorter period), any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such three-year (or such shorter) period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

        (h) TERMINATION BY REASON OF RETIREMENT. Unless otherwise determined by the Committee, if an optionee's employment terminates by reason of Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Committee may determine, for a period of three years (or such shorter period as the Committee may specify in the option agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; PROVIDED, HOWEVER, that if the optionee dies within such three-year (or such shorter) period any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such three-year (or such shorter) period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of termination of employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

        (i) OTHER TERMINATION. Unless otherwise determined by the Committee, if an optionee incurs a Termination of Employment for any reason other than death, Disability or Retirement, any Stock Option held by such optionee shall thereupon terminate, except that such Stock Option, to the extent then exercisable, or on such accelerated basis as the Committee may determine, may be exercised for the lesser of three months from the date of such Termination of

    Employment or the balance of such Stock Option's stated term if such Termination of Employment of the optionee is involuntary; PROVIDED, HOWEVER, that if the optionee dies within such three-month period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. Notwithstanding the foregoing, if an optionee incurs a Termination of Employment at or after a Change in Control (as defined in Section 9(b)), other than by reason of death, Disability or Retirement, any Stock Option held by such optionee shall be exercisable for the lesser of (1) six months and one day from the date of such Termination of Employment, and (2) the balance of such Stock Option's stated term. In the event of Termination of Employment, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

        (j) CASHING OUT OF STOCK OPTION. On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the shares of Common Stock for which a Stock Option is being exercised by paying the optionee an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock over the option price times the number of shares of Common Stock for which the Option is being exercised on the effective date of such cash-out.

        Cash-outs pursuant to this Section 5(j) relating to Options held by optionees who are Reporting Persons shall comply with the "window period" provisions of Rule 16b-3, to the extent applicable, and, in the case of cash-outs of Nonqualified Stock Options held by such optionees, the Committee may determine Fair Market Value under the pricing rule set forth in Section 6(b)(ii)(2).

        (k) CHANGE IN CONTROL CASH-OUT. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the "Exercise Period"), unless the Committee shall determine otherwise at the time of grant, an optionee shall have the right, whether or not the Stock Option is fully exercisable and in lieu of the payment of the exercise price for the shares of Common Stock being purchased under the Stock Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Stock Option to the Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change in Control Price per share of Common Stock on the date of such election shall exceed the exercise price per share of Common Stock under the Stock Option (the "Spread") multiplied by the number of shares of Common Stock granted under the Stock Option as to which the right granted under this Section 5(k) shall have been exercised; PROVIDED, HOWEVER, that if the Change in Control is within six months of the date of grant of a particular Stock Option held by an optionee who is a Reporting Person, no such election shall be made by such optionee with respect to such Stock Option prior to six months from the date of grant. However, if the end of such 60-day period from and after a Change in Control is within six months of the date of grant of a Stock Option held by an optionee who is a Reporting Person, such Stock Option shall be cancelled in exchange for a cash payment to the optionee, effected on the day which is six months and one day after the date of grant of such Option, equal to the Spread multiplied by the number of shares of Common Stock granted under the Stock Option.

Section 6.  STOCK APPRECIATION RIGHTS.

    (a) GRANT AND EXERCISE. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Nonqualified Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. A Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option.

    A Stock Appreciation Right may be exercised by an optionee in accordance with Section 6(b) by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Committee. Upon such exercise and surrender, the optionee shall be entitled to receive an amount in the manner prescribed in Section 6(b). Stock Options which have been so surrendered shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

    (b)   TERMS AND CONDITIONS.   Stock Appreciation Rights  shall be subject to
such terms and conditions as shall be determined by the Committee, including the following:

        (i) Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate are exercisable in accordance with the provisions of Section 5 and this Section 6; PROVIDED, HOWEVER, that a Stock Appreciation Right shall not be exercisable during the first six months of its term by an optionee who is a Reporting Person, except that this limitation shall not apply in the event of death or Disability of the optionee prior to the expiration of the six-month period.

        (ii) Upon the exercise of a Stock Appreciation Right, an optionee shall be entitled to receive an amount in cash, shares of Common Stock or both equal in value to the excess of the Fair Market Value of one share of Common Stock over the option price per share specified in the related Stock Option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

    In the case of Stock Appreciation Rights relating to Stock Options held by optionees who are Reporting Persons, the Committee:

           (1) may require that such Stock Appreciation Rights be exercised for cash only in accordance with the applicable "window period" provisions of Rule 16b-3; and

           (2) in the case of Stock Appreciation Rights relating to Nonqualified Stock Options, may provide that the amount to be paid in cash upon exercise of such Stock Appreciation Rights during a Rule 16b-3 "window period" shall be based on the highest of the daily means between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange or other national securities exchange on which the shares are listed or on NASDAQ, as applicable, on any day during such "window period."

       (iii) Stock Appreciation Rights shall be transferable only to permitted transferees of the underlying Stock Option in accordance with Section 5(e).

       (iv) Upon the exercise of a Stock Appreciation Right, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in
    Section 3 on the number of shares of Common Stock to be issued under the Plan, but only to the extent of the number of shares as to which the Stock Appreciation Right is exercised at the time of exercise.

Section 7.  RESTRICTED STOCK.

    (a) ADMINISTRATION. Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the officers and employees to whom and the time or times at which grants of Restricted Stock will be awarded, the number of shares to be awarded to any participant (subject to the aggregate limit on grants to individual participants set forth in Section 3), the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in 7(c).

    Subject to the immediately succeeding sentence, the Committee shall in the case of Covered Employees, and may in the case of other Participants, condition the grant or vesting of Restricted

Stock upon the attainment of Performance Goals established before or at the time of grant. Notwithstanding the foregoing, the Committee shall have the discretion to grant to an employee who has become entitled to an award under the Company's Management Incentive Compensation Plan, in payment of all or any part of such award, shares of Restricted Stock that shall vest without regard to the attainment of Performance Goals. The Committee may, in addition to requiring satisfaction of any applicable Performance Goals, also condition vesting upon the continued service of the participant. The provisions of Restricted Stock Awards (including the applicable Performance Goals) need not be the same with respect to each recipient.

    (b) AWARDS AND CERTIFICATES. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of such participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

        "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Newco Stock Incentive Plan and a Restricted Stock Agreement. Copies of such Plan and Agreement are on file at the offices
        of Newco Corporation at         ."

    The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereof shall have lapsed and that, as a condition of any Award of Restricted Stock, the participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

    (c) TERMS AND CONDITIONS. Shares of Restricted Stock shall be subject to the following terms and conditions:

        (i) Subject to the provisions of the Plan (including Section 5(d)) and the Restricted Stock Agreement referred to in Section 7(c)(vi), during the period, if any, set by the Committee, commencing with the date of such Award for which such participant's continued service is required (the "Restriction Period"), and until the later of (i) the expiration of the Restriction Period and (ii) the date the applicable Performance Goals (if any) are satisfied, the participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock. Within these limits, the Committee may provide for the lapse of restrictions based upon period of service in installments or otherwise and may accelerate or waive, in whole or in part, restrictions based upon period of service or upon performance; PROVIDED, HOWEVER, that in the case of Restricted Stock with respect to which a participant is a Covered Employee, any applicable Performance Goals have been satisfied.

        (ii) Except as provided in this paragraph (ii) and Section 7(c)(i) and the Restricted Stock Agreement, the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Restricted Stock Agreement and subject to
    Section 13(f) of the Plan, (1) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends, and (2) dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends.

       (iii) Except to the extent otherwise provided in the applicable Restricted Stock Agreement, any applicable employment agreement and Section 7(c)(i), 7(c)(iv) and 9(a)(ii), upon a participant's Termination of
    Employment for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all shares still subject to restriction shall be forfeited by the participant.

       (iv) Except to the extent otherwise provided in Section 9(a)(ii), in the event that a participant retires or such participant's employment is involuntarily terminated, the Committee shall have the discretion to waive in whole or in part any or all remaining restrictions (other than, in the case of Restricted Stock with respect to which a participant is a Covered Employee, satisfaction of the applicable Performance Goals to the extent necessary for the shares to be deductible by the Company or its Affiliates, unless the participant's employment is terminated by reason of death or Disability) with respect to any or all of such participant's shares of Restricted Stock.

        (v) If and when the applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Restricted Stock, unlegended certificates of such shares shall be delivered to the participant upon surrender of the legended certificates.

       (vi) Each Award shall be confirmed by, and be subject to the terms of, a Restricted Stock Agreement.

Section 8.  PERFORMANCE UNITS.

    (a) ADMINISTRATION. Performance Units may be awarded either alone or in addition to other Awards granted under the Plan. Performance Units may be denominated in shares of Common Stock or cash, or may represent the right to receive dividend equivalents with respect to shares of Common Stock, as the Committee shall determine. The Committee shall determine the officers and employees to whom and the time or times at which Performance Units shall be awarded, the form and number of Performance Units to be awarded to any participant (subject to the aggregate limit on grants to individual participants set forth in Section 3), the duration of the Award Cycle and any other terms and conditions of the Award, in addition to those contained in Section 8(b).

    The Committee shall condition the settlement of Performance Units upon the attainment of Performance Goals. The provisions of such Awards (including the applicable Performance Goals) need not be the same with respect to each recipient.

    (b) TERMS AND CONDITIONS. Performance Units Awards shall be subject to the following terms and conditions:

        (i) Subject to the provisions of the Plan and the Performance Unit Agreement referred to in Section 8(b)(vi), Performance Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Award Cycle. At the expiration of the Award Cycle, the Committee shall evaluate actual performance in light of the Performance Goals for such Award and shall determine the number of Performance Units granted to the participant which have been earned and the Committee may then elect to deliver cash, shares of Common Stock, or a combination thereof, in settlement of the earned Performance Units, in accordance with the terms thereof.

        (ii) Except to the extent otherwise provided in the applicable Performance Unit Agreement and Sections 8(b)(iii) and 9(a)(iii), upon a participant's Termination of Employment for any reason during the Award Cycle or before the applicable Performance Goals are satisfied, the rights to the shares still covered by the Performance Units Award shall be forfeited by the participant.

       (iii) Except to the extent otherwise provided in Section 9(a)(iii), in the event that a participant's employment is involuntarily terminated, the Committee shall have the discretion to waive in whole or in part any or all remaining payment limitations (other than, in the case of Performance Units with respect to which a participant is a Covered Employee, satisfaction of the applicable Performance Goals unless the participant's employment is terminated by reason of death or Disability) with respect to any or all of such participant's Performance Units.

       (iv) A participant may elect to further defer receipt of the Performance Units payable under an Award (or an installment of an Award) for a specified period or until a specified event, subject in each case to the Committee's approval and to such terms as are determined by the Committee (the "Elective Deferral Period"). Subject to any exceptions adopted by the Committee, such election must generally be made prior to commencement of the Award Cycle for the Award (or for such installment of an Award).

        (v) If and when the applicable Performance Goals are satisfied and the Elective Deferral Period expires without a prior forfeiture of the Performance Units, payment in accordance with Section 8(b)(i) hereof shall be made to the participant.

       (vi) Each Award shall be confirmed by, and be subject to the terms of, a Performance Unit Agreement.

Section 9.  CHANGE IN CONTROL PROVISIONS.

    (a)   EFFECT OF EVENT.   Notwithstanding any other  provision of the Plan to
the contrary, in the event of a Change in Control:

        (i) Any Stock Options and Stock Appreciation Rights outstanding as of the date of such Change in Control and not then exercisable and vested shall become fully exercisable and vested.

        (ii) The restrictions applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable.

       (iii) All Performance Units shall be considered to be earned and payable in full and any deferral or other restriction shall lapse and such Performance Units shall be settled in cash as promptly as is practicable.

    (b)   DEFINITION OF CHANGE IN CONTROL.   For purposes of the Plan, a "Change
in Control" shall mean the happening of any of the following events:

        (i) any Person is or becomes the "beneficial owner" (within the meaning of Rule 13d-3 promulgated under Section 13 of the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or

        (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or

       (iii) there is consummated a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 80% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its subsidiaries other than in connection with the acquisition by the Company or its subsidiaries of a business) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or

       (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated a sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 80% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

        For purposes of the above definition of Change in Control, "Person" shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

    (c) CHANGE IN CONTROL PRICE. For purposes of the Plan, "Change in Control Price" means the higher of (i) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or (ii) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per share of Common Stock paid in such tender or exchange offer or Corporate Transaction; PROVIDED, HOWEVER, that (x) in the case of a Stock Option which (A) is held by an optionee who is an officer or director of the Company and is subject to
Section 16(b) of the Exchange Act and (B) was granted within 180 days of the Change in Control, then the Change in Control Price for such Stock Option shall be the Fair Market Value of the Common Stock on the date such Stock Option is exercised or deemed exercised and (y) in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of the Common Stock on the date such Incentive Stock Option or Stock Appreciation Right is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

Section 10.  LOANS.

    The Company may make loans to a participant in connection with Awards subject to the following terms and conditions and such other terms and conditions not inconsistent with the Plan as the Committee shall impose from time to time, including without limitation (i) the rate of interest, if any,
(ii) the extent to which the participant shall be required to provide collateral for such loan, and (iii) whether such loan shall be recourse or nonrecourse.

    No loan made under the plan shall exceed the sum of (i) the aggregate price payable with respect to the Award in relation to which the loan is made, plus
(ii) the amount of the reasonably estimated combined amounts of Federal and state income taxes payable by the participant.

    No loan shall have an initial term exceeding ten (10) years; PROVIDED, HOWEVER, that the loans under the Plan shall be renewable at the discretion of the Committee; and FURTHER PROVIDED, HOWEVER, that the indebtedness under each loan shall become due and payable, as the case may be, on a date no later than
(i) one year after Termination of Employment due to death, Retirement or Disability, or (ii) the day of Termination of Employment for any reason other than death, Retirement or Disability.

    Loans under the Plan may be satisfied by the participant, as determined by the Committee, in cash or, with the consent of the Committee, in whole or in part in the form of unrestricted Common Stock already owned by the participant where such Common Stock shall be valued at Fair Market Value on the date of such payment.

    When a loan shall have been made, Common Stock with a Fair Market Value on the date of such loan equivalent to the amount of the loan (or such other security as shall be required by the Committee in its sole discretion) may be pledged by the participant to the Company as security for payment of the unpaid balance of the loan. Any portions of such Common Stock may, in the discretion of the Committee, be released from time to time as it deems not to be needed as security.

    The making of any loan is subject to satisfying all applicable laws, as well as any regulations and rules of the Federal Reserve Board and any other governmental agency having jurisdiction.

Section 11.  TERM, AMENDMENT AND TERMINATION.

    The Plan will terminate 10 years after the effective date of the Plan. Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

    The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would (i) impair the rights of an optionee under a Stock Option or a recipient of a Stock Appreciation Right, Restricted Stock Award or Performance Unit Award theretofore granted without the optionee's or recipient's consent, except such an amendment made to cause the Plan to qualify for the exemption provided by Rule 16b-3, or (ii) disqualify the Plan from the exemption provided by Rule 16b-3 or from the provisions of Section 162(m)(4)(c) of the Code. In addition, no such amendment shall be made without the approval of the Company's shareholders to the extent such approval is required by law or agreement.

    The Committee may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without the holder's consent except such an amendment made to cause the Plan or Award to qualify for the exemption provided by Rule 16b-3.

    Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules, as well as other developments and to grant Awards which qualify for beneficial treatment under such rules without shareholder approval.

Section 12.  UNFUNDED STATUS OF PLAN.

    It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; PROVIDED, HOWEVER, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

Section 13.  GENERAL PROVISIONS.

    (a) The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

    Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

        (1) The listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Common Stock;

        (2) Any registration or other qualification of such shares of the Company under any state or Federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

        (3) The obtaining of any other consent, approval, or permit from any state or Federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

    (b) Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting other or additional compensation arrangements for its employees.

    (c) The adoption of the Plan shall not confer upon any employee any right to continued employment nor shall it interfere in any way with the right of the Company or any Affiliate to terminate the employment of any employee at any time.

    (d) No later than the date as of which an amount first becomes includible in the gross income of the participant for federal income tax purposes with respect to any Award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due the participant. The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settlement of withholding obligations with Common Stock.

    (e) At the time of grant, the Committee may provide in connection with any grant made under the Plan that the shares of Common Stock received as a result of such grant shall be subject to a right of first refusal pursuant to which the participant shall be required to offer to the Company any shares that the participant wishes to sell at the then Fair Market Value of the Common Stock, subject to such other terms and conditions as the Committee may specify at the time of grant.

    (f) The reinvestment of dividends in additional Restricted Stock at the time of any dividend payment shall only be permissible if sufficient shares of Common Stock are available under Section 3 for such reinvestment (taking into account then outstanding Stock Options and other Awards).

    (g) The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant's death are to be paid or by whom any rights of the participant, after the participant's death, may be exercised.

    (h) In the case of a grant of an Award to any employee of an Affiliate, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer the shares of Common Stock to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan.

    (i) Notwithstanding any other provision of the Plan, if any right granted pursuant to this Plan would make a Change in Control transaction ineligible for pooling of interests accounting under APB

No. 16 that but for the nature of such grant would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute for the cash payable pursuant to such grant Common Stock (or the common stock of the issuer for which the Common Stock is being exchanged in such Change in Control transaction) with a Fair Market Value equal to the cash that would otherwise be payable hereunder.

    (j) The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to principles of conflict of laws.

Section 14.  EFFECTIVE DATE OF PLAN.

    The Plan shall be effective at the Effective Time, but only if it is previously approved by the affirmative vote of a majority of the votes entitled to be cast by the holders of the shares of common stock of Kansas City Power & Light Company represented at a meeting and entitled to vote thereon and by the affirmative vote of a majority of the votes entitled to be cast by the holders of the shares of common stock of Utilicorp United Inc. represented at a meeting and entitled to vote thereon. This plan shall also be approved by Kansas City Power & Light Company and by Utilicorp United Inc.

                                                                         ANNEX G

                                     NEWCO
                     MANAGEMENT INCENTIVE COMPENSATION PLAN
                                       I
                           PURPOSE AND EFFECTIVE TIME

    This NEWCO Management Incentive Compensation Plan (the "Plan") is designed to provide a significant and flexible economic opportunity to selected officers and employees of the Company and its Affiliates as a reflection of their individual and group contributions to the success of the Company and its Affiliates. Payments pursuant to Section IX of the Plan are intended to qualify under Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended, as excluded from the term "applicable employee remuneration" (such payments being hereinafter referred to as "Excluded Income"). The Plan shall be effective at the Effective Time, as defined below, if the shareholder approvals required by
Section XII of the Plan are obtained.

                                       II
                                  DEFINITIONS

    "Affiliate" means (i) a corporation at least 50% of the common stock or voting power of which is owned, directly or indirectly, by the Company and (ii) any other corporation or other entity controlled by the Company and designated by the Committee from time to time as such.

    "Board" shall mean the Board of Directors of the Company.

    "Change in Control" shall mean the happening of any of the following events:

        (a) any Person is or becomes the "beneficial owner" (within the meaning of Rule 13d-3 promulgated under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or

        (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, at the Effective Time, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or

        (c) there is consummated a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 80% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its subsidiaries other than in connection with the acquisition by the Company or its subsidiaries of a business) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or

        (d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 80% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

    For purposes of the above definition of Change in Control, "Person" shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    "Committee" shall mean the Compensation Committee of the Board, or such other committee of the Board as the Board may from time to time determine, which, except as specifically decided otherwise by the Board, is composed solely of not less than two Disinterested Persons, each of whom shall be appointed by and serve at the pleasure of the Board.

    "Company" shall mean Newco Corporation, a Delaware corporation.

    "Covered Employees" shall mean Participants designated by the Committee prior to the award of an Incentive Award opportunity hereunder who are or are expected to be "covered employees" within the meaning of Section 162(m)(3) of the Code for the Incentive Period as to which an Incentive Award hereunder is payable, who have or are expected to have compensation in excess of the limitation provided in Section 162(m) of the Code and for whom the Committee intends that amounts payable hereunder constitute Excluded Income.

    "Disinterested Person" shall mean a member of the Board who qualifies as an "outside director" for purposes of Section 162(m) of the Code.

    "Effective Time" shall mean the Effective Time as defined in the Merger Agreement.

    "Incentive Award" shall mean an award payable to a Participant pursuant to the terms of the Plan, including a Special Incentive Award.

    "Incentive Period" shall mean the period with respect to which a Participant is eligible to earn an Incentive Award.

    "Merger Agreement" shall mean the Agreement and Plan of Merger by and among Kansas City Power & Light Company, UtiliCorp United Inc. and Newco dated as of January 19, 1996.

    "Participant" shall have the meaning set forth in Article IV hereof.

    "Payment Date" shall mean the date following the conclusion of a particular Incentive Period on which the Committee certifies that applicable Performance Goals have been satisfied and authorizes payment of corresponding Incentive Awards.

    "Performance Goals" shall have the meaning set forth in Article IX hereof.

    "Special Incentive Award" shall have the meaning set forth in Article IX hereof.

    "Target Incentive Award" shall mean the amount determined by multiplying a Participant's base salary as of the last day of the applicable Incentive Period by a percentage designated by the Committee in its sole discretion at the time the award is granted, which percentage need not be the same for each Participant.

                                      III
                                 ADMINISTRATION

    The Plan shall be administered by the Committee. In administering the Plan, the Committee may at its option employ compensation consultants, accountants and counsel (who may be the compensation consultants, independent auditors and outside counsel of the Company or an Affiliate) and other persons to assist or render advice to the Committee, all at the expense of the Company. The Committee shall have sole authority to make rules and regulations relating to the administration of the Plan, and any interpretations and decisions of the Committee with respect to the Plan shall be final and binding.

                                       IV
                                  ELIGIBILITY

    The Committee shall, in its sole discretion, determine for each Incentive Period those officers and salaried employees of the Company and its Affiliates who shall be eligible to participate in the Plan (the "Participants") for such Incentive Period based upon such Participants' opportunity to have a substantial impact on the operating results of the Company or an Affiliate. Nothing contained in the Plan shall be construed as or be evidence of any contract of employment with any Participant for a term of any length nor shall participation in the Plan in any Incentive Period by any Participant require continued participation by such Participant in any subsequent Incentive Period.

                                       V
                       DETERMINATION OF INCENTIVE AWARDS

    Subject to Article IX hereof, the amount and terms of each Incentive Award to a Participant shall be determined by and in the discretion of the Committee. The Committee may condition the earning of an Incentive Award upon the attainment of specified performance goals, measured over a period ending no later than the end of the applicable Incentive Period. Such performance goals may relate to the Participant or the Company, or any Affiliate, division or department of the Company for or within which the Participant is primarily employed, or upon such other factors or criteria as the Committee shall determine, and may be different for each Participant. Incentive Awards payable under the Plan will consist of an award from the Company, based upon a percentage (which may exceed 100%) of the Target Incentive Award and, if applicable, the degree of achievement of such performance goals. Incentive Awards under this Plan for Covered Employees shall be subject to preestablished Performance Goals in accordance with Article IX hereof. Except with respect to Covered Employees, the Committee may, in its sole discretion, increase or decrease the amount of any Incentive Award payable to a Participant and, in recognition of changed or special circumstances, may award Incentive Awards to Participants even though the Incentive Awards are not earned. Incentive Awards earned or otherwise awarded will be paid as soon as administratively feasible on or after the Payment Date. Incentive Awards shall be paid in cash, shares (including restricted shares) of the Company's common stock, par value $.01 per share, or in such combination of cash and shares or such other form as the Committee shall determine.

                                       VI
                           TERMINATION OF EMPLOYMENT

    In the event that a Participant's employment with the Company and its Affiliates terminates for any reason during the Incentive Period with respect to any Incentive Awards, the balance of any

Incentive Award which remains unpaid at the time of such termination shall be payable to the Participant, or forfeited by the Participant, in accordance with the terms of the award granted by the Committee; PROVIDED, HOWEVER, that in the case of a Covered Employee, to the extent necessary for such amount to be deductible by the Company or its affiliates, no amount shall be payable pursuant to the Plan unless the Performance Goals are satisfied or the termination of employment of the Covered Employee is due to death or disability. A Participant who remains employed through the Incentive Period but is terminated prior to the Payment Date shall be entitled to receive any Incentive Award payable to such Participant with respect to such Incentive Period.

                                      VII
                          AMENDMENT AND DISCONTINUANCE

    The Board shall have the right to amend, alter, discontinue or otherwise modify the Plan from time to time but no such modification shall, without the consent of the Participant affected, impair any award made prior to the effective date of the modification.

                                      VIII
                                 MISCELLANEOUS

    It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the payment obligations created under the Plan; PROVIDED, HOWEVER, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements shall be consistent with the "unfunded" status of the Plan. The Plan shall be governed by and construed in accordance with the laws of the State of Missouri, without regard to its principles of conflict of laws.

                                       IX
                 PROCEDURES FOR CERTAIN DESIGNATED PARTICIPANTS

    Incentive Awards under the Plan to Participants who are Covered Employees shall be subject to preestablished Performance Goals as set forth herein. Notwithstanding Article V hereof, the Committee shall not have discretion to modify the terms of awards to such Participants except as specifically set forth in this Article IX.

    (a) TARGET BONUS. On or before the 90th day of each Incentive Period, and in any event before 25% or more of the Incentive Period has elapsed, the Committee shall establish in writing specific Performance Goals for the Incentive Period, upon the attainment of which will be conditioned the payment of Incentive Awards ("Special Incentive Awards") to such of the Participants who may be Covered Employees. A Special Incentive Award shall consist of an award from the Company to be based upon a percentage (which may exceed 100%) of a Target Incentive Award. The extent, if any, to which a Special Incentive Award will be payable will be based upon the degree of achievement of preestablished Performance Goals over a specified Incentive Period; PROVIDED, HOWEVER, that the Committee may, in its sole discretion, reduce the amount which would otherwise be payable with respect to an Incentive Period.

    (b) INCENTIVE PERIOD. The Incentive Period will be a period of up to twelve months, unless a shorter period is otherwise selected and established in writing by the Committee at the time the Performance Goals are established with respect to such Incentive Period.

    (c) PERFORMANCE GOALS. The Performance Goals established by the Committee at the time a Special Incentive Award is granted will be based on one or more of the following: earnings per share, market share, stock price, sales, costs, net operating income, cash flow, retained earnings, return on equity, return on assets, economic value added, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, service reliability, demand-side management (including conservation and load management), operating and maintenance cost management, energy production availability, and individual performance measures; PROVIDED, HOWEVER, that all Performance Goals shall be objective performance goals satisfying the requirements for "performance-based compensation" within the meaning of Section 162(m)(4) of the Code. Such Performance Goals also may be based on the attainment of levels of performance of the Company and/or any Affiliates under one or more of the measures described above relative to the performance of other corporations.

    (d) PAYMENT OF AN INCENTIVE AWARD. At the time the Special Incentive Award is granted, the Committee shall prescribe a formula to determine the percentage of the Target Incentive Award which may be payable based upon the degree of attainment of the Performance Goals during the Incentive Period. If the minimum Performance Goals established by the Committee are not met, no payment will be made to a Participant who is a Covered Employee. To the extent that the minimum Performance Goals are satisfied or surpassed, and upon written certification by the Committee that the Performance Goals have been satisfied to a particular extent and any other material terms and conditions of the Special Incentive Awards have been satisfied, payment shall be made on the Payment Date in accordance with the prescribed formula based upon a percentage of the Target Incentive Award unless the Committee determines, in its sole discretion, to reduce the payment to be made.

    (e)   MAXIMUM  PAYABLE.   The maximum amount  payable to  a Covered Employee
under this Plan for any fiscal year of the Company pursuant to this Plan shall be $[3,000,000].

                                       X
                               CHANGE IN CONTROL

    Notwithstanding any other provision of this Plan, (i) upon a Change in Control, each Participant who is employed by the Company or an Affiliate immediately before the Change in Control shall be entitled to receive a payment equal to his or her Target Incentive Award for the Incentive Period that includes the date of the Change in Control, and (ii) any Incentive Award that becomes payable to such a Participant for that Incentive Period, to the extent that it is duplicative of the amount of the payment made to such Participant pursuant to clause (i) of this Article X, shall be reduced (but not below zero) by such prior payment.

                                       XI
                               DEFERRAL ELECTIONS

    The Committee may at its option establish written procedures pursuant to which Participants are permitted to defer the receipt of Incentive Awards payable hereunder.

                                      XII
                              SHAREHOLDER APPROVAL

    This Plan shall not become effective with respect to individuals who are Covered Employees unless it shall have been approved by the affirmative vote of a majority of the votes entitled to be cast by the holders of the shares of common stock of Kansas City Power & Light Company represented at a meeting and entitled to vote thereon and by the affirmative vote of a majority of the votes entitled to be cast by the holders of the shares of common stock represented at a meeting of UtiliCorp United Inc. and entitled to vote thereon. This Plan shall also be approved by Kansas City Power & Light Company and by UtiliCorp United Inc.

                                                                         ANNEX H

                              EMPLOYMENT AGREEMENT

    EMPLOYMENT  AGREEMENT made and entered into as of the   day of       , 199 ,
by and between           (the "Company"),  a Delaware corporation,  and A.  Drue
Jennings (the "Executive");

    WHEREAS, the Executive is currently serving as Chairman, President and Chief Executive Officer of Kansas City Power & Light Company, a Missouri corporation ("KCPL"), and the Company desires to secure the continued employment of the Executive in accordance herewith;

    WHEREAS, KCPL has entered into a severance agreement (the "Severance Agreement") with the Executive as of May 7, 1993, as amended on January 15, 1996;

    WHEREAS, pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 19, 1996, among KCPL, UtiliCorp United Inc., a Delaware corporation ("UCU") and the Company, the parties thereto have agreed to merge pursuant to the terms thereof;

    WHEREAS, the Executive is willing to commit himself to be employed by the Company on the terms and conditions herein set forth and thus to forego opportunities elsewhere; and

    WHEREAS, the parties desire to enter into this Agreement, as of the Effective Date, as hereinafter defined, setting forth the terms and conditions for the employment relationship of the Executive with the Company during the Employment Period (as hereinafter defined).

    NOW, THEREFORE, IN CONSIDERATION of the mutual premises, covenants and agreements set forth below, it is hereby agreed as follows:

    1.  EMPLOYMENT AND TERM.

        (a) EMPLOYMENT. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement during the term thereof (as described below).

        (b) TERM. The term of this Agreement shall commence as of the Closing Date (the "Effective Date") of the merger (the "Merger") contemplated by the Merger Agreement and shall continue until the fifth anniversary of the Effective Date (such term being referred to hereinafter as the "Employment Period"); and FURTHER PROVIDED, HOWEVER, that if the Merger Agreement is terminated, then, at the time of such termination, this Agreement shall be deemed cancelled and of no force or effect. As a condition to the Merger, the parties hereto agree that the Company shall be responsible for all of the premises, covenants and agreements set forth in this Agreement.

    2.  DUTIES AND POWERS OF EXECUTIVE.

        (a) POSITION; LOCATION. During the Employment Period, the Executive shall serve from the Effective Date until the date of the annual meeting of stockholders of the Company that occurs in 2002, as the Chairman of the Board of Directors of the Company (the "Board") with such authority, duties and responsibilities with respect to such position as set forth on Annex A attached hereto, and thereafter the Executive shall serve as the Vice Chairman of the Board with such authority, duties and responsibilities with respect to such position as set forth on Annex A attached hereto. The titles, authority, duties and responsibilities set forth in Annex A attached hereto may be changed from time to time but only with the mutual written agreement of the Executive and the Company. The Executive's services shall be performed primarily at the Company's headquarters which shall be located in the Kansas City metropolitan area.

        (b) BOARD MEMBERSHIP. The Executive shall be a member of the Board on the first day of the Employment Period, and the Board shall propose the Executive for re-election to the Board throughout the Employment Period.

        (c) ATTENTION. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

    3.  COMPENSATION.   The Executive shall  receive the following  compensation
for his services hereunder to the Company:

        (a) SALARY. During the Employment Period, the Executive's annual base salary (the "Annual Base Salary"), payable in accordance with the Company's general payroll practices, in effect from time to time, shall be at the annual rate established by the Board, but in no event less than the greater of his annual base salary with KCPL as in effect as of the day before the Effective Date and the annual base salary of any other senior executive officer of the Company or its subsidiaries. The Board may from time to time direct such upward adjustments in Annual Base Salary as the Board deems to be necessary or desirable, including, without limitation, adjustments in order to reflect increases in the cost of living. The Annual Base Salary shall not be reduced after any increase thereof. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation of the Company under this Agreement.

        (b) INCENTIVE COMPENSATION. During the Employment Period, the Executive shall participate in short-term incentive compensation plans and long-term incentive compensation plans (the latter to consist of plans offering stock options, restricted stock and other long-term incentive compensation) providing him with the opportunity to earn, on a year-by-year basis, short-term and long-term incentive compensation (the "Incentive Compensation") at least equal to the greater of (i) the amounts that he had the opportunity to earn under the comparable plans of KCPL as in effect immediately before the Effective Time, or (ii) the amounts that any other senior executive officer of the Company has the opportunity to earn under the plans of the Company and its subsidiaries for that year.

        (c) RETIREMENT, INCENTIVE AND WELFARE BENEFIT PLANS. In addition to 3(b), during the Employment Period and so long as the Executive is employed by the Company, he shall be eligible to participate in all other incentive, stock option, restricted stock, performance unit, savings, retirement and welfare plans, practices, policies and programs applicable generally to employees and/or senior executive officers of the Company and its subsidiaries, except with respect to any benefits under any plan, practice, policy or program to which the Executive has waived his rights in writing. Notwithstanding anything in this Agreement to the contrary, and in addition to any other payments or benefits provided hereunder, for all periods following the termination of the Executive's employment (i) for any reason during the term of this Agreement but after the Executive has satisfied the requirements for early retirement under any retirement plans or arrangements maintained by KCPL, as in effect on the Effective Date or by the Company after the Effective Date (the "Plans") or (ii) at any other time upon the consent of the Board, the Company shall provide the Executive (and, if elected by the Executive pursuant to the following sentence, his designated beneficiary) with retirement income, in addition to any benefits provided under the Plans, in an amount each year during the Executive's life (and, if elected by the Executive pursuant to the following sentence, the life of his designated beneficiary) equal to the excess, if any, of (i) sixty percent (60%) of the Executive's Annual Base Salary in effect immediately prior to his termination of employment (reduced based upon the actuarial assumptions set forth in the Company's tax-qualified defined benefit retirement plan (the "Qualified Plan") if the Executive elects a form of benefit payment other than a straight life annuity pursuant to the following sentence) over
    (ii) the aggregate amount of retirement income, if any, that would have been paid to the Executive under the Plans during such year had the Executive elected to receive his benefits thereunder in the same form as he elects to receive his benefits hereunder pursuant to the following sentence. The Executive may elect to receive the amounts payable pursuant to the preceding sentence in any form permitted under the Qualified Plan. Such election must be made not less than 90 days preceding the payment of any such benefits. In addition, the Company shall assume and continue the Severance Agreement.

        (d) INSURANCE. During the Employment Period, the Company shall provide the Executive with life insurance coverage providing a death benefit to such beneficiary or beneficiaries as the Executive may designate of not less than three times his Annual Base Salary.

        (e) EXPENSES. The Company shall reimburse the Executive for all expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties hereunder in accordance with policies established from time to time by the Board.

        (f) FRINGE BENEFITS. During the Employment Period and so long as the Executive is employed by the Company, he shall be entitled to receive fringe benefits in accordance with the plans, practices, programs and policies of the Company from time to time in effect, commensurate with his position and at least the same as those received by any senior executive officer of the Company.

    4.  TERMINATION OF EMPLOYMENT.

        (a)  DEATH.   The Executive's  employment shall terminate  automatically upon the Executive's death during the Employment Period.

        (b) BY THE COMPANY FOR CAUSE. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean the conviction of the Executive for the commission of a felony which, at the time of such commission, has a materially adverse effect on the Company.

        (c) BY THE COMPANY WITHOUT CAUSE. Notwithstanding any other provision of this Agreement, the Company may terminate the Executive's employment other than by a termination for Cause during the Employment Period, but only upon the affirmative vote of two-thirds of the membership of the Board.

        (d) BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate his employment during the Employment Period for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

           (i) the reduction in the Executive's Annual Base Salary as specified in Section 3(a) of this Agreement, the Executive's Incentive Compensation benefit as specified in Section 3(b) of this Agreement, or any other benefit or payment described in Section 3 of this Agreement;

           (ii) the change without the Executive's consent of the Executive's title, authority, duties or responsibilities as specified in Section 2(a) of this Agreement;

          (iii) the Company's requiring the Executive without his consent to be based at any office or location other than the Company's headquarters which shall be located in the Kansas City metropolitan area; or

          (iv) any breach by the Company of any other material provision of this Agreement;

    PROVIDED, HOWEVER, that during the 30-day period commencing on the third anniversary of the Effective Date, the termination by the Executive for any reason shall constitute a termination by the Executive of his employment for Good Reason.

        (e) NOTICE OF TERMINATION. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a

    "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined in Section 4(f)) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

        (f) DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death, the Date of Termination shall be the date of death.

    5.  OBLIGATIONS OF THE COMPANY UPON TERMINATION.

        (a) TERMINATION OTHER THAN FOR CAUSE. During the Employment Period, if the Company shall terminate the Executive's employment (other than in the case of a termination for Cause), the Executive shall terminate his employment for Good Reason or the Executive's employment shall terminate by reason of death (termination in any such case being referred to as a "Termination"):

           (i) the Company shall pay to the Executive a lump sum amount in cash equal to the sum of (A) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (B) an amount equal to the Incentive Compensation benefit described in Section 3(b) of this Agreement for the fiscal year that includes the Date of Termination multiplied by a fraction the numerator of which shall be the number of days from the beginning of such fiscal year to and including the Date of Termination and the denominator of which shall be 365, and (C) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid. (The amounts specified in clauses (A), (B) and (C) shall be hereinafter referred to as the "Accrued Obligations".) The amounts specified in this Section 5(a)(i) shall be paid within 30 days after the Date of Termination; and

           (ii) in the event of Termination other than by reason of the Executive's death, then (A) the Company shall pay to the Executive a lump sum amount, in cash, equal to the present value of the Annual Base Salary and the Incentive Compensation benefit described in Section 3(b) of this Agreement payable through the end of the Employment Period or, if longer, for a period of three years (the "Continuation Period"), each, at the rate, in effect at the time Notice of Termination is given, and, with respect to the Incentive Compensation, assuming the full achievement of all target performance goals in effect at the time that Notice of Termination is given, such amount to be paid within 30 days of such Date of Termination; (B) except with respect to the benefits provided pursuant to clause (d) below, the Company shall pay to the Executive the value of all benefits to which the Executive would have been entitled under Sections 3(d) and (f) had he remained in employment with the Company until the end of the Continuation Period; (C) the Company shall pay the value of all deferred compensation amounts (together with any accrued interest or earnings thereon) and all executive life insurance benefits whether or not then vested or payable; and (D) the Company shall continue medical and welfare benefits to the Executive and/or the Executive's family at least equal to those which would have been provided had the Executive remained in employment to the end of the Continuation Period (excluding benefits to which the Executive has waived his rights in writing), such benefits to be in accordance with the most favorable medical and welfare benefit plans, practices, programs or policies (the "M&W Plans") of the Company as in effect and applicable to any senior executive officer of the Company and his or her family during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Executive, as in effect at any time thereafter with respect to any senior executive officer of the Company (but on a prospective basis only unless and then only to the extent, such more favorable M&W Plans are by their terms retroactive); PROVIDED, HOWEVER, that if the Executive becomes employed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the benefits under the M&W Plans shall be secondary to those provided under such other plan during such applicable period of eligibility.

        (b) TERMINATION BY THE COMPANY FOR CAUSE OR BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. Subject to the provisions of Section 6 of this Agreement, if the Executive's employment shall be terminated for Cause during the Employment Period, or if the Executive terminates employment during the Employment Period other than a termination for Good Reason, the Company shall have no further obligations to the Executive under this Agreement other than the obligation to pay to the Executive the Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), in each case to the extent theretofore unpaid.

        (c)   SEVERANCE AGREEMENT.   Notwithstanding the foregoing, the benefits
    provided under subsections (a) and (b) of this Section 5 shall be reduced by any amounts paid pursuant to the Severance Agreement.

    6. NONEXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, plan, program, policy or practice provided by the Company and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived his rights in writing), nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the Effective Date with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any benefit, plan, policy, practice or program of, or any contract or agreement entered into with, the Company shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

    7. FULL SETTLEMENT; MITIGATION. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 5(a)(ii)(D), such amounts shall not be reduced whether or not the Executive obtains other employment. If there occurs a dispute between the Executive and the Company as to the interpretation, terms, validity or enforceability of (including any dispute about the amount of any payment pursuant to this Agreement) this Agreement, the Company agrees to pay all legal fees and expenses which the Executive may reasonably incur as a result of any such dispute.

    8. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by KCPL and the Company or any of their affiliated companies and that shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During the Employment Period, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

    9.  SUCCESSORS.

        (a) ASSIGNMENT BY EXECUTIVE. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

        (b) SUCCESSORS AND ASSIGNS OF COMPANY. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns.

        (c) ASSUMPTION. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its businesses and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

    10.  MISCELLANEOUS.

        (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to its principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

        (b) NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return-receipt requested, postage prepaid, addressed, in either case, at the Company's headquarters or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

        (c) SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

        (d)  TAXES.   The Company  may withhold from  any amounts payable  under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

        (e) NO WAIVER. The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(d) of this Agreement, or the right of the Company to terminate the Executive's employment for Cause pursuant to Section 4(b) of this Agreement shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

        (f) ENTIRE AGREEMENT. Except for the Severance Agreement, which shall remain in full force and effect and, in accordance with its terms, be assumed by the Company as of the Effective Date, this instrument contains the entire agreement of the Executive, the Company or any predecessor or subsidiary thereof with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements are merged herein and superseded hereby.

    IN WITNESS WHEREOF, the Executive and, pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.

                                          [Company]

  ------------------------------------------------------------------------------
                                          Name:
                                          Title:

  ------------------------------------------------------------------------------
                                          A. Drue Jennings

                                                                         ANNEX A
                                                                   TO EMPLOYMENT
                                                                       AGREEMENT

CHAIRMAN OF THE BOARD

    The Chairman of the Board shall be a director and shall preside at meetings of the Board and meetings of stockholders. The Chairman shall be responsible for
(a) board and stockholder governance, (b) external relations with industry, cities and communities, (c) economic development initiatives, (d) oversight of issues relating to the Nuclear Regulatory Commission and nuclear operations, (e) corporate wide business management and (f) implementation of business plans with other team members. The Chairman shall share with the Chief Executive Officer responsibility for (a) implementation of the Merger, (b) external relations with the financial community, (c) corporate governance, (d) setting the agenda for all meetings of the Board (and committees thereof) and (e) enterprise support. The Chairman of the Board shall be a member of the Executive Committee and an ex officio member of all standing committees.

VICE-CHAIRMAN OF THE BOARD

    The Vice-Chairman of the Board shall be a director and shall preside at meetings of the Board and meetings of stockholders in the absence of the Chairman of the Board or upon the inability of the Chairman of the Board to act. The Vice-Chairman shall perform such duties as may from time to time be assigned to him by the Board.

CHIEF EXECUTIVE OFFICER

    The Chief Executive Officer shall be a director, shall submit a report of the operations of the Company for the fiscal year to the stockholders at their annual meeting and from time to time shall report to the Board all matters within his knowledge which the interests of the Company may require be brought to their notice. The Chief Executive Officer shall be responsible for (a) the strategic direction, development and oversight of the Company, (b) the international growth of the Company and (c) the deployment of strategic assets of the Company (including executive management). The Chief Executive Officer shall share with the Chairman of the Board responsibility for (a) implementation of the Merger, (b) external relations with the financial community, (c) corporate governance, (d) setting the agenda for all meetings of the Board (and committees thereof) and (e) enterprise support. The Chief Executive Officer shall be a member of the Executive Committee and an ex officio member of all standing committees. The President, the Chief Operating Officer, Chief Financial Officer and Internal Auditing Department will report directly to the Chief Executive Officer.

                                                                         ANNEX I

                              EMPLOYMENT AGREEMENT

    EMPLOYMENT  AGREEMENT made and entered  into as of the       day of        ,
199 , by and  between             (the "Company"),  a Delaware corporation,  and
Richard C. Green, Jr. (the "Executive");

    WHEREAS, the Executive is currently serving as Chairman, President and Chief Executive Officer of UtiliCorp United Inc., a Delaware corporation ("UCU"), and the Company desires to secure the continued employment of the Executive in accordance herewith;

    WHEREAS, UCU has entered into a severance agreement (the "Severance Agreement") with the Executive as of October 17, 1995;

    WHEREAS,  pursuant  to  the  Agreement  and  Plan  of  Merger  (the  "Merger
Agreement"), dated as of January 19, 1996 among Kansas City Power & Light Company, a Missouri corporation ("KCPL"), UCU and the Company, the parties thereto have agreed to merge pursuant to the terms thereof;

    WHEREAS, the Executive is willing to commit himself to be employed by the Company on the terms and conditions herein set forth and thus to forego opportunities elsewhere; and

    WHEREAS, the parties desire to enter into this Agreement, as of the Effective Date, as hereinafter defined, setting forth the terms and conditions for the employment relationship of the Executive with the Company during the Employment Period (as hereinafter defined).

    NOW, THEREFORE, IN CONSIDERATION of the mutual premises, covenants and agreements set forth below, it is hereby agreed as follows:

    1.  EMPLOYMENT AND TERM.

        (a) EMPLOYMENT. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement during the term thereof (as described below).

        (b) TERM. The term of this Agreement shall commence as of the Closing Date (the "Effective Date") of the merger (the "Merger") contemplated by the Merger Agreement and shall continue until the fifth anniversary of the Effective Date (such term being referred to hereinafter as the "Employment Period"); and FURTHER PROVIDED, HOWEVER, that if the Merger Agreement is terminated, then, at the time of such termination, this Agreement shall be deemed cancelled and of no force or effect. As a condition to the Merger, the parties hereto agree that the Company shall be responsible for all the premises, covenants and agreements set forth in this Agreement.

    2.  DUTIES AND POWERS OF EXECUTIVE.

        (a) POSITION; LOCATION. During the Employment Period, the Executive shall serve from the Effective Date until the earlier of (i) the date of the annual meeting of stockholders of the Company that occurs in 2002, and (ii) the date on which Drue Jennings shall no longer serve as Chairman of the Board of Directors of the Company (the "Board"), as the Vice-Chairman of the Board and Chief Executive Officer of the Company with such authority, duties and responsibilities with respect to such positions as set forth on Annex A attached hereto, and thereafter the Executive shall serve as Chairman of the Board and Chief Executive Officer of the Company with such authority, duties and responsibilities with respect to such positions as set forth on Annex A attached hereto. The titles, authority, duties and responsibilities set forth in Annex A attached hereto may be changed from time to time but only with the mutual written agreement of the Executive and the Company. The Executive's services shall be performed primarily at the Company's headquarters which shall be located in the Kansas City metropolitan area.

        (b) BOARD MEMBERSHIP. The Executive shall be a member of the Board on the first day of the Employment Period, and the Board shall propose the Executive for re-election to the Board throughout the Employment Period.

        (c) ATTENTION. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

    3.  COMPENSATION.   The Executive shall  receive the following  compensation
for his services hereunder to the Company:

        (a) SALARY. During the Employment Period, the Executive's annual base salary (the "Annual Base Salary"), payable in accordance with the Company's general payroll practices, in effect from time to time, shall be at the annual rate established by the Board, but in no event less than the greater of his annual base salary with UCU as in effect as of the day before the Effective Date and the annual base salary of any other senior executive officer of the Company or its subsidiaries. The Board may from time to time direct such upward adjustments in Annual Base Salary as the Board deems to be necessary or desirable, including, without limitation, adjustments in order to reflect increases in the cost of living. The Annual Base Salary shall not be reduced after any increase thereof. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation of the Company under this Agreement.

        (b) INCENTIVE COMPENSATION. During the Employment Period, the Executive shall participate in short-term incentive compensation plans and long-term incentive compensation plans (the latter to consist of plans offering stock options, restricted stock and other long-term incentive compensation) providing him with the opportunity to earn, on a year-by-year basis, short-term and long-term incentive compensation (the "Incentive Compensation") at least equal to the greater of (i) the amounts that he had the opportunity to earn under the comparable plans of UCU as in effect immediately before the Effective Time, or (ii) the amounts that any other senior executive officer of the Company has the opportunity to earn under the plans of the Company and its subsidiaries for that year.

        (c) RETIREMENT, INCENTIVE AND WELFARE BENEFIT PLANS. In addition to 3(b), during the Employment Period and so long as the Executive is employed by the Company, he shall be eligible to participate in all other incentive, stock option, restricted stock, performance unit, savings, retirement and welfare plans, practices, policies and programs applicable generally to employees and/or senior executive officers of the Company and its subsidiaries, except with respect to any benefits under any plan, practice, policy or program to which the Executive has waived his rights in writing. Notwithstanding anything in this Agreement to the contrary, and in addition to any other payments or benefits provided hereunder, for all periods following the termination of the Executive's employment (i) for any reason during the term of this Agreement but after the Executive has satisfied the requirements for early retirement under any retirement plans or arrangements maintained by UCU, as in effect on the Effective Date or by the Company after the Effective Date (the "Plans") or (ii) at any other time upon the consent of the Board, the Company shall provide the Executive (and, if elected by the Executive pursuant to the following sentence, his designated beneficiary) with retirement income, in addition to any benefits provided under the Plans, in an amount each year during the Executive's life (and, if elected by the Executive pursuant to the following sentence, the life of his designated beneficiary) equal to the excess, if any, of (i) sixty percent (60%) of the Executive's Annual Base Salary in effect immediately prior to his termination of employment (reduced based upon the actuarial assumptions set forth in the Company's tax-qualified defined benefit retirement plan (the "Qualified Plan") if the Executive elects a form of benefit payment other than a straight life annuity pursuant to the following sentence) over
    (ii) the aggregate amount of retirement income, if any, that would have been paid to the Executive under the Plans during such year had the Executive elected to receive his benefits thereunder in the same form as he elects to receive his benefits hereunder pursuant to the following sentence. The Executive may elect to receive the amounts payable pursuant to the preceding sentence in any form permitted under the Qualified Plan. Such election must be made not less than 90 days preceding the payment of any such benefits. In addition, the Company shall assume and continue the Severance Agreement.

        (d) INSURANCE. During the Employment Period, the Company shall provide the Executive with life insurance coverage providing a death benefit to such beneficiary or beneficiaries as the Executive may designate of not less than three times his Annual Base Salary.

        (e) EXPENSES. The Company shall reimburse the Executive for all expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties hereunder in accordance with policies established from time to time by the Board.

        (f) FRINGE BENEFITS. During the Employment Period and so long as the Executive is employed by the Company, he shall be entitled to receive fringe benefits in accordance with the plans, practices, programs and policies of the Company from time to time in effect, commensurate with his position and at least the same as to those received by any senior executive officer of the Company.

    4.  TERMINATION OF EMPLOYMENT.

        (a)  DEATH.   The Executive's  employment shall terminate  automatically upon the Executive's death during the Employment Period.

        (b) BY THE COMPANY FOR CAUSE. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean the conviction of the Executive for the commission of a felony which, at the time of such commission, has a materially adverse effect on the Company.

        (c) BY THE COMPANY WITHOUT CAUSE. Notwithstanding any other provision of this Agreement, the Company may terminate the Executive's employment other than by a termination for Cause during the Employment Period, but only upon the affirmative vote of two-thirds of the membership of the Board.

        (d) BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate his employment during the Employment Period for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

           (i) the reduction in the Executive's Annual Base Salary as specified in Section 3(a) of this Agreement, the Executive's Incentive Compensation benefit as specified in Section 3(b) of this Agreement, or any other benefit or payment described in Section 3 of this Agreement;

           (ii) the change without the Executive's consent of the Executive's title, authority, duties or responsibilities as specified in Section 2(a) of this Agreement;

          (iii) the Company's requiring the Executive without his consent to be based at any office or location other than the Company's headquarters which shall be located in the Kansas City metropolitan area; or

          (iv) any breach by the Company of any other material provision of this Agreement;

    PROVIDED, HOWEVER, that during the 30-day period commencing on the third anniversary of the Effective Date, the termination by the Executive for any reason shall constitute a termination by the Executive of his employment for Good Reason.

        (e) NOTICE OF TERMINATION. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined in Section 4(f)) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

        (f) DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death, the Date of Termination shall be the date of death.

    5.  OBLIGATIONS OF THE COMPANY UPON TERMINATION.

        (a) TERMINATION OTHER THAN FOR CAUSE. During the Employment Period, if the Company shall terminate the Executive's employment (other than in the case of a termination for Cause), the Executive shall terminate his employment for Good Reason or the Executive's employment shall terminate by reason of death (termination in any such case being referred to as a "Termination"):

           (i) the Company shall pay to the Executive a lump sum amount in cash equal to the sum of (A) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (B) an amount equal to the Incentive Compensation benefit described in Section 3(b) of this Agreement for the fiscal year that includes the Date of Termination multiplied by a fraction the numerator of which shall be the number of days from the beginning of such fiscal year to and including the Date of Termination and the denominator of which shall be 365, and (C) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid. (The amounts specified in clauses (A), (B) and (C) shall be hereinafter referred to as the "Accrued Obligations".) The amounts specified in this Section 5(a)(i) shall be paid within 30 days after the Date of Termination; and

           (ii) in the event of Termination other than by reason of the Executive's death, then (A) the Company shall pay to the Executive a lump sum amount, in cash, equal to the present value of the Annual Base Salary and the Incentive Compensation benefit described in Section 3(b) of this Agreement payable through the end of the Employment Period or, if longer, for a period of three years (the "Continuation Period"), each, at the rate, in effect at the time Notice of Termination is given, and, with respect to the Incentive Compensation, assuming the full achievement of all target performance goals in effect at the time that Notice of Termination is given, such amount to be paid within 30 days of such Date of Termination; (B) except with respect to the benefits provided pursuant to clause (d) below, the Company shall pay to the Executive the value of all benefits to which the Executive would have been entitled under Sections 3(d) and (f) had he remained in employment with the Company until the end of the Continuation Period; (C) the Company shall pay the value of all deferred compensation amounts (together with any accrued interest or earnings thereon) and all executive life insurance benefits whether or not then vested or payable; and (D) the Company shall continue medical and welfare benefits to the Executive and/or the Executive's family at least equal to those which would have been provided had the Executive remained in employment to the end of the Continuation Period (excluding benefits to which the Executive has waived his rights in writing), such benefits to be in accordance with the most favorable medical and welfare benefit plans, practices, programs or policies (the "M&W Plans") of the Company as in effect and applicable to any senior executive officer of the Company and his or her family during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Executive, as in effect at any time thereafter with respect to any senior executive officer of the Company (but on a prospective basis only unless and then only to the extent, such more favorable M&W Plans are by their terms retroactive); PROVIDED, HOWEVER, that if the Executive becomes employed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the benefits under the M&W Plans shall be secondary to those provided under such other plan during such applicable period of eligibility.

        (b) TERMINATION BY THE COMPANY FOR CAUSE OR BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. Subject to the provisions of Section 6 of this Agreement, if the Executive's employment shall be terminated for Cause during the Employment Period, or if the Executive terminates employment during the Employment Period other than a termination for Good Reason, the Company shall have no further obligations to the Executive under this Agreement other than the obligation to pay to the Executive the Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), in each case to the extent theretofore unpaid.

        (c)   SEVERANCE AGREEMENT.   Notwithstanding the foregoing, the benefits
    provided under subsections (a) and (b) of this Section 5 shall be reduced by any amounts paid pursuant to the Severance Agreement.

    6. NONEXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, plan, program, policy or practice provided by the Company and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived his rights in writing), nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the Effective Date with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any benefit, plan, policy, practice or program of, or any contract or agreement entered into with, the Company shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

    7. FULL SETTLEMENT; MITIGATION. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 5(a)(ii)(D), such amounts shall not be reduced whether or not the Executive obtains other employment. If there occurs a dispute between the Executive and the Company as to the interpretation, terms, validity or enforceability of (including any dispute about the amount of any payment pursuant to this Agreement) this Agreement, the Company agrees to pay all legal fees and expenses which the Executive may reasonably incur as a result of any such dispute.

    8. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by UCU and the Company or any of their affiliated companies and that shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During the Employment Period, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

    9.  SUCCESSORS.

        (a) ASSIGNMENT BY EXECUTIVE. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

        (b)   SUCCESSORS AND ASSIGNS OF COMPANY.   This Agreement shall inure to
    the benefit of and be binding upon the Company, its successors and assigns.

        (c) ASSUMPTION. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its businesses and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

    10.  MISCELLANEOUS.

        (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to its principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

        (b) NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return-receipt requested, postage prepaid, addressed, in either case, at the Company's headquarters or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

        (c) SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

        (d)   TAXES.   The Company may  withhold from any  amounts payable under
    this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

        (e) NO WAIVER. The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(d) of this

    Agreement, or the right of the Company to terminate the Executive's employment for Cause pursuant to Section 4(b) of this Agreement shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

        (f) ENTIRE AGREEMENT. Except for the Severance Agreement, which shall remain in full force and effect and, in accordance with its terms, be assumed by the Company as of the Effective Date, this instrument contains the entire agreement of the Executive, the Company or any predecessor or subsidiary thereof with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements are merged herein and superseded hereby.

    IN WITNESS WHEREOF, the Executive and, pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.

                                          [Company]

  ------------------------------------------------------------------------------
                                          Name:
                                          Title:

  ------------------------------------------------------------------------------
                                          Richard C. Green, Jr.

                                                                         ANNEX A
                                                                   TO EMPLOYMENT
                                                                       AGREEMENT

CHAIRMAN OF THE BOARD

    The Chairman of the Board shall be a director and shall preside at meetings of the Board and meetings of stockholders. The Chairman shall be responsible for
(a) board and stockholder governance, (b) external relations with industry, cities and communities, (c) economic development initiatives, (d) oversight of issues relating to the Nuclear Regulatory Commission and nuclear operations, (e) corporate wide business management and (f) implementation of business plans with other team members. The Chairman shall share with the Chief Executive Officer responsibility for (a) implementation of the Merger, (b) external relations with the financial community, (c) corporate governance, (d) setting the agenda for all meetings of the Board (and committees thereof) and (e) enterprise support. The Chairman of the Board shall be a member of the Executive Committee and an ex officio member of all standing committees.

VICE-CHAIRMAN OF THE BOARD

    The Vice-Chairman of the Board shall be a director and shall preside at meetings of the Board and meetings of stockholders in the absence of the Chairman of the Board or upon the inability of the Chairman of the Board to act. The Vice-Chairman shall perform such duties as may from time to time be assigned to him by the Board.

CHIEF EXECUTIVE OFFICER

    The Chief Executive Officer shall be a director, shall submit a report of the operations of the Company for the fiscal year to the stockholders at their annual meeting and from time to time shall report to the Board all matters within his knowledge which the interests of the Company may require be brought to their notice. The Chief Executive Officer shall be responsible for (a) the strategic direction, development and oversight of the Company, (b) the international growth of the Company and (c) the deployment of strategic assets of the Company (including executive management). The Chief Executive Officer shall share with the Chairman of the Board responsibility for (a) implementation of the Merger, (b) external relations with the financial community, (c) corporate governance, (d) setting the agenda for all meetings of the Board (and committees thereof) and (e) enterprise support. The Chief Executive Officer shall be a member of the Executive Committee and an ex officio member of all standing committees. The President, the Chief Operating Officer, Chief Financial Officer and the Internal Auditing Department will report directly to the Chief Executive Officer.

                                                                         ANNEX J

                    SECTION 351.455 OF THE MISSOURI GENERAL
                          AND BUSINESS CORPORATION LAW

    351.455  SHAREHOLDER WHO OBJECTS TO MERGER MAY DEMAND VALUE OF SHARES, WHEN.
- -- 1.   If  a shareholder  of a  corporation which  is a  party to  a merger  or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

    2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

    3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

    4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

                                                                         ANNEX K

                             UTILICORP UNITED INC.
                              AMENDED AND RESTATED
                           1986 STOCK INCENTIVE PLAN

1.  PURPOSE

    The UtiliCorp United Inc. Amended and Restated 1986 Stock Incentive Plan is designed to enable qualified executive, managerial, supervisory and professional personnel of UtiliCorp United Inc. to acquire or increase their ownership of the $1.00 par value common stock of the Company on reasonable terms. The opportunity so provided is intended to foster, in participants, a strong incentive to put forth maximum effort for the continued success and growth of the Company and its Subsidiaries, to aid in retaining individuals who put forth such efforts, and to assist in attracting the best available individuals in the future.

2.  DEFINITIONS

    When used herein, the following terms shall have the meaning set forth below:

       2.1  "Award" shall mean an Option or a Restricted Stock Award.

       2.2  "Board" means the Board of Directors of UtiliCorp United Inc.

       2.3 "Committee" means the members of the Board's Compensation Committee, which shall consist of not less than three (3) Directors of the Company. Members of the Committee shall be Disinterested Persons.

       2.4 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

       2.5  "Company" means UtiliCorp United Inc., a Delaware corporation.

       2.6 "Disinterested Person" shall be as defined in regulations issued pursuant to Section 16 of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act").

       2.7 "Fair Market Value" means, with respect to the Company's Shares, the mean between the high and low prices of Shares on the New York Stock Exchange Composite Tape on, as applicable: (a) the day on which an Award is granted; (b) the day all restrictions lapse for a Restricted Stock Award; or
    (c) the day Shares are delivered in lieu of current cash compensation as permitted by the Plan or, if there should be no sale on that date, on the next preceding day on which there was a sale.

       2.8  "Grantee" means a person to whom an Award is made.

       2.9 "Incentive Stock Option" or "ISO" means an Option awarded under the Plan which meets the terms and conditions established by Section 422 of the Code and applicable regulations.

       2.10 "Non-Qualified Stock Option" or "NQSO" means an Option awarded under the Plan other than an ISO.

       2.11 "Option" means the right to purchase a number of Shares, at a price, for a term, under conditions, and for cash or other considerations fixed by the Committee and expressed in the written instrument evidencing the Option. An Option may be either an ISO or NQSO.

       2.12 "Plan" means the Company's Amended and Restated 1986 Stock Incentive Plan.

       2.13 "Restricted Stock Award" means the grant of a right to receive a number of Shares at a time or times fixed by the Committee in accordance with the Plan and subject to such limitations and restrictions as the Plan and the Committee impose, all as expressed in the written instrument evidencing the Restricted Stock Award.

       2.14 "Right of First Refusal" means the right of the Company to be given the opportunity to purchase Shares issued pursuant to Awards under the Plan at their then Fair Market Value, in the event the holder of such Shares desires to sell the Shares to any other person. This right may apply to any Shares awarded under the Plan under terms and conditions established by the Committee at the time of Award and included in the written instrument evidencing the Award, and shall apply to sales by the Grantee or the Grantee's guardian, legal representative, joint tenant, tenant in common, heir or successors.

       2.15 "Section 16 Person" means a person who, with respect to the Shares, is subject to Section 16 of the Exchange Act.

       2.16 "Shares" means shares of the Company's $1.00 par value common stock or, if by reason of the adjustment provisions hereof any rights under an Award under the Plan pertain to any other security, such other security.

       2.17 "Subsidiary" means any business, whether or not incorporated, in which the Company, at the time an Award is granted to an employee thereof, or in other cases, at the time of reference, owns directly or indirectly not less than 50 percent of the equity interest except that with respect to an ISO the term "Subsidiary" shall have the meaning set forth in Section 425(f) of the Code.

       2.18 "Successor" means the legal representative of the estate of a deceased Grantee or the person or persons who shall acquire the right to exercise an Option, or to receive Shares issuable in satisfaction of a Restricted Stock Award, by bequest or inheritance or by reason of the death of the Grantee, as provided in accordance with Section 9 hereof,

       2.19 "Term" means the period during which a particular Option may be exercised or the period during which the restrictions placed on a Restricted Stock Award are in effect.

3.  ADMINISTRATION OF THE PLAN

       3.1  The Plan shall be administered by the Committee.

       3.2 Subject to the provisions of the Plan, the Committee shall have the sole authority to determine:

           (i) the employees of the Company and its Subsidiaries to whom Awards shall be granted;

           (ii) the number of Shares to be covered by each Award;

           (iii) the price to be paid for the Shares upon the exercise of each Option;

           (iv) the Term within which each Option may be exercised;

           (v) the terms and conditions of each Option, which may include provisions for payment of the option price in Shares at the Fair Market Value of such Shares on the day of their delivery for such purpose;

           (vi) the restrictions on transfer and forfeiture conditions with respect to a Restricted Stock Award; and

           (vii) any other terms and conditions of the Award.

       3.3 The Committee may construe and interpret the Plan, reconcile inconsistencies thereunder and supply omissions therefrom. Any decision or action taken by the Committee in the exercise of such powers or otherwise, arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations shall be conclusive and binding upon all Grantees, and any other person claiming under or through any Grantee.

       3.4 The Committee shall designate one of its members as Chairman. It shall hold its meetings at such times and places as may be determined. All determinations of the Committee shall be made by a majority of its members at the time in office. Any determination reduced to writing and signed by a majority of the members of the Committee at the time in office shall be fully as effective as if it had been made at a meeting duly called and held. The Committee may appoint a Secretary, who need not be a member of the Committee, and may establish and amend such rules and regulations for the conduct of its business and the administration of the Plan as it shall deem advisable.

       3.5 No member of the Committee shall be liable, in the absence of bad faith, for any act or omission with respect to his service on the Committee. Service on the Committee is hereby specifically declared to constitute service as a Director of the Company, to the end that the members of the Committee shall, in respect of their acts and omissions as such, be entitled to the limitation of liability, indemnification and reimbursement as Directors of the Company pursuant to its Certificate of Incorporation, Bylaws and to the benefits of any insurance policy maintained by the Company providing coverage with respect to acts or omission of Directors of the Company.

       3.6 The Committee shall regularly inform the Board as to its actions under the Plan in such manner, at such times, and in such form as the Board may request.

       3.7 Notwithstanding the foregoing, in the event the Committee shall not exist at any time during the term of this Plan, the Plan shall be administered by the Board of Directors but only in the event the Board consists of a majority of persons who are Disinterested Persons and a majority of Directors acting in any matter related to the Plan consists of Disinterested Persons.

4.  ELIGIBILITY

    Awards may be made under the Plan only to the class of employees of the Company or of a Subsidiary, including officers, consisting of those employees who have executive, managerial, supervisory or professional responsibilities ("Eligible Employees"). A Director who is not an employee shall not be eligible to receive an Award. Awards may be made to Eligible Employees whether or not they have received prior Awards under the Plan or under any other plan, and whether or not they are participants in other benefit plans of the Company.

5.  SHARES SUBJECT TO PLAN

    2,262,6441 Shares are hereby reserved for issuance in connection with Awards under the Plan and the issuance of Shares pursuant to Section 19, below. The Shares so used may be Shares held in the treasury, however acquired, or Shares which are authorized but unissued. Any Shares subject to Options which lapse unexercised, and any Shares forming part of a Restricted Stock Award which do not vest in the Grantee, shall once again be available for grant of Awards.

6.  GRANTING OF OPTIONS

       6.1 Subject to the terms of the Plan, the Committee may from time to time grant Options to Eligible Employees.

       6.2 Pursuant to the Code and applicable regulations, the aggregate Fair Market Value (determined at the time the Option is granted) of Shares as to which ISOs are exercisable for the first time by a Grantee during any calendar year (under all Plans of the Grantee's employer corporation and its parent and subsidiary corporations) shall not exceed $100,000. No ISO shall be granted to a Grantee who, at the time the ISO is granted, owns (within the meaning of

- ------------------
  1 262,644 Shares remain unissued under the 1986 Stock Incentive Plan and 2,000,000 additional Shares have been added to the Plan hereunder, contingent upon the receipt of all required regulatory approvals and approval by the Company's stockholders at the annual stockholders' meeting in 1996.

    Section 422(b)(6) of the Code) stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Grantee's employer corporation or of its parent or subsidiary corporation unless, at the time the ISO is granted, the Option price is at least 110 percent of the Fair Market Value of the stock subject to the ISO, and the ISO by its terms is not exercisable after the expiration of five years from the date the ISO is granted.

       6.3 The purchase price of each Share subject to an Option shall be fixed by the Committee, but shall not be less than the greater of the par value of the Share or 100 percent of the Fair Market Value of the Share on the date the Option is granted, except as otherwise provided in Section 6.2 with respect to a 10 percent stockholder.

       6.4 Each Option shall expire and all rights to purchase Shares thereunder shall terminate on the date fixed by the Committee and expressed in the written instrument evidencing the Option, which date in the case of ISOs shall not be after the expiration of ten years from the date the Option is granted.

       6.5 Subject to the terms of the Plan each Option shall become exercisable at the time, and for the number of Shares, fixed by the Committee and expressed in the written instrument evidencing the Option;
    provided, however, that during any fiscal year of the Company, no Grantee shall be granted Options covering more than 150,000 Shares. Except to the extent otherwise provided in or pursuant to Sections 9 and 10, no Option shall become exercisable as to any Shares prior to the first anniversary of the date on which the Option was granted.

       6.6 Subject to the terms of the Plan, the Committee may at the time of the Award make all or any portion of Option Shares subject to a Right of First Refusal for any period of time designated by the Committee in the written instrument evidencing the Awards.

7.  RESTRICTED STOCK AWARDS

       7.1 Subject to the terms of the Plan, the Committee may also grant Eligible Employees Restricted Stock Awards.

       7.2 The number of Shares covered thereby and other terms and conditions of any such Restricted Stock Award, including the period for which and the conditions on which the Shares included in the Award will be subject to forfeiture and restrictions on transfer or on the ability of the Grantee to make elections with respect to the taxation of the Award without the consent of the Committee, shall be determined by the Committee and expressed in the written instrument evidencing the Award; provided, however, that during any fiscal year of the Company, no Grantee shall receive Restricted Stock Awards covering more than 150,000 Shares. Except as provided in or pursuant to Sections 9 and 10, no such restrictions shall lapse earlier than the first, or later than the tenth, anniversary of the date on which the Award was granted.

       7.3 Subject to the terms of the Plan, the Committee may at the time of the Award make all or portion of the Shares awarded under a Restricted Stock Award subject to a Right of First Refusal for any period of time designated by the Committee and expressed in the written instrument evidencing the Award.

       7.4 The Committee, in its sole discretion, may impose performance restrictions on Restricted Stock Awards as it may deem advisable or appropriate in accordance with this Section 7.4.

           7.4.1 The Committee may set restrictions based upon (a) the achievement of specific performance objectives (Company-wide, divisional or individual), (b) applicable Federal or state securities laws, or (c) any other basis determined by the Committee in its sole discretion.

           7.4.2 For purposes of qualifying Restricted Stock Awards as "performance-based compensation" under Section 162(m) of the Code, the Committee, in its sole discretion, may set restrictions based upon the achievement of performance goals. The performance goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock Awards to qualify as "performance-based compensation" under Section 162(m) of the Code. In granting Restricted Stock Awards that are intended to qualify under Code Section 162(m), the Committee shall follow any procedures determined by it in its sole discretion from time to time to be necessary, advisable or appropriate to ensure qualification of the Restricted Stock Awards under Code Section 162(m) (e.g., in determining the performance goals).

8.  NON-TRANSFERABILITY OF RIGHTS

    No Option and no rights under any Restricted Stock Award shall be transferable by the Grantee otherwise than by will or the laws of descent and distribution, and each Option may be exercised during the lifetime of the Grantee only by him; and the written instrument evidencing each Option and each Restricted Award shall so state.

9.  DEATH OR TERMINATION OF EMPLOYMENT

       9.1 Subject to the provisions of the Plan, the Committee may make and include in the written instrument evidencing an Option such provisions concerning exercise or lapse of the Option on death or termination of employment as it shall in its discretion determine. No such provision shall permit an Option to be exercised prior to six months after the date on which it was granted, except in the event of death or termination of employment by reason of disability.

       9.2 No ISO shall be exercisable after the date which is three months following the Grantee's termination of employment for any reason other than death or disability, unless (a) the Grantee dies during such three-month period, and (b) the written instrument evidencing the Award or the Committee permits later exercise. No ISO may be exercised more than one year after the Grantee's termination of employment on account of disability, unless (a) the Grantee dies during such one-year period and (b) the written instrument evidencing the Award or the Committee permits later exercise.

       9.3 The effect of death or termination of employment on Shares issuable or deliverable pursuant to any Restricted Stock Awards shall be as stated in the written instrument evidencing the Award.

       9.4 A transfer of employment between the Company and a Subsidiary, or between Subsidiaries, shall not constitute a termination of employment for purposes of the Award and the Plan.

10. PROVISIONS RELATING TO TERMINATION OF THE COMPANY'S SEPARATE EXISTENCE

    The Committee may provide that in the event that the Company is to be wholly or partially liquidated, or agrees to participate in a merger, consolidation or reorganization in which it or any entity controlled by it is not the surviving entity, any or all Options granted under the Plan shall be immediately exercisable in full and the restrictions relating to any or all Restricted Stock Awards made under the Plan shall immediately lapse.

11. WRITINGS EVIDENCING AWARDS

    Each Award granted under the Plan shall be evidenced by a writing which may, but need not be, in the form of an agreement to be signed by the Grantee. The writing shall set forth the nature and size of the Award, its Term, the other terms and conditions thereof, and such other matters as the Committee directs. Acceptance of any benefits of an Award by the Grantee shall be an assent to the terms and conditions set forth therein, whether or not the writing is in the form of an agreement signed by the Grantee.

12. EXERCISE OF RIGHTS UNDER AWARDS

      12.1 A person entitled to exercise an Option may do so only by delivery of a written notice to that effect specifying the number of Shares with respect to which the Option is being exercised and any other information which the Committee has previously prescribed and of which such person has been notified.

      12.2 Such a notice shall be accompanied by payment in full of the purchase price of any Shares to be purchased thereunder, with such payment being made in cash or Shares having a Fair Market Value on the date of exercise of the Option equal to the purchase price payable under the Option, or a combination of cash and Shares, and no Shares shall be issued upon exercise of an Option until full payment has been made therefor; provided that payment in part or full by the transfer of Shares to the Company shall be subject to approval by the Committee.

      12.3 Upon exercise of an Option or after grant of a Restricted Award under which a Right of First Refusal has been required with respect to some or all of the Shares subject to such Option, or included in the Restricted Stock Award, the Grantee shall be required to acknowledge, in writing, his or her understanding of such Right of First Refusal and the legend which shall be placed on the certificates for such Shares in respect thereof.

      12.4 All notices or requests by a Grantee provided for herein shall be delivered to the Secretary of the Company.

13. EFFECTIVE DATE OF THE PLAN AND DURATION

      13.1 The Plan shall become effective on September 1, 1995, the date of its approval by the Executive Committee of the Board of Directors of the Company, subject to approval of the stockholders at a meeting duly held in accordance with applicable law; and subject to approval by any governmental body, the approval of the Plan by which body is required under applicable law. No Option shall be exercisable nor shall any Shares be deliverable under a Restricted Stock Award prior to receipt of all required approvals.

      13.2 No Awards may be granted under the Plan after September 1, 2005, although the terms of any Award may be amended at any time prior to the expiration of the Award in accordance with the Plan.

14. DATE OF AWARD

    The  date  of  an  Award  shall  be  the  date  on  which  the   Committee's
determination to grant the same is final, or such latter date as shall be specified by the Committee in connection with such determination.

15. STOCKHOLDER STATUS

    No person shall have any rights as a stockholder by virtue of the grant of an Award under the Plan except with respect to Shares actually issued to that person.

16. POSTPONEMENT OF EXERCISE

    The Committee may postpone any exercise of an Option or the delivery of any Shares pursuant to a Restricted Stock Award for such period as the Committee in its discretion may deem necessary in order to permit the Company (i) to effect or maintain registration of the Plan or the Shares issuable upon the exercise of an Option or distributable in satisfaction of a Restricted Stock Award under the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction, (ii) to permit any action to be taken in order to comply with restrictions or regulations incident to the maintenance of a public market for its Shares or to list the Shares thereon, or (iii) to determine that such Shares and the Plan are exempt from such registration or that no action of the kind referred to in (ii) above need be taken; and the Company shall not be obligated by virtue of any terms and conditions of any Award or any provision of the Plan to permit the exercise of an Option to sell or deliver Shares in violation of the Securities Act of 1933 or other applicable law. Any such postponement shall not extend the Term of an Option nor shorten the Term of a restriction applicable under any Restricted Stock Award; and neither the Company nor its directors or officers or any of them shall have any obligation or liability to the Grantee of an Award, to any Successor of a Grantee or to any other person with respect to any Shares as to which an Option shall lapse because of such postponement or as to which issuance under a Restricted Stock Award was thereby delayed.

17. TERMINATION, SUSPENSION OR MODIFICATION OF PLAN

    The Board may at any time terminate, suspend or modify the Plan, except that the Board shall not, without authorization of the stockholders of the Company, effect any change (other than through adjustment for changes in capitalization as herein provided) which increases the aggregate number of Shares for which Awards may be granted or sold, materially amends the formula for determining the purchase price of Shares on which Options may be granted, changes the class of employees eligible to receive Awards, extends the period during which Awards may be granted or removes the restrictions set forth in this sentence.

    No termination, suspension or modification of the Plan shall adversely affect any right acquired by any Grantee or any Successor under an Award granted before the date of such termination, suspension or modification unless such Grantee or Successor shall consent thereto. Adjustments for changes in capitalization or corporate transactions as provided for herein shall not, however, be deemed to adversely affect such right.

18. ADJUSTMENTS FOR CHANGES IN CAPITALIZATION AND CORPORATE TRANSACTIONS

    Any change in the number of outstanding shares of the Company occurring through stock splits, combination of shares, recapitalization, or stock dividends after the adoption of the Plan shall be appropriately reflected in an increase or decrease in the aggregate number of Shares then available for the grant of Awards under the Plan, or to become available through the termination, surrender or lapse of Awards previously granted and in the numbers of Shares subject to Restricted Stock Awards then outstanding; and appropriate adjustments shall be made in the per Share option price and/or number of Shares subject to the Option as to any outstanding Options. No fractional Shares shall result from such adjustments. Similar adjustments shall be made in the event of distribution of other securities in respect of outstanding Shares or in the event of a reorganization, merger, consolidation or any other change in the corporate structure or Shares of the Company, if and to the extent that the Committee deems such adjustments appropriate.

19. DELIVERY OF SHARES IN LIEU OF CASH INCENTIVE AWARDS OR DIRECTOR'S FEES

        (a) Any employee otherwise eligible for an Award under the Plan who is eligible to receive a cash bonus or incentive payment from the Company under any management bonus or incentive plan of the Company or entitled to receive a cash payment for services rendered as a Director, may make application to the Committee in such manner as may be prescribed from time to time by the Committee to receive Shares available under the Plan in lieu of all or any portion of such cash payment. Such an application may be made by, and approved with respect to, a member of the Committee.

        (b) The Committee may in its discretion honor such application by delivering Shares available under the Plan to such employee, equal in Fair Market Value on the delivery date to that portion of the cash payment otherwise payable to the employee under such bonus or incentive plan, or for services rendered as a Director, for which a Share delivery is to be made in lieu of cash payment.

        (c) Any Shares delivered to an employee under this Section shall reduce the aggregate number of Shares authorized for issuance and delivery under the Plan.

        (d) Such applications and such delivery of Shares shall not be permitted after the expiration of ten years from the effective date of the Plan. Delivery of such Shares shall be deemed to occur on the date certificates therefor are sent by United States mail or hand-delivered to the recipient.

20. NON-UNIFORM DETERMINATION PERMISSIBLE

    The Committee's determination under the Plan including, without limitation, determinations as to the persons to receive Awards, the form, amount and type of Awards (i.e., ISOs, NQSOs or Restricted Stock Awards), the terms and provisions of Awards, the written instruments evidencing such Awards, and the granting or rejecting of applications for delivery of Shares in lieu of cash bonus or incentive payments or compensation of a Director need not be uniform as among persons similarly situated and may be made selectively among otherwise eligible employees or Directors, whether or not such employees or Directors are similarly situated.

21. TAXES

        (a) The Company shall be entitled to withhold the amount of any withholding tax payable with respect to any Awards or Shares delivered in lieu of cash payments. The person entitled to receive Shares pursuant to the Award will be given notice as far in advance as practicable to permit such cash payment to be made to the Company. The Company may defer making delivery of Shares until indemnified to its satisfaction with respect to any such withholding tax.

        (b) Notwithstanding the foregoing, at any time when a Grantee is required to pay to the Company an amount required to be withheld under applicable income tax laws, the Grantee may satisfy this obligation in whole or in part by electing (the "Election") to have the Company withhold Shares having a value equal to the amount required to be withheld. The value of the Shares to be withheld shall be based on the closing price of the Shares on the New York Stock Exchange on the date that the amount of tax to be withheld shall be determined ("Tax Date"). Each election must be made prior to the Tax Date. The Committee may disapprove any Election or may suspend or terminate the right to make Elections. An Election is irrevocable.

    If the Grantee is a Section 16 Person, then an Election relating to taxes due upon the exercise of an NQSO is subject to the following additional restrictions:

        (1) No Election shall be effective for a Tax Date which occurs within six months of the grant of the Option.

        (2) The Election must be made either six months prior to the Tax Date or must be made during a period beginning on the third business day following the date of release for publication of the Company's quarterly or annual summary statement of sales and earnings and ending on the twelfth business day following such date (except that this limitation will not apply in the event death or disability of the Grantee occurs prior to the expiration of the six month period).

        (3) If the Tax Date is deferred until six months after exercise, the full amount of shares of Common Stock otherwise issuable upon exercise of the Option will be issued and transferred to the Grantee upon exercise, but such Grantee shall be unconditionally obliged to tender back to the Company the proper number of shares of Common Stock on the Tax Date to satisfy the income tax withholding requirements, plus cash for any fractional amount.

22. TENURE

    An employee's right, if any, to continue in the employ of the Company or a Subsidiary shall not be affected by the fact that he is a participant under this Plan; and the Company or Subsidiary shall retain the right to terminate his employment without regard to the effect such termination may have on any rights he may have under the Plan.

23. APPLICATION OF PROCEEDS

    The proceeds received by the Company from sale of its Shares pursuant to Options granted under the Plan shall be used for general corporate purposes.

24. OTHER ACTIONS

    Nothing in the Plan shall be construed to limit the authority of the Company to exercise all of its corporate rights and powers, including, by way of illustration and not by way of limitation, the right to grant Options for proper corporate purposes otherwise than under the Plan to any employee or any other person, firm, corporation, association or other entity, or to grant Options to, or assume Options of, any person in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of all or any part of the business or assets of any person, firm, corporation, association or other entity.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Newco  is  a  Delaware  corporation.  The  DGCL  generally  provides  that a director, employee, officer or agent of a Delaware corporation may be indemnified against liability (other than in a proceeding by or in the right of the corporation) and other costs incurred by such person in connection with such proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in, or at least not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reason to believe the conduct was unlawful. For actions or suits brought by or in the right of the corporation, the DGCL provides that a director, employee, officer or agent of a Delaware corporation may be indemnified against expenses incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or at least not opposed to, the best interests of the corporation, except that if such person is adjudged to be liable to the corporation, such person can be indemnified if and only to the extent that a court determines that despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

    The DGCL provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The DGCL states that a corporation may include, in its articles or certificate of incorporation, a provision which limits or eliminates the personal liability of a director to the corporation or its stockholders for monetary damages for such person's conduct as a director, provided that such provision may not so limit a director's liability (i) for a breach of his or her duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends, certain stock repurchases or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

    The Newco Charter will provide that Newco shall indemnify to the full extent permitted by law, any person who was or is a party or is threatened to be made a party to any legal proceeding by reason of the fact that he is or was a director or officer of Newco, or is or was a director or officer of Newco serving at its request as a director, officer, trustee, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such proceeding. The Newco Charter will also contain a provision which eliminates the personal liability of Newco's directors to Newco or its stockholders for monetary damages, except for liability for any breach of a director's duty of loyalty, for acts or omissions not in good faith which involve intentional misconduct, for unlawful payments of dividends or unlawful stock purchases, and for any transaction in which the director derived an improper personal benefit.

    The Newco Bylaws will provide that Newco will indemnify any person who was or is a party or is threatened to be made a party to any legal proceeding by reason of the fact that he is or was a director or officer of Newco, or is or was a director or officer of Newco serving at the request of Newco as a director, officer, trustee, employee or agent of, or in any other capacity with respect to, another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such legal proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Newco, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The foregoing notwithstanding, no indemnification will be made in respect of any claim, issue or matter brought by or in the name of Newco as to which such person will have been adjudged to be liable to Newco unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

    The Merger Agreement provides that, to the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, Newco will, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is on, or who has been at any time prior to, January 19, 1996, or who becomes prior to the Effective Time, an officer, director or employee of any of the parties thereto or any Subsidiary (each an "Indemnified Party," and collectively, "Indemnified Parties") against all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of such party, and all such indemnified liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the Merger Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time),
(i) Newco will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel must be reasonably satisfactory to Newco, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the DGCL, (ii) Newco will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL, the Newco Charter and the Newco Bylaws will be made by independent counsel mutually acceptable to Newco and the Indemnified Party; provided, however, that Newco will not be liable for any settlement effected without its written consent (which consent must not be unreasonably withheld). The Merger Agreement further provides that the Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

    In addition, the Merger Agreement requires that for a period of six years after the Effective Time, Newco will cause to be maintained in effect policies of directors and officers' liability insurance maintained by KCPL and UCU for the benefit of those persons who were covered by such policies on January 19, 1996, on terms no less favorable than the terms of such insurance coverage, provided that Newco will not be required to expend in any year an amount exceeding 200% of the annual aggregate premiums currently paid by KCPL and UCU for such insurance. If the annual premiums of such insurance coverage exceed such amount, Newco will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Newco Board, for a cost not exceeding such amount. The Merger Agreement also provides that to the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification existing in favor of the employees, agents, directors and officers of KCPL, UCU and their respective Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective articles of incorporation and bylaws in effect on January 19, 1996, or otherwise in effect on January 19, 1996, will survive the Merger and will continue in full force and effect for a period of not less than six years from the Effective Time.

    The foregoing statements are subject to the detailed provisions of the DGCL, the Newco Charter, the Newco Bylaws and the Merger Agreement.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The exhibits to this Registration Statement are listed in the Exhibit Index hereto and are incorporated herein by reference.

    (b) The financial statement schedules are incorporated by reference to KCPL's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and UCU's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

    (c) The opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated is included in Part I as Annex B to the Joint Proxy Statement/Prospectus included in this Registration Statement and is incorporated herein by reference. The opinion of Donaldson, Lufkin & Jenrette Securities Corporation is included in
Part I as Annex C to the Joint Proxy Statement/Prospectus included in this Registration Statement and is incorporated herein by reference.

ITEM 22.  UNDERTAKINGS

    The undersigned registrant hereby undertakes as follows:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (8) To respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on April 3, 1996.

                                          KC UNITED CORP.

                                          By: /s/ A. DRUE JENNINGS

                                             -----------------------------------
                                              A. Drue Jennings
                                              PRESIDENT

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of KC United Corp., hereby severally and individually constitute and appoint Dale J. Wolf and Jeanie Latz, and each of them, the true and lawful attorneys and agents (with full power of substitution and resubstitution in each case) of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-4 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                         TITLE                  DATE
- -----------------------------------  -------------------------  ----------------

/s/ A. DRUE JENNINGS                 President, Treasurer
- -----------------------------------   and Director (Principal    April 3, 1996
  A. Drue Jennings                    Executive Officer)

                                     Vice President, Secretary
/s/ RICHARD C. GREEN, JR.             and Director (Principal
- -----------------------------------   Financial Officer and      April 3, 1996
  Richard C. Green, Jr.               Principal Accounting
                                      Officer)

                                 EXHIBIT INDEX

   EXHIBIT
   NUMBER
- -------------
        2      Agreement and Plan of Merger, dated as of January 19, 1996, by and among Kansas City Power & Light
               Company, UtiliCorp United Inc. and KC United Corp. (Included as Annex A to the Joint Proxy
               Statement/Prospectus contained in this Registration Statement (the "Joint Proxy
               Statement/Prospectus")).

      3.1(a)*  Certificate of Incorporation of KC United Corp.

      3.1(b)   Form of Amended and Restated Certificate of Incorporation of KC United Corp. (Included as Annex D to
               the Joint Proxy Statement/Prospectus.)

      3.2(a)*  Bylaws of KC United Corp.

      3.2(b)   Form of Bylaws of KC United Corp. (Included as Annex E to the Joint Proxy Statement/ Prospectus.)

      4.1      Amended and Restated Certificate of Incorporation of KC United Corp. (Included as Annex D to the Joint
               Proxy Statement/Prospectus.)

      4.2      Form of Bylaws of KC United Corp. (Included as Annex E to the Joint Proxy Statement/ Prospectus.)

      4.3      Twentieth Supplemental Indenture, dated as of May 26, 1989, Supplement to Indenture of Mortgage and
               Deed of Trust, dated July 1, 1951. (Exhibit 4(d) to UtiliCorp United Inc.'s Registration Statement No.
               33-3453482.)

      4.4      Indenture, dated as of June 1, 1995, Junior Subordinated Debentures. (Exhibit 4(d)(1) to Utilicorp
               United Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995.)

      4.5      First Supplemental Indenture, dated as of June 1, 1995, Supplement to Indenture dated June 1, 1995.
               (Exhibit 4(d)(2) to Utilicorp United Inc.'s Annual Report on Form 10-K for the year ended December 31,
               1995.)

               Long-term debt instruments of Kansas City Power & Light Company and Utilicorp United Inc. which constitute the pro forma long-term debt instruments of KC United Corp. in amounts not exceeding 10 percent of the total pro forma assets of KC United Corp. and its subsidiaries on a consolidated basis will be furnished to the Commission upon request.

        5      Opinion of Skadden, Arps, Slate, Meagher & Flom.

        7      Opinion of Skadden, Arps, Slate, Meagher & Flom.

      8.1      Opinion of Skadden, Arps, Slate, Meagher & Flom.

      8.2      Opinion of Blackwell Sanders Matheny Weary & Lombardi L.C.

     10.1      Form of Employment Agreement by and between KC United Corp. and A. Drue Jennings. (Included as Annex H
               to the Joint Proxy Statement/Prospectus contained in this Registration Statement.)

     10.2      Form of Employment Agreement by and between KC United Corp. and Richard C. Green, Jr. (Included as
               Annex I to the Joint Proxy Statement/Prospectus contained in this Registration Statement.)

     10.3      KC United Corp. Stock Incentive Plan. (Included as Annex F to the Joint Proxy Statement/ Prospectus
               contained in this Registration Statement.)

     10.4      KC United Corp. Management Incentive Compensation Plan. (Included as Annex G to the Joint Proxy
               Statement/Prospectus contained in this Registration Statement.)

     12.1      Statement re Computation of Ratios for Kansas City Power & Light Company.

     12.2      Statement re Computation of Ratios for UtiliCorp United Inc.

     12.3      Statement re Computation of Ratios for KC United Corp.

     23.1      Consent of Coopers & Lybrand, L.L.P., dated March 27, 1996.

     23.2      Consent of Arthur Andersen LLP, dated April 1, 1996.

     23.3      Consent of Arthur Andersen, dated April 1, 1996.

     23.4      Consent of Skadden, Arps, Slate, Meagher & Flom. (Included in Exhibits 5, 7 and 8.1.)

     23.5      Consent of Blackwell Sanders Matheny Weary & Lombardi L.C. (Included in Exhibit 8.2).

     23.6      Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated April 3, 1996.

     23.7      Consent of Donaldson, Lufkin & Jenrette Securities Corporation, dated April 3, 1996.

       24      Powers of Attorney. (Included on signature page of this Registration Statement.)

     99.1      Form of Proxy to be used in connection with the Annual Meeting of Shareholders of Kansas City Power &
               Light Company.

     99.2      Form of Proxy to be used in connection with the Annual Meeting of Stockholders of UtiliCorp United
               Inc.

     99.3      Form of proxy solicitation material.

- --------------------------

* PRIOR TO OR AT THE EFFECTIVE TIME OF THE MERGER, THE CERTIFICATE OF INCORPORATION AND BYLAWS OF KC UNITED CORP. WILL BE AMENDED TO READ AS SET FORTH IN EXHIBITS 3.1(B) AND 3.2(B), RESPECTIVELY.